Exhibit 99.D

DESCRIPTION OF THE REPUBLIC OF THE PHILIPPINES

CERTAIN DEFINED TERMS AND CONVENTIONS

Statistical information included in this annual report is the latest official data publicly available at the date of this annual report. Financial data provided in this annual report may be subsequently revised in accordance with the Republic’s ongoing maintenance of its economic data, and that revised data will not be distributed by the Republic to any holder of the Republic’s securities. As used in this annual report, the term “N/A” identifies statistical or financial data that is not available.

All references in this annual report (a) to the “Republic” or the “Philippines” are to the Republic of the Philippines, (b) to the “Government” are to the national government of the Philippines and (c) to “Bangko Sentral” are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

The fiscal year of the Government commences on January 1 of each year and ends on December 31 of such year.

Unless otherwise indicated, all references in this annual report to “Philippine Pesos,” “pesos” or “₱” are to the lawful national currency of the Philippines, those to “dollars,” “U.S. dollars” or “$” are to the lawful currency of the United States of America, those to “euro” and “€” are to the currency introduced on January 1, 1999 at the start of the third stage on European Economic and Monetary Union and those to “Japanese yen,” “yen” or “JPY” are to the lawful national currency of Japan. References to “SDR” are to Special Drawing Rights of the International Monetary Fund (the “IMF”).

This annual report contains translations of some peso amounts into U.S. dollars for the convenience of the reader. Unless otherwise specified, the translations were made at the exchange rate as stated in the Bangko Sentral Reference Exchange Rate Bulletin published by the Treasury Department of the Bangko Sentral on the relevant date. No representation is made that the peso amounts actually represent the U.S. dollar amounts or could have been converted into U.S. dollars at the rates indicated, at any particular rate or at all.

Economists show Gross Domestic Product (“GDP”) and Gross National Income (“GNI”) in both current and constant market prices. GDP and GNI at current market prices value a country’s output using the actual prices for each year, whereas GDP and GNI at constant market prices (also referred to as “real” GDP and GNI) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In the first quarter of 2011, the standards under the Philippine System of National Accounts (the “PSNA”) for the calculation of GDP and GNI (known as gross national product (“GNP”) prior to the 2011 revisions) were revised, changing the constant base year for these calculations from 1985 to 2000. In April 2020, the PSNA further revised the PSNA standards, changing the constant base year for GDP and GNI calculations from 2000 to 2018. See “—GDP and Major Financial Indicators.” In this annual report, unless otherwise specified, data has been presented on the basis of the PSNA standards as revised in 2020. Unless otherwise specified, growth figures for GDP and GNI in this annual report and any annual report supplement are period-on-period comparisons of real GDP and GNI, respectively, using the year ended December 31, 2018 as the base year. In March 2020, the Government stopped reporting GDP and GNI figures based on the year ended December 31, 2000.

The balance of payments statistics released by the Bangko Sentral are based on the trade-in-goods statistics compiled by the National Statistics Office (the “NSO”). In March 2013, the Bangko Sentral adopted the sixth edition of the IMF’s Balance of Payments Manual (“BPM6”) framework covering balance of payments statistics for 2011 onwards, pursuant to which the property income and expense accounts have been revised. Unless otherwise specified, balance of payments statistics in this annual report and any annual report supplement are presented on a BPM6 basis. As a result, these statistics may be different from data previously reported by the Republic.

In July 2013, the Bangko Sentral adopted a system for compiling and reporting monetary statistics called the Standardized Report Forms (the “SRF”) format as part of the Bangko Sentral’s adherence to international best practices in statistical compilation. The SRF is a unified international framework for reporting monetary and financial statistics to the IMF. Under the SRF, foreign and domestic assets reported by the Bangko Sentral are no longer presented net of liabilities; rather, liabilities are reported separately. The presentation of general Government assets, however, remains net of liabilities. The adoption of the SRF system did not result in any change to overall monetary balances. However, the Bangko Sentral has, in connection with the adoption of the SRF, also implemented certain recommendations from the IMF pertaining to the inclusion of unsecured subordinated debt and accrued interest expense, which has given rise to minor changes in amounts previously reported.

Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding.

SUMMARY REPUBLIC OF THE PHILIPPINES

General

The Philippine archipelago has over 7,000 islands with a total land area of approximately 300,000 square kilometers. The islands are grouped into three geographic regions: Luzon, the largest island, in the north, covering an area of 141,395 square kilometers; Visayas in the central region, covering an area of 56,606 square kilometers; and Mindanao in the south, covering an area of 101,999 square kilometers. Manila is the Republic’s capital. As of the 2020 Census of Population and Housing (the “2020 Census”) conducted by the NSO, the Republic’s population was estimated at approximately 108.7 million.

Government and Politics

The Republic’s current constitution (the “Constitution”) was adopted by plebiscite in 1987. The ratification of the Constitution in 1987 restored a presidential form of government consisting of three branches: executive, legislative and judiciary. Executive power is vested in the President, who is elected by direct popular vote and who may serve one term of six years. Legislative authority is vested in the Congress of the Philippines, which consists of the Senate and the House of Representatives. Judicial power is vested in the Supreme Court and in various lower courts.

Economy

The Philippines has a mixed economy in which the Government is directly engaged in certain economic activities through government financial institutions (“GFIs”) and government-owned and controlled corporations (“GOCCs”), which are corporations of which at least 51% of the capital stock is owned by the Government either directly or indirectly through its instrumentalities. The Government actively encourages domestic and foreign private investment. The Philippines has undertaken liberalization of trade and investment in tandem with the deregulation of the financial system, foreign exchange liberalization, tax reforms, acceleration of privatization, enhancement of competition in the provision and operation of public utilities, and deregulation of the oil and power industries.

Selected Economic Information of the Republic of the Philippines

	2019	2020	2021	2022		2023		2024(1)

	(₱ in billions, except as indicated)
GDP (at then-current market prices)	19,517.9	17,951.6	19,410.6	22,028.3		24,318.6		N/A
GDP (at constant 2018 prices)	19,382.8	17,537.8	18,540.1	19,945.6		21,051.8		N/A
GDP per capita, PPP concept (in $ at then-current market prices)(2)	9,365	8,467	9,230	10,497		11,348		N/A
GDP growth rate (%) (at constant 2018 prices)	6.1	(9.5)	5.7	7.6		5.5		N/A
Consumer price inflation rate (2018 CPI basket)(3)	2.4	2.4	3.9	5.8		6.0		3.7	(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(3.4)	(7.6)	(8.6)	(7.3)		(6.2)		N/A
Government debt at end of period as % of GDP (at then-current market prices)	39.6	54.6	60.4	60.9		60.1		N/A
Public sector borrowing requirement(5)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)		(551.7	)(6)	N/A
Consolidated public sector financial position(7)	(196.4)	(976.4)	(1,091.5)	(830.0)		(63.6	)(6)	N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.8)	3.2	(1.5)	(4.5)		(2.6	)(13)	N/A
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(8)	(2.1)	4.4	0.3	(1.8)		1.5		N/A
Direct domestic debt of the Government (in million ₱)(9)(10)	7,731,290	9,795,006	11,728,549	13,418,860		14,616,267		14,790,185
Direct external debt of the Government (in million $)(10)(11)	51,252	64,562	69,803	75,436		82,976		82,052
Public sector domestic debt(12)	6,307.7	6,712.4	7,315.0	6,981.0	(13)	N/A		N/A
Public sector external debt(11)(12)	2,966.9	3,406.7	3,940.0	4,207.6	(13)	N/A		N/A
Unemployment rate (%)	5.1	10.3	7.8	5.4		4.3	(14)	3.5	(15)
Gross international reserves (in billion $)(10)(16)	87.8	110.1	108.8	99.8		103.8		104.1	(4)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance; Bangko Sentral.

Notes:

(1)	Preliminary data as of January 31, 2024, unless otherwise stated.
(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of July 31, 2022. 2022 data is an average of monthly inflation figures.

(4)	Preliminary data as of March 31, 2024.
(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)	Preliminary data as of June 30, 2023.
(7)

Comprises the aggregated deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(8)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(9)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(10)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(11)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(12)	Includes public sector debt, whether or not guaranteed by the Government.
(13)	Preliminary data as of March 31, 2022.
(14)	Preliminary data.
(15)	Preliminary data as of February 29, 2024.
(16)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.

REPUBLIC OF THE PHILIPPINES

History, Land and People

History

Spain governed the Philippines as a colony from 1521 until 1898. On June 12, 1898, during the Spanish-American War, the Filipinos declared their independence. The United States claimed sovereignty over the Philippines under the 1898 Treaty of Paris, which ended the Spanish-American War, and governed the Philippines as a colony until 1935, when the Philippines became a self-governing commonwealth. On July 4, 1946, the Philippines became an independent republic.

Geography and General Information

The Philippine archipelago, located in Southeast Asia, comprises over 7,000 islands and a total land area of approximately 300,000 square kilometers. The Republic groups the islands into three geographic regions: Luzon in the north, covering an area of 141,395 square kilometers, Visayas in the center, covering an area of 56,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. The Republic is also divided into 17 administrative regions.

Note: For a discussion of territorial disputes over certain islands in the West Philippine Sea, see “—Government—Territorial Dispute over the West Philippine Sea”.

2020 Census

The Republic’s population was 109.0 million according to the 2020 Census, representing an increase of 9.4% or 8.1 million people as compared to the 2015 Census and an increase of 18.1% or 16.7 million people as compared to the 2010 Census. The Republic’s population increased by 1.6% annually, on average, during the period from 2015 to 2020, which was lower than the 1.7% average annual growth rate during the period from 2010 to 2015. Of the Republic’s 17 administrative regions, Region IV-A (Calabarzon) had the largest population in 2020 at 16.2 million, followed by the National Capital Region with 13.5 million and Region III (Central Luzon) with 12.4 million The combined population of these three regions accounted for approximately 38.6% of the Republic’s population in 2020. The Bangsamoro Autonomous Region of Muslim Mindanao (“BARMM”), formerly known as the Autonomous Region in Muslim Mindanao (the “ARMM”), was the fastest growing region during the period from 2015 to 2020, with an average annual population growth rate of 3.1%. Of the Republic’s 81 provinces, Cavite was the most populous in 2020 at 4.3 million, followed by Bulacan at 3.7 million and Laguna at 3.4 million In total, 29 provinces had populations in excess of 1.0 million

The Republic has a relatively young population, with about 40% of the population under the age of 20 and a median age of 25.3, according to the 2020 Census.

The following table shows the population of the Republic, by age group, according to the 2020 Census.

2020 Household Population by Age

Age group	Total household population	Percentage of total population in age group
Under 5	11,066,707	10.2%
5-9	11,266,823	10.4%
10-14	11,080,715	10.2%
15-19	10,459,186	9.6%
20-24	9,969,846	9.2%
25-29	9,172,896	8.4%
30-34	8,120,568	7.5%
35-39	7,179,320	6.6%
40-44	6,491,312	6.0%
45-49	5,571,168	5.1%
50-54	4,941,712	4.5%
55-59	4,124,118	3.8%
60-64	3,367,223	3.1%
65-69	2,393,521	2.2%
70-74	1,575,398	1.4%
75-79	930,610	0.9%
80 and over	955,920	0.9%

Total	108,667,043	100.0%

Median Age	25.3

Source: Philippine Statistics Authority, 2020 Census.

The majority of Filipinos have Malay ethnic origins. Filipino culture also includes strong Spanish, Chinese, and American influences. Filipino is the national language, but English is the primary language used in business, government and education. The population speaks over 80 other dialects and languages, including Chinese and Spanish. As of 2019, the Republic’s functional literacy rate was 91.6%.

Christianity, primarily Roman Catholicism, is the predominant religion in the Philippines. A significant Muslim minority lives in Mindanao.

Government

Governmental Structure

Since 1935, the Republic has had three constitutions. The country adopted the current Constitution by plebiscite in February 1987 after Ferdinand E. Marcos, who had ruled for 20 years, was ousted a year earlier in favor of Corazon Aquino (who opposed Marcos in the 1986 presidential election) following a people’s uprising. The Constitution restored a presidential form of government composed of three branches: executive, legislative, and judicial.

The principal features of each branch are as follows:

•

Executive—The President, elected by popular vote for a single, six-year term, exercises executive power. If the President dies, becomes permanently disabled, is removed from office, or resigns, the Vice President acts as President for the remainder of the term. If the Vice President cannot serve, the President of the Senate or, if he or she cannot serve, the Speaker of the House of Representatives acts as President until the election and qualification of a new President or Vice President. The person acting as President for any remaining term may, if elected, serve a six-year term as President. President Ferdinand “Bongbong” R. Marcos Jr. commenced serving his six-year term on July 1, 2022, and his term will end on June 30, 2028.

•

Legislative—The Congress, comprising the Senate and the House of Representatives, exercises the Republic’s legislative authority. The Constitution mandates a Senate of 24 members and a House of Representatives of not more than 250 members (excluding sectoral representatives), all elected by popular vote. Senators serve for a term of six years and members of the House of Representatives for a term of three years. Senate and House of Representatives seats are subject to two consecutive term and three consecutive term limits, respectively. In May 2022, elections were held for 12 Senators and all members of the House of Representatives, who, together with the 12 Senators who did not face re-election, constitute the 19th Congress of the Republic.

•

Judicial—The Supreme Court and any lower courts established by law exercise the Republic’s judicial authority. The Republic’s court system is a multi-tiered system of courts of general jurisdiction that includes the Supreme Court and the Court of Appeals. Below these are the Regional Trial Courts, Metropolitan Trial Courts, Municipal Trial Courts and Municipal Circuit Trial Courts, which are all courts of original jurisdiction.

Elections

On May 9, 2022, national and local elections were held throughout the Philippines, including the election of the president and vice president of the Republic, and elections for 12 senators and all members of the House of Representatives. President Ferdinand “Bongbong” R. Marcos, Jr. of the Partido Federal ng Pilipinas and Vice President Sara Z. Duterte of Lakas-CMD were elected and took office on July 1, 2022, marking the end of former President Rodrigo R. Duterte’s six-year term.

In October 2023, the Republic held the local Barangay and Sangguniang Kabataan Elections. The next midterm national and local elections in the Philippines are scheduled for May 2025.

Corruption Investigations and Other Proceedings

In the last few years, a number of current and past officials of the Government have been investigated or indicted for graft, corruption, plunder, extortion, bribery, or usurpation of authority, including, among others, former President Gloria Macapagal-Arroyo and former President Benign C. Aquino III. In July 2016, the Supreme Court acquitted former President Arroyo of plunder, and she was subsequently elected as the Speaker of the House of Representatives of the Philippines in 2018. Various other politicians and other public figures are still awaiting trial on similar charges. In addition, there have been impeachment proceedings against two then presidents, as well as one then chief justice of the Supreme Court.

Political Violence

Political violence is not uncommon in the Republic. As of September 2019, more than 20 mayors and vice-mayors in the Philippines have been killed, some of these officials were alleged to have been involved in the illegal drug trade. In December 2019, a special court convicted eight members of the Ampatuan family, members of which governed the southern province of Maguindanao for decades, along with 20 other defendants on multiple counts of murder for their roles in a 2009 ambush on an election motorcade, which killed 57 people, including political opponents of the Ampatuan family and 30 journalists. As of June 2023, at least 38 deaths were recorded in cases involving violence and killings directed towards local government officials.

Efforts Against the Illegal Drug Trade

Former President Duterte made fighting the illegal drug trade a central focus of his administration. Since July 1, 2016, the Philippine National Police (“PNP”) arrested more than 345,000 individuals allegedly involved in illegal drugs, including more than 15,000 high-value targets over the course of more than 239,000 drug operations. Representatives of certain international organizations and foreign nations, including the Office of the High Commissioner for Human Rights of the United Nations and the United States, have expressed concern over reports of extrajudicial killings in the Republic in connection with these operations. In December 2019, lawmakers in the United States proposed legislation that would impose travel restrictions and financial sanctions on officials found to be involved in extrajudicial killings and the imprisonment of former Philippine Senator De Lima, a prominent critic of the Duterte administration’s operations against illegal drugs. In September 2021, the International Criminal Court (“ICC”) opened an investigation of whether or not the crime against humanity of murder was committed between November 1, 2011 and March 16, 2019 in the context of the “war on drugs”. In July 2023, the ICC authorized the resumption of such investigations.

In November 2022, the Government launched its anti-drug campaign, Buhay Ingatan, Droga’y Ayawan or BIDA program, that aims to focus on prevention, demand reduction and rehabilitation in communities. The Marcos administration intends to continue efforts against illegal drugs.

Administrative Organization

As of December 31, 2023, the Republic had 17 administrative regions and 43,734 local government units. Local government units included 82 provinces, 149 cities, 1,485 municipalities (subdivisions of provinces), and 42,001 barangays. Highly urbanized cities function independently of any province, while other cities are subject to the administrative supervision of the provinces in which they are located.

The Government is organized primarily around the various departments and department-equivalent agencies of the executive branch, which implement the various programs and projects of the Government. The departments and department-equivalent agencies are grouped into the following five sectors.

Sector	Major Department

Social services	Health; Education, Culture and Sports; Labor and Employment; Social Welfare and Development; Migrant Workers

Economic services	Agriculture; Agrarian Reform; Energy; Environment and Natural Resources; Tourism; Trade and Industry; Public Works and Highways; Transportation and Communications; Science and Technology

Defense	National Defense

General public services	Foreign Affairs; Finance; Budget and Management; Interior and Local Government; Justice; National Economic and Development Authority; Office of the Press Secretary; BARMM; Cordillera Administrative Region

Constitutional offices	General Public Services (Elections, Audit, Civil Service, Public Order and Safety, Office of the Ombudsman); Social Services (Human Rights)

Devolution of Certain Executive Branch Functions

On June 1, 2021, then President Duterte signed Executive Order No. 138, which directs the full devolution of certain national government functions to local government units by no later than 2024. National government functions expected to be devolved to local governments include, among others, those related to local infrastructure, health care, livelihood, agriculture, and social welfare. Under Executive Order No. 138, national government agencies would instead assume more strategic and steering functions going forward to address persistent development issues.

The Government is currently studying issues pertaining to the operationalization of the devolution to local governments and decentralization of functions of the national government.

Government Corporations

The Government owns or controls a number of corporations that provide essential goods and services to the public and work with the private sector to encourage economic growth and development. Originally restricted to basic public services and national monopolies, the number of government-owned and controlled corporations (“GOCCs”) grew from 13 in the 1930s to 301 by 1984. GOCCs are fiscally significant as major contributors to government revenue or as recipients of direct and indirect support from government revenue. At the height of the COVID-19 pandemic in 2020, GOCCs contributed over ₱100.0 billion through dividend remittances to the Government, which was used to fund social and health related expenditures, as well as to provide financial relief for industries severely impacted by the COVID-19 pandemic.

As of December 31, 2022, there were 118 GOCCs. GOCCs, including government financial institutions (“GFIs”), currently account for a significant proportion of the public sector’s domestic and external debt. The Government closely monitors the contribution to the public sector deficit or surplus, and other financial indicators, of two GFIs that provide credit to enterprises in support of public policies: Land Bank of the Philippines (“LBP”) and Development Bank of the Philippines (“DBP”). As of December 31, 2022, DBP and LBP had aggregate domestic and external liabilities of around ₱3.9 trillion, which represented 23% of the liabilities owed by GOCCs.

As of December 31, 2022, LBP was the largest contributor to the liabilities owed by GFIs and to the liabilities owed by all GOCCs, with liabilities of ₱2.9 trillion representing 19.6% of the liabilities owed by GFIs and 17.3% of the liabilities owed by all GOCCs. DBP was the fourth largest contributor to the liabilities owed by GFIs and to the liabilities owed by all GOCCs, with liabilities of ₱1.0 trillion representing 6.5% of the liabilities owed by GFIs and 5.7% of the liabilities owed by all GOCCs.

The Government also closely monitors certain GOCCs engaged in various major business activities (“the major GOCCs”) by recording their individual contributions to the public sector deficit or surplus position and other financial indicators. Based on preliminary data as of December 31, 2022, the 24 major monitored GOCCs had aggregate domestic and external liabilities of approximately ₱16.59 trillion, which represented 96.98% of the liabilities owed by all GOCCs and is equivalent to 75.33% of GDP, a decrease compared to 81.57% of GDP in 2021.

The Government has implemented a general policy to improve the corporate governance and financial performance of GOCCs by encouraging adequate contribution by these GOCCs to the Government’s fiscal consolidation efforts, integrity, efficient and effective delivery of public services, sustainability, transparency, and accountability. Further to its privatization strategies, the Government has also sought decreased intervention in the business affairs of other GOCCs in view of its policy objective for GOCCs to be self-sustaining; however, in certain instances, the Government supports the transactions of such corporations by acting as guarantor for obligations and providing such other assistance as it deems necessary and as may be allowable under law. Since 2011, several GOCCs have either been privatized or abolished by the Government, or have been classified as inactive, non-operational, or otherwise disposed of by the Government.

Marcos Administration Policy

In his second State of the Nation Address on July 24, 2023, President Marcos provided an overview of his administration’s first year and discussed the challenges that the Republic continues to face. The President also outlined the government’s agenda, as well as ongoing and priority measures for economic recovery and development, agriculture, tourism, social welfare, public health, education, infrastructure development and energy, climate change, employment and migrant workers, and foreign policy.

President Marcos highlighted his administration’s key achievements including the passage of the Agrarian Emancipation Act and the SIM Registration Act, the establishment of the Maharlika Investment Fund, the launch of the MATATAG Agenda in education and introduction of the pilot Food Stamp Program, among others.

The President also described reforms to help address the effects of inflation and the continuing impact of the COVID-19 pandemic. These include expanding physical connectivity infrastructure (such as through the Mega Bridge Program) and enhancing inter-modal connectivity, rolling out more Kadiwa stores (Government-subsidized minimarkets) and increasing revenue collection to bolster public investments, among others. President Marcos also noted that infrastructure development is key to continuing economic growth and aims to implement such through vigorous implementation of the Build Better More Program. The flagship projects cover investments in the areas of physical connectivity, water resources, agriculture, health, digital connectivity and energy. Other key agenda items include refocusing health priorities based on lessons learned from the COVID-19 pandemic, boosting agricultural production, increasing power generation, electrification and grid connectivity, improved education system in the country, innovation, enhancing the services sector (including in particular the information technology-business process management sectors and tourism industry) and creation of investments opportunities to generate jobs. He also pushed for reforms in the education and health sectors, including augmenting school workforce, classrooms and facilities, addressing shortages in healthcare professionals and public health facilities.

President Marcos called for improved digitalization and continued improvement of internet structure to better provide government services to Filipinos and to improve the ease of doing business. As part of helping build greater resilience and responding to challenges brought about by climate change, the President also called for continued development of renewable energy projects such as hydropower, geothermal, solar, wind, biomass and ocean-powered projects following the opening of such renewable projects to foreign investments.

President Marcos also reiterated the Republic’s independent foreign policy — a friend to all and enemy of none and that the Republic will continue to form strategic alliances with traditional and newfound partners, as well as forge international partnerships.

The President also called on Congress to pass legislation he identified as key priorities. These include a law on the policies and reforms under the Republic’s fiscal framework, an act establishing the Department of Water Resource Management; new laws on government procurement and government auditing; amendments to the Fisheries Code to guarantee sustainable development of the Republic’s fisheries sector in harmony with environmental balance; amendments to the Cooperative Code of 2008; and additional structural tax reforms.

Philippine Development Plan and Barangay Development Plan

The Philippine Development Plan for 2023 to 2028 was approved by the National Economic and Development Agency (“NEDA”) Board, which is headed by the President, on December 16, 2022, following a series of Cabinet-level and technical inter-agency discussions and stakeholder consultation. The updated Philippine Development Plan 2023-2028 fleshes out the 8-point socioeconomic agenda of the Marcos administration that seeks to address the Republic’s short-term issues and medium-term constraints to growth and inclusion. It provides a comprehensive roadmap containing actionable policies and programs, and legislative priorities that will enable the Republic to reach its desired development outcome of economic and social transformation.

Under the Marcos administration, the Barangay Development Program (“BDP”) has also been established to prevent the resurgence of communist insurgency groups in geographically isolated communities by addressing underlying factors to the conflict such as poverty. Communities which receive the BDP are classified as those who were former strongholds or under the influence of CPP-NPA-NDF fronts and are now ripe for development intervention. The BDP pursues this aim through the implementation of socio-economic development projects designed to encourage development and social inclusivity such as the construction of farm-to-market roads, school buildings, water and sanitation systems, health stations, and livelihood programs. In 2023, approximately 1,254 eligible projects were identified for planned implementation under the BDP.

Credit Ratings

In September 2022, Moody’s Investors Service (“Moody’s”) affirmed the Republic’s “Baa2” credit rating with a stable outlook, reflecting Moody’s view that the ongoing economic recovery of the Republic from the COVID-19 pandemic is unlikely to be hampered by challenging global credit conditions. Moody’s noted that the Government’s continued policy orthodoxy and commitment to reform amid political transition will help to assure gradual fiscal repair following the reversal of the strengthening of the Government’s fiscal and debt metrics resulting from the COVID-19 pandemic.

In November 2023, Fitch Ratings (“Fitch”) affirmed the Republic’s BBB rating with a stable outlook, reflecting the Republic’s strong medium-term growth prospects supported by large investments in infrastructure and economic reforms to foster trade and investment, including through public-private partnerships, and Fitch’s assessment that the Republic’s economic policy framework remains sound.

In November 2023, S&P Global Ratings (“S&P”) affirmed the Republic’s BBB+ rating with a stable outlook and expressed that the economic recovery of the Republic post the pandemic has remained robust, supported by, among others, fiscal reforms, ongoing efforts to address infrastructure gaps and improvements in the business climate. The stable outlook reflected S&P’s expectation that the economic recovery will sustain and fiscal deficits will decline over the next two years.

Internal Conflict with Rebel Groups and Peace Negotiations

For over 40 years, various rebel groups in the Republic have periodically fought against Government forces. The purported objective of many of these rebel groups is to effect the separation of the traditionally Muslim portions of Mindanao from the Republic. However, other groups such as the Communist Party of the Philippines (the “CPP”), are ostensibly focused on ideological objectives rather than territorial ambitions.

The original Muslim separatist group, the Moro National Liberation Front (the “MNLF”), has existed since at least the early 1970s and has splintered twice, leading to the formation of the MILF in 1976, which is today the largest Muslim separatist group in the Philippines, and Abu Sayyaf in 1991. Despite this fragmentation, the original MNLF persists to this day. These groups have carried out a number of terrorist attacks in the Philippines, with several bombings having taken place mainly in cities in the southern part of the country. In addition, these groups have been identified as being responsible for kidnappings and other terrorist activities in the Philippines, and they have engaged in sporadic conflict with the Armed Forces of the Philippines (“AFP”).

On January 6, 2017, the AFP announced a Development Support and Security Plan called “Oplan Kapayapaan” (meaning “peace”). Under the plan, the AFP’s priority is the destruction of the terrorist group Abu Sayyaf and other local and foreign terrorist groups.

In July 2020, then President Duterte signed into law the Anti-Terrorism Act of 2020, which replaced the Human Security Act of 2007. Among its various provisions, the Anti-Terrorism Act of 2020 provides for warrantless arrests under certain circumstances and broadly defines terrorist acts, and creates a presidentially-appointed body, the Anti-Terrorism Council (“Anti-Terrorism Council”), which can designate individuals or groups as terrorists for purposes of the Anti-Terrorism Act of 2020. The Anti-Terrorism Act of 2020 was challenged before the Supreme Court. On December 9, 2021, the Supreme Court declared the law constitutional, striking down only two of the challenged provisions. Subject to the Court’s modifications, the law remains in force.

As part of the Government’s campaign against terrorism, under the Enhanced Comprehensive Local Integration Program, a package of livelihood, emergency, resettlement and housing assistance is being extended to members of local terror groups, including the Abu Sayyaf Group, ISIS affiliates and the Maute Group, which offers a fresh start to their former members to reintegrate into society.

The Moro Islamic Liberation Front

On October 7, 2012, the Government and the MILF concluded the 32nd formal exploratory peace talks with the release of a draft framework peace agreement (the “Framework Agreement”), which provides a framework for replacing the ARMM with the BARMM, a new autonomous political entity. Bangsamoro is the historical name for the traditionally Muslim portions of Mindanao. The Framework Agreement defines the powers and structures of the new Bangsamoro entity and describes the principles, processes and mechanisms that will shape relations between the Government and Bangsamoro. The Framework Agreement provides that the new entity will, subject to certain limitations, have the power to levy taxes, borrow funds from foreign and domestic lenders and share in the revenues generated through the development of natural resources within its jurisdiction. The Framework Agreement reserves the powers of defense and security, foreign policy, monetary policy and coinage, citizenship, and naturalization to the Government. The Government and the MILF signed the Framework Agreement on October 15, 2012.

On March 27, 2014, the Comprehensive Agreement on the Bangsamoro (the “Comprehensive Agreement”) was signed by the Government and the MILF. Following the completion of the Comprehensive Agreement, the Transition Commission formally submitted its draft Bangsamoro Basic Law to the Office of the President in April 2014. On July 17, 2017, the final Bangsamoro Basic Law was officially submitted to then President Duterte, who confirmed his support for the legislation. The Bangsamoro Basic Law was passed by Congress in July 2018 as the Bangsamoro Organic Law, or Republic Act No. 11054, and ratified in January 2019. As a result, the ARMM was gradually phased out and abolished, and the process for the formal establishment of the BARMM began. Following the ratification of the Bangsamoro Organic Law, the inauguration of the BARMM took place in March 2019, and MILF Chairman Ahod Balawag Murad Ebrahim was appointed as the interim Chief Minister of the BARMM. The Bangsamoro Organic Law also created the Bangsamoro Transition Authority (“BTA”), which is the interim local government of the BARMM during the transition period until the eventual election of the BARMM Parliament, which was rescheduled to May 2025 to coincide with the Republic’s national elections. The BTA is tasked with addressing a variety of challenges, including peace and security concerns, poverty reduction, business and job creation, and stability between ethnic clans and economic classes, among others.

In June 2019, the BTA approved the Bangsamoro Transition Plan, which would serve as the framework of the Bangsamoro Government and includes an organizational chart of the various ministries and offices from the BARMM and the timeline of the gradual phasing out of agencies and offices from the defunct ARMM. In addition, the decommissioning of the MILF combatants commenced in September 2019 and the Bangsamoro Government hired ex-MILF combatants to serve as forest rangers to secure and protect the forests in the region, which contributes to the promotion of peace and order in the region. A normalization process that includes activities aimed at achieving a smooth transition for the MILF members into becoming productive members of society is ongoing. The process is currently on its fourth phase, with a total of 40,000 combatants and 7,000 weapons projected to undergo the decommissioning process. Additionally, the Government and the BTA are cooperating to eliminate the threat of private army groups as possible “peace spoilers” through the National Task Force on the Disbandment of Private Armed Groups.

In August 2022, President Marcos swore into office 80 members of the BTA from different sectors and representing various provinces. 41 of the members of the BTA were nominated by the MILF, while 39 were nominated by the Government.

The Moro National Liberation Front

Similar to, and concurrently with, the normalization process with the MILF undertaken pursuant to the Comprehensive Agreement, the Government is also pursuing normalization with the MNLF. The Government has pursued these efforts by, among other measures, establishing community security management in strategic MNLF communities, both within and outside the Bangsamoro, in order to reduce the supply of firearms and build resilient and economically-developed communities, providing social protection services including health insurance and study grants, and constructing new roads, bridges, warehouses, water supply systems, health care centers, community peace centers and irrigation systems.

Since 2012, there had been sporadic violence in the ARMM involving the MNLF, which was largely limited to clan wars. Despite these developments, the Government has continued to carry out its development programs in the region.

On November 10, 2016, it was announced that the MNLF would constitute its own five-member panel separately from the peace process with the MILF in order to engage with the Government to work on the completion of the remaining commitments under the 1996 Final Peace Agreement. On July 18, 2017, the Chairman of MNLF met with then President Duterte and declared that he was no longer submitting his proposed amendatory law to enhance the ARMM but would instead push for federalism. Since then, the MNLF has continued to push for federalism.

On November 12, 2017, fighters of the MILF and MNLF clashed in a village of Matalam after an MNLF member shot and killed a member of the rival organization. Four fighters were left injured. The clash ended when leaders of both organizations intervened and declared a ceasefire. In January 2018, MNLF leadership announced that they had joined Government forces in the fight against rebel groups, terrorist groups, and drug syndicates. In August 2018, MNLF chair Yusop Jikiri condemned a deadly car bomb attack in Lamitan City, saying that such an attack was “un-Islamic”. The attack was reportedly carried out by a foreign militant.

MNLF leader Nur Misuari communicated to then President Duterte in March 2019 that the MNLF would go to war if a federal government was not established. In response, then President Duterte informed the media that he would like to form a panel to publicly discuss the form of a potential federal government. In August 2019, then President Duterte ordered the creation of a coordinating committee with MNLF to demonstrate efforts to bring peace to Mindanao and to fight against the Abu Sayyaf. The newly established Government-MNLF Peace Coordinating Committee convened in December 2019. During the committee meeting, the Government and MNLF agreed to implement certain of their prior commitments, including the establishment of the Bangsamoro Development Assistance Fund and the creation of a Tripartite Implementation Monitoring Committee. In January 2020, then President Duterte appointed MNLF leader Nur Misuari as the Special Economic Envoy on Islamic Affairs to the Organization of Islamic Cooperation.

In November 2020, the MNLF elected Muslimin Sema to replace Nur Misuari as MNLF Central Committee Chairman. Mr. Sema has issued statements professing his commitment to work with the MILF and the Republic in order to achieve a lasting peace in the Bangsamoro areas of Mindanao.

In August 2022, two members of the MNLF, Abdulkarim Misuari and Nurrheda Misuari, son and daughter of Nur Misuari, were appointed as members of the BTA by President Marcos, joining other members nominated by the MILF. The Bangsamoro Transition Plan has been extended from 2022 to 2025 in order for the BTA to complete its tasks under the Bangsamoro Organic Law, which includes passing legislation to define fiscal policies and taxation rules.

In September 2023, the Government and the MNLF agreed to reconstitute their joint peace coordinating committee towards completion and implementation of commitments under the 1996 Final Peace Agreement. In the same month, the Government and the MNLF launched the Transformation Program aimed at providing necessary socio-economic interventions to former MNLF combatants and their families.

Abu Sayyaf

In 2002, the United States and the European Union placed Abu Sayyaf on their lists of “foreign terrorist organizations.” Moreover, the United States has in the past sent troops and military advisors to assist the AFP in its conflict with Abu Sayyaf. In July 2002, the United States and the Republic entered into a sustained military cooperation agreement that provides for annual training exercises involving both Philippine and U.S. soldiers.

In the years that followed since 2002, there has been ongoing violence relating to Abu Sayyaf, including various kidnappings and hostage incidents, hostilities and fighting, woundings and both civilian and AFP deaths that have resulted. The AFP has simultaneously been successful throughout the period in capturing or killing while in combat Abu Sayyaf militants.

Abu Sayyaf continued violent attacks in 2019 and 2020. In February 2019, twin blasts were carried out at a cathedral in Jolo, Sulu, killing 23 people and leaving over a hundred people injured. In the same month, Abu Sayyaf demanded ransom in exchange for three foreigners who were abducted. The Government rejected the demand, citing their policy against ransom payments. In April 2019, a clash between Government troops and around 80 Abu Sayyaf members broke out in Patikul, Sulu, leaving seven dead and 21 wounded. In May 2019, a Dutch national was killed in a firefight between Abu Sayyaf and the Government. In June 2019, two bomb attacks took place in a military camp in Indadnan, Sulu, killing 8 people and wounding 22 others. The Islamic State of Iraq and Syria (“ISIS”) has claimed that the attacks were carried out by Abu Sayyaf, its local affiliate. In September 2019, a female suicide bomber, who later was identified as an Abu Sayyaf member, attacked a military checkpoint in Indanan, Sulu. In August 2020, two powerful explosions were set off by suicide bombers in the heavily populated areas of Jolo, a town in the southern part of the Republic, killing at least 14 people and wounding 75 others.

Skirmishes between AFP forces and Abu Sayyaf members have continued into 2021 and 2022. In March 2021, AFP troops tracked down and killed Abu Sayyaf leader Majan Sahidjuan in Tawi-Tawi province and rescued certain Indonesian hostages, who were later turned over to the Indonesian government. In 2022 and 2023, sustained military and police operations led to the arrests or surrender of some Abu Sayyaf members to the Government, as well as seizure of firearms and explosives.

Marawi Siege

A military raid to capture Isnilon Hapilon, a Filipino leader of the Abu Sayyaf Group and also a designated commander of ISIS in Southeast Asia, in Marawi City on May 23, 2017 led to an almost six-month siege of the city. Upon the capture of Isnilon Hapilon, reinforcements from members of the Maute Group, a local Islamist militant organization that has pledged allegiance to ISIS, poured into Marawi City. Massive violence took place in Marawi City including killings of over a hundred people, setting fire to buildings, taking hostages, and running street battles with Government forces. A mass evacuation of the city was ordered, and the whole city was put on lockdown. On the same day, then President Duterte signed Proclamation No. 216 declaring a state of martial law in the entire island of in Mindanao which initially lasted until July 22, 2017. On May 29, 2017, then President Duterte approved the creation of a “Peace Corridor,” jointly implemented by the Republic and the MILF, as a safe and secured pathway for the elderly, women, children, and others fleeing the conflict zones in Marawi City. The Peace Corridor was opened on June 4, 2017.

On July 22, 2017, the Senate and the House of Representatives convened a joint session to approve the extension of Proclamation No. 216 until December 31, 2017, arguing that the extension was necessary to maintain public safety and to continue work on the recovery, reconstruction, and rehabilitation of Marawi City.

On November 26, 2017, the military intensified its operations aimed at recovering remaining hostages from Abu Sayyaf by integrating the participation of local government units in Sulu. In December 2017, Congress approved the request by then President Duterte to extend martial law in Mindanao for another year in order to combat armed groups there. From May to December 2017, over 1,200 people were killed in Marawi City. On December 31, 2019, martial law in Mindanao ended, marking an end to two and a half years of heightened military tension; however, certain areas in Mindanao remain under a state of emergency until the passage of Proclamation No. 298 on July 25, 2023 which effectively ended the state of emergency in Mindanao.

According to unofficial data provided by the Office of Task Force Marawi, the total cost of damages of the Marawi Siege was approximately ₱11.5 billion. Since 2018, the Government has focused on rebuilding Marawi City. In August 2018, the Government and the MILF revived a cooperation agreement, originally entered into during the siege for the purposes of rescuing civilians. Under the revived pact, the MILF and the Government agreed to work together in an effort to rehabilitate Marawi City. In 2020, a budget of ₱3.56 billion was approved to rehabilitate Marawi City.

On April 13, 2022, then President Duterte signed Republic Act No. 116961, or the Marawi Siege Victims Compensation Act of 2022, into law. The law created the Marawi Compensation Board, tasked with facilitating the tax-free payment of reparations to qualified claimants who lost residential and commercial properties in the Marawi siege.

On July 4, 2023, the Marawi Compensation Board began accepting applications for compensation claims from affected families. The Department of Budget and Management initially allocated ₱1.0 billion for 2023 to implement the Marawi Siege Victims Compensation Act of 2022.

Communists and Affiliated Groups

The Philippines has experienced over 40 years of communist insurgency. In 2002, the United States and the European Union placed the CPP and the CPP’s armed affiliate, the New People’s Army (the “NPA”), on their lists of “foreign terrorist organizations.” As a result, the United States and European governments have frozen financial accounts linked to these groups and restricted travel of CPP and NPA members in the United States and the European Union.

Formal peace talks with communist-affiliated groups were suspended between 2004 and 2015, and sporadic fighting between the NPA and the AFP continued during that time. On August 22, 2016, the Government resumed its formal negotiations to seek peace with the National Democratic Front of the Philippines (the “NDF”), a political organization closely aligned with the CPP and the NPA, with the aim of forging a political settlement anchored in social, economic and political reforms. However, after the killing of three soldiers by the NPA, then President Duterte stated on February 6, 2017 that he would no longer consider the CPP, NPA and NDF as communist groups but as terrorist groups and temporarily suspended the peace talks.

Despite the temporary suspension of formal peace talks, several localized peace negotiations have been carried out since then. In December 2018, then President Duterte issued Executive Order No. 70 establishing a “Whole of Nation” approach to ending local communist armed conflict, pursuant to which local peace engagements have been carried out throughout the country. In Mindanao, local peace engagements have resulted in the mass surrender of members of the local CPP-NPA chapters.

On April 21, 2020, NPA forces attacked AFP soldiers during a COVID-19 humanitarian mission, resulting in the deaths of two AFP soldiers and wounding three others. On April 27, 2020, then President Duterte announced that peace negotiations with the CPP-NPA-NDF would be permanently terminated. On December 9, 2020, the Anti-Terrorism Council designated the CPP and NPA as terrorist organizations under the Anti-Terrorism Act of 2020, which will allow for the detention of their members and the freezing of their assets, among other things.

In February 2021, then President Duterte signed a presidential proclamation granting amnesty to former rebel members of the CPP-NPA-NDF who had voluntarily surrendered and renounced their rebellious activities. Congressional approval is required for this amnesty to become effective. The 18th Congress did not act on the presidential proclamation before it adjourned.

In April 2021, the Anti-Terrorism Council designated CPP founding chairman Jose Maria Sison, as well as individuals linked to the NDF as terrorists under the Anti-Terrorism Act of 2020. In July 2021, it designated the NDF as a terror group.

In November 2023, President Marcos issued presidential proclamations granting amnesty to former members of the CPP-NPA-NDF and their front organizations, among other rebel groups. The amnesty is granted to former rebels who apply for and qualify under the respective proclamation.

In November 2023, President Marcos issued presidential proclamations granting amnesty to members of the MILF and the MNLF, and former members of the CPP-NPA-NDF, among other rebel groups. The amnesty, however, excludes individuals who had committed certain egregious crimes and violations as defined in the Revised Penal Code, the Human Security Act of 2007, the Anti-Terrorism Act of 2020, the Comprehensive Dangerous Drugs Act of 2002, and the Geneva Convention of 1949. Congressional approval is required for this amnesty to become effective, and in March 2024, the Senate and House of Representatives concurred with the separate presidential proclamations.

International Relations

The Philippines places a high priority on expanding global trade through a multilateral framework of principles and rules that respect individual countries’ policy objectives and levels of economic development. The Republic’s participation in various international organizations, such as the World Trade Organization, the International Monetary Fund (“IMF”), the World Bank (“WB”) and the ADB, allows it to encourage liberalized trade and investment and to discuss global issues that affect the Republic’s economy.

The following table shows the Republic’s capital participation in, and loans obtained from, major international financial organizations.

Membership in International Financial Organization
Name of Organization	Date of Admission	Subscribed	Capital Share	Capital Paid In	Loans Outstanding
	(in millions, except for percentages)
International Monetary Fund(1)	December 27, 1945	SDR2,042.9	0.43%	$1,476.90	—
International Bank for Reconstruction and Development(2)	December 27, 1945	$322,621	0.42%	$22,387	$253,126
Asian Development Bank (“ADB”)(3)	December 22, 1966	$3,370.0	2.38%	$168.3	$13,917.0
Asian Infrastructure Investment Bank (“AIIB”)(3)	December 28, 2016	$979.1	1.01%	$194.0	$1,626,434

Sources: The IMF; the WB; the ADB; the AIIB; Bureau of the Treasury.

Notes:

(1) As of February 29, 2024.

(2) As of December 31, 2023.

(3) As of September 30, 2023.

The Philippines also promotes its economic interests through membership in the following regional organizations:

•	The Association of Southeast Asian Nations (“ASEAN”);

•	ASEAN Free Trade Area;

•	Southeast Asia, New Zealand and Australia Central Banks;

•	Southeast Asian Central Banks;

•	Asia-Pacific Economic Cooperation; and

•	Executives Meeting of East Asia and Pacific Central Banks.

Relationship with the IMF

Previously, the IMF maintained relations with the Republic within the context of a regular IMF program monitoring arrangement and a subsequent post-program monitoring arrangement. Under its regular program monitoring arrangement, the IMF was allowed to influence the Republic’s fiscal policies through stabilization and structural adjustment programs. In contrast, the post-program monitoring arrangement involved program assessments based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets and did not include a financing component.

On October 3, 2023, the IMF staff completed the 2023 Article IV Mission to the Philippines. The IMF staff reported that the Republic has emerged strongly from the COVID-19 pandemic but has since confronted a confluence of global shocks. The mission highlighted that decisive monetary tightening and moderate minimum wage hikes helped mitigate inflationary pressures. However, it noted that core inflation remains elevated and inflation risks are tilted to the upside, warranting a higher-for-longer interest rate until inflation firmly falls within the target range alongside a tightening bias to anchor inflation expectations. The IMF staff observed that fiscal consolidation is on track and expects that an even more ambitious revenue mobilization strategy could enhance social spending needed to achieve poverty reduction goals and to respond to natural disasters while keeping the deficit path unchanged. The mission also emphasized that structural reforms should remain focused on reducing poverty levels and addressing inequality by creating quality jobs and expanding social protection programs, as well as the need to address the impacts of climate change through a multi-pronged approach including public investment in resilient infrastructure and the introduction of carbon pricing mechanisms.

On December 15, 2023, the IMF Executive Board (the “Board”) concluded the 2023 Article IV Consultation with the Philippines. The Board recognized the Philippine economy’s strong recovery from the COVID-19 pandemic and its resilience amidst recent shocks, underscoring the authorities’ effective policy measures and structural reforms to boost exports, attract foreign investment, and enhance growth potential. It highlighted the importance of continued prudent policies to control inflation, ensure fiscal sustainability, and bolster financial resilience, while addressing structural challenges.

The Board approved of the tight monetary policy to manage inflation and advised keeping a restrictive stance until inflation targets are met, with a readiness to tighten further if necessary. It supported allowing the exchange rate to absorb shocks but suggested limited foreign exchange interventions to maintain market order and price stability, and the Board noted that continued coordination of the BSP and the Bureau of the Treasury (“BTr”) is an important factor to the development of the benchmark yield curve.

The banking sector’s strong capitalization and liquidity were welcomed, with a caution to monitor risks in real estate and corporate leverage. Progress in financial supervision, regulation, and bank resolution framework revamping was acknowledged, with encouragement for ongoing efforts and enhancing the AML/CFT framework to exit the FATF grey list.

The Board endorsed the Government’s fiscal consolidation pace and suggested additional tax measures to increase fiscal space for essential policy and social spending. It supported reforms in the military pension system and efforts to boost expenditure efficiency through digitalization.

To capitalize on demographic trends, the Board emphasized the need for sustained investment in infrastructure and education, digital economy development, and improved governance and business climate. It underlined the importance of creating quality jobs, enhancing education and social protection, and building resilience to natural and climate-related disasters, including climate-resilient infrastructure.

World Bank Financing and Projects

In 2023, the World Bank committed to nine projects and programs in the Philippines with an aggregate amount of $3,440.0 million namely, (i) $600.0 million Philippines First Digital Transformation Development Policy Financing to support the Government’s reforms to foster an enabling environment for greater digital technology adoption by improving digital transformation of government and digital infrastructure policies, expanding financial inclusion through digital finance, and boosting business growth in digital services; (ii) $600.0 million Philippines Rural Development Project Scale-up Project to improve farmers and fisherfolk access to markets and increase income from selected agri-fishery value chains; (iii) $110.0 million Teacher Effectiveness and Competencies Enhancement Project to improve the quality and equity of instruction in kindergarten to grade 6 (K-6) in project-supported regions, (iv) $4.0 million Bangsamoro Camps Transformation Project to improve access to socioeconomic services and basic infrastructure in target communities, (v) $750.0 million Philippines First Sustainable Recovery Development Policy Loan to support the Government’s reforms to accelerate the economic recovery and boost long-term growth, and protect the environment and improve climate resilience, (vi) $176.02 million Philippine Fisheries and Coastal Resiliency Project to improve management of targeted fisheries resources and enhance the value of fisheries production to coastal communities in selected fisheries management areas, (vii) $100.0 million Mindanao Inclusive Agriculture Development Project to increase agricultural productivity, resiliency, and access to markets and services of organized farmer and fisherfolk groups in selected ancestral domains and value chains in Mindanao; (viii) $600.0 million Philippines Second Financial Sector Reform Development Policy Financing to support financial sector reforms that will assist the Government in achieving a resilient, inclusive and sustainable financial sector; and (ix) $500.0 million Philippines Disaster Risk Management and Climate Development Policy Loan with a Catastrophe Deferred-Drawdown Option.

Asian Development Bank Financing and Projects

In 2023, the ADB committed to eleven projects and programs with an aggregate amount of $2,631.8 million: (i) $500 million loan for the Competitive and Inclusive Agriculture Development Program (Subprogram 2); (ii) $500 million loan for the Post-COVID-19 Business and Employment Recovery Program —Subprogram 1; (iii) $2.5 million grant for the Transaction Advisory Services for the Preparation of Public-Private Partnership Projects; (iv) $1,024.7 million loan and $500,000 grant for the Davao Public Transport Modernization Project; (v) $225,000 grant for Support for National Governance Reform; (vi) $303.2 million loan and $680,000 grant for the Integrated Flood Resilience and Adaption Project — Phase 1; (vii) $300 million loan for the Inclusive Finance Development Program Subprogram 3; (viii) ₱2,400 million loan for the Ison Nationwide Digital Connectivity Project; (ix) $20 million loan for the Lhoopa Promoting Green Affordable Housing Project; (x) $12 million loan for the Buskowitz Rooftop Solar Project; and (xi) ₱5,500 million loan and ₱1,100 million guarantee for the ACEN Sustainability-Linked Facility.

In 2024, the ADB has thus far approved and committed to three projects and programs with an aggregate amount of $401.7 million; (i) $400.0 million loan for the Supporting Offshore Wind Port Development Project; (ii) $1.5 million loan for the Developing Local Currency Bond Markets for a Sustainable Future Project; and (iii) $225,000 loan for the Strengthening Governance and Financial Oversight of Government-Owned or -Controlled Corporations Project.

Territorial Dispute over the West Philippine Sea

In the first eight months of 2011, tensions rose in relation to long-standing territorial disputes involving the Republic, other Southeast Asian nations (including Vietnam, Malaysia and Brunei) and China over certain islands in the West Philippine Sea, also known as the South China Sea. The increased tensions were brought about by allegations of more aggressive measures being taken by certain nations to assert their claims in these disputes. In July 2011, representatives of the claimant nations, along with other members of ASEAN, met in Bali, Indonesia to discuss how to advance the negotiations with respect to the competing claims. At this meeting, these nations, including China, agreed on basic guidelines for drafting the Code of Conduct to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea. The Republic maintains that its claim over the disputed territories is supported by recognized principles of international law consistent with the 1982 United Nations Convention on the Law of the Sea (the “UNCLOS”).

The Republic reiterated its position in November 2011 during the ASEAN and East Asia summits in Bali, Indonesia, where China, the United States and representatives from a number of Asian countries were in attendance. The Republic also proposed a new peace plan for the disputed waters, which it labeled the “Zone of Peace, Freedom, Friendship and Cooperation.” The plan aims to clearly define the territorial claims of different countries in the region and then to cooperate in respecting those parts of the region where certain countries have undisputed claims, leaving the disputed territories for later resolution. No agreement has been reached to implement this plan.

On April 8, 2012, during one of its regular maritime patrols, a Philippine Navy surveillance aircraft identified eight Chinese fishing vessels anchored inside and around Bajo de Masinloc (also known as Scarborough Shoal), an area in the Municipality of Masinloc, Province of Zambales that the Republic regards as an integral part of its territory. The area is located 124 nautical miles west of Zambales and is within the Republic’s 200 nautical-mile Exclusive Economic Zone and the Philippine Continental Shelf. On April 10, 2012, the BRP Gregorio del Pilar dispatched an inspection team that reported that large amounts of illegally collected coral, clams and sharks were found in the compartments of the fishing vessels. The arrival of Chinese maritime surveillance vessels resulted in a standoff.

On January 22, 2013, the Republic submitted a “Notification and State of Claim against China” to an arbitral tribunal in The Hague pursuant to Article 287 and Annex VII of the UNCLOS in order to achieve a peaceful solution to the dispute over the West Philippine Sea. Despite China’s decision not to participate in the proceedings, a five-member arbitral tribunal has been constituted (the “Tribunal”). On August 27, 2013, the Tribunal released its “Rules of Procedure and Procedural Order No. 1,” setting a timetable for the submission of written arguments by each of China and the Republic. The Republic submitted its written arguments on March 30, 2014, in which it addressed matters relating to jurisdiction, admissibility and the merits of the disputes. On March 16, 2015, the Republic submitted a supplemental written submission, responding to questions posed by the Tribunal relating to issues concerning the Tribunal’s jurisdiction over and the merits of the Republic’s claims. Between July 7 and 13, 2015, the Republic participated in oral hearings on the Tribunal’s jurisdiction over and admissibility of the Republic’s claim against China, and on July 23, 2015, the Republic filed a written submission responding to questions posed by the Tribunal at the hearing. On October 29, 2015, the Tribunal unanimously ruled that it has jurisdiction to consider the Republic’s claims and that such claims are admissible to arbitration. In addition, the Tribunal ruled that China’s decision not to participate in these proceedings does not deprive the Tribunal of jurisdiction and that the Republic’s decision to commence arbitration unilaterally was not an abuse of the UNCLOS’ s dispute settlement procedure. The Republic also continues to pursue the conclusion of the Code of Conduct to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea as a complementary approach to the arbitral proceedings.

On May 10, 2013, the Republic formally lodged a protest with China concerning vessels that arrived on or around May 8, 2013 escorting a fleet of 30 fishing boats in another disputed area — the Second Thomas Shoal. The Second Thomas Shoal is near the Spratly Islands, a chain of resource-rich islands, islets and reefs which are claimed in part or in whole by each of China, Brunei, Malaysia, the Republic, Taiwan and Vietnam.

From May to August 2013, China unilaterally imposed a three-month fishing ban on the northern area of the West Philippine Sea, including Bajo de Masinloc, by placing makeshift barriers. In the first half of 2013, China Marine Surveillance and Fisheries Law Enforcement Command vessels maintained their presence in the area. Beginning in August 2013, China also started deploying Chinese Coast Guard vessels in the West Philippine Sea, after the formation of China’s Unified Coast Guard Agency in July 2013. The Chinese Coast Guard vessels took over the task of the China Marine Surveillance and Fisheries Law Enforcement Command to maintain Chinese presence in the area.

Beginning in November 2013, China took certain unilateral actions to advance its claims in the West Philippine Sea, including (i) the imposition of annual fishing bans and the issuance of “Nansha Special Fishing Permits” to its fishing vessels allowing them to fish in the Spratly Islands; (ii) the issuance of new fishing regulations that require non-Chinese fishing vessels to obtain approval from Chinese authorities before fishing or surveying in the West Philippine Sea; (iii) the frequent conduct of military exercises and patrols in the West Philippine Sea; (iv) the blockade of Philippine vessels re-supplying provisions to Philippine personnel stationed in the Second Thomas Shoal; (v) the deployment of an oil rig off the continental shelf of Vietnam; and (vi) large scale reclamation activities at Johnson Reef, Cuarteron Reef, McKennan/Hughes Reef, Gaven Reef and Fiery Cross Reef.

On March 30, 2014, the Republic submitted a memorial to the Tribunal regarding these actions, and the Tribunal set December 15, 2014 as the deadline for China’s submission of its Counter-Memorial. On December 16, 2014, a spokesman for the Chinese foreign ministry announced that China would not participate in the arbitration. On April 4, 2014, the Philippines Department of Foreign Affairs also lodged a protest with China regarding these actions. The Republic also raised these issues at the ASEAN summit meeting, held in May 2014 in Myanmar.

In August 2014, the Republic proposed a “triple-action plan” which sought a moratorium on activities that could escalate tensions in the West Philippine Sea while pushing for a speedy conclusion of a code of conduct in the West Philippine Sea and urging that disputes be resolved through arbitration under international law.

Throughout 2015, the Republic monitored Chinese vessels conducting exploration and other activities within the Exclusive Economic Zone of the Philippines, including cargo vessels, China Coast Guard vessels and vessels potentially intended for oil drilling operations. On May 28, 2015, the Chinese Navy challenged a Philippine Air Force plane.

As a part of its reclamation activities in the West Philippine Sea, on October 9, 2015, China’s Ministry of Transport announced the completion of two lighthouses in disputed areas. Airstrips have been constructed by China on Fiery Cross, Mischief and Subi Reefs. The United States and the Republic have expressed concern that China’s land reclamation projects in that area could be used to base military planes and navy ships to intimidate other claimants. On October 27, 2015, the United States, in a “freedom of navigation” patrol, sailed a guided missile destroyer within the 12 nautical mile territorial limit claimed by China around one of the artificial islands built as a part of China’s reclamation efforts in the West Philippine Sea. This action has been criticized by China. The United States conducted similar patrols near islands claimed by Vietnam and the Republic during the same patrol. On November 3, 2015, the head of the United States Pacific military command stated that the United States would continue to conduct such operations in the West Philippine Sea.

On July 12, 2016, the Tribunal issued its decision pursuant to the dispute settlement procedures established under the UNCLOS. The Tribunal determined that as between the Republic and China, the UNCLOS defines the scope of maritime entitlements in the West Philippine Sea and that such entitlements may not extend beyond the limits imposed therein. Accordingly, the Tribunal determined that China’s claims to historic rights, or other sovereign rights or jurisdiction, with respect to the relevant maritime areas of the West Philippine Sea are contrary to UNCLOS and without lawful effect to the extent that they exceed the geographic and substantive limits of China’s maritime entitlements under the UNCLOS. The Tribunal concluded that the UNCLOS superseded any historic rights or other sovereign rights or jurisdiction in excess of the limits imposed under the UNCLOS.

The Tribunal classified the shoals and reefs in the West Philippine Sea according to their natural condition at high tide and low tide. It was determined that although Scarborough Shoal, Johnson Reef, Cuarteron Reef, Fiery Cross Reef, Gaven Reef (north), McKennan Reef and the Spratly Islands all contain features that remain above water during high tide, these high tide features cannot sustain human habitation or economic life and thus are not entitled to an exclusive economic zone or continental shelf under the UNCLOS. Similarly, it was determined that Mischief Reef and Second Thomas Shoal are both low tide elevations that generate no maritime zones of their own. Accordingly, in respect of the foregoing, there is no possible entitlement by China to any maritime zone. Finally, the Tribunal found that both Mischief Reef and Second Thomas Shoal are located within 200 nautical miles of the Republic’s coast on the island of Palawan and are located in an area that is not overlapped by the entitlements generated by maritime features claimed by China; therefore, Mischief Reef and Second Thomas Shoal form part of the exclusive economic zone and continental shelf of the Republic.

Regarding interference in the Republic’s exclusive economic zone, the Tribunal found that China has, through the operation of its marine surveillance vessels, breached Article 77 of the UNCLOS with respect to the Republic’s sovereign rights over its continental shelf, and that China has, by promulgating its 2012 moratorium on fishing in the West Philippine Sea, without exception for areas of the West Philippine Sea falling within the exclusive economic zone of the Republic and without limiting the moratorium to Chinese flagged vessels, breached Article 56 of the UNCLOS with respect to the Republic’s sovereign rights over the living resources of its exclusive economic zone. Similarly, the Tribunal found that in failing to prevent fishing by Chinese-flagged vessels at Mischief Reef and Second Thomas Shoal in May 2013 and its failure to prevent Chinese fishing vessels from engaging in harmful harvesting activities of endangered species at Scarborough Shoal, Second Thomas Shoal and other features in the Spratly Islands, China had breached its obligations under Articles 58(3), 192 and 194(5) of UNCLOS, and that China unlawfully prevented Filipino fishermen from engaging in traditional fishing at Scarborough Shoal from May 2012 onwards.

Regarding the island-building activities by China at Cuarteron Reef, Fiery Cross Reef, Gaven Reef (north), Johnson Reef, Hughes Reef, Subi Reef and Mischief Reef, the Tribunal also found that China had breached Articles 192, 194(1), 194(5), 197, 123 and 206 of the UNCLOS in failing to protect and preserve the marine environment. Moreover, the Tribunal found that in constructing installations and artificial islands at Mischief Reef without the authorization of the Republic, China had breached Articles 60 and 80 of the UNCLOS with respect to the Philippines’ sovereign rights in its exclusive economic zone and continental shelf.

Finally, regarding clashes between Chinese and Filipino vessels in the West Philippine Sea, the Tribunal found that China has, by virtue of the conduct of Chinese law enforcement vessels in the vicinity of Scarborough Shoal, created serious risk of collision and danger to Philippine vessels and personnel. The Tribunal found that China has violated Rules 2, 6, 7, 8, 15 and 16 of the Convention on the International Regulations for Preventing Collisions at Sea and, as a consequence, is in breach of Article 94 of the UNCLOS.

Immediately following the arbitral award, the Republic reiterated its abiding commitment to efforts to pursue the peaceful resolution and management of disputes with a view to promoting and enhancing peace and stability in the region. In a statement published on July 12, 2016, China declared that it considers the award null and void and without binding force. China reiterated its positions that the arbitration initiated by the Republic was in violation of earlier agreements between China and the Republic to resolve the relevant disputes in the West Philippine Sea through negotiations and that the Tribunal has no jurisdiction over the dispute.

From October 18 to 21, 2016, then President Duterte undertook a state visit to China, at which the West Philippine Sea was discussed, among other matters. In a joint statement following the visit, both sides committed to enhance cooperation between their respective coast guards to address maritime emergency incidents, as well as humanitarian and environmental concerns in the West Philippine Sea in accordance with universally recognized principles of international law including the UNCLOS. Both sides affirmed that contentious issues are not the sum total of the Philippines-China bilateral relationship and reaffirmed the importance of maintaining and promoting peace and stability, freedom of navigation in and over-flight above the West Philippine Sea, addressing their territorial and jurisdictional disputes by peaceful means, without resorting to the threat or use of force, through friendly consultations and negotiations by sovereign states directly concerned. Both sides also committed to the full and effective implementation of the 2002 Declaration on the Conduct of Parties in the South China Sea and to work substantively toward the early conclusion of a Code of Conduct in the West Philippine Sea based on consensus.

In August 2017, the 50th ASEAN Foreign Ministers’ Meeting was held in Manila and a Joint Communique was issued in relation to the West Philippine Sea. The Joint Communique emphasized the importance of non-militarization and self-restraint in the conduct of all activities by claimants and all other states. It also encouraged an improved cooperation between ASEAN and China, including the adoption of the Code of Conduct framework.

In a meeting held in Vietnam in November 2017, then President Duterte and Chinese President Xi Jinping agreed to handle the West Philippine Sea conflict through bilateral talks and reaffirmed the importance of peace in the West Philippine Sea. A few days later, at the 31st ASEAN Summit and the 20th ASEAN-China Summit, ASEAN members and China announced an agreement to begin discussion on a Code of Conduct in the West Philippine Sea to implement the 2002 ASEAN-China Declaration on the Conduct of Parties based on a negotiating framework signed in August 2017.

In March 2018, the Republic and China identified two areas in the West Philippine Sea where joint exploration for oil and gas could be undertaken. The areas included contested territory. In May 2018, the Republic’s then Foreign Minister Alan Peter Cayetano said that then President Duterte would forcibly oppose China if it unilaterally mines the natural resources in the West Philippine Sea. The same month, Chinese strategic bombers reportedly landed on a West Philippine Sea island base, raising tensions. In July 2018, it was reported that Philippine military aircraft were receiving an increased number of Chinese radio messages warning them to stay away from fortified islands and other territories in the West Philippine Sea claimed by both countries.

In September 2018, it was reported that the Republic and China were negotiating a deal that would enable them to jointly exploit the underwater oil and gas in disputed areas. Tension heightened between the two countries when a Chinese-registered vessel struck and sank a Philippine boat leaving 22 Filipino seamen in danger while fleeing the scene in June 2019. In September 2019, then President Duterte announced that the Republic would ignore the 2016 Arbitration Tribunal decision in order to pursue a joint oil and gas exploration venture with China. The Republic and China officially convened the intergovernmental joint steering committee on oil and gas exploration in October 2019. In 2020, China continued to assert its claims and positions in the Spratly Islands, including by declaring administrative districts to supposedly govern the Paracel Islands, the Macclesfield Bank and the Spratly Islands in April 2020.

From 2021 to 2022, the Republic continued to assert its rights against Chinese incursions into the West Philippine Sea by, among others, issuing diplomatic protests against a Chinese law that purportedly authorized China’s coast guard to open fire on foreign vessels and to dismantle structures built on certain islands, demanding that China recall over 200 Chinese militia vessels that were identified near a disputed reef located within the Republic’s exclusive economic zone, and protesting “provocative acts” directed by China against Philippine authorities patrolling Philippine waters as well as against a Chinese fishing ban that encroached on the Republic’s territory and exclusive economic zone. In 2023, the Republic lodged notes verbales against China in relation to various maritime incidents against Philippine vessels, including the China Coast Guard reportedly directing a military-grade laser light at a Philippine Coast Guard vessel, temporarily blinding its crew and a China Coast Guard vessel blocking the path of, and subsequently, using a water canon against, Philippine vessels during resupply missions to Ayungin Shoal, resulting in collisions in certain instances.

In March 2024, two China Coast Guard vessels used water cannons against a Philippine Coast Guard vessel during a regular rotation and resupply mission off Ayungin Shoal, resulting in certain injuries among its crew. The Philippine Coast Guard vessel also reportedly faced dangerous maneuvers and blocking from the China Coast Guard vessels, leading to a collision that resulted in structural damage to the Philippine Coast Guard vessel.

These developments have not had any immediate effect on the Philippine economy or on economic relations between the Philippines and China. However, should the territorial dispute in the West Philippine Sea escalate or continue, the Republic’s interests in fishing, trade and offshore drilling may be adversely affected. The Kalayaan Island Group, in the West Philippine Sea, is rich in marine and energy resources and serves as an important source of food, livelihood and foreign exchange earnings. The discovery of oil and natural gas in commercial quantities in the region has also been important in supporting the Republic’s energy needs. One of the petroleum service contracts awarded by the Republic is located in this area. A total of approximately 880 thousand hectares are covered by this service contract. This service contract is aimed at developing an estimated 1.4 to 4.6 trillion cubic feet of natural gas.

In addition, should tensions with China escalate due to the dispute in the West Philippine Sea or other reasons, the volume of trade between the Republic and China may be adversely affected. The Republic meets a significant amount of its steel requirements from Chinese imports, thus the supply of steel available to the Republic may be reduced, which, among other things, may affect infrastructure development in the Republic. Bilateral trade between the Republic and China increased steadily from 2010 to 2023, except in 2015 and 2020, when it recorded declines. In 2023, the bilateral trade between the Republic and China increased, reaching approximately $40.2 billion. Exports to China accounted for 14.8% of the Republic’s total exports in 2023, an increase from 13.8% in 2022. Imports from China accounted for 23.3% of the Republic’s total imports in 2023, an increase from 20.6% in 2022. According to preliminary data, China remained the Republic’s biggest supplier of imported goods which accounted for 26.1% of the total imports and 10.5% of total exports as of January 2024. According to preliminary data, import value from China amounted to $29.4 billion in 2023, as compared to $28.2 billion in 2022. In the past few years, China has been one of the Republic’s largest trading partners.

The Republic is committed to resolving disputes in the West Philippine Sea through peaceful and rules-based means and diplomatic solutions, without threat or use of force, and in accordance with international law, specifically the UNCLOS. The Republic continues to abide by the ruling of the South China Sea Arbitration, and continually urges China to likewise abide by the same ruling. Several countries, such as Australia, the U.S., Germany, France, the United Kingdom, Indonesia, and Vietnam, have likewise officially stated their positions echoing the arbitral ruling or reflecting key points thereof, and calling on China to respect and be bound by the arbitral award. Negotiations between ASEAN and China on a Code of Conduct resumed in May 2022 after being stalled due to the COVID-19 pandemic and are currently ongoing. On July 13, 2023, the ASEAN and China adopted Guidelines to accelerate negotiations for a Code of Conduct at a meeting in Jakarta.

U.S. Mutual Defense Treaty

The Mutual Defense Treaty between the Republic and the United States (“U.S. Mutual Defense Treaty”) was signed on August 30, 1951. Under the U.S. Mutual Defense Treaty, the United States will come to the assistance of the Republic if the Republic’s metropolitan territory is attacked or if the armed forces of the Republic is attacked in the Pacific Ocean area.

In May 2023, the United States and the Republic established the Bilateral Defense Guidelines which reaffirmed the mutual defense commitments under Articles IV and V of the U.S. Mutual Defense Treaty.

Visiting Forces Agreement

The Visiting Forces Agreement (“VFA”) is a bilateral agreement between the Republic and the United States, which provides the terms under which U.S. military forces are allowed to temporarily operate in the Philippines. On February 11, 2020, the Government sent the United States a notice terminating the VFA. The termination of the VFA was set to take effect on August 9, 2020, 180 days from the date of the notice of termination. However, on June 1, 2020, the Government suspended its termination of the VFA. On July 30, 2021, then President Duterte announced the withdrawal of the abrogation of the VFA. The Republic continues to value its decades-old partnership with the United States as its lone mutual defense treaty ally and continues to maintain robust relations with United States.

Enhanced Defense Cooperation Agreement

On April 28, 2014, the Republic and the United States signed the Enhanced Defense Cooperation Agreement (the “EDCA”) as a supplemental agreement to the U.S. Mutual Defense Treaty and the VFA. The EDCA has the goal of advancing the implementation of the Philippine—U.S. Mutual Defense Treaty, through the promotion of interoperability, capacity-building towards AFP modernization, strengthening the AFP for external defense, maritime security, maritime domain awareness and humanitarian assistance and disaster response. In 2015, the United States requested access to eight military bases to rotate troops, aircraft and ships. In April 2018, construction began on the first facility in the Basa Air Base in Pampanga in northern Luzon and was completed in January 2019. The site is intended to be used as a humanitarian assistance and disaster-relief facility. On April 3, 2023, the United States announced plans to expand into new military sites in the Republic under the EDCA. The four new sites are Naval Base Camilo Osias in Santa Ana, Cagayan, Camp Melchor Dela Cruz in Gamu, Isabela, Balabac Island in Palawan and Lal-lo Airport in Cagayan.

Natural Disasters

Climate Change

Climate change has been identified as a threat to the Philippine economy, as it is dependent on climate sensitive sectors such as agriculture, tourism and energy. A change in the climate may have several consequences, including lower agriculture productivity, damage to coastal infrastructure, fragile ecosystems, impact on health and biodiversity, financial market disruption, lower GDP and altered migration matters. Increased frequency or severity of natural disasters may lead to casualties, the destruction of crops and livestock, the outbreak of waterborne disease and the destruction of infrastructure, such as roads and bridges. Droughts may negatively affect the supply of agricultural commodities, the food supply in general and the generation of hydroelectric power.

Typhoons and Flooding

Frequent regional typhoons and intense rainfall, in part due to climate change, make regions of the Republic susceptible to flash floods and landslides. In urban areas such as Metro Manila, clogging and siltation of drainage laterals and waterways caused by improper disposal of solid waste, obstructions and the presence of informal settlements along open waterways contribute to flooding. Low lying urban and rural areas, which serve as catch basins of rainwater within a watershed or river basin, also suffer from problems posed by unplanned and unregulated developments such as temporary housing and infrastructure projects and the presence of industrial operations along upstream waterways. Flooding, including as a result of Typhoon “Yolanda” in 2013, has affected hundreds of thousands of Filipinos and resulted in numerous fatalities. In addition, flooding in the Philippines has resulted in and may continue to result in significant damage to rice and other agricultural production, infrastructure and private property. Flooding and other natural disasters continue to pose a threat to other sectors such as transportation and health, and the economy as a whole. In addition to direct damage, natural disasters also inhibit social and economic development because funds must be reallocated from existing programs to finance relief and reconstruction assistance.

The transportation sector is heavily affected by floods and other natural disasters that damage roads and bridges. If a natural disaster destroys critical transportation infrastructure, roads and bridges must be repaired before other disaster-related damage can be addressed. As a result, damage to transportation infrastructure can compound the effect that floods have on other sectors. For instance, the impact of flooding and other natural disasters on the health sector is mostly seen in the disruption of the delivery of health services. Damaged roads and bridges hinder the efficient transport of patients to hospitals and medical facilities in cities and reduce the capacity of the Government to deliver timely medical services to affected populations in rural areas.

Flooding also adversely affects agricultural production by damaging crops, livestock, poultry and fisheries, as well as destroying fishing boats, farming equipment, inventory and agricultural infrastructure such as irrigation channels, spillways and farm-to-market roads. In urban areas, the manufacturing, construction, wholesale and retail, restaurant and real estate industries are also impacted by the damage caused by flooding.

In November 2013, Typhoon “Yolanda” (also known as Typhoon “Haiyan”), the Philippines’ worst typhoon on record, made landfall in Eastern Samar, sustaining winds of 270 to 312 km/h while passing over the Philippines. The impact of Typhoon “Yolanda” was centered on Regions VI, VII, and VIII. A State of National Calamity was declared in Samar, Leyte, Cebu, Iloilo, Capiz, Aldan, and Palawan, and 6,300 people were reported dead from the storm, 1,061 persons were reported missing and 28,689 persons had been injured. Estimated damages had reached ₱89.6 billion, comprising an estimated ₱55.1 billion to the social sector, ₱21.8 billion to the productive sector, ₱9.6 billion to infrastructure and ₱3.1 billion in cross-sectoral damages in the regions affected by the storm.

As of December 31, 2017, a total of ₱146.2 billion had been released to implementing national government agencies, government-owned and controlled corporations and local government units for Yolanda-related programs and projects. Since Typhoon “Yolanda,” the Philippine transportation agencies have completed at least 36 airports and 23 seaport rehabilitation projects as part of their rehabilitation projects.

Since Typhoon “Yolanda”, the Republic has been hit by numerous additional typhoons or tropical storms which caused damage to agriculture, infrastructure and property, and displacement, injuries or deaths of the population, though none of them were as severe as Typhoon “Yolanda”. In December 2021, Typhoon “Odette” (also known as Typhoon “Rai”), a category 5 super typhoon, hit the Philippines. Typhoon “Odette” caused an estimated ₱24.6 billion in damage to crops, public infrastructure, and private property, and destroyed more than 1.7 million houses in eight provinces. Rehabilitation efforts are ongoing throughout the affected areas through programs led by the national and local governments.

In late September 2022, category 3 Typhoon “Noru” (also known as Super Typhoon “Karding”) made its way across the island of Luzon in the Philippines after having made landfall northeast of Manila. The state weather agency reported sustained winds of 175 km/h and gusts of up to 290 km/h on the island. Nearly 8,400 people were pre-emptively evacuated from the path of Typhoon “Noru”, which left communities and farmland submerged due to heavy flooding across several northern provinces. Typhoon “Noru” caused an estimated ₱1.29 billion in damage to crops, impacting more than 141,000 hectares of agricultural land and 82,000 farmers and fisherfolk. It is estimated that 12.7 million people live in the areas affected by Typhoon “Noru”, with approximately 6.8 million people, of which approximately 689,000 are vulnerable, living in the worst affected areas. The cost to rebuild in the worst affected areas is estimated at approximately ₱31.9 billion.

Earthquakes and Volcanic Eruptions

The Philippines is located in the “Pacific Ring of Fire” and along a complex system of fault lines, which geologists refer to as the “Philippine Mobile Belt.” As a consequence, the Republic is susceptible to volcanic eruptions and periodic seismic activity, such as the magnitude 7.8 earthquake on Luzon Island in 1990, one of the strongest earthquakes to hit the country, and the eruption of Mount Pinatubo in 1991, one of the largest volcanic eruptions in the 20th century. In January 2020, Taal Volcano entered into a period of intense unrest beginning with phreatic or steam-driven activity in several points inside Taal Volcano’s main crater that progressed into magmatic eruption. The Philippine Institute of Volcanology and Seismology (“PHILVOCS”) raised the alert level to alert level 4 on January 12, 2020, which meant that hazardous explosive eruption is possible with hours to days. Pursuant to such events, PHILVOCS ordered the total evacuation of the Volcano Island and high-risk areas within a 14-kilometer radius from Taal Volcano’s main crater. PHILVOCS has since lowered the alert level covering Taal Volcano to Level 1. These natural disasters have resulted in loss of life, the displacement of people and destruction of property.

Philippine Economy

COVID-19

COVID-19, an infectious disease that was first reported to have been transmitted to humans in late 2019, has spread globally over the course of 2020, and in March 2020 it was declared as a pandemic by the World Health Organization. On January 30, 2020, the Philippines reported its first confirmed case of COVID-19. The subsequent spread of the disease has since resulted in 3,901,033 confirmed cases and the death of 62,249 people in the Philippines as of September 9, 2022, according to the Philippine Department of Health. The Government, on a national and local level, has implemented a number of measures in varying degrees to contain the spread of COVID-19, including, among others, social distancing measures, implementation of self-isolation and community quarantine measures, closure of schools, suspension of mass public transport facilities, restrictions on public gatherings, suspension of operations of non-essential businesses and travel restrictions.

On March 27, 2021, following a sharp spike in COVID-19 infections, the Government announced that the National Capital Region and the surrounding provinces of Bulacan, Laguna, and Rizal (“NCR Plus”), as well as other parts of the Philippines, would be placed under enhanced community quarantine (“ECQ”) from March 29 to April 11, and under modified ECQ until May 14, 2021. Following this, the restrictions were eased, and the areas comprising NCR Plus were placed under a general community quarantine. This status continued until June, which saw an increase in COVID-19 cases in other provinces outside the greater Manila region notwithstanding the Government’s vaccination efforts, and which led to the provinces of Cagayan, Apayao, Ifugao, Bataan, Iloilo, Negros Oriental, Zamboanga Sibugay, Zamboanga del Sur, Zamboanga del Norte, Agusan del Sur, Dinagat Islands, Surigao del Sur and the cities of Santiago, Lucena, Puerto Princesa, Naga, Iloilo, Davao, Butuan, Cagayan de Oro, and Zamboanga City being placed under modified enhanced community quarantine until the end of June 2021.

In 2023, the Republic was able to sustain sufficient capacity within its health care system with low hospitalization rates among COVID-19 cases. COVID-19 infection rates have been decreasing since July 2023 with the Republic experiencing an average daily case rate of below 400, with the average daily case rate of August 2023 dipping to 118. Given this improvement, the Government lifted the state of public health emergency through Proclamation No. 297. Nonetheless, the Government continued its efforts to increase vaccination uptake including the promotion of bivalent vaccines.

Legislative Efforts to Combat COVID-19

Former President Duterte’s emergency powers under Republic Act No. 11494, otherwise known as the “Bayanihan to Recover as One Act”, lapsed on December 19, 2020.

On December 29, 2020, then President Duterte signed Republic Act No. 11519 and Republic Act No. 11520 into law. Republic Act No. 11519 extended the availability of funds appropriated through the Bayanihan to Recover as One Act until June 30, 2021. Republic Act No. 11520 extended the availability of the 2020 budget until December 31, 2021, which enabled government agencies to spend or release unused funds under the 2020 budget during the course of 2021, rather than expiring at the end of 2020, which would have otherwise been the case.

Republic Act No. 11523, the Financial Institutions Strategic Transfer (FIST) Act (the “FIST Act”) was signed into law on February 16, 2021, and became effective on February 17, 2021. The FIST Act is intended to assist banks and other financial institutions by enabling them to sell their non-performing assets and bad loans to asset management companies, referred to as FIST corporations. It aims to strengthen the banking industry’s risk-bearing capacity, and free up capital for productive uses in the economy rather than the management of non-performing loans.

The Corporate Recovery and Tax Incentives for Enterprise (“CREATE”) Act was passed into law on March 26, 2021. The CREATE Act allows businesses to recover from the effects of the COVID-19 pandemic and aims to improve the Republic’s capacity to attract investments by lowering the corporate income tax rate and rationalizing the Republic’s tax incentives system by making it targeted, time-bound, and performance-based. Certain temporary measures under CREATE were lifted through the issuance of Revenue Memorandum Circular No. 69-2023 which became effective on July 1, 2023.

COVID-19 Vaccination and Related Efforts

In January 2021, the Department of Health unveiled its Philippine National Deployment and Vaccination Plan for COVID-19 Vaccines. As part of this plan, the Government secured initial doses of vaccines from various manufacturers and participated in the World Health Organization’s COVAX facility in order to increase the Republic’s access to vaccine supplies.

In February 2021, the IATF adopted a vaccination priority framework conceived by the Interim National Immunization Technical Advisory Group to promote the effective deployment of the Republic’s vaccination efforts in light of the limited supply of vaccines. On February 26, 2021 then President Duterte signed into law the COVID-19 Vaccination Program Act of 2021, which authorized local government units to undertake negotiated procurement of COVID-19 vaccines, and also authorized private entities, including the Philippine Red Cross, to procure vaccines in coordination with the Government.

On March 1, 2021, the Government began its vaccination drive, with vaccines being administered to frontline health care professionals followed by eligible senior citizens, persons with comorbidities, frontline personnel in essential sectors, and indigent persons, before the vaccines were opened to the rest of the population in October 2021. As of June 25, 2021, the Philippine Food and Drug Administration (“FDA”) had granted emergency use authorization to eight COVID-19 vaccines. The Government has ramped up its COVID-19 vaccination efforts to include children aged 12 to 17 with effect from November 3, 2021, and the FDA on December 23, 2021 approved emergency use of some vaccines for children aged five to 11.

The Philippine FDA amended its emergency use authorization for certain COVID-19 vaccines to make way for a booster program. On November 16, 2021, the National Task Force Against COVID-19 issued interim operational guidelines on the administration of COVID-19 booster doses to essential workers and frontline health service providers. On November 19, 2021, the task force issued additional interim guidelines, expanding the coverage of the booster program to senior citizens aged 60 and above, and to adults with comorbidities. On December 23, 2021, the FDA announced that it had approved a shorter administration interval between the primary doses and booster shots, making around 19 million fully-vaccinated adults eligible to receive booster doses.

On July 26, 2022, the Marcos administration, together with various local government units, launched the “PinasLakas” campaign, a vaccination drive that aims to vaccinate 90% of the country’s senior citizens and to administer booster doses to 50% of the target population during the first 100 days of the Marcos administration.

As of June 28, 2022, a total of 245,382,600 doses of COVID-19 vaccines had been delivered to the Philippines. As of March 19, 2023, a total of 177,374,244 doses have been administered, with 75,119,024 administered as first dose and 78,443,972 administered as complete dose, including single-dose vaccines. In addition, 23,811,248 booster doses were administered under the booster program.

In addition to the vaccine program, the Philippine FDA also granted emergency use authorization to an anti-COVID pill for use in treating adults with mild to moderate symptoms, as well as those at risk of developing severe illnesses such as senior citizens and individuals with comorbidities.

Economic Impacts

The uncertainty due to the COVID-19 pandemic, including possible delays in the delivery of vaccines and the emergence of new variants of concern, continue to pose downside risks to the Republic’s economic recovery. Nonetheless, the Government consistently monitors developments to assess the potential impact of the COVID-19 pandemic and implement appropriate policies to mitigate the associated risks. To ensure the continued safety of the economy’s gradual reopening, the Government intends to continue to accelerate vaccination, and implement a risk-based approach to restrictions through the rollout of the alert level system in the Republic.

The economic expansion experienced by the Republic in recent months was tempered by high commodity prices, lagged effects of interest rate hikes, contraction in government spending, and slower global economic growth. While inflation in the Republic has been decelerating in recent months, the Government expects to continue to intensify supply-side interventions and demand-side management measures to maintain overall price stability amid upside risks such as trade tensions, and the imposition of export bans in other countries.

Maharlika Investment Fund

In July 2023, President Marcos signed into law Republic Act No. 11954 which established the Maharlika Investment Fund, the Republic’s first sovereign wealth fund, to support the Government’s economic goals laid out in the Medium-Term Fiscal Framework (“MTFF”), the 8-point Socioeconomic Agenda and the Philippine Development Plan 2023-2028. In November 2023, the Maharlika Investment Corporation was established to govern and manage the Maharlika Investment Fund.

Medium-Term Fiscal Framework

In 2023, the Marcos administration launched the Republic’s MTFF. The Republic’s MTFF aims to reduce fiscal deficit, promote fiscal sustainability, and enable robust economic growth. The priority measures under the MTFF are aimed at (1) promoting efficient tax administration through digitalization, (2) implementing measures to help tax system catch up in the digital economy, (3) introducing tax measures to promote environmental sustainability to address climate change and (4) pursuing remaining tax reform packages.

Overview

Like many developing countries after World War II, the Philippines protected local industry from foreign competition through measures such as import tariffs and quotas, and hoped to replace imported finished goods with domestically produced goods over time. Successive administrations also intervened in domestic economic affairs by imposing quantitative trade barriers, price controls and subsidies. Initially, the economy grew rapidly, with GNI growing at an average rate of 5.7% per annum from 1970 to 1980, largely due to increased exports and Government investments. Infrastructure spending increased, and state ownership and nationalization of commercial enterprises became more prevalent. By the early 1980s, however, the Republic began to face increasing budget deficits, growing levels of foreign and domestic borrowing, rising inflation, climbing interest rates, a depreciating peso, declining investment capital and slowing economic growth or, at times, a contraction in GNI. The Republic’s unstable political situation during that period, highlighted by the assassination of opposition leader Benign Aquino in 1983, exacerbated its economic problems.

The general optimism brought about by the peaceful removal of the unpopular Marcos administration in 1986 helped economic recovery. GNI grew by 3.4% in 1986, increasing to a growth of 6.8% in 1988 before reversing to a decline of 0.6% in 1991. The economic contraction in the early 1990s was caused principally by underlying macroeconomic imbalances, compounded by supply bottlenecks, natural disasters, political instability, a global recession and the Persian Gulf crisis of 1990 to 1991.

The government of then President Corazon Aquino, who came to power in 1986, embarked on a stabilization program aimed at preventing an upsurge in inflation, controlling the fiscal deficit and improving the external current account position. The economy responded favorably to these measures, posting increases in GNI, investments, private consumption and imports in 1992. The Corazon Aquino administration also recognized that the Republic’s economic difficulties in large part resulted from its protectionist policies. The Corazon Aquino administration therefore initiated reforms to open the economy to market forces and reduce the size and role of the government in the Philippine economy. The government of then President Fidel Ramos, who assumed office in 1992, accelerated the reform efforts initiated by the Corazon Aquino administration. Following a review of a number of the policies and programs initiated by previous administrations, the Estrada administration continued many of the financial policies and market-oriented reforms of the Corazon Aquino and Ramos administrations.

After the onset of the Asian economic crisis in mid-1997, the Philippines experienced economic turmoil characterized by currency depreciation, a decline in the performance of the banking sector, interest rate volatility, a significant decline in share prices on the local stock market and a reduction of foreign currency reserves. These factors led to a slowdown in the Philippine economy in 1997 and 1998. In response, the Government adopted a number of policies to address the effects of the Asian economic crisis by strengthening the country’s economic fundamentals.

The Philippines was not as severely affected by the Asian financial crisis as many of its neighbors, aided in part by remittances from Overseas Filipino Workers (“OFWs”). With the exception of 1998, when agricultural harvests were negatively impacted by poor weather and drought, the Republic had recorded positive real GDP growth every year since the Asian financial crisis. After a 0.6% decline in 1998, GDP growth increased to 3.1% in 1999 and 4.4% in 2000 before slowing down to 2.9% in 2001. In the early 2000s, the Government pursued economic strategies to improve infrastructure, implement changes to the tax system, support deregulation and privatization of the economy, and further develop trade ties within Asia. GDP growth increased to 3.7% in 2002 and 5.0% in 2003 notwithstanding the impact of the Iraq War, the SARS epidemic and credit ratings downgrades. GDP growth accelerated to 6.7% in 2004 before leveling off to 4.8% in 2005 and 5.2% in 2006.

Against the backdrop of the global financial crisis which began in the second half of 2007, the Republic experienced limited exposure to subprime assets and bankrupt financial institutions. Nonetheless, in 2008, the Republic experienced slower growth rates, a weakening of equity prices, a lower exchange rate for the peso against major currencies and increasing inflation. In 2009, the Republic’s economy began to exhibit indications of a recovery, although certain of the Republic’s economic recovery policies had yet to result in positive effects. In 2010, the Republic continued its recovery despite an erratic economic recovery globally.

Between 2012 and 2015, the Republic was largely spared from the economic fallout of the European sovereign debt crisis due primarily to minimal trade and financial linkages with the affected nations, but the Republic nevertheless sought through its financial regulatory framework and monetary policy to mitigate the impact on the Republic of the European sovereign debt crisis and the resulting economic slowdown in Europe.

In January 2020, the IMF world economic outlook update projected that the Republic would see economic growth at 6.3% in 2020, underpinned by an increase in government spending and monetary policy easing. In April 2020, however, against the backdrop of the COVID-19 outbreak, the IMF world economic outlook update revised downwards its economic growth forecasts for the Republic to 0.6%.

The Government initially expected the Republic’s GDP to contract by 2% to 3.4% due to the economic effects of the COVID-19 outbreak and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers.

On May 7, 2020, the NEDA reported that the Philippine economy had slowed down for the first time in 22 years, contracting 0.2% in the first quarter of 2020, from a 5.6% growth rate in the first quarter of 2019. In June 2020, the IMF world economic outlook update further revised its economic growth forecasts downwards, projecting the Republic’s GDP to contract by 3.6% in 2020. The Bangko Sentral had also projected that Philippine GDP for the second quarter of 2020 would decline by 5.7% to 6.7%. However, on August 7, 2020, the Philippine Statistics Authority announced that the Republic’s second quarter GDP contracted by 16.5%, primarily as a result of the lockdowns in April and May 2020.

In 2021, quarantine restrictions and other responses by the Government affected employment and productivity of the economy. The Government’s economic managers reported that the unemployment rate moderately increased from 7.1% in March 2021 to an estimated 7.4% in October 2021, an effect attributed to the re-imposition of enhanced community quarantine restrictions, the continued imposition of strict quarantine measures, and weather disturbances that affected agriculture, most notably Typhoon Jolina which affected some 30,000 hectares of agricultural land across the regions of Central Luzon, Calabarzon, MIMAROPA, Bicol, Western Visayas, Central Visayas, and Eastern Visayas. The NEDA noted that as restrictions eased in favor of more granular lockdowns, labor outcomes are expected to improve.

The NEDA also cautioned that it estimated that the impact of the COVID-19 pandemic would cost the Philippine economy ₱41.4 trillion over the next 40 years.

In 2023, GDP grew by 5.6% due to the gradual reopening of the Philippine economy, with the services sector continuing to be a reliable source of economic activity, in particular, with the recovery of food services and accommodation. However, continuing geopolitical tensions, such as the conflict between Russia and Ukraine, resulted in trade disruptions in key industries, which led to accelerated inflation. The Republic believes that domestic liquidity remains adequate to meet the demand for financing to support economic growth in the Philippines; however, there can be no assurance that a contraction in liquidity in the international financial markets due to the COVID-19 pandemic, U.S.-China relations or other causes will not adversely impact the financial condition of the Republic or of Philippine companies generally.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2019 – 2024

	2019	2020	2021	2022	2023		2024(1)
GDP growth (constant 2018 prices) (%)	6.1	(9.5)	5.7	7.6	5.5		N/A
GNI growth (constant 2018 prices) (%)	5.4	(11.5)	1.7	9.9	10.5		N/A
Inflation rate (2018 CPI basket)(%)	2.4	2.4	3.9	5.8	6.0		3.7
Unemployment rate	5.1	10.3	7.8	5.4	4.3	(2)	3.5	(3)
91-day T-bill rate (%)	4.7	2.0	1.1	1.9	5.4		5.7	(4)
External position
Balance of payments ($ million)	7,843	16,022	1,345	(7,263)	3,672	(2)	(936	)(3)
Export growth (%)	2.9	(9.8)	12.5	6.4	(4.1	)(2)	12.3	(3)
Import growth (%)	(0.2)	(20.2)	30.5	19.0	(5.0	)(2)	(0.5	)(3)
External debt ($ billion)	83.6	98.5	106.4	111.3	125.4		N/A
International reserves
Gross ($ billion)	87.8	110.1	108.8	96.1	103.8		104.1
Net ($ billion)	87.8	110.1	108.8	96.1	103.7		104.0
Months of retained imports(5)	7.6	12.3	9.7	7.2	7.7		7.7
Domestic credit growth (%)	10.7	4.7	8.2	12.9	9.2		9.5	(3)

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data as of March 31, 2024, unless otherwise stated.
(2)	Preliminary data.
(3)	Preliminary data as of February 29, 2024.
(4)	Preliminary data as of April 1, 2024.
(5)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.

GDP and Major Financial Indicators

Periodic Revisions to Philippine National Accounts

Economists show gross domestic product (“GDP”) and gross national income (“GNI”) in both current and constant market prices. Presentations of GDP and GNI at current market prices value a country’s output using the actual prices for each year, whereas GDP and GNI at constant market prices (also referred to as “real” GDP and GNI) value output using the prices from a specified base year, thereby eliminating the distorting effects of inflation and deflation.

The Philippine Statistics Authority (“PSA”) releases quarterly data on the Republic’s national accounts, which include GDP and GNI data. Under PSA policy, GDP and GNI data for a particular quarter are revised the following quarter, while annual data are released together with first quarter data and are revised thereafter in May of each year. GDP and GNI estimates are considered “final” after three years. However, the PSA may still revise the “final” estimates whenever it undertakes an overall revision of the national accounts.

Revisions in the Republic’s national accounts are normally due to the availability of new or more complete data, receipt of revised data from original sources, and inclusion or exclusion of emerging or closed industries. The PSA has traditionally followed the 1968 revision of the United Nations System of National Accounts.

In the first quarter of 2011, the standards under the Philippine System of National Accounts (the “PSNA”) for the calculation of GDP and GNI (known as gross national product prior to the 2011 revisions) were revised, changing the constant base year for these calculations from 1985 to 2000. In April 2020, the PSNA further revised the PSNA standards, changing the constant base year for GDP calculations from 2000 to 2018.

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country during a given period. By comparison, gross national income, or GNI, measures the market value of all final goods and services produced by a country’s residents during a given period, whether or not the production occurred within the country.

In 2018, GDP grew by 6.3%, compared with growth of 6.9% in 2017. The largest contributor to the decreased rate of growth in 2018 was a decrease in the rate of growth of the manufacturing subsector, from growth of 8.0% in 2017 to growth of 5.1% in 2018. Decreased rates of growth in the agriculture, forestry and fishing subsector and the real estate, renting and business activities subsector, from growth of 4.2% and 5.7%, respectively, in 2017 to growth of 1.1% and 5.4%, respectively, in 2018, were also contributors to this decrease. Partially offsetting the performance of these subsectors were increases in the rate of growth in the construction subsector, the electricity, steam, water and waste management subsector and the public administration and defense and compulsory social security subsector, from growth of 6.1%, 4.5% and 9.1%, respectively, in 2017, to growth of 14.3%, 6.5% and 15.2%, respectively, in 2018. GNI in 2018 grew by 5.9%, compared to growth of 6.8% in 2017. The GNI growth rate was lower than the GDP growth rate due to the relatively lower growth in net primary income of 2.0% in 2018, compared to growth in GDP in 2018. The growth in net primary income of 2.0% in 2018 represented a decrease from the 6.0% growth in net primary income in 2017.

In 2019, GDP grew by 6.1%, compared with growth of 6.3% in 2018. The largest contributor to the lower rate of growth in 2019 was a decrease in the rate of growth in the industry sector, from growth of 7.3% in 2018 to growth of 5.5% in 2019. This was partially offset by increased rates of growth in the agriculture, forestry and fishing sector and the services sector, from growth of 1.1% and 6.7% in 2018 to growth of 1.2% and 7.2% in 2019, respectively. GNI in 2019 grew by 5.4%, compared to growth of 5.9% in 2018. The GNI growth rate was lower than the GDP growth rate due to the contraction in net primary income of 1.6% in 2019, compared to GDP growth in 2019. The contraction in net primary income of 1.6% in 2019 represented a decrease from the 2.0% growth in 2018.

In 2020, GDP contracted by 9.5%, compared with growth of 6.1% in 2019. The largest contributor to the contraction in 2020 was the effect of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in a 9.1% contraction in the services sector in 2020, as compared with growth of 7.2% in 2019, and a 13.1% contraction in the industry sector in 2020, as compared with growth of 5.5% in 2019. GNI in 2020 contracted by 11.5%, compared to growth of 5.4% in 2019. Net primary income contracted by 31.1% in 2020, compared to a contraction of 1.6% in 2019.

In 2021, GDP grew by 5.7%, compared with a contraction of 9.5% in 2020. The largest contributor to growth in 2021 was the improved management of the COVID-19 pandemic, driven by industry sector growth of 8.5% in 2021 compared with a contraction of 13.1% in 2020, as a result of the COVID-19 pandemic. The services sector also grew by 5.4% in 2021 compared to a contraction of 9.1% in 2020. GNI in 2021 grew by 1.7% compared to a contraction of 11.5% in 2020. Net primary income contracted by 51.6% in 2021 compared to a contraction of 31.1% in 2020.

In 2022, GDP grew by 7.6%, compared with growth of 5.7% in 2021. The largest contributor was the gradual reopening of the economy which saw the services sector record 9.2% growth in 2022 compared to 5.4% in 2021. GNI grew by 9.9% in 2022 compared to a contraction of 1.7% in 2021. Net primary income grew by 77.3% in 2022 compared to a contraction of 51.6% in 2021.

In 2023, GDP grew by 5.5%, compared with growth of 7.6% in 2022. The largest contributor in 2023 was growth in the wholesale and retail trade sector, which recorded growth of 5.5% in 2023, and the financial and insurance activities sector, which recorded growth of 8.8% in 2023. This was partially offset by a decrease in the rate of growth in the industry sector, from growth of 6.5% in 2022 to growth of 3.6% in 2023. GNI in 2023 grew by 10.5%, compared to growth of 9.9% in 2022. The growth in net primary income of 96.6% in 2023 represented an increase from the 77.3% growth in 2022.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2018	2019	2020	2021	2022	2023	2018	2023
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,762,616	1,721,539	1,828,424	1,954,487	2,104,090	2,285,159	9.7	9.4
Industry sector
Mining and quarrying	163,322	161,656	137,060	185,371	280,249	232,080	0.9	1.0
Manufacturing	3,488,331	3,614,016	3,169,921	3,424,049	3,795,335	3,943,987	19.1	16.2
Electricity, steam, water, and waste management	557,030	607,881	611,051	650,961	746,104	844,360	3.0	3.5
Construction	1,373,841	1,535,727	1,180,199	1,347,309	1,615,247	1,832,725	7.5	7.5

Total	5,582,525	5,919,281	5,098,232	5,607,689	6,436,935	6,853,152	30.6	28.2
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,237,304	3,517,653	3,317,371	3,502,794	3,987,550	4,444,025	17.7	18.3
Transport and storage	697,839	757,661	551,045	605,204	807,323	977,399	3.8	4.0
Accommodation and food service activities	403,289	431,778	253,013	285,187	396,144	511,146	2.2	2.1
Information and communication	515,925	562,834	593,039	640,034	696,022	733,417	2.8	3.0
Financial and insurance activities	1,498,147	1,681,870	1,823,979	1,963,148	2,224,675	2,565,381	8.2	10.5
Real estate and ownership of dwellings	1,189,673	1,255,644	1,081,612	1,139,221	1,246,861	1,370,154	6.5	5.6
Professional and business services	1,159,265	1,219,757	1,137,558	1,222,489	1,350,881	1,487,291	6.3	6.1
Public administration and defense; compulsory social activities	767,706	890,688	950,590	1,027,079	1,119,710	1,188,487	4.2	4.9
Education	731,607	778,868	719,494	796,472	880,390	976,644	4.0	4.0
Human health and social work activities	308,268	329,862	325,260	385,750	411,577	460,645	1.7	1.9
Other services	411,025	450,429	271,957	281,061	366,118	465,712	2.3	1.9

Total	10,920,048	11,877,043	11,024,918	11,848,438	13,487,251	15,180,301	59.8	62.4

Total GDP	18,265,190	19,517,863	17,951,574	19,410,614	22,028,276	24,318,611	100.0	100.0

Net primary income	1,947,159	1,954,197	1,360,427	690,388	1,294,379	2,670,713
Total GNI	20,212,349	21,472,060	19,312,001	20,101,002	23,322,655	26,989,325
Total GDP ($ billions)(1)	346.8	376.8	361.8	394.1	404.4	437.1
Per capita GDP, PPP concept ($)(2)	8,795	9,365	8,467	9,230	10,497	11,348

Source: Philippine Statistics Authority.

Notes:

(1)	Calculated using the average exchange rate for the period indicated. See “—Monetary System-Foreign Exchange System.”
(2)	Figure represents annualized per capita GDP, PPP concept.

The following table shows GDP by sector, net primary income and GNI at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2018	2019	2020	2021	2022	2023	2018	2023
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,762,616	1,783,855	1,780,391	1,775,210	1,783,735	1,804,907	9.7	8.6
Industry sector
Mining and quarrying	163,322	168,857	137,493	144,498	152,183	155,155	0.9	0.7
Manufacturing	3,488,331	3,620,456	3,266,302	3,556,426	3,729,157	3,779,245	19.1	18.0
Electricity, steam, water, and waste management	557,030	591,312	589,213	615,591	647,222	684,918	3.0	3.3
Construction	1,373,841	1,507,244	1,122,308	1,235,106	1,385,186	1,506,784	7.5	7.2

Total	5,582,525	5,887,869	5,115,316	5,551,622	5,913,748	6,126,102	30.6	29.1
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,237,304	3,489,299	3,275,537	3,413,864	3,710,785	3,913,420	17.7	18.6
Transport and storage	697,839	742,347	515,149	547,807	679,371	767,603	3.8	3.6
Accommodation and food service activities	403,289	425,692	231,811	248,404	329,124	405,418	2.2	1.9
Information and communication	515,925	557,007	585,185	638,971	690,072	719,615	2.8	3.4
Financial and insurance activities	1,498,147	1,676,448	1,769,952	1,854,248	1,987,008	2,161,095	8.2	10.3
Real estate and ownership of dwellings	1,189,673	1,238,469	1,031,275	1,054,235	1,108,167	1,152,506	6.5	5.5
Professional and business services	1,159,265	1,182,159	1,068,769	1,136,507	1,240,353	1,323,643	6.3	6.3
Public administration and defense; compulsory social activities	767,706	871,564	911,188	959,685	1,003,397	1,024,588	4.2	4.9
Education	731,607	766,089	687,610	744,159	796,154	851,619	4.0	4.0
Human health and social work activities	308,268	323,261	306,903	351,472	364,223	391,151	1.7	1.9
Other services	411,025	438,691	258,758	263,899	339,470	410,089	2.3	1.9

Total	10,920,048	11,711,027	10,642,137	11,213,252	12,248,122	13,120,749	59.8	62.3

Total GDP	18,265,190	19,382,751	17,537,843	18,540,084	19,945,605	21,051,758	100.0	100.0

Source: Philippine Statistics Authority.

Principal Sectors of the Economy

Agriculture, Forestry and Fishing Sector

The agriculture, forestry, and fishing sector’s share to GDP was approximately 8.6% in 2023, compared to approximately 9.7% in 2018.

The Republic’s principal agricultural products include cereals, such as rice and corn, both of which are cultivated primarily for domestic use, and other crops, such as coconuts, sugar cane and bananas, produced for both the domestic market and export. The Philippines’ diverse agricultural system contains many coconut plantations farmed by agricultural tenants and workers, sugar haciendas farmed either under labor administration or by tenants, and large “agro-business” plantations devoted mainly to crops for export such as bananas and pineapples. Rice, corn and coconuts each account for approximately a quarter of the country’s cultivated area. Fishing production is divided into commercial, municipal and aquaculture fishing.

The country’s forests, one of the Philippines’ main natural resources, contain a large quantity of hardwood trees. Over the years, population growth, shifting cultivation, illegal logging and inadequate reforestation have depleted the forests, leading to Government-imposed bans on nearly all logging activity in old growth virgin forests and in second growth residual forests.

Production in the agriculture, forestry and fishing sector grew by 1.1% in 2018, compared to growth of 4.2% in 2017. The decreased rate of growth was the result of decreased growth rate or contraction in most subsectors, particularly in palay production, corn production and sugarcane production which grew by 7.7%, 9.1% and 27.4%, respectively, in 2017, compared to contraction of 1.4%, 1.5% and 16.6%, respectively, in 2018.

Production in the agriculture, forestry and fishing sector grew by 1.2% in 2019, compared to growth of 1.1% in 2018. The increased rate of growth was primarily a result of reversals in corn production, mango production and fishing from contractions of 1.5%, 2.9% and 0.6%, respectively, in 2018 to growth of 3.3%, 4.3% and 2.5% respectively, in 2019 and higher growth in production of other crops from growth of 0.2% in 2018 to 4.0% in 2019. These were partially offset by higher contraction rates in cassava production from 2.7% in 2018 to 3.4% in 2019, lower growth in production of coconut including copra from 5.5% in 2018 to 1.0% in 2019, and a reversal in banana production from 1.8% growth in 2018 to 2.1% contraction in 2019.

Production in the agriculture, forestry, and fishing sector contracted by 0.2% in 2020, compared to growth of 1.2% in 2019. The largest contributor to the contraction in 2020 was the effect of the then ongoing global COVID-19 pandemic, which contributed to reversals in other animal production and poultry and egg production from growth of 31.8% and 5.8%, respectively, in 2019 to contraction of 3.2% and 2.4%, respectively, in 2020, as well as a 6.9% contraction in livestock production in 2020 compared to a lower, 0.8% contraction in 2019. These effects were partially offset by a reversal in palay production from a 5.9% contraction in 2019 to a 3.1% growth in 2020.

Production in the agriculture, forestry and fishing sector contracted by 0.3% in 2021, from a previous contraction of 0.2% in 2020. The increased contraction was caused by a contraction in the manufacturing of abaca by 11.1% compared to a contraction of 1.7% in 2020, as well as a 17.3% contraction in livestock production compared to a contraction of 6.9% in 2020.

Production in the agriculture, forestry, and fishing sector grew by 0.5% in 2022 compared to a contraction of 0.3% in 2021. Poultry and egg production was the main contributor to the increase with a 6.7% growth in 2022 compared to a contraction of 0.3% in 2021. This was followed by production of abaca with a 6.9% growth and other animal production with a 4.2% growth compared with contraction of 11.1% and lower growth of 0.9% in 2021, respectively. This was partially offset by a reversal in sugarcane including muscovado-making in the farm at 17.5% in 2022, compared to growth of 8.0% in 2021.

Production in the agriculture, forestry, and fishing sector grew by 1.2% in 2023, compared to a growth of 0.5% in 2022. Tobacco production was the main contributor to the increase with 16.7% growth in 2023 compared to a contraction of 0.7% in 2022. This was followed by mango production with a 10.2% growth and support activities to agriculture, forestry and fishing with a 4.6% growth in 2023 compared with a contraction of 4.2% and a growth of 4.1% in 2022, respectively. This was partially offset by a contraction in the growth of forestry and logging of 22.8% in 2023, compared to a contraction of 0.1% in 2022.

Industry Sector

The industry sector consists of the mining and quarrying, manufacturing, construction, and electricity, steam, water and waste management subsectors. The industry sector’s share to GDP in 2023 was approximately 29.1%, compared to approximately 30.6% in 2018.

In 2018, the industry sector grew by 7.3%, compared with growth of 7.0% in 2017. This lower rate of growth was mainly due to a decrease in the growth of the manufacturing subsector, which decreased from growth of 8.0% in 2017 to growth of 5.1% in 2018. This was partially offset by higher growth in the construction subsector and the electricity, steam, water and waste management subsector, from growth of 6.1% and 4.5%, respectively, in 2017 to growth of 14.3% and 6.5%, respectively, in 2018. See “—Manufacturing Subsector” for details regarding the growth in the manufacturing subsector.

In 2019, the industry sector grew by 5.5%, compared with growth of 7.3% in 2018. The lower rate of growth was primarily a result of lower growth in the manufacturing subsector and the construction subsector, from 5.1% and 14.3% in 2018 to 3.8% and 9.7% in 2019, respectively. These were partially offset by higher growth in the mining and quarrying subsector from 2.0% in 2018 to 3.4% 2019.

In 2020, the industry sector contracted by 13.1%, compared with growth of 5.5% in 2019. The largest contributor to the contraction in 2020 was a 25.5% contraction in the construction subsector in 2020, as compared to a growth of 9.7% in 2019, as well as a 9.8% contraction in the manufacturing subsector in 2020, as compared to a growth of 3.8% in 2019.

In 2021, the industry sector grew by 8.5%, from a contraction of 13.1% in 2020 primarily on account of easing restrictions, which allowed more industries to operate at limited capacity. This resulted in a growth of 10.1% in the construction sector, 8.9% growth in manufacturing, 5.1% growth in mining and quarrying, and 4.5% growth in electricity, steam, and waste management, respectively in 2021, versus contractions of 25.5%, 9.8%, 18.6%, and 0.4%, respectively, in 2020.

In 2022, the industry sector grew by 6.5% compared with growth of 8.5% in 2021. The lower rate of growth was primarily a result of lower growth in the manufacturing subsectors. Manufacturing grew by 4.9% in 2022 compared to a higher growth of 8.9% in 2021. This was partially offset by an increase in construction subsector from growth of 10.1% in 2021 to growth of 12.1% in 2022.

In 2023, the industry sector grew by 3.6% compared with growth of 6.5% in 2022. The lower rate of growth was primarily a result of lower growth in the manufacturing and mining and quarrying subsectors. Manufacturing grew by 1.3% in 2023 compared to a higher growth of 4.9% in 2022. Mining and quarrying grew by 2.0% in 2023 compared to a higher growth of 5.3% in 2022.

Manufacturing Subsector

The Republic’s manufacturing subsector comprises three major industry groups:

•	consumer goods, including the food, footwear and garment industries;

•	intermediate goods, including the petroleum, chemical and chemical product industries; and

•	capital goods, including the electrical machinery and electronics industries.

In 2018, the manufacturing subsector grew by 5.1%, compared to growth of 8.0% in 2017. The lower growth rate was primarily the result of contractions in tobacco products, basic metals and basic pharmaceutical products and pharmaceutical preparations of 12.7%, 4.6% and 7.4%, respectively. These contractions were partially offset by growth in petroleum and other fuel products, paper and paper products and rubber and plastic products of 19.4%, 13.8% and 13.4%.

In 2019, the manufacturing subsector grew by 3.8%, compared with growth of 5.1% in 2018. The lower rate of growth was primarily due to reversal in the radio, television and communication equipment and apparatus and furniture and fixtures subsectors from growth of 9.6% and 6.4% in 2018 to contraction of 2.0% and 19.4% in 2019, respectively, and lower growth rates in rubber and plastic products, non-metallic mineral products, and office, accounting and computing machinery subsectors, from 13.4%, 11.9% and 8.7% in 2018 to 4.0%, 1.6% and 1.5% in 2019, respectively. These were partially offset by higher growth in food manufactures from 5.1% in 2018 to 7.8% in 2019 and a reversal in chemical and chemical products from 3.9% contraction in 2018 to 10.7% growth in 2019.

In 2020, the manufacturing subsector contracted by 9.8%, compared to growth of 3.8% in 2019. The largest contributor to the contraction in 2020 was the effect of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in a 2.7% contraction in the manufacture of food products in 2020 as compared to growth of 3.7% in 2019, a 1.8% contraction in manufacture of chemical and chemical products in 2020 as compared to a growth of 13.3% in 2019, and a 48.1% contraction in manufacture of coke and refined petroleum products in 2020 as compared to a lower contraction of 16.2% in 2019.

In 2021, the manufacturing subsector grew by 8.9%, compared to a contraction of 9.8% in 2020. The largest contributors to the subsector’s growth were 37.9% growth in the manufacture of other non-metallic mineral products in 2021 as compared to a contraction of 24.1% in 2020, 23.5% growth in the manufacture of textiles in 2021 as compared to a contraction of 35.8% in 2020, and 11.1% growth in the manufacture of coke and refined petroleum products in 2021 as compared to a contraction of 48.1% in 2020.

In 2022, the manufacturing subsector grew by 4.9% compared to growth of 8.9% in 2021. The largest contributor to the subsector’s lower rate of growth was the manufacture of basic metals, which contracted by 3.9% in 2022, compared to a 21.9% growth in 2021. This was partially offset by an increased growth of 4.8% in the manufacture of food products in 2022, compared to a growth of 4.4% in 2021.

In 2023, the manufacturing subsector grew by 1.3% compared to growth of 4.9% in 2022. The largest contributors to the subsector’s lower rate of growth were the manufacture of machinery and equipment except electrical, the manufacture of wood, bamboo, cane, rattan articles and related products, and the manufacture of textiles, which contracted by 5.6%, 5.8% and 11.8%, respectively, in 2023, compared to growth of 22.9%, 23.7% and 9.9%, respectively, in 2022. These were partially offset by higher growth in the manufacture of coke and refined petroleum products from 0.4% in 2022 to 35.9% in 2023 and a reversal in the manufacture of basic metals from a contraction of 3.5% in 2022 to 3.9% growth in 2023.

The Electric Power Industry

The Republic’s electric power industry comprises four sectors: generation, transmission, distribution, and supply.

In recent years, the Government has sought to implement measures designed to establish a more competitive power market. These measures include the planned privatization of at least 70% of the National Power Corporation (“NPC”) owned power generation facilities and Independent Power Producer Contracts (“IPP”), and the grant of a concession to operate transmission facilities. Through the Electric Power Industry Reform Act of 2001 (the “EPIRA”), the Government began to institute major reforms with the goal of fully privatizing all aspects of the power industry. The major aspects of the reforms include the (1) restructuring of the entire power industry to introduce competition in the generation sector, (2) change from government to private ownership, and (3) introduction of a stable regulatory framework for the electricity sector. The EPIRA also created the Power Sector Assets and Liabilities Management Corporation (“PSALM”), which is in the process of privatizing the remaining NPC power generation assets, and the National Transmission Corporation (“Transco”), which is wholly owned by PSALM and is the owner of the electrical transmission system of the government.

PSALM has been privatizing NPC’s generation assets through public bidding processes since the last quarter of 2003. PSALM successfully privatized the Government’s transmission business in 2009 and its operation and management was turned-over to the winning concessionaire on January 15, 2009. As of September 30, 2021, a total of 37 generation assets, including 32 generating plants and five decommissioned plants had been successfully transferred to private owners, representing a total generation capacity of 5,251.43 MW. As of September 30, 2021, PSALM had also successfully transferred to private entities (known as IPP Administrators) the management and control of the energy output of power plants covered by six NPC IPP contracts totaling 3,355 MW.

In May 2023, the Government instructed PSALM to privatize all remaining power and real estate assets within the next three years. PSALM has crafted an Asset Management and Privatization Plan which includes the timeline for privatization or disposal of remaining power and real estate assets.

As of December 31, 2023, the privatization of the power plants, both operational and decommissioned, had generated an aggregate of ₱164.6 billion in proceeds, while the transfer of the six NPC Independent Power Producers contracts had generated ₱399.5 billion in proceeds. In addition, the successful privatization of the TransCo business via concession had generated ₱196.3 billion while sale of other assets had generated ₱14.4 billion in proceeds. In total, the proceeds from the privatization of power assets were approximately ₱774.8 billion. The privatization proceeds have been used and will continue to be used to service the financial obligations of the NPC. Pursuant to the implementing rules and regulations of the EPIRA, PSALM plans to continue to privatize the Republic’s power generation assets.

As of December 31, 2023, PSALM’s indebtedness stood at ₱294.3 billion, and the projected shortfall of PSALM’s cash flow at the end of its corporate life in 2026 is expected to be approximately ₱289.5 billion. PSALM’s maturing financial obligations are estimated at ₱130.0 billion and ₱90.1 billion for 2024 and 2025, respectively. This will be financed from the corporate funds from power sales, collection of privatization proceeds, remaining collection of universal charges, Republic Act No. 11371, otherwise known as the Murang Kuryente Act, fund allocation and the proposed borrowing for its 2024 funding requirements is ₱110.0 billion. Under the EPIRA, upon the expiry of PSALM’s statutory mandate in 2026, its assets and debts will be assumed by the Government.

As of December 31, 2023, there are four legislative bills in the House of Representatives, and one in the Senate, which seek to extend PSALM’ s corporate life.

Service Sector

The service sector includes transport, storage and communications; trade and repair of motor vehicles, motorcycles, personal and household goods; financial intermediation; real estate, renting and business activities; public administration and defense; compulsory social security; and other services subsectors. The service sector’s share to GDP is the largest at 62.3% in 2023, an increase from 59.8% in 2018.

The service sector grew by 6.7% in 2018, down from 7.4% growth recorded in 2017. This was primarily due to lower growth rates or contractions in human health and social work activities, professional business services and accommodation and food service activities from 6.6%, 10.4% and 11.6%, respectively, in 2017 to 0.3%, 3.8% and 8.6%, respectively, in 2018, being partially offset by higher growth rates in transportation and storage, information and communication, public administration and defense; compulsory social activities from 7.3%, 4.5% and 9.1%, respectively, in 2017 to 7.7%, 6.7% and 15.2%, respectively, in 2018.

The service sector grew by 7.2% in 2019, compared with growth of 6.7% in 2018. The higher growth was primarily a result of higher growth in the wholesale and retail trade, repair of motor vehicles and motorcycles and the financial and insurance activities subsectors from 5.9% and 8.4% in 2018 to 7.8% and 11.9%, respectively, in 2019. These were partially offset by lower growth in the real estate and ownership of dwellings subsector, the public administration and defense, compulsory social security subsector, and the education subsector, from 5.4%, 15.2% and 8.9% in 2018 to 4.1%, 13.5% and 4.7% in 2019, respectively.

The service sector contracted by 9.1% in 2020, compared to 7.2% growth recorded in 2019. The main contributor to the contraction in the 2020 was the effect of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in a 6.1% contraction in the wholesale and retail trade and repair of motor vehicles and motorcycles subsector as compared to 7.8% growth in 2019; a 30.6% contraction in the transportation and storage subsector as compared to 6.4% growth in 2019; and a 16.7% contraction in the real estate and ownership of dwellings subsector as compared to 4.1% growth in 2019.

The service sector grew by 5.4% in 2021, from a contraction of 9.1% in 2020. Notwithstanding the gradual reopening of the economy, growth in wholesale and retail trade; repair of motor vehicles and motorcycles increased to 4.2% from contraction of 6.1% in 2020. Real estate and ownership of dwellings recorded growth of 2.2% in 2021, compared to contraction of 16.7% in 2020, and growth in financial and insurance services declined from growth of 5.6% in 2020 to 4.8% in 2021.

In 2022, the service sector grew by 9.2% compared to growth of 5.4% in 2021. In 2022, growth was recorded across the service sector with other services at 28.6%, transportation and storage at 24.0%, and accommodation and food service activities at 32.5%, compared to lower growth rates of 2.0%, 6.3% and 7.2%, respectively, in 2021.

In 2023, the service sector grew by 7.1% compared to growth of 9.2% in 2022. In 2023, growth was recorded across the service sector, with growth in accommodation and food services at 23.2%, other services at 20.8%, and transportation and storage at 13.0%, compared to growth rates of 32.5%, 28.6% and 24.0%, respectively, in 2022.

The Government has also implemented several measures to support the tourism industry. The gradual reopening of the country’s borders was accompanied by the easing of vaccination requirements for travelers. Under the Marcos administration, the Department of Tourism also partnered with the Department of Labor and Employment to boost employment in the tourism industry. On June 28, 2023, the Department of Tourism launched the “enhanced” tourism campaign slogan, “Love the Philippines”, which replaces the 11-year-old slogan “It’s More Fun in the Philippines”.

Transport, Storage and Communications Subsector

The geographically diverse nature of the Philippines makes it important to have well developed road, air and sea transportation systems. The Government has encouraged the private sector to provide basic transportation services and strengthen inter-regional and urban links. The Government has expressed its commitment to prioritizing the acceleration of infrastructure development. The Government revisited the list of Infrastructure Flagship Projects (“IFPs”) to review and assess the projects based on the progress of implementation/ government approvals/ project development, and consider emerging priorities under the “new normal”. On April 14, 2021, the NEDA Board Committee on Infrastructure approved the revised list of IFPs, consisting of 112 projects. The NEDA Board confirmed approval of the revised list of IFPs on May 12, 2021. There are 76 transport projects in the May 12, 2021 iteration of the IFP. The Philippine road network is the most important transportation system in the nation. Traffic remains congested in the Manila metropolitan area, despite traffic management and various engineering measures. To ease traffic congestion, the Government has built and continues to promote alternative road networks and mass rapid urban-transit-rail.

Use of Philippine rail facilities has declined largely because of the outdated facilities of the Philippine National Railways. To promote the use of rail facilities, the Government approved several public transportation projects in 2017, including the construction of a 25.3 kilometers underground rail in Manila, a commuter rail from Manila to Laguna (with the latest configuration terminating in Calamba, Laguna), and two other railway projects.

Faced with historical shortages of telephone lines and long waits for basic telephone service, especially outside the Manila metropolitan area, the Government liberalized the telecommunications industry in 1993 to intensify competition with the goal of substantially increasing the number of telephone lines and interconnections. The Government has continued to implement programs designed to provide telephone and mobile services to underserved regions of the country.

As of October 31, 2021, eight international airports and 79 other facilities throughout the Republic helped meet the Republic’s air transport needs. The Government continues to construct, rehabilitate and upgrade airports to modernize air navigation and communications operations in the Republic, with more regional airports capable of accommodating night flights. In line with the Duterte administration’s “Build Build Build” program, 28 airport projects for construction, rehabilitation or upgrade were listed in the Department of Transportation’s priority agenda. The Marcos administration has stated its intent to build on the “Build Build Build” agenda of the previous administration to improve the country’s railways, roads, and airports in order to spur economic activity and growth.

To this end, the Government continues to invest in key infrastructure through its “Build, Better, More” Program. The “Build, Better, More” Program supersedes the “Build Build Build” program under the Duterte administration and focuses on both social and physical infrastructure. As of February 2024, there were proposed to be implemented 185 projects under the “Build, Better, More” program.

Open skies agreements generally allow operating and traffic rights to be granted to foreign air carriers without restrictions on capacity, frequency or type of aircraft. The United States and the Philippines do not have an open skies agreement in place. In February 2016, the Philippines ratified the ASEAN Open Skies agreement with other member nations of the ASEAN bloc. Manila was restricted from participation under the ASEAN Open Skies agreement due infrastructure concerns, including challenges in managing increased air traffic.

In 2017, the International Civil Aviation Organization (“ICAO”) performed safety oversight audits within the framework of its Universal Safety Oversight Audit Programme to determine the Republic’ safety capabilities and the status of implementation of all safety-relevant ICAO Standards and Recommended Practices, associated procedures, guidance material, and best safety practices. In June 2017, the Philippines received approval from the International Civil Aviation Organization, signaling that the country’s aviation sector is compliant with global standards in terms of air safety regulations.

In response to the COVID-19 pandemic, the Government placed restrictions on international flights from and to the Philippines and limited the number of international routes and flights each airline in the Philippines could operate. The Government has adopted a color-coding risk scheme for countries of origin through IATF Resolution No. 144-A to have a more targeted approach to restrictions. Pursuant to Proclamation No. 297 by the President of the Philippines, the state of public health emergency throughout the Philippines has been lifted effective from July 21, 2023.

Net Primary Income

Net primary income is a component of GNI but is not included in GDP. Net primary income is a significant factor in the Philippine economy, largely driven by OFW remittances. Net primary income includes estimates of the amount of compensation of OFWs, as well as investment income of OFWs from their properties. According to the latest figures from the PSA for years 2018, 2019, 2020, 2021, 2022 and 2023, net primary income accounted for 9.6%, 9.0%, 7.0%, 3.3%, and 5.4% and 9.6% of GNI, respectively.

In 2018, net primary income grew by 2.0%, compared to growth of 6.0% in 2017. This decrease was primarily due to decreased growth in inflows arising from compensation of 5.5% in 2017 compared to growth of 4.0% in 2018. This was partially offset by increased growth in inflows arising from property income of 35.4% in 2017 to 42.3% in 2018.

In 2019, net primary income contracted by 1.6%, compared with growth of 2.0% in 2018. This reversal in growth was primarily due to decreased growth in inflows arising from compensation of 4.0% in 2018 compared to growth of 1.7% in 2019 and decreased growth in inflows arising from property income from 42.3% in 2018 to 3.5% in 2019. This was partially offset by a reversal in the outflows arising from decreased growth of property expense, from growth of 15.2% in 2018 to a contraction of 11.6% in 2019.

In 2020, net primary income contracted by 31.1%, compared to a 1.6% contraction in 2019, based on constant 2018 market prices. This higher contraction was primarily due to a 29.3% decrease in inflows arising from compensation in 2020 from growth of 2.4% in 2019. This was partially offset by a 38.3% decrease in outflows arising from compensation in 2020 from growth of 100.3% in 2019.

In 2021, net primary income contracted by 51.6%, compared to a 31.1% contraction the year before, based on constant 2018 market prices. This higher contraction was primarily due to a 48.2% decrease in inflows arising from compensation compared to a 29.3% decrease in 2020, compared to an increase of 18.1% in outflows from compensation in 2020.

In 2022, net primary income grew by 76.8% compared to a 51.6% contraction in 2021, based on constant 2018 market prices. This reversal was primarily due to a decrease of 26.4% in the outflows in investment income in 2022, compared to an increase of 23.8% in the outflow in investment income in 2021.

In 2023, net primary income grew by 97.0% compared to growth of 77.3% in 2022, based on constant 2018 market prices. This increase in growth was primarily due to increased growth in inflows arising from compensation from 47.2% in 2022 to 86.8% in 2023 and increased growth in inflows arising from property income from 42.0% in 2022 to 71.0% in 2023. This was partially offset by a reversal in the outflows arising from compensation, from contraction of 52.9% in 2022 to growth of 170.2% in 2023.

Prices, Employment and Wages

Inflation

The Philippines reports inflation as the annual percentage change in the consumer price index (“CPI”), which measures the average price of a standard “basket” of goods and services used by a typical consumer. The National Statistics Office (“NSO”) conducts a nationwide Family Income and Expenditure Survey every three years. The Family Income and Expenditure Survey 2018 was released in February 2020. In January 2022, the PSA announced that it was rebasing the CPI to base year 2018, and that it would start reporting figures based on the 2018 CPI basket in February 2022. The Government stopped reporting inflation figures based on the 2012 CPI basket in January 2022.

The following table sets out the principal components of the 2018 CPI basket and their weights.

Category	2018 CPI Basket
Food and non-alcoholic beverages	37.75%
Alcoholic beverages and tobacco	2.16%
Clothing and footwear	3.14%
Housing, water, electricity, gas and other fuels	21.38%
Furnishings, household equipment, and routine household maintenance	3.22%
Health	2.89%
Transport	9.03%
Information and communication	3.41%
Recreation, sport, and culture	0.96%
Education services	1.96%
Restaurants and accommodation services	9.62%
Financial services	0.03%
Personal care and miscellaneous goods and services	4.46%

The following table sets out the CPI and inflation rate. Figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2019	2020	2021	2022	2023	2024(1)
Consumer price index	102.4	104.8	108.9	115.3	122.2	125.6
Inflation rate	2.4%	2.4%	3.9%	5.8%	6.0%	3.7%

Sources: Bangko Sentral; Philippine Statistics Authority.

Note:

(1)	Preliminary data as of March 31, 2024.

Consumer Price Index

The discussion below is based on the 2018 CPI basket.

The average inflation rate for 2019 was 2.4%. The rate of inflation in 2019 was due mainly to decreases in the price indices of food and non-alcoholic beverages, alcoholic beverages and tobacco, housing, water, electricity, gas, and other fuels, transportation, restaurant and miscellaneous goods and services.

The average inflation rate for 2020 was 2.4%, unchanged from the rate in 2019. Inflation in 2020 saw growth in the price indices of food and non-alcoholic beverages at 2.9% in 2020 as compared to 1.6% in 2019, which was offset by lower growth in the price indices of housing, water, electricity, gas, and other fuels at 0.7% in 2020 and restaurants and accommodation services at 2.1% in 2020 as compared to 2.5% and 3.5%, respectively, in 2019.

The average inflation rate for 2021 was 3.9%, higher than the average inflation rate of 2.4% in 2020. The higher rate of inflation in 2021 was due mainly to increases in the rates of inflation for food and non-alcoholic beverages, transport, and housing, water, electricity, gas, and other fuels from 2.9%, 1.5%, and 0.7%, respectively, in 2020 to 4.2%, 9.3%, and 2.5%, respectively, for 2021.

The average inflation rate for 2022 was 5.8%, higher than the average of 3.9% for 2021. The upward trend was due mainly to the higher annual growth rate in the price index for transport at 12.9%, alcoholic beverages and tobacco at 7.9%, and food and non-alcoholic beverages at 5.9%. The following increases in price indices in 2022 also contributed to the increase in average inflation rate in 2022: housing, water, electricity, gas and other fuels, 6.4%; clothing and footwear, 2.6%; furnishings, household equipment and routine household maintenance, 3.2%; recreation, sport and culture, 2.3%; restaurants and accommodation services, 4.1%; information and communication, 0.6% and personal care and miscellaneous goods and services, 3.0%.

The average inflation rate for 2023 was 6.0%, higher than the average inflation rate of 5.8% for 2022. The higher rate of inflation in 2023 was due mainly to increases in the rates of inflation for food and non-alcoholic beverages and inflation for alcoholic beverages and tobacco from 5.9% and 7.9%, respectively, in 2022 to 7.9% and 10.7%, respectively, for 2023.

The average inflation rate as of February 2024 was 3.4%, lower than the average inflation rate of 8.6% as of February 2023. The lower rate of inflation as of February 2024 was due mainly to decreases in the rates of inflation for food and non-alcoholic beverages, and housing, water, electricity, gas and other fuels, from 10.8% and 8.6%, respectively, as of February 2023 compared to 4.6% and 0.9%, respectively, as of February 2024.

Producer Price Index (“PPI”)

In January 2021, the 2018 PPI basket was released. The PSA rebased 2019 and 2020 PPI to base year 2018.

In 2019, the producer price index recorded an average inflation of 1.6% based on the 2018 PPI basket, compared to average inflation of 0.7% recorded in 2018. This was primarily due to decreases in the producer price indices for basic metals which posted an average deflation of 6.4% based on the 2018 PPI basket, compared with average inflation of 4.6% based on the 2020 PPI basket.

In 2020, the producer price index recorded an average deflation of 4.0%, compared to average inflation of 1.6% recorded in 2019. This was primarily due to decreases in the price indices for furniture, which posted an average deflation of 6.5%, compared to an average deflation of 2.4% in 2019. The producer price indices for most other major industry groups likewise decreased during this period.

In 2021, the producer price index recorded an average deflation of 1.8%, compared to average deflation of 4.6% in 2020. Manufacture of coke and refined petroleum products posted an average inflation of 5.0% compared to deflation of 21.8% in 2020.

In 2022, the producer price index recorded an average inflation of 6.5%, compared to average deflation of 1.8% in 2021. This was primarily attributable to increases in the price indices for the manufacture of coke and refined petroleum products and the manufacture of chemical and chemical products, which registered an average inflation of 16.7% and 9.0%, respectively. The producer price indices for most other major industry groups likewise increased during this period.

In 2023, the producer price index recorded an average inflation of 1.4%, compared to average inflation of 6.5% in 2022. This was primarily attributable to decreases in the price indices of the manufacture of basic metals and the manufacture of coke and refined petroleum products, which registered an average deflation of 3.8% and 3.7%, respectively. This was partially offset by increases in the price indices of the manufacture of leather and related products, including footwear, and manufacture of beverages, which posted an average inflation of 4.4% and 10.6%, respectively.

The producer price index as of February 29, 2024 recorded an average deflation of 1.2%, compared to average inflation of 3.9% as of February 28, 2023. This was primarily attributable to decreases in the price indices for the manufacture of chemical and chemical products and the manufacture of paper and paper products, which registered an average deflation of 4.4% and 2.0%, respectively.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2019(1)	2020(2)	2021(3)	2022(4)		2023(5)		2024(6)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(7)	41,961	39,837	43,988	46,890		50,525		48,951
Unemployment rate	5.1	10.3	7.8	5.4	(8)	4.3	(9)	3.5
Employment share by sector:
Agriculture, forestry and fishing sector	22.2	24.8	25.6	24.0		24.4		21.3
Industry sector
Mining and quarrying	0.4	0.5	0.4	0.3		0.4		0.5
Manufacturing	8.7	8.1	8.0	7.7		7.5		7.5
Construction	9.8	9.4	9.1	8.8		10.1		9.7
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1		0.1		0.2
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.1	0.2		0.2		0.2

Total industry sector	19.3	18.3	17.8	17.1		18.3		18.1
Service sector
Transportation and storage	8.2	7.4	6.5	6.7		6.9		7.9
Wholesale and retail trade; repair of motor vehicles and motorcycles	20.0	20.5	21.5	22.3		20.3		21.8
Finance and housing(10)	8.5	8.4	8.2	7.6		7.4		7.9
Other services(11)	21.9	20.6	20.4	22.2		22.7		23.4

Total service sector	58.4	56.9	56.6	58.9		57.3		60.6

Total employed	100.0	100.0	100.0	100.0		100.0		100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(3)	Preliminary results as of December 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(4)	Preliminary results as of December 2022 based on the 2022 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of December 2023 based on the 2023 Annual Estimates of Labor Force Survey December rounds.
(6)	Preliminary results as of February 2024 based on the 2024 Annual Estimates of Labor Force Survey February rounds.
(7)	Does not include OFWs.
(8)	Preliminary data for 2022.
(9)	Preliminary data for 2023.
(10)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(11)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage adjustments, which vary based on region and industry. Under Philippine law, minimum wage adjustments may only be increased once in any 12-month period. However, petitions for a minimum wage increase may be entertained when there is a supervening condition, such as an extraordinary increase in the prices of petroleum products and/or basic goods and services. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. As of March 2024, the minimum wage for non-agricultural workers in the Metro Manila, was ₱610 per day, while for agricultural workers, the minimum wage was ₱573 per day. In other regions of the Republic, the minimum wage for non-agricultural workers ranges from ₱361 to ₱520 per day, while for agricultural workers the minimum wage ranges from ₱336 to ₱479 per day.

The Government defines unemployment to include all persons at least 15 years old without work who are seeking work and are also immediately available for work (excluding, for example, students seeking work who would not be able to immediately take on new employment). A person may still be considered unemployed despite not seeking work if he/she did not look for work due to any of the following reasons: (a) tired/believe no work is available, (b) awaiting results of previous job application, (c) temporary illness/disability, (d) bad weather, or (e) waiting for rehire/job recall.

In 2019, the total number of employed persons in the Republic, excluding OFWs, was estimated at 42.4 million people. The unemployment rate was 5.1%, a decrease from the 5.3% rate recorded as of the end of 2018. The rate of labor force participation and the rate of underemployment were 61.3% and 14.0% in 2019, respectively, representing an increase from the 60.9% and a decrease from the 16.4% in 2018, respectively. As in previous years, workers in the Republic were employed primarily in the service sector, representing 58.0% of the total employed population in the Republic, of which workers in wholesale and retail trade; repair of motor vehicles and motorcycles comprised 19.9% of the total employed. The agriculture, forestry and fishing sector and the industry sector comprised 22.9% and 19.1%, respectively, of the total employed in 2019.

In 2020, the total number of employed persons in the Republic, excluding OFWs, was estimated at 39.8 million people. The unemployment rate was 10.3%, higher than the 5.1% rate recorded in 2019. The rate of labor force participation and the rate of underemployment were 59.5% and 16.2%, respectively, representing a decrease from the 61.3% and an increase from the 13.8% in 2019, respectively. As in previous years, workers in the Republic were employed primarily in the service sector, representing 56.9% of the total employed population in the Republic, of which workers in wholesale and retail trade; repair of motor vehicles and motorcycles comprised 20.5% of the total employed. The agriculture, forestry and fishing sector and the industry sector comprised 24.8% and 18.3%, respectively, of the total employed in 2020.

In 2021, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 44.0 million. The unemployment rate was 6.6% in 2021, lower than the 10.3% unemployment rate recorded in 2020. The rate of labor force participation and the rate of underemployment were 65.1% and 14.7% respectively, representing an increase from 59.5% in 2020, and a decrease from 16.2%, in 2020, respectively. In 2021, workers in the Republic were primarily employed in the service sector, representing 56.6% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles made up 21.5% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 25.6% and 17.8%, respectively, of the total employed in 2021.

In 2022, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 46.9 million. The unemployment rate was 4.3% as of December 2022 based on preliminary data, lower than the 6.6% unemployment rate recorded as of December 2021. The rate of labor force participation was 66.4% as of December 2022, higher than 65.1% as of December 2021. As of December 2022, workers in the Republic were primarily employed in the service sector, representing 58.9% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 22.3% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 24.0% and 17.1%, respectively, of the total employed as of December 2022, compared to 25.6% and 17.8%, respectively, as of December 2021.

In 2023, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 50.5 million. The unemployment rate was 3.1% as of December 2023 based on preliminary data, lower than the 4.3% unemployment rate recorded as of December 2022. The rate of labor force participation was 66.6% as of December 2023, higher than 66.4% as of December 2022. As of December 2023, workers in the Republic were primarily employed in the service sector, representing 57.3% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 20.3% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 24.4% and 18.3%, respectively, of the total employed as of December 2023, compared to 24.0% and 17.1%, respectively, as of December 2022.

As of February 2024, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 49.0 million. The unemployment rate was 3.5% as of February 2024 based on preliminary data, lower than the 4.8% unemployment rate recorded as of February 2023. The rate of labor force participation was 64.8% as of February 2024, lower than 66.6% as of February 2023. As of February 2024, workers in the Republic were primarily employed in the service sector, representing 60.6% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 21.8% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 21.3% and 18.1%, respectively, of the total employed as of February 2024, compared to 24.1% and 16.3%, respectively, as of February 2023.

The following tables present employment information in the Republic by gender and by age group:

	Percentage Distribution of Population 15 Years Old and over by Employment Status, by Age Group
Age Group	February 2023	February 2024
	(Unemployed) (all figures in percentages)
Both sexes 15 – 24	27.6	32.7
25 – 34	38.2	37.3
35 – 44	16.0	14.0
45 – 54	10.3	9.0
55 – 64	6.8	5.3
65 and over	1.1	1.6
Not reported	0.0	0.0
Total for all ages	100.0	100.0

Sources: Philippine Statistics Authority; February 2024 Labor Force Survey.

	Percentage Distribution of Labor Force by Sex
	February 2023	February 2024
	(all figures in percentages)
Labor Force
Male	58.0	58.4
Female	42.0	41.6

Total	100.0	100.0
Employed
Male	58.2	58.5
Female	41.8	41.5

Total	100.0	100.0
Unemployed
Male	54.2	54.7
Female	45.8	45.3

Total	100.0	100.0

Sources: Philippine Statistics Authority; February 2024 Labor Force Survey.

As of February 2024, 32.7% of the total unemployed population consisted of young people aged 15 to 24 years old, higher than the 27.6% recorded as of February 2023. In terms of gender, the female population represented 41.5% and 45.3% of the employed and unemployed workforce, respectively, as of February 2024, whereas the male population represented 58.5% and 54.7% of the employed and unemployed workforce, respectively, as of February 2024.

The PSA publishes statistics on poverty in the Republic measured in terms of a Government-determined per capita poverty threshold, which is the minimum income required for a family or individual to meet basic food and non-food requirements and a per capita subsistence threshold, which is the minimum income required for a family or individual to meet basic food requirements. According to the PSA, the proportion of families with per capita income below the per capita poverty threshold was 13.2% in 2021, an increase from 12.1% recorded in 2018. The poverty incidence in 2021 was 18.1%, an increase from 16.7% recorded in 2018. According to NEDA, the effects of the COVID-19 pandemic, including income and employment losses, caused the poverty incidence rate to rise, accompanied by difficulties for poor families caused by restrictions on mobility and low earning capacity. In the first six months of 2023, the estimate of the poverty incidence was 16.4%, a decrease from the 18.0% in the first six months of 2021.

Overseas Employment

OFW remittances are a significant source of income for the Philippine economy. The Republic accounts for estimates of the amount of compensation of OFWs, as well as investment income of OFWs from their properties as net primary income, and net primary income accounted for 9.6%, 9.0%, 7.0%, 3.3%, 5.4% and 9.6% of GNI in 2018, 2019, 2020, 2021, 2022 and 2023, respectively, according to the PSA. Cash inflows from OFWs increased by 2.9% to $20.9 billion in the first seven months of 2022 as compared to $20.3 billion in the first seven months of 2021. Meanwhile, cash inflows from OFWs increased by 3.6% to $36.1 billion in 2022 compared to $34.9 billion in 2021, according to preliminary data.

According to the PSA’s 2022 Survey on Overseas Filipinos, there were approximately 2.0 million OFWs, approximately 42.2% of which were males and 57.8% of which were females.

The following table presents the geographical distribution of OFWs.

	Geographical Distribution of OFWs
	By Place of Work as of 2022(1)	Total Cash Remittances for the nine months ended September 30, 2022(2)	Average Cash Remittance per OFW for the nine months ended September 30, 2022(2)
	(in percentages)	(₱ in millions)	(₱ in thousands)
Africa	1.0	3,308	200
Asia	80.8	103,449	75
East Asia(3)	17.8	—	—
Southeast and South-Central Asia(4)	8.2	—	—
Western Asia(5)	54.8	—	—
Australia	2.9	7,955	174
Europe	9.0	18,763	121
North and South America	6.3	11,924	115

Total	100.0	145,398	85

Source: Philippine Statistics Authority-2022 Survey on Overseas Filipinos.

Notes:

(1)	Estimates cover overseas Filipinos whose departure occurred within the last five years and who are working or had worked abroad during the six months from April 1, 2022 to September 30, 2022.
(2)

Estimates cover remittances during six months prior to survey of overseas Filipinos whose departure occurred within the last five years ended September 30, 2022 and who are working or had worked abroad during the six months from April 1, 2022 to September 30, 2022.

(3)	Includes Hong Kong, Japan, Taiwan, the People’s Republic of China and South Korea, among others.
(4)	Includes Malaysia, Singapore, Brunei, Cambodia and Indonesia, among others.
(5)	Includes Kuwait, Qatar, Saudi Arabia, United Arab Emirates, Bahrain, Israel, Lebanon and Jordan, among others.

The following table presents the occupational distribution of OFWs.

Occupational Distribution of OFWs
By Occupation as of 2022(1)
(in percentages)
Managers	1.8
Professionals	7.1
Technicians and associate professionals	8.1
Clerical support workers	2.8
Service and sales workers	15.5
Skilled agricultural forestry and fishery workers	0.8
Craft and related trades workers	7.0
Plant and machine operators and assemblers	12.4
Elementary occupations	44.4

Total	100.0

Source: Philippine Statistics Authority-2022 Survey on Overseas Filipinos.

Note:

(1)

Estimates cover overseas Filipinos whose departure occurred within the last five years ended September 30, 2022 and who are working or had worked abroad during the six months from April 1, 2022 to September 30, 2022.

The following table presents the gender and age distribution of OFWs.

	Age Distribution of OFWs as of 2022(1)
Age Group	Both sexes	Male	Female
	(%)
15 – 24	2.6	2.4	2.8
25 – 29	16.8	17.7	16.1
30 – 34	23.4	21.9	24.4
35 – 39	18.0	14.1	21.0
40 – 44	16.5	15.5	17.2
45 and over	22.7	28.4	18.5

Total for all ages	100.0	100.0	100.0

Source: Philippine Statistics Authority-2022 Survey on Overseas Filipinos.

Note:

(1)

Estimates cover overseas Filipinos whose departure occurred within the last five years ended September 30, 2022 and who are working or had worked abroad during the six months from April 1, 2022 to September 30, 2022.

As a result of the economic effects of the global COVID-19 pandemic, the Government estimates that over 100,000 OFWs had lost their overseas employment by April 30, 2020. In response, the Government implemented the COVID-19 Adjustment Measures Program, a cash assistance program entitling OFWs to receive a one-time cash transfer in the amount of ₱10,000 or $200 to ameliorate the economic effects of the COVID-19 pandemic. This program was available to OFWs who lost their overseas employment, contracted COVID-19, or who were unable to return to their overseas employment country due to lockdown or border control measures.

Despite the recent challenges posed by the COVID-19 pandemic, demand for Filipino workers abroad is expected to remain strong in the medium to long terms, especially for those in the healthcare and information technology sectors. Specifically, demand for doctors, nurses, radiologists, psychologists, and occupational therapists is expected to be high in Europe, while demand for if-skilled workers and construction workers are expected to be high in both Europe and the Americas, particularly Guam, in the medium to long terms.

As of December 30, 2023, according to preliminary data from the NEDA, the total deployment of OFWs has increased by 93.31% from 1,205,690 in 2022 to 2,330,720 in 2023.

Social Security System and Government Service Insurance System

The Republic does not pay any unemployment compensation or make any general welfare payments other than through the Social Security System and the Government Service Insurance System. The Social Security System provides private sector employees, including self-employed persons and their families, with protection against decreases in income due to disability, sickness, old age and death. Monthly contributions by covered employees and their employers, and investment income of the Social Security System, fund the system. The Social Security System invests its funds in Government securities and in domestic equity securities.

The Government Service Insurance System administers social security benefits for Government employees, including retirement benefits, life insurance, medical care and sickness and disability benefits. It also administers the self-insurance program for Government properties, such as buildings and equipment. The Government Service Insurance System also oversees loan programs, including housing loans for Government employees. Monthly contributions by covered employees and their employers fund the system. Government agencies must include in their annual appropriations the amounts needed to cover their share of the contributions and any additional premium required based on the hazardous nature of the work. The Government Service Insurance System invests its funds in a manner similar to the Social Security System.

National Savings

The following table sets out gross savings and gross domestic savings as a percentage of GDP.

	National Savings
Item	2018	2019	2020	2021	2022
	(%)
Gross savings (% of GDP)	33.8	31.8	24.8	20.2	22.5

Gross domestic savings (% of GDP)	15.4	14.3	9.7	9.2	9.1

Source: World Bank national accounts data.

Sustainable Finance Framework

In January 2022, the Republic published its Sustainable Finance Framework (the “Framework”) to support its sustainability commitments. The Framework solidifies its commitment to implementing the United Nations Sustainable Development Goals (“UN SDGs”) set by the United Nations General Assembly in 2015 for the year 2030. The Framework sets out how the Republic intends to raise green, social or sustainability bonds, loans and other debt instruments in the international capital markets. The Republic’s Framework and eligible expenditures portfolio under the Framework are aligned with the four core components of the Green Bond Principles 2021, Social Bond Principles 2021, and Sustainability Bond Guidelines 2021 published by the International Capital Market Association, as well as Green Loan Principles 2021 and Social Loan Principles 2021 published by the Loan Market Association and the ASEAN Green Bond Standards issued by the ASEAN Capital Markets Forum in October 2018.

With any financing raised under the Framework, the Republic intends to contribute to the development of the sustainable financing market domestically in the Philippines. The Framework lays out the process that will be used to ensure transparency and disclosure of the use of proceeds, as well as the expected environmental and social impact of eligible green and social projects, in keeping with international best practices.

Proceeds of financings raised under the Framework will be used to support projects that reflect the Republic’s commitment toward sustainable development and the UN SDGs, in line with the Philippine Development Plan 2017-2022 and Public Investment Program 2017-2022. The issuance of sustainable financing instruments will also support the Republic’s climate change commitments under its National Framework Strategy on Climate Change, including the Republic’s Nationally Determined Contribution in accordance with Decision 1/CP.21 of the Conference of Parties of the United Nations Framework Convention on Climate Change, which has the objective to reduce greenhouse gas emissions by 75% by 2030. Eligible social expenditures, and/or eligible green expenditures under the Framework can include direct or indirect investments, subsidies, support schemes, incentive mechanisms or tax foregone (or a combination of such expenditures) and selected operational expenditures. Such eligible social projects and/or eligible green projects exclude any contributions from other stakeholders.

The Republic has also endeavored to follow the United Nations Environment Programme’s Sustainable Blue Economy Finance Principles in respect of asset categories in relation to a sustainable blue economy. The following are the four core components of these principles (i) Use of Proceeds, (ii) Process for Project Evaluation and Selection, (iii) Management of Proceeds and (iv) Reporting; including a reference to external reviews. Sustainable financing instruments issued under the Framework will be standard recourse-to-the-issuer obligations and investors will not bear the credit risk of the underlying allocated eligible asset exposures. The Republic expects to publish an allocation and impact report for any outstanding sustainable financing instrument issued under the Framework on an annual basis on the Department of Finance and Bureau of Treasury’s publicly available websites.

The Framework has been evaluated by an independent rating and research agency based in France, which has so indicated in a second party opinion (“Opinion”) delivered to the Republic stating that the Framework is aligned with the International Capital Market Association’s Green Bond Principles and Social Bond Principles (each as adopted in 2021), and the Loan Market Association’s Green Loan Principles and Social Loan Principles (each as adopted in 2021). The Opinion provides opinions on certain environmental and related considerations and is not intended to address any credit, market, or other aspects of an investment in any securities, including without limitation market price, marketability, investor preference, or suitability of any security. The Opinion is a statement of opinion, not a statement of fact. The Opinion is not, nor should be deemed to be, a recommendation by the Republic to buy, sell or hold any securities. No representation or assurance is given by the Republic as to the suitability or reliability of the Opinion or any other opinion or certification of any third party made available in connection with any sustainable financing instrument, including any global bonds, issued by the Republic under the Framework or otherwise, nor is any such opinion or certification a recommendation by the Republic to buy, sell or hold any such securities.

The Framework and the Opinion are available on the Republic’s publicly available website. The contents of any publicly available website referred to herein, the Framework, the Opinion and any practices contemplated under these documents are not incorporated into this annual report, or the terms of the global bonds. They do not establish enforceable contractual obligations of the Republic. These documents speak only as of their respective dates, and are subject to change without notice and the Republic does not assume any responsibility or obligation to update or revise such documents, regardless of whether such documents are affected by the results of new information, future events or otherwise. Although the Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by the Republic to conform to these practices does not constitute or give rise to a breach or an event of default under the global bonds. The Republic does not accept any responsibility for any losses howsoever arising, directly or indirectly, from the Framework, the Opinion or their respective contents. Accordingly, investors are cautioned not to place undue reliance on these documents.

Balance of Payments

Overview

Balance of payments figures measure the relative flow of goods, services, and capital into and out of the country as represented in the current account and the capital and financial account. The current account tracks a country’s trade-in-goods, services, income and current transfer transactions. The capital and financial account includes the capital account, which covers all transactions involving capital transfers and acquisition or disposal of non-produced, non-financial assets, and the financial account, which covers all transactions associated with changes of ownership in the foreign financial assets and liabilities of an economy. A balance of payments surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. A balance of payments deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency.

Revisions

The balance of payments statistics released by the Bangko Sentral are based on the trade-in-goods statistics compiled by the NSO. However, for purposes of inclusion in the overall balance of payments, the trade-in-goods statistics reported by the NSO are adjusted by the Bangko Sentral to exclude temporary exports and imports and returned goods. In March 2013, the Bangko Sentral adopted the IMF’s BPM6 framework covering balance of payments statistics for 2011 onwards, pursuant to which the property income and expense accounts have been revised. Concurrently with the releases of the latest balance of payments data, the Bangko Sentral often releases revisions to the balance of payments data previously reported adjusting for any updated data received from various departments and any change in reporting methodology. The balance of payments data presented below reflects the latest data published by the Bangko Sentral as of the date of this annual report.

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
Current account(2)	(8,877)	(3,047)	11,578	(5,943)	(18,261)	(11,206)
Exports	129,980	136,889	119,867	130,082	143,234	152,101
Imports	138,857	139,936	108,289	136,024	161,495	163,307
Goods, Services, and Primary Income	(35,695)	(30,996)	(15,807)	(35,444)	(48,857)	(42,252)
Total exports	102,373	108,143	91,627	99,630	111,856	119,963
Total imports	138,068	139,139	107,435	135,074	160,714	162,215
Goods and Services	(39,364)	(36,272)	(19,909)	(38,767)	(53,806)	(46,668)
Exports	90,374	94,741	80,034	87,798	98,832	103,601
Imports	129,738	131,013	99,943	126,565	152,638	150,269
Goods	(50,972)	(49,312)	(33,775)	(52,806)	(69,701)	(65,788)
Exports	51,977	53,477	48,212	54,228	57,710	55,316
Imports	102,949	102,788	81,987	107,034	127,412	121,104
Services	11,608	13,039	13,866	14,039	15,895	19,120
Exports	38,397	41,264	31,822	33,570	41,122	48,285
Imports	26,789	28,225	17,956	19,531	25,226	29,165
Primary Income	3,669	5,276	4,101	3,323	4,949	4,416
Receipts	11,999	13,402	11,594	11,832	13,024	16,362
Payments	8,330	8,125	7,492	8,509	8,076	11,946
Secondary Income	26,818	27,949	27,386	29,501	30,596	31,046
Receipts	27,607	28,746	28,240	30,452	31,378	32,138
Payments	788	797	854	950	781	1,092
Capital account(2)	65	127	63	80	23	67
Receipts	103	147	88	99	86	81
Payments	38	20	25	19	62	14
Financial account(3)	(9,332)	(8,034)	(6,906)	(6,433)	(13,885)	(15,415)
Net acquisition of financial assets(4)	7,522	7,297	13,286	10,261	2,533	2,836
Net incurrence of liabilities(4)	16,855	15,331	20,192	16,694	16,419	18,251
Direct investment	(5,833)	(5,320)	(3,260)	(9,732)	(5,631)	(4,959)
Net acquisition of financial assets(4)	4,116	3,351	3,562	2,251	3,861	3,905
Net incurrence of liabilities(4)	9,949	8,671	6,822	11,983	9,492	8,864
Portfolio investment	1,448	(2,474)	(1,680)	10,237	(1,684)	925
Net acquisition of financial assets(4)	4,740	2,402	6,567	7,809	(281)	1,507
Net incurrence of liabilities(4)	3,292	4,876	8,246	(2,428)	1,402	582
Financial derivatives	(53)	(173)	(199)	49	(48)	(115)
Net acquisition of financial assets(4)	(679)	(874)	(796)	(449)	(632)	(779)
Net incurrence of liabilities(4)	(626)	(701)	(596)	(498)	(584)	(664)
Other investment	(4,894)	(67)	(1,767)	(6,987)	(6,523)	(11,266)
Net acquisition of financial assets(4)	(654)	2,417	3,953	649	(415)	(1,797)
Net incurrence of liabilities(4)	4,240	2,484	5,720	7,636	6,108	9,469
Net unclassified items(5)	(2,826)	2729	(2,526)	774	(2,911)	(604)
Overall balance of payments position(6)	(2,306)	7,843	16,022	1,345	(7,263)	3,672

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(3)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(4)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(5)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(6)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In 2018, the overall balance of payments position of the Republic recorded a deficit of $2.3 billion compared to the $863 million deficit recorded in 2017. The change was primarily the result of increased deficit in the current account, which was partially offset by increased net inflows in the financial account. The current account recorded a deficit of $8.9 billion in 2018, representing a significant increase from the deficit of $2.1 billion in 2017. The financial account recorded net inflows of $9.3 billion in 2018, representing a significant increase from the net inflows of $2.8 billion in 2017.

In 2019, the overall balance of payments position of the Republic recorded a surplus of $7.8 billion, compared to a deficit of $2.3 billion recorded in 2018. The reversal was primarily the result of a decreased deficit in the current account and decreased net inflow in the financial account. The current account recorded a deficit of $3.0 billion in 2019, representing a 65.7% decrease from the deficit of $8.9 billion recorded in 2018. The financial account recorded a net inflow of $8.0 billion in 2019, representing a 13.9% decrease from the net inflow of $9.3 billion recorded in 2018.

In 2020, the overall balance of payments position of the Republic recorded a surplus of $16.0 billion compared to the $7.8 billion surplus recorded in 2019. The change was primarily the result of a net inflow in the current account, which recorded a surplus of $11.6 billion in 2020, as compared to a deficit of $3.0 billion in 2019. This was partially offset by a lower net outflow in the financial account, which recorded net outflows of $6.9 billion in 2020, as compared to net outflows of $8.0 billion in 2019.

In 2021, the overall balance of payments position of the Republic recorded a surplus of $1.3 billion compared to the $16.0 billion surplus in 2020. The change was primarily the result of a deficit in the current account, as well as a higher deficit in the financial account. The current account recorded a deficit of $5.9 billion in 2021, a reversal from the surplus of $11.6 billion recorded in 2020. The financial account recorded net outflows of $6.4 billion in 2021, as compared to net outflows of $6.9 billion in 2020.

In 2022, the overall balance of payments position of the Republic recorded a deficit of $7.3 billion compared to the surplus of $1.3 billion in 2021. The change was primarily the result of a deficit in the current account, as well as a higher deficit in the financial account. The current account recorded a deficit of $18.3 billion in 2022 which exceeds the deficit of $5.9 billion recorded in 2021. The financial account recorded net outflows of $13.9 billion in 2022, as compared to net outflows of $6.4 billion in 2021.

In 2023, based on preliminary data, the overall balance of payments position of the Republic recorded a surplus of $3.7 billion, compared to a deficit of $7.3 billion in 2022. This surplus was primarily a result of a decreased deficit in the current account, as well as an increased surplus in trade in services. The current account recorded a deficit of $11.2 billion, compared to a deficit of $18.3 billion in 2022. Trade in services recorded net inflows of $19.1 billion in 2023, compared to net inflows of $15.9 billion in 2022. This was partially offset by a higher outflow in the financial account, which recorded net outflows of $15.4 billion in 2023, compared to net outflows of $13.9 billion in 2022.

In the first two months of 2024, based on preliminary data, the overall balance of payments position of the Republic recorded a deficit of $0.9 billion, compared to a surplus of $2.2 billion in the same period of 2023. This deficit was primarily a result of the continued trade-in-goods deficit coupled with the Government’s net repayments of its foreign loans.

Current Account

In 2018, the current account recorded a deficit of $8.9 billion, compared to a deficit of $2.1 billion recorded in 2017. The increase in the current account deficit was primarily the result of a higher trade-in-goods deficit of $51.0 billion in 2018, representing an increase of 26.8% over the trade-in-goods deficit of $40.2 billion in 2017. The higher trade-in-goods deficit was a result of an increase in imports of goods by 11.9% from $92.0 billion in 2017 to $102.9 billion in 2018. These were partially offset by an increase in the trade-in-service surplus by 33.5% from $8.7 billion in 2017 to $11.6 billion in 2018.

In 2019, the current account recorded a deficit of $3.0 billion, compared to a deficit of $8.9 billion recorded in 2018. This decreased deficit was primarily due to a 3.3% decrease in trade-in-goods deficit from $51.0 billion in 2018 to $49.3 billion in 2019, an 12.3% increase in trade-in-services surplus from $11.6 billion in 2018 to $13.0 billion in 2019, a 43.8% increase in primary income from $3.7 billion in 2018 to $5.3 billion in 2019 and a 4.2% increase in secondary income from $26.8 billion in 2018 to $27.9 billion in 2019.

In 2020, according to revised data, the current account recorded a surplus of $11.6 billion, compared to a deficit of $3.0 billion recorded in 2019. This surplus was primarily due to a 31.5% decrease in trade-in-goods deficit from $49.3 billion in 2019 to $33.8 billion in 2020. This effect was partially offset by 22.3% and 2.0% decreases in surplus in primary income and secondary income to $4.1 billion and $27.4 billion in 2020, respectively, compared to $5.3 billion and $27.9 billion in 2019, respectively.

In 2021, the current account recorded a deficit of $5.9 billion, a reversal from the surplus of $11.6 billion recorded in 2020. This deficit was primarily due to a 56.3% increase in the trade-in-goods deficit from $33.8 billion in 2020 to $52.8 billion in 2021, and a 19.0% decrease in the primary income surplus from $4.1 billion in 2020 to $3.3 billion in 2021. These effects were partially offset by a 7.7% increase in the secondary income surplus from $27.4 billion in 2020 to $29.5 billion in 2021.

In 2022, the current account recorded a deficit of $18.3 billion, compared to a deficit of $5.9 billion in 2021. This deficit was primarily due to a 32.0% increase in the trade-in-goods deficit from $52.8 billion in the 2021 to $69.7 billion in 2022. This was partially offset by a 13.2% increase in the trade-in-services surplus from $14.0 billion in 2021 to $15.9 billion in 2022, a 48.9% increase in primary income surplus from $3.3 billion in 2021 to $4.9 billion in 2022, and a 3.7% increase in secondary income surplus from $29.5 billion in 2021 to $30.6 billion in 2022.

In 2023, according to preliminary data, the current account recorded a deficit of $11.2 billion, compared to a deficit of $18.3 billion in 2022. The lower deficit was primarily due to a 5.6% decrease in the trade-in-goods deficit from $69.7 billion in 2022 to $65.8 billion in the 2023, a 20.3% increase in the trade-in-services surplus from $15.9 billion in the 2022 to $19.1 billion in 2023 and a 1.5% increase in secondary income surplus from $30.6 billion in the 2022 to $31.0 billion in 2023. However, this was partially offset by a 10.8% decrease in primary income surplus from $4.9 billion in 2022 to $4.4 billion in 2023.

Goods Trade

Trading in goods significantly affects the Philippine economy. A significant proportion of exports depends on imported raw materials or other inputs, rendering the country’s exports vulnerable to any import decline resulting from a peso depreciation. See “—Monetary System—Foreign Exchange System.”

In 2018, the trade-in-goods deficit was $51.0 billion, 26.8% higher than the trade-in-goods deficit of $40.2 billion recorded in 2017. The higher deficit was primarily the result of an increase in imports, which increased by 11.9% in 2018 to $102.9 billion, compared to $92.0 billion recorded in 2017.

In 2019, the trade-in-goods deficit was $49.3 billion, a 3.3% decrease from the trade-in-goods deficit of $51.0 billion recorded in 2018. This lower deficit was primarily the result of a 0.2% decrease in imports from $102.9 billion in 2018 to $102.8 billion in 2019 and a 2.9% increase in exports from $52.0 billion in 2018 to $53.5 billion in 2019. The increase in exports was mainly attributable to an increase of 1.1% in manufactured goods exports from $58.2 billion in 2018 to $58.9 billion in 2019, mainly electronic products, which increased by 4.4% from $38.3 billion in 2018 to $40.0 billion in 2019. The decrease in imports were mainly attributable to a 9.4% decrease in importation of raw materials and intermediate goods. Imports of mineral fuels and lubricant likewise decreased by 4.8%.

In 2020, the trade-in-goods deficit decreased by 31.5% to $33.8 billion, compared to a deficit of $49.3 billion recorded in 2019. The decrease in trade-in-goods deficit was primarily the result of a decrease in imports, which decreased by 20.2% in 2020 to $82.0 billion, compared to $102.8 billion recorded in 2019. In addition, exports of goods decreased by 9.8% to $48.2 billion in 2020, compared to $53.5 billion in 2019. Both decreases in exports, as well as imports of goods were due mainly to the effect of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers.

In 2021, the trade-in-goods deficit increased by 56.3% to $52.8 billion, compared to $33.8 billion in 2020. The increase in trade-in-goods deficit was primarily the result of an increase in imports, which increased by 30.5% in 2021 to $107.0 billion, compared to $82.0 billion recorded in 2020. This was partially offset by an increase in the exports of goods by 12.5% to $54.2 billion in 2021, compared to $48.2 billion in 2020. This was caused by the recovery in imports of goods which continued to outpace that of exports due to increased trade and commerce as COVID-19 restrictions continued to ease globally.

In 2022, the trade-in-goods deficit increased by 32.0% to $69.7 billion, compared to $52.8 billion in 2021. The increase in trade-in-goods deficit was primarily the result of an increase in imports, which increased by 19.0% in 2022 to $127.4 billion, compared to $107.0 billion recorded in 2021. This was partially offset by an increase in exports of goods by 6.4% to $57.7 billion in 2022, compared to $54.2 billion in 2021. This was caused by the recovery in imports of goods which continued to outpace that of exports due to increased trade and commerce as COVID-19 restrictions continued to ease globally.

In 2023, according to preliminary data, the trade-in-goods deficit decreased by 5.6% to $65.8 billion, compared to $69.7 billion in 2022. The lower deficit was primarily the result of a 5.0% decrease in imports, which decreased to $121.1 billion in 2023 compared to $127.4 billion in 2022. This was partially offset by a 4.1% decrease in exports, which decreased to $55.3 billion in 2023 compared to $57.7 billion in 2022. This decline in exports was due mainly to lower commodity prices against the backdrop of slower global economic growth.

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual						Growth Rates		January- February		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2023(1)	2024(2)	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	1,294	1,230	1,947	2,563	1,538	317	(40.0)	37.9	229	317	37.9	1.8	2.7
Sugar and products	67	66	76	6	5	0	(24.1)	198.0	0	0	198.0	0.1	0.0
Fruits and vegetables	2,854	2,624	2,248	2,199	2,273	368	(3.4)	14.8	321	368	14.8	4.0	3.1
Other agro-based products	952	864	1,000	1,123	958	170	(14.7)	6.3	160	170	6.3	1.3	1.4
Total agricultural based products	5,167	4,784	5,271	5,891	4,773	856	(19.0)	20.4	711	856	20.4	7.3	7.2
Forest products	358	297	377	357	270	30	(24.4)	(39.3)	49	30	(39.3)	0.5	0.3
Mineral products	4,664	5,080	6,721	7,268	7,074	1,011	(2.7)	8.3	933	1,011	8.3	6.6	8.5
Petroleum products	226	193	6	7	7	1	(4.6)	33.8	1	1	33.8	0.3	0.0
Manufacturing
Electronic products	40,022	37,965	42,496	46,155	41,906	6,875	(9.2)	21.3	5,665	6,875	21.3	56.4	58.0
Other electronics	3,469	2,724	3,432	3,504	3,744	584	6.8	(5.8)	620	584	(5.8)	4.9	4.9
Garments	928	652	742	854	706	95	(17.4)	(13.8)	110	95	(13.8)	1.3	0.8
Textile yarns/fabrics	217	313	294	291	248	42	(14.8)	1.4	72	42	1.4	0.3	0.4
Footwear	132	114	111	108	82	8	(24.6)	36.8	12	8	36.8	0.2	0.1
Travel goods and handbags	745	420	647	706	567	71	(19.8)	14.2	83	71	14.2	1.0	0.6
Wood manufacturing	251	187	205	167	70	11	(58.3)	30.9	16	11	30.9	0.4	0.1
Furniture and fixtures	299	344	381	309	289	47	(6.4)	2.4	46	47	2.4	0.4	0.4
Chemicals	1,508	1,339	1,939	1,880	1,771	318	(5.8)	17.4	270	318	17.4	2.1	2.7
Non-metallic mineral manufacturing	267	226	296	309	287	46	(7.0)	(7.5)	50	46	(7.5)	0.4	0.4
Machinery and transport equipment	4,128	2,249	2,371	2,215	2,415	425	9.0	0.2	424	425	0.2	5.8	3.6
Processed food and beverages	1,330	1,245	1,465	1,404	1,306	234	(7.0)	23.5	189	234	23.5	1.9	2.0
Iron and steel	93	37	67	133	143	20	7.7	(27.4)	28	20	(27.4)	9.1	0.2
Baby carriages, toys, games and sporting goods	269	237	294	325	283	32	(13.0)	(22.1)	42	32	(22.1)	0.4	0.3
Basketwork, wickerwork, and other articles of plaiting materials	31	43	63	45	38	5	(15.6)	(16.2)	6	5	(16.2)	0.0	0.0
Miscellaneous	963	819	1,018	885	690	119	(22.1)	(1.4)	121	119	(1.4)	1.4	1.0

	Exports by Major Commodity Groups
	Annual						Growth Rates		January-February		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2023(1)	2024(2)	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Others	4,227	4,880	5,232	5,361	5,341	785	(0.4)	(12.3)	895	785	(12.3)	6.0	6.6
Total Manufacturing	58,876	53,793	61,053	64,651	59,884	9,718	(7.4)	12.7	8,619	9,718	12.7	83.0	82.0
Special transactions	1,637	1,067	1,265	1,400	1,520	230	8.6	(1.1)	232	230	(1.1)	2.3	1.9
Total exports	70,927	65,215	74,693	79,574	73,527	11,844	(7.6)	12.3	10,545	11,844	12.3	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.

(2)	Preliminary data as of February 29, 2024.

The Republic aims to diversify its export markets and increase its exports to other countries, particularly ASEAN countries. The Republic is a party to the ASEAN Free Trade Agreement, which provides for reduced tariffs among ASEAN nations, as well as plans for intra-regional investments, industrial linkages and banking and financial integration. Under ASEAN, the Philippines has preferential trade agreements with China, Hong Kong, India, Japan, South Korea, and Australia and New Zealand.

In 2008, the Republic and Japan entered into the Philippines-Japan Economic Partnership Agreement, covering, among others, trade in goods, trade in services, investments, movement of natural persons, intellectual property, customs procedures, improvement of the business environment, and government procurement. In addition, in 2016 the Republic entered into an agreement with the European Free Trade Association to improve market access for Philippine exporters to the European market. In July 2023, negotiations between the Republic and the European Union over a possible future free trade agreement between the European Union and the Republic recommenced. The Republic has also entered into the ASEAN-Hong Kong, China Free Trade Agreement in November 2017, which is aimed at facilitating trade in goods and services in the region. In 2020, the Republic entered into the Regional Comprehensive Economic Partnership (“RCEP”) Agreement with 14 Asia Pacific countries aimed at further lowering trade barriers and securing improved market access for goods and services for businesses. The RCEP has entered into force as of June 2, 2023.

In September 2023, the Republic and the Republic of Korea signed the Korea-Philippines Free Trade Agreement, covering, among others, trade in goods, trade remedies, rules of origin, customs procedures, trade facilitation, economic and technical cooperation, competition, and legal and institutional matters.

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Export of Goods by Destination						Percentage of Total Exports
Country/Region	2019	2020	2021	2022	2023(1)	2024(2)	2019	2024(2)
	($ millions)						(%)
North America(3)	12,860	10,971	13,053	13,681	12,125	1,931	18.1	16.3
United States	11,567	10,018	11,852	13,072	11,542	1,850	16.3	15.6
Europe(4)	8,890	7,584	9,315	10,006	9,607	1,644	12.5	13.9
European Union(5)	7,779	6,536	8,059	8,709	8,376	1,027	11.0	8.7
Asia(6)	47,101	45,000	50,402	53,560	49,475	7,904	66.4	66.7
Japan	10,675	10,034	10,739	11,123	10,451	1,718	15.1	14.5
People’s Republic of China	9,814	9,830	11,562	10,980	10,857	1,320	13.8	11.1
Hong Kong	9,625	9,226	9,932	10,364	8,844	1,535	13.6	13.0
South Korea	3,241	2,855	2,576	3,125	3,531	637	4.6	5.4
Singapore	3,832	3,775	4,196	4,915	3,528	440	5.4	3.7
Taiwan	2,253	2,121	2,526	2,983	2,638	484	3.2	4.1
Southeast Asia(7)	6,958	6,469	7,962	8,563	7,687	1,834	9.8	15.5
Oceania(8)	527	463	632	690	683	98	0.7	0.8
Middle East(9)	831	629	570	642	715	77	1.2	0.7
Others(10)	717	569	721	757	731	190	1.0	1.6

Total	70,927	65,215	74,693	79,572	73,527	11,844	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of February 29, 2024.
(3)	Includes the United States, Canada, and others.
(4)	Includes the European Union, Switzerland, the Russian Federation, and others.
(5)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(6)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(7)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(8)	Includes Australia, New Zealand, Pacific Island, and others.
(9)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(10)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In 2019, according to PSA data, total exports of goods increased by 2.3% to $70.9 billion, from the $69.3 billion recorded in 2018. The increase was primarily a result of an increase in exports of manufactured goods, total agricultural products and mineral products. Exports of manufactured goods, which comprised 83.0% of total exports, increased to $58.9 billion in 2019, an increase of 1.1% over the $58.2 billion recorded in 2018. Exports of total agriculture products, which comprised 7.3% of total exports, increased to $5.2 billion in 2019, an increase of 12.7% over the $4.6 billion recorded in 2018. Exports of mineral products, which comprised 6.6% of total exports, increased to $4.7 billion in 2019, an increase of 15.3% over the $4.0 billion recorded in 2018.

In 2020, according to PSA data, total exports of goods decreased by 8.1% to $65.2 billion, from the $70.9 billion recorded in 2019. This was primarily a result of the effect of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers. As a result, exports of manufactured goods, which comprised 82.5% of total exports, decreased to $53.8 billion in 2020, a decrease of 8.6% over the $58.9 billion recorded in 2019. Exports of agriculture-based products, which comprised 7.3% of total exports, decreased to $4.8 billion in 2020, a decrease of 7.4% from $5.2 billion in 2019. These effects were partially offset by an 8.9% increase in exports of mineral products, which comprised 7.8% of total exports, to $5.1 billion in 2020 from $4.7 billion in 2019.

In 2021, according to PSA data, total exports of goods increased by 14.5% to $74.7 billion, from the $65.2 billion recorded in 2020. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 13.5% increase in exports of manufactured goods from $53.8 billion in 2020 to $61.1 billion in 2021, and a 32.3% increase in the exports of mineral products from $5.1 billion in 2020 to $6.7 billion in 2022. The 10.2% increase in exports of agricultural products from $4.8 billion in 2020 to $5.3 billion in 2021 also contributed to the increase in total export of goods.

In 2022, according to PSA data, total exports of goods increased by 6.5% to $79.6 billion, from the $74.7 billion recorded in 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 5.9% increase in exports of manufactured goods from $61.1 billion in 2021 to $64.7 billion in 2022, a 11.8% increase in the export of total agricultural based products from $5.3 billion in 2021 to $5.9 billion in 2022, and a 8.1% increase in the export of mineral products from $6.7 billion in 2021 to $7.3 billion in 2023.

In 2023, according to preliminary PSA data, total exports of goods decreased by 7.6% to $73.5 billion, from the $79.6 billion recorded in 2022. This was primarily a result of lower commodity prices against the backdrop of slower global economic growth, which resulted in a 35.2% decrease in exports of total agricultural based products from $5.9 billion in 2022 to $3.8 billion in 2023, a 7.4% decrease in the export of manufactured goods from $64.6 billion in 2022 to $59.9 billion in 2023, and a 2.7% decrease in the export of mineral products from $7.3 billion in 2022 to $7.1 billion in 2023.

In the first two months of 2024, according to preliminary PSA data, total exports of goods increased by 12.3% to $11.8 billion, from the $10.5 billion recorded in the first two months of 2023. This was primarily a result of an increase in exports of manufactured goods, total agricultural products and petroleum products, which comprised a 20.4% increase in exports of total agricultural based products from $710.7 million in the first two months of 2023 to $855.5 million in the first two months of 2024, a 12.7% increase in the export of manufactured goods from $8.6 billion in the first two months of the first two months of 2023 to $9.7 billion in the first two months of 2024, and a 21.3% increase in the export of petroleum products from $5.7 billion in the first two months of 2023 to $6.9 billion in the first two months of 2024.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports by Major Commodity Groups
	Annual						Growth Rates		January- February		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2023(1)	2024(2)	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Capital goods	37,434	29,752	35,461	37,917	35,696	5,507	(5.9)	(4.9)	5,793	5,507	(4.9)	33.5	27.7
Raw materials and Intermediate goods
Unprocessed raw materials	3,576	3,576	4,400	6,078	6,849	1,089	12.7	7.6	1,011	1,089	7.6	3.2	5.5
Semi-processed raw materials	37,041	32,893	43,583	46,250	38,590	6,135	(16.6)	1.7	6,035	6,135	1.7	33.2	30.9

Raw materials and intermediate goods	40,617	36,158	47,984	52,328	45,438	7,223	(13.2)	2.5	7,046	7,223	2.5	36.4	36.3

Mineral fuels and lubricants	13,362	7,635	13,625	23,795	20,110	3,217	(15.5)	(12.0)	3,657	3,217	(12.0)	12.0	16.2
Consumer goods
Durable	10,176	7,196	9,027	10,617	12,427	1,908	17.0	10.7	1,724	1,908	10.7	9.1	9.6
Non-durable	9,081	8,251	9,842	11,758	12,007	1,939	2.1	14.5	1,694	1,939	14.5	8.1	9.8

Total consumer goods	19,260	15,447	18,868	22,375	24,434	3,847	9.2	12.6	3,418	3,847	12.6	17.3	19.4
Special transactions(1)	920	820	947	805	478	85	(40.6)	24.1	69	85	24.1	0.8	0.4

Total imports	111,593	89,812	116,885	137,221	126,157	19,879	(8.1)	(0.5)	19,982	19,879	(0.5)	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.

(2)	Preliminary data as of February 29, 2024.

	Import of Goods by Source/Origin						Percentage of Total Exports
Country/Region	2019	2020	2021	2022	2023(1)	2024(2)	2019	2024(2)
	($ millions)						(%)
North America(3)	8,781	7,555	8,749	9,809	9,323	1,321	7.9	6.6
United States	8,072	6,922	7,751	8,917	8,416	1,223	7.2	6.2
Europe(4)	11,117	8,052	9,638	10,100	9,406	1,215	10.0	6.1
European Union(5)	8,531	6,036	7,673	7,796	7,791	1,027	7.6	5.2
Asia(6)	84,186	69,460	91,244	110,782	100,502	15,853	75.4	79.7
Japan	10,580	8,616	11,108	12,353	10,263	1,636	9.5	8.2
People’s Republic of China	25,496	20,868	26,799	28,217	29,388	4,833	22.8	24.3
Hong Kong	3,598	2,784	3,268	3,102	2,010	401	3.2	2.0
South Korea	8,477	6,895	9,351	12,321	8,478	1,402	7.6	7.1
Singapore	6,658	5,622	6,948	8,118	7,095	899	6.0	4.5
Taiwan	4,753	4,683	5,763	6,800	4,686	675	4.3	3.4
Southeast Asia(7)	22,465	18,153	25,483	32,109	30,576	5,593	20.1	28.1
Oceania(8)	2,213	1,443	2,310	3,599	4,224	512	2.0	2.6
Middle East(9)	3,704	1,867	3,965	5,344	5,545	566	3.3	2.8
Others(10)	717	1,592	1,974	3,391	2,701	412	0.6	2.1

Total	111,593	89,812	116,885	137,221	126,157	19,879	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of February 29, 2024.
(3)	Includes the United States, Canada, and others.
(4)	Includes the European Union, Switzerland, the Russian Federation, and others.
(5)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(6)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(7)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(8)	Includes Australia, New Zealand, Pacific Island, and others.
(9)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(10)	Includes countries in Central America, South America (including Brazil), Africa, and others.

In 2019, according to PSA data, total imports of goods decreased by 1.1% to $111.6 billion compared to imports of $112.8 billion recorded in 2018. This decrease was primarily attributable to a decrease in imports of raw materials and intermediate goods and mineral fuels and lubricants. Imports of raw materials and intermediate goods decreased by 9.4% to $40.6 billion in 2019, compared to the $44.8 billion in 2018. Imports of mineral fuels and lubricants decreased by 4.8% to $13.4 billion in 2019, compared to the $14.0 billion in 2018. These decreases were partially offset by a 6.1% increase in capital goods to $37.4 million in 2019, compared to $35.3 million in 2018.

In 2020, according to PSA data, total imports of goods decreased by 19.5% to $89.8 billion, from the $111.6 billion recorded in 2019. This decrease was primarily due to the effects of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers, which led to decreases in imports of capital goods, raw materials and intermediate goods, mineral fuels and lubricants, and consumer goods by 20.5%, 11.0%, 42.9%, and 19.8% to $29.8 billion, $36.22 billion, $7.6 billion, and $15.4 billion in 2020, respectively, from $37.4 billion, $40.6 billion, $13.4 billion, and $19.3 billion in 2019, respectively.

In 2021, according to PSA data, total imports of goods increased by 31.3% to $117.9 billion, from the $89.8 billion recorded in 2020. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in increases in capital goods, raw materials and intermediate goods, mineral fuels and lubricants, and consumer goods by 19.2%, 32.7%, 1.0%, 91.5% and 22.1% to $35.5 billion, $48.0 billion, $14.6 billion, and $18.9 billion in 2021, respectively, from $29.8 billion, $36.2 billion, $7.6 billion, and $15.4 billion in 2020, respectively.

In 2022, according to PSA data, total imports of goods increased by 17.4% to $137.2 billion, from the $116.9 billion recorded in 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in increases in imports of capital goods, mineral fuels and lubricants, raw materials and intermediate goods and consumer goods by 6.9%, 74.6%,9.1% and 19.5% to $37.9 billion, $23.8 billion, $52.3 billion and $22.4 billion in 2022, respectively, from $35.5 billion, $13.6 billion, $48.0 billion and $18.9 billion in 2021, respectively.

In 2023, according to preliminary PSA data, total imports of goods decreased by 8.1% to $126.2 billion, from the $137.2 billion recorded in 2022. This was primarily a result of the decline in commodity prices, which resulted in decreases in semi-processed raw materials, mineral fuels and lubricants, and raw materials and intermediate goods by 22.0%, 15.5% and 13.2% to $38.6 billion, $20.1 billion and $45.4 billion in 2023, respectively, from $46.2 billion, $23.8 billion and $52.3 billion in 2022, respectively. However, this was offset by a 9.2% increase in the import of consumer goods from $22.4 billion in 2022 to $24.4 billion in 2023.

In the first two months of 2024, according to preliminary PSA data, total imports of goods decreased by 0.5% to $19.9 billion, from the $20.0 billion recorded in the first two months of 2023. This was primarily a result of the decline in commodity prices, which resulted in decreases in aircrafts, ships and boats, mineral fuels and lubricants, and dairy products by 31.3%, 12.0% and 24.7% to $208.0 million, $3.2 billion and $189.1 million in the first two months of 2024, respectively, from $302.9 million, $3.6 billion and $251.1 million in the first two months of 2023, respectively. However, this was offset by a 12.6% increase in the import of consumer goods from $3.4 billion in the first two months of 2023 to $3.8 billion in the first two months of 2024.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2018	2019	2020	2021	2022	2023(1)
	($ in millions)
Total services	11,608	13,039	13,866	14,039	15,895	19,120

Exports	38,397	41,264	31,822	33,570	41,122	48,285
Imports	26,789	28,225	17,956	19,531	25,226	29,165
Manufacturing services on physical inputs owned by others	4,140	4,339	4,152	5,033	5,443	4,913

Exports	4,140	4,339	4,152	5,033	5,443	4,913
Imports	—	—	—	—	—	—
Maintenance and repair services	(54)	(61)	(11)	(8)	(70)	(153)

Exports	83	110	59	42	112	100
Imports	136	171	70	50	181	253
Transport	(2,653)	(2,280)	(2,525)	(3,493)	(3,967)	(3,982)

Exports	2,703	2,883	1,669	1,568	2,688	3,040
Imports	5,356	5,164	4,194	5,060	6,655	7,022
of which: Passenger	865	787	460	163	520	758
Exports	1,475	1,674	708	353	1,065	1,503
Imports	611	887	248	190	544	743
of which: Freight	(3,434)	(3,046)	(3,132)	(3,989)	(4,986)	(4,974)
Exports	764	763	564	672	760	630
Imports	4,197	3,809	3,696	4,661	5,746	5,603
of which: Other	(84)	(282)	147	333	498	233
Exports	464	446	396	542	863	909
Imports	548	468	249	209	364	676
Travel	(3,623)	(2,257)	(2,298)	(2,66)	(744)	2,455

Exports	8,240	9,781	1,791	600	4,174	9,118
Imports	11,863	12,038	4,088	3,262	4,918	6,664
Construction services	(12)	(5)	(11)	41	16	(94)

Exports	61	66	85	88	74	121
Imports	73	71	97	47	57	214

	Service Trade
	2018	2019	2020	2021	2022	2023(1)
	($ in millions)
Insurance and pension services	(1,379)	(1,554)	(1,314)	(1,749)	(1,893)	(1,126)

Exports	86	90	75	101	100	86
Imports	1,465	1,644	1,389	1,850	1,993	1,999
Financial services	(287)	(539)	(453)	(211)	(752)	(1,126)

Exports	279	232	90	194	244	307
Imports	566	772	543	405	996	1,434
Charges for the use of intellectual property	(873)	(805)	(504)	(590)	(539)	(421)

Exports	44	28	15	33	12	30
Imports	917	833	519	623	551	452
Telecommunications, computer, and information services	4,949	4,766	4,414	4,179	4,591	5,162

Exports	5,940	6,098	5,930	6,300	6,673	7,098
Imports	991	1,332	1,515	2,121	2,082	1,936
Other business services	12,025	11,981	12,815	13,986	14,188	14,585

Exports	16,653	17,456	17,798	19,478	21,456	23,291
Imports	4,628	5,475	4,983	5,492	7,268	8,707
Personal, cultural and recreational services	(125)	(26)	(18)	(103)	(28)	27

Exports	149	161	136	112	127	153
Imports	274	187	154	214	155	126
Government services	(499)	(520)	(381)	(385)	(351)	(332)

Exports	19	19	22	22	21	26
Imports	518	539	403	407	372	358

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2018, the trade-in-services account recorded a surplus of $11.6 billion, 33.5% higher than the $8.7 billion surplus recorded in 2017. The higher surplus was mainly attributable to the strong performance of other business services and the decrease in the deficit recorded by travel. Other business services recorded an increased surplus of $12 billion in 2018, a 13.5% increase compared to the surplus of $10.6 billion recorded in 2017, primarily as a result of higher exports of technical, trade related, and other business services. The higher surplus was also attributable to a decrease in the deficit of travel, which changed from a deficit of $4.9 billion in 2017 to a deficit of $3.6 billion in 2018. These factors were partially offset by an increase in the deficit in charges for the use of intellectual property, which recorded an increased deficit of $873 million in 2018, a 18.9% increase compared to the deficit of $734 million recorded in 2017.

In 2019, the trade-in-services surplus increased by 12.3% from $11.6 billion in 2018 to $13.0 billion. The higher surplus was mainly attributable to a decrease of 38.4% in deficits recorded by travel from $3.6 billion in 2018 to $2.2 billion in 2019 and a decrease of 16.6% in deficits recorded by transport from $2.7 billion in 2018 to $2.2 billion in 2019. These were partially offset by a decrease of 1.4% in surplus recorded by telecommunications, computer and information services from $4.9 billion in 2018 to $4.8 billion in 2019.

In 2020, the trade-in-services account recorded a surplus of $13.9 billion, a 6.3% increase from the $13.0 billion surplus recorded in 2019. The higher surplus was mainly attributable to a 7.0% increase in the surplus of other business and services from $12.0 billion in 2019 to $12.8 billion in 2020; a 15.4% decrease in the deficit of insurance and pension services from $1.6 billion in 2019 to $1.3 billion in 2020; and a 37.4% decrease in the deficit of charges for the use of intellectual property from $805 million billion in 2019 to $504 million in 2020. These effects were partially offset by a 7.4% decrease in the surplus of telecommunications, computer, and information services from $4.8 billion in 2019 to $4.4 billion in 2020.

In 2021, the trade-in-services account showed a 1.2% growth from a $13.9 billion surplus recorded in 2020 to a $14.0 billion surplus. This was primarily a result of the relative easing of COV1D-19 containment measures during most of the period, which resulted in a 9.1% increase in the surplus from other business services, from $12.8 billion in 2020 to $14.0 billion in 2021, and a 21.2% increase in manufacturing services on physical inputs, from $4.2 billion in 2020 to $5.0 billion in 2021.

In 2022, the trade-in-services account showed a 13.1% growth from a $14.0 billion surplus recorded in 2020 to a $15.9 billion surplus. This was primarily a result of the 9.9% increase in the surplus from telecommunications, computer and information services, from $4.2 billion in 2021 to $4.6 billion in 2022 and a 72.0% decrease in deficit for travel from $2.7 billion in 2021 to $744 million in 2022. However, this decrease in deficit was offset by a 13.6% and 8.2% increase in the deficit in transport and insurance and pension services, which grew from $3.5 billion and $1.7 billion in 2021 to $4.0 billion and $1.9 billion in 2022, respectively.

In 2023, according to preliminary data, the trade-in-services account showed a 20.3% growth from a $15.9 billion surplus in 2022 to a $19.1 billion surplus. This was primarily a result of a 430.0% change in the surplus from travel, from a deficit of $0.7 billion in 2022 to a gain of $2.5 billion in 2023. This was also the result of a 12.4% increase in surplus for telecommunications, computer, and information services from $4.6 billion in 2022 to $5.2 billion in 2023, and a 5.1% increase in surplus for computer services which grew from $5.3 billion in 2022 to $5.6 billion in 2023.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2018	2019	2020	2021	2022	2023(1)
	($ in millions)
Total Primary Income	3,669	5,276	4,101	3,323	4,949	4,416

Receipts	11,999	13,402	11,594	11,832	13,024	16,362
Payments	8,330	8,125	7,492	8,509	8,076	11,946
Compensation of employees	8,130	8,685	8,413	8,662	8,878	9,070

Receipts	8,288	8,827	8,549	8,825	9,067	9,289
Payments	158	142	136	163	189	219
Investment income	(4,461)	(3,409)	(4,311)	(5,339)	(3,930)	(4,654)

Receipts	3,711	4,575	3,045	3,007	3,957	7,072
Payments	8,172	7,894	7,356	8,346	7,887	11,727
Direct investment	(3,619)	(2,740)	(3,076)	(4,123)	(3,136)	(4,048)

	Primary Income
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
Receipts	1,471	2,033	1,218	872	1,280	2,941
Payments	5,090	4,773	4,293	4,995	4,416	6,989
Income on equity and investment fund	(3,994)	(3,410)	(3,476)	(4,647)	(2,904)	(3,765)
Receipts	379	565	362	234	181	368
Payments	4,373	3,975	3,838	4,881	1,675	2,783
Dividends and withdrawals from income of quasi-corporations	(3,170)	(2,379)	(2,682)	(3,530)	(1,494)	(2,414)
Receipts	306	464	212	253	181	368
Payments	3,476	2,843	2,894	3,784	1,675	2,783
Reinvested earnings	(824)	(1,031)	(794)	(1,117)	(1,410)	(1,351)
Receipts	73	101	150	(20)	(125)	(112)
Payments	897	1,132	944	1,097	1,286	1,239
Interest	375	670	400	524	(232)	(283)
Receipts	1,092	1,468	855	639	1,223	2,684
Payments	717	798	455	115	1,455	2,967
Portfolio investment	(2,041)	(2,004)	(1,962)	(2,264)	(310)	(345)

Receipts	427	377	456	693	1,223	2,684
Payments	2,469	2,380	2,417	2,957	1,533	3,029
Income on equity and investment fund shares	(1,003)	(985)	(825)	(846)	(901)	(805)
Receipts	11	1	10	6	1	12
Payments	1,014	986	835	852	902	817
Dividends on equity excluding investment fund shares	(1,003)	(985)	(825)	(846)	(901)	(805)
Receipts	11	1	10	6	1	12
Payments	1,014	986	835	852	902	817
Interest	(1,038)	(1,019)	(1,136)	(1,418)	(1,492)	(1,291)
Receipts	416	375	446	687	388	413
Payments	1,455	1,394	1,582	2,105	1,880	1,704
Short term	(12)	(5)	(84)	(385)	(276)	(63)
Receipts	9	8	118	133	12	10
Payments	21	12	202	518	288	73
Long term	(1,026)	(1,014)	(1,052)	(1,033)	(1,216)	(1,228)
Receipts	408	367	328	555	376	403
Payments	1,434	1,381	1,380	1,587	1,592	1,631
Central Banks	(18)	(13)	(12)	(12)	(10)	(8)
Deposit-taking corporation, except the central bank	(65)	(143)	(143)	(145)	(161)	(129)

	Primary Income
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
General government	(1,128)	(1,100)	(1,073)	(1,261)	(1,196)	(1,333)
Other sectors	185	242	176	384	151	242
Receipts	408	367	328	555	376	403
Payments	223	125	152	171	226	160
Other investment income	(15)	(192)	(381)	(258)	(151)	(954)
Receipts	598	639	264	135	538	1,263
Payments	613	831	645	393	689	2,217
Central banks	(10)	(12)	(4)	(1)	(28)	(134)
Receipts	0	0	0	0	0	0
Payments	10	12	4	1	28	134
Deposit-taking corporation, except the central bank	283	275	105	60	367	627
Receipts	379	420	196	115	447	811
Payments	96	145	91	55	80	184
General government	(347)	(467)	(374)	(210)	(439)	(1,545)
Other sectors	59	12	(108)	(107)	(51)	98
Receipts	219	219	69	21	91	452
Payments	160	207	176	127	142	354

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2018, the primary income account recorded a surplus of $3.7 billion, a 13.7% increase from the $3.2 billion surplus recorded in 2017. The increased surplus was primarily the result of a 4.6% increase in the compensation of employees account surplus, to $8.1 billion in 2018 from $7.8 billion in 2017. The deficit in primary income from portfolio investment also decreased by 7.6% to a $2.0 billion deficit in 2018 from a $2.2 billion deficit in 2017.

In 2019, the primary income account recorded a surplus of $5.3 billion, representing a 43.8% increase from the surplus of $3.7 billion recorded in 2018. This increase was primarily the result of a 23.6% decrease in net payments of investment income from $4.5 billion in 2018 to $3.4 billion in 2019 and a 6.8% increase in the compensation of employees account surplus from $8.1 billion in 2018 to $8.7 billion in 2019. These gains were partially offset by an increase in interest payments deficit from $0.4 in 2018 to $0.7 in 2019.

In 2020, the primary income account recorded a surplus of $4.1 billion, a 22.3% decrease from the $5.3 billion surplus recorded in 2019. The lower surplus was primarily the result of the effects of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers, which led to a 2.9% decrease in the compensation of employees account surplus to $8.4 billion in the 2020 from $8.7 billion in the 2019, and 22.9%, 9.0% and 4.1% respective increases in the deficit in investment income, direct investment and income on equity and investment fund shares to deficits of $4.2 billion, $3.0 billion and $3.6 billion, respectively, in 2020 from deficits of $3.4 billion, $2.7 billion and $3.4 billion in 2019. These effects were partially offset by a 2.6% decrease in deficit of portfolio investment to a deficit of $2.0 billion in 2020, compared to a deficit of $1.9 billion in 2019.

In 2021, the primary income account recorded a surplus of $3.3 billion, a 21.4% decrease from the $4.1 billion surplus recorded in 2020. The lower surplus was primarily the result of a 27.2% increase in payments for income on equity and investment fund shares, from $3.8 billion recorded in 2020 to $4.9 billion recorded in 2021.

In 2022, the primary income account recorded a surplus of $5.2 billion, representing a 57.2% increase from the surplus of $3.3 billion recorded in 2021. The increased surplus was primarily the result of a 31.6% decrease in net payments of investment income from $5.3 billion in 2021 to $3.7 billion in 2022.

In 2023, according to preliminary data, the primary income account recorded a surplus of $4.4 billion, representing a 10.8% decrease from the surplus of $4.9 billion recorded in 2022. The decreased surplus was primarily the result of a 18.4% decrease in net payment of investment income from $3.9 billion in 2022 to $4.6 billion recorded in 2023.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2018	2019	2020	2021	2022	2023(1)
	($ in millions)
Total Secondary Income	26,818	27,949	27,386	29,501	30,596	31,046
Receipts	27,607	28,746	28,240	30,452	31,378	32,138
Payments	788	797	854	950	781	1,092
General Government	554	846	631	720	550	518
Receipts	583	883	671	760	590	555
Payments	29	37	39	39	41	37
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	26,264	27,103	26,754	28,781	30,047	30,528
Receipts	27,024	27,863	27,569	29,692	30,788	31,583
Payments	759	760	815	911	741	1,055
Personal transfers	25,421	26,256	26,259	27,767	28,873	29,716
Receipts	25,521	26,341	26,334	27,860	28,982	29,807
Payments	100	84	75	93	109	91
Other current transfers	844	846	496	1,014	1,174	812
Credit	1,502	1,523	1,236	1,832	1,806	1,775
Debit	659	676	740	818	632	964

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2018, the secondary income account recorded a surplus of $26.8 billion, a 2.6% increase from the $26.2 billion surplus recorded in 2017. The higher surplus was primarily the result of a 2.5% increase in the personal transfers account surplus to $25.4 billion in 2018, compared to a surplus of $24.8 billion in 2017 and a 2.8% increase in the financial corporations, nonfinancial corporations, households and non-profit institutions serving households surplus to $26.3 billion in 2018 from a surplus of $25.6 billion in 2017. These increases were partially offset by a 3.2% decrease in the general government surplus to $550 million in 2018, compared to a surplus of $569 million in 2017.

In 2019, the secondary income account recorded a surplus of $27.7 billion, representing a 3.3% increase from the surplus of $26.8 billion recorded in 2018. This increase was primarily due to a 3.3% increase in the personal transfers account surplus to $26.3 billion in 2019, compared to a surplus of $25.4 billion in 2018, and a 3.2% increase in the financial corporations, non-financial corporations, households and non-profit institutions serving households and non-profit institutions serving households surplus to $27.1 billion in 2019, compared to a surplus of $26.3 billion in 2018.

In 2020, the secondary income account recorded a surplus of $27.4 billion, 2.0% lower than the $28.0 billion surplus recorded in 2019. The decreased surplus was due mainly to 1.3% and 42.0% respective decreases in the financial corporations, non-financial corporations, households and non-profit institutions serving households account surplus and the other transfers surplus to $26.8 billion and $496 million, respectively, in 2020 from $27.1 billion and $846 million, respectively, in 2019.

In 2021, according to preliminary data, the secondary income account recorded a surplus of $29.5 billion, 7.6% higher than the $27.4 billion recorded in 2020. This higher surplus was due mainly to a 5.7% increase in personal transfers, consisting mainly of remittance inflows from non-resident OFWs, from the $26.3 billion recorded in 2020 to $27.8 billion in 2021.

In 2022, the secondary income account recorded a surplus of $30.5 billion, 3.3% higher than the $29.5 billion recorded in 2021. This higher surplus was due mainly to a 4.0% increase in personal transfers, consisting mainly of remittance inflows from non-resident OFWs, from the $27.8 billion recorded in 2021 to $28.9 billion in 2022.

In 2023, according to preliminary data, the secondary income account recorded a surplus of $31.0 billion, 1.5% higher than the $30.6 billion recorded in 2022. This increased surplus was due mainly to a 2.9% increase in personal transfers, consisting mainly of remittance inflows from non-resident OFWs, from $28.9 billion in 2022 to $29.7 billion in 2023.

Financial Account

The financial account is divided into four categories: direct investments, portfolio investments, financial derivative investments and other investments.

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
Total direct investment	(5,833)	(5,320)	(3,260)	(9,732)	(5,631)	(4,959)

Net acquisition of financial assets	4,116	3,351	3,562	2,251	3,861	3,905

Direct investor in direct investment enterprises	1,029	926	125	285	563	866
Placements	1,123	1,103	248	501	748	986
Withdrawals	94	178	123	216	185	120
Reinvestment of earnings	73	101	150	(20)	(125)	(112)
Debt instruments	3,014	2,325	3,287	1,986	3,423	3,151
Direct investor in direct investment enterprises	7	418	22	401	101	375
Direct investment enterprises in direct investor	3,007	1,907	3,265	1,584	3,322	2,776
Net incurrence of liabilities	9,949	8,671	6,822	11,983	9,492	8,864

Equity and investment fund shares	3,242	3,427	2,651	4,476	3,243	2,530
Direct investor in direct investment enterprises	2,346	2,295	1,706	3,379	1,957	1,291
Placements	2,935	3,002	2,099	3,934	2,206	1,838
Withdrawals	590	706	392	555	249	547
Reinvestment of earnings	897	1,132	944	1,097	1,286	1,239
Debt instruments	6,706	5,244	4,172	7,507	6,250	6,334
Direct investor in direct investment enterprises	6,367	4,500	3,868	7,333	6,019	6,456
Direct investment enterprises in direct investor	339	744	304	174	231	(122)

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
Portfolio investment	1,448	(2,474)	(1,680)	10,237	(1,684)	925
Net acquisition of financial assets	4,740	2,402	6,567	7,809	(281)	1,507
Equity and investment fund shares	85	702	1,014	1,786	(529)	1,395
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	(42)	81	2	(35)	(3)	(40)
Other sectors	127	622	1,012	1,821	(525)	1,435
Debt securities	4,655	1,700	5,553	6,023	247	112
Central bank	(5)	95	1,378	3,414	97	91
Deposit-taking corporations, except the central bank	3,190	1,983	1,985	(1,414)	(656)	(819)
Other sectors	1,471	(379)	2,190	4,024	806	839
Net incurrence of liabilities	3,292	4,876	8,246	(2,428)	1,402	582
Equity and investment fund shares	(1,031)	1,764	(2,541)	(975)	(488)	396
Deposit-taking corporations, except the central bank	(487)	(99)	(739)	803	645	1,144
Other sectors	(544)	1,863	(1,802)	(1,778)	(1,133)	(748)
Debt securities	4,324	3,112	10,787	(1,452)	1,890	186
Central bank	1	(6)	(24)	(7)	(8)	(14)
Deposit-taking corporations, except the central bank	1,491	1,304	424	(1,069)	156	(1,645)
General government	3,111	600	6,094	225	2,945	1,932
Other sectors	(280)	1,214	4,294	(601)	(1,202)	(87)

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

From 2018 to December 31, 2023, the Government did not engage in derivative transactions with non-resident counterparties for either hedging or speculative purposes. However, the Bangko Sentral occasionally engages in derivative instrument transactions such as options, forwards and swaps for purposes of managing risk and enhancing yield.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2018	2019	2020	2021	2022	2023(1)

	($ in millions)
Total other investment	(4,894)	(67)	(1,767)	(6,987)	(6,523)	(11,266)

Net acquisition of financial assets	(654)	2,417	3,953	649	(458)	(1,797)

Currency and deposits	(1,430)	1,019	2,673	(631)	21	(1,224)
Deposit-taking corporations, except the central bank	(891)	787	1,240	184	(629)	(753)
Other sectors	(539)	232	1,433	(815)	650	(471)
Loans	425	1,210	1,174	1,165	(520)	(744)
Deposit-taking corporations, except the central bank	425	1,210	1,174	1,165	(520)	(744)

Trade credits and advances(2)	344	188	118	141	94	92
Other accounts receivable	7	0	(12)	(26)	(11)	79
Net incurrence of liabilities	4,240	2,484	5,720	7,636	6,108	9,469

Currency and deposits	121	169	(333)	380	479	(141)
Loans	3,560	2,111	6,462	4,421	5,242	9,524
Deposit-taking corporations, except the central bank	1,722	267	(3,260)	(1,166)	28	2,087
Long-term
Short-term	1,722	267	(3,260)	(1,166)	28	2,087
General government	873	1,463	7,334	4,450	3,757	4,770
Long-term drawings	2,065	2,627	8,517	5,642	4,795	6,066
Long-term repayments	1,192	1,164	1,182	1,192	1,038	1,296
Other sectors	965	382	2,387	1,137	1,457	2,667
Long-term	687	263	1,932	704	1,518	3,022
Drawings	3,049	2,219	3,507	2,602	3,354	6,692
Repayments	2,363	1,956	1,576	1,898	1,837	3,670
Short-term	278	118	456	432	(61)	75

Trade credits and advances	720	117	(787)	265	510	(70)
Other accounts payable—other	(16)	87	378	(202)	(123)	155

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	All trade credits are short-term credits in non-governmental sectors.

In 2018, the financial account recorded a net inflow of $9.3 billion, as compared to a net inflow of $2.8 billion recorded in 2017. This development was mainly attributable to the reversal in other investment from a net outflow of $1.8 billion in 2017 to a net inflow of $4.9 billion in 2018. In addition, there was a 44.0% decrease in the net outflow in the portfolio investment account to $1.4 billion in 2018 from $2.5 billion in 2017. These were partially offset by a 15.4% decrease in the net inflow in the direct investment account to $5.8 billion in 2018 from $7.0 billion in 2017.

The financial account recorded a net inflow of $8.0 billion in 2019, representing a 13.9% decrease from the net inflow of $9.3 billion recorded in 2018. This decrease was primarily due to an 8.8% decrease in direct investment inflow from $5.8 billion in 2018 to $5.3 billion in 2019 and a decrease in other investments inflow from $4.9 billion in 2018 to $67.0 million in 2019. These were partially offset by a reversal in portfolio investment from an outflow of $1.4 billion in 2018 to an inflow of $2.5 billion in 2019, which reversal was primarily a result of a 49.3% decrease in net acquisition of financial assets from $4.7 billion in 2018 to $2.4 billion in 2019 and an increase of 48.1% in net incurrence of liabilities from $3.3 billion in 2018 to $4.9 billion in 2019.

The financial account recorded a net inflow of $6.9 billion in 2020, representing a 14.0% decrease from the net inflow of $8.0 billion recorded in 2019. This decrease was primarily due to a 38.7% decrease in direct investments from an inflow of $5.3 billion in 2019 to an inflow of $3.3 billion in 2020. This effect was partially offset by an increase in other investments from an inflow of $67.0 million in 2019 to an inflow of $1.8 billion in 2020.

The financial account recorded a net inflow of $6.4 billion in 2021, slightly lower than the net inflow of $6.9 billion in 2020. This decrease was primarily a result of a 709% decrease in portfolio investments from a net inflow of $1.7 billion in 2020 to a net outflow of $10.2 billion in 2021. This was offset by a 198.5% increase in the net inflows of direct investments from $3.3 billion in 2020 to $9.7 billion in 2021, as well as an increase of 295.4% in the net inflows from other investments from $1.8 billion 2020 to $7.0 billion in 2021.

The financial account recorded a net inflow of $12.9 billion in 2022, higher than the net inflow of $6.4 billion in 2021. This increase was primarily a result of a 112.8% increase in portfolio investment, from a net outflow of $10.2 billion in 2021 to a net inflow of $1.3 billion in 2022. This was offset by a 44.7% decrease in the net inflow of direct investments, from $9.7 billion in 2021 to $5.4 billion in 2022, and a 11.9% decrease in other investments from an inflow of $7.0 billion in 2021 to an inflow of $6.2 billion in 2022.

According to preliminary data, the financial account recorded a net inflow of $15.4 billion in 2023, higher than the net inflow of $13.9 billion in 2022. This increase was primarily a result of a 154.9% increase in the net outflow of portfolio investment from $1.7 billion in 2022 to a net inflow of portfolio investment of $0.9 billion in 2023. This was partially offset by a 72.7% decrease in other investments from a net inflow of $6.5 billion in 2022 to a net inflow of $11.3 billion in 2023.

Foreign Direct Investment

Domestic macroeconomic policies and structural reforms have significantly affected the flow of foreign investment into the Philippines. The Foreign Investment Act of 1991, as amended (the “Foreign Investment Act”), introduced a more favorable investment environment to the Philippines. The Foreign Investment Act permits foreigners to own 100% of Philippine enterprises, except in certain specified areas included in a “negative list” with respect to which the Constitution or applicable statute limits foreign ownership. The negative list includes two sub-lists: list A, comprising sectors in which foreign ownership is limited or prohibited by mandate of the Constitution and specific laws, and list B, comprising sectors in which foreign ownership is limited for reasons of security, defense, risk to health and morals and protection of small- and medium-scale enterprises.

Section 8 of the Foreign Investment Act permits amendments to sub-list A of the negative list to be promulgated at any time to reflect changes in specific laws and amendments to sub-list B of the negative list to be promulgated not more often than once every two years, in each case by way of presidential proclamation. The 12th Regular Foreign Investment Negative List was promulgated on June 27, 2022 pursuant to Executive Order No. 175 (2022). The following table presents a summary of the sectors in which foreign ownership is limited under the 12th Regular Foreign Investment Negative List.

List A: Foreign Ownership Limited by Mandate of the Constitution and Specific	List B: Foreign Ownership Limited for Reasons of Security, Defense, Risk to Health and Morals and Protection of Small-and Medium-Scale Enterprises
Up to 40% Foreign Equity(1)	Up to 40% Foreign Equity

•  Procurement of certain infrastructure projects, subject to Section 23.4.2.1(b), (c), and (e) of the Implementing Rules and Regulations of RA No. 9184

•  Exploration, development and utilization of natural resources(2)

•  Ownership of private lands(3)

•  Operation of public utilities, except power generation and the supply of electricity to the contestable market and such other like businesses or services not covered by the definition of public utilities(4)(5)

•  Educational institutions other than those established by religious groups and mission boards for foreign diplomatic personnel and their dependents and other foreign temporary residents, or for short-term high-level skills development that do not form part of the formal education system as defined in Section 20 of Batas Pambansa No. 232 (1982)(7)

•  Culture, production, milling, processing, trading, except retailing, of rice and corn and acquiring, by barter, purchase or otherwise, rice and corn and the by-products thereof(8)

•  Contracts for the supply of materials, goods and commodities to GOCCs, company, agency, or municipal corporation(9)

•  Operation of deep-sea commercial fishing vessels

•  Private radio communications network

•  Ownership of condominium units

•  Manufacture, repair, storage and/or distribution of products and/or ingredients requiring PNP clearance

•  Manufacture and distribution of dangerous drugs

•  Sauna and steam bathhouses, massage clinics and other like activities regulated by law because of risks posed to public health and morals, except wellness centers

•  All forms of gambling except those covered by investment agreements with the Philippine Amusement and Gaming Corporation

•  Micro and small domestic market enterprises with paid-in equity capital of less than the equivalent of $200,000

•  Micro and small domestic market enterprises which (i) involve advanced technology as determined by the Department of Science and Technology, (ii) are endorsed as startups or startup enablers by the Department of Trade and Industry, Department of Information and Communications Technology, or Department of Science and Technology, or (iii) have a majority of their employees as Filipino (no less than 15), with paid-in equity capital of less than the equivalent of $100,000

Up to 30% Foreign Equity

• Advertising

Up to 25% Foreign Equity

• Private recruitment, whether for local or overseas employment • Contracts for the construction of defense-related structures

Notes:

(1)

Lending companies regulated by the Philippine Securities and Exchange Commission (the “Philippine SEC”) are allowed to have up to 100% foreign equity participation under the Lending Company Regulation Act, Republic Act No. 9474 as amended by Republic Act No. 10881. Financing companies and investment houses regulated by the Philippine SEC are allowed to have up to 100% foreign equity participation under the Financing Company Act, Republic Act No. 8556, as amended by Republic Act No. 10881 and under the Investment House Law. Presidential Decree No. 129, as amended by Republic Act No. 10881, respectively.

(2)	Full foreign participation is allowed through a financial or technical assistance agreement with the President of the Philippines.
(3)

Except a natural born citizen who has lost his Philippine citizenship and who has the legal capacity to enter into a contract under Philippine laws. Any natural born citizen who has lost his Philippine citizenship and who has the legal capacity to enter into a contract under Philippine laws may be a transferee of a private land up to a maximum area of five thousand (5000) square meters in the case of urban land or three (3) hectares in the case of rural land to be used by him for business or other purposes.

(4)

The participation of foreign investors in the governing body of any public utility enterprise is limited to their proportionate share in its capital, and all the executive and managing officers of such corporation or association must be citizens of the Philippines.

(5)

RA No. 11659 amended the Public Service Act to define a “public utility” as a public service that operates, manages, or controls for public use any of the following: (i) distribution of electricity; (ii) transmission of electricity; (iii) petroleum and petroleum products pipeline transmission systems; (iv) water pipeline distribution systems and wastewater pipeline systems, including sewerage pipeline systems; (v) seaports; and (vi) public utility vehicles. All concessionaires, joint ventures, and other similar entities that wholly operate, manage, or control for public use the aforementioned sectors shall be treated as public utilities as well. Power generation and supply of electricity to the contestable market are not considered public utility operations.

(6)

The Department of Energy has clarified that the Renewable Energy Act of 2008 does not contain any provision imposing a 40% foreign equity limitation citing Department of Justice opinion dated 29 September 2022 which stated that the exploration, development, and utilization of solar, wind, hydro, and ocean or tidal energy should not be subject to the 40% foreign equity limitation since these resources are inexhaustible, hence beyond the ambit of the term “natural resources’ under the Constitution.

(7)	Control and administration of educational institutions shall be vested in citizens of the Philippines.
(8)	Full foreign participation is allowed provided that within the 30-year period from start of operation, the foreign investor shall divest a minimum of 60% of their equity to Filipino citizens.
(9)

A contract may be awarded to any contractor or bidder who is a citizen, corporation or association of a foreign country the laws or regulations of which grant similar rights or privileges to citizens of the Philippines.

In March 2000, the Retail Trade Liberalization Act was enacted. The law aims to promote efficiency and competition among domestic industries and foreign competitors and better service and lower prices for consumers. Prior to its enactment, only citizens of the Philippines and corporations wholly owned by Filipino citizens could own a retail business in the Philippines. The law was amended in January 2022. Under the amended law, a foreign-owned partnership, association, or corporation may engage or invest in the retail trade business, provided it has a minimum paid-up capital of ₱25 million, its country of origin does not prohibit the entry of Filipino retailers, and where it is engaged in retail trade through more than one physical store, it makes a minimum investment of ₱10 million per store.

The Republic’s Board of Investments coordinates with national agencies and local governments on investment policies and procedures and establishes and administers annual investment priority plans to promote certain sectors of the economy by providing special investment incentives to specific industries. In May 2020, the Board of Investments submitted its proposed 2020 Investment Priorities Plan (“2020 IPP”) to then President Duterte for approval. The 2020 IPP provides a transition for the implementation of the CREATE tax law, and integrates investment incentives (including income tax holidays and exemption from tax and duty on imports of capital equipment) for rural development, as well as COVID-19 pandemic-mitigating activities, such as the manufacture of COVID-19 essential goods and personal protective equipment. Following this, in March 2022, the Board of Investments submitted its proposed 2022 Strategic Investment Priorities Plan (“2022 SIPP”) to then President Duterte for approval. The 2022 SIPP builds on the 2020 IPP, and is aligned with the Philippine Development Plan 2017-2022, the Inclusive Innovation Industrial Strategy of the Department of Trade and Industry, and the Pagtanaw 2050 program of the Department of Science and Technology. It lists investments eligible for tax incentives, including activities under the 2020 IPP, and these include activities such as the development of green ecosystems and others that will help build a more competitive economy and boost the Philippines’ industrial value chains, and technology research and development investments.

In July 2023, President Marcos led the launch of the Green Lanes for Strategic Investments, established through Executive Order No. 18 which he signed in February 2023. With its launch, the green lanes for strategic investments are now running in national government agencies and local government units where the securing of licenses and permits for strategic projects will be expedited. The green lanes will help the Republic realize the ₱3.5 trillion in investment leads from recent foreign trips of President Marcos and his economic team in Singapore, Indonesia, the United States, Japan, China, Thailand and Europe.

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
Industry	2019	2020	2021	2022	2023(2)	2024(3)
	($ in millions)
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1	(11.3)
Agriculture, forestry and fishing	0.4	0.0	0.4	3.7	5.2	0.7
Mining and quarrying	1.4	0.6	6.0	5.0	7.1	(1.4)
Manufacturing	303.2	754.0	550.6	737.5	931.7	32.6
Electricity, gas, steam and air conditioning supply	307.2	(38.3)	2,042.3	51.5	(11.4)	0.0
Water supply, sewerage, waste management and remediation activities	5.8	4.7	(8.5)	0.0	0.0	0.0
Construction	66.0	99.8	51.5	160.9	69.6	20.1
Wholesale and retail trade and repair of motor vehicles and motorcycles	(180.7)	93.4	16.2	107.1	101.3	(79.5)
Transportation and storage	104.8	102.9	72.6	30.5	30.7	0.2
Accommodation and food service activities	20.6	7.8	10.2	16.6	21.1	0.2
Information and communication	357.1	130,0	56.5	177.4	82.6	0.3
Financial and insurance activities	949.7	230.5	362.2	255.9	(65.5)	0.0
Real estate activities	250.4	187.9	137.1	353.8	89.8	11.4
Professional, scientific and technical activities	8.1	24.4	48.1	33.6	14.0	0.2
Administrative and support service activities	59.5	90.7	15.3	11.5	9.6	3.4
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.1	0.0
Education	1.5	0.8	7.3	0.9	1.8	0.2
Human health and social work activities	32.2	14.3	8.0	3.4	2.5	0.0
Arts, entertainment and recreation	9.1	2,8	3.3	0.9	0.1	0.2
Other service activities	(1.0)	0.1	0.3	6.9	0.5	0.1
Others, not elsewhere classified(4)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	1,132.0	944.2	1,097.1	1,285.5	1,239.3	98.7
Debt instruments	5,244.2	4,171.6	7,506.9	6,249.6	6,333.6	819.6

Total	8,671.4	6,822.1	11,983.4	9,492.2	8,864.0	907.0

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refer to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data as of January 31, 2024.
(4)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)(2)
	2019	2020	2021	2022	2023(3)	2024(4)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1	(11.3)
Asia	1,540.5	1,185.9	3,326.2	1,585.9	1,089.6	(25.8)
ASEAN(5)	662.2	295.8	2,582.0	673.1	224.6	(3.8)
Middle East(6)	6.0	8.9	6.3	45.8	(2.9)	0.2
Other Asia	872.2	881.2	737.9	627.3	227.5	(22.1)
Americas	321.1	191.6	157.1	260.0	127.3	12.0
Oceania	0.1	(2.6)	(8.2)	6.4	6.3	0.7
Europe	383.5	329.3	(96.8)	104.3	66.9	1.6
European Union(7)(8)	351.7	278.7	(121.3)	29.2	64.0	0.5
Other Europe	31.9	50.6	24.5	75.1	22.9	1.1
Africa	49.2	1.1	1.0	0.5	0.7	0.2
Others(9)	0.7	0.9	0.0	0.1	0.2	0.0
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(10)	1,132.0	944.2	1,097.1	1,285.5	1,239.3	98.7
Debt instruments(10)	5,244.2	4,171.6	7,506.9	6,249.6	6,333.6	819.6
Total	8,671.4	6,822.1	11,983.4	9,492.2	8,864.0	907.0

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)

Effective July 17, 2023, the BSP adopted the country list based on the ISO 3166 Country Codes and the country classification based on Continental Grouping (Asia, America, Oceania, Europe, and Africa). For comparability across periods, the data for 2018-2023 were revised to reflect the updated totals by continental group.

(3)	Preliminary data.
(4)	Preliminary data as of January 31, 2024.
(5)	Includes Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Singapore, Thailand and Viet Nam.
(6)

Includes Bahrain, Egypt, the Islamic Republic of Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, Palestinian Territory, Qatar, Saudi Arabia, the Syrian Arab Republic (Syria), United Arab Emirates and Yemen.

(7)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

(8)	The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 2021 were revised to reflect the UK’s exit from EU.
(9)	Other countries not specified.
(10)	Country breakdowns statistics are not available.

In 2019, net inflows of foreign direct investment were $7.7 billion, 22.7% lower than the $9.9 billion recorded in 2018. The lower inflows were mainly due to a decline in net equity investment other than reinvestment of earnings and in net debt instruments from $2.3 billion and $6.7 billion in 2018 to $1.4 billion and $5.2 billion, respectively, in 2019. Net investments in manufacturing decreased from net inflows of $1.1 billion in 2018 to a net inflow of $257.5 million in 2019. This decrease was partially offset by the increases in net inflows in financial and insurance activities from net inflows of $454.2 million in 2018 to a net inflow of $543.5 million in 2019.

The contribution of new equity investments to net inflows of FDI remained at $2.3 billion in 2018 and 2019. This was mainly due to decreases in net inflows from ASEAN countries from $1.1 billion in 2018 to $662.2 million in 2019 which was offset by increases in net inflows from the Americas and the European Union from $227.6 million and $313.3 million, respectively, in 2018 to $321.1 million and $351.7 million, respectively, in 2019.

In 2020, net inflows of foreign direct investment were $6.8 billion, 21.3% lower than the $8.7 billion recorded in 2019. The lower inflows were mainly due to a decline in net debt instruments from $5.2 billion in 2019 to $4.2 billion in 2020, and a decline in net equity investment other than reinvestment of earnings from $2.3 billion in 2019 to $1.7 billion in 2020. Net investments in manufacturing activities increased from a net inflow of $303.2 million in 2019 to a net inflow of $754.0 million in 2020, while net investments in financial and insurance activities decreased from a net inflow of $949.7 million in 2019 to a net outflow of $230.5 million in 2020.

The contribution of new equity investments to net inflows of foreign direct investment decreased to $1.7 billion in 2020 from $2.3 billion in 2019. Foreign direct investment decreased primarily as a result of decreases in new equity investments from the ASEAN countries and the Americas to net inflows of $295.8 million and $191.6 million, respectively, in 2020 from a net inflow of $662.2 million and $321.1 million, respectively, in 2019. These were partially offset by an increase in net inflows from other Asian countries from a net inflow of $872.2 million in 2019 to a net inflow of $881.2 million in 2020. Reinvestment of earnings in the Republic decreased to $944.2 million in 2020, compared with $1.1 billion in 2019.

In 2021, net inflows of foreign direct investment were $12.0 billion, 75.7% higher than the $6.8 billion recorded in 2020. The higher inflows were mainly due to an 80.0% increase in net debt instruments, from $4.2 billion in 2020 to $7.5 billion in 2021. Net investments in electricity, gas, steam, and air conditioning supply reversed from a net outflow of $38.3 million in 2020 to a net inflow of $2.0 billion in 2021. Net investments in financial and insurance activities increased from a net inflow of $230.5 million in 2020 to a net inflow of $362.2 million in 2021. These were partially offset by a decrease in net investments in manufacturing activities from a net inflow of $754.0 million in 2020 to a net inflow of $550.8 million in 2021.

The contribution of new equity investments to net inflows of foreign direct investment in 2021 increased to $3.4 billion, 98.1% higher than $1.7 billion in 2020. Foreign direct investment increased primarily as a result of increases in new equity investments of foreign direct investment from ASEAN to an inflow of $2.6 billion in 2021 from $295.8 million in 2020. These were partially offset by decreases in net inflows from the European Union from a net inflow of $278.7 million in 2020 to a net outflow of $121.3 million in 2021. Reinvestment of earnings in the Republic increased to $1.1 billion in 2021, compared with $944.2 million in 2020.

In 2022, net inflows of foreign direct investment were $9.5 billion, 27.7% lower than the $12.0 billion recorded in 2021. The lower inflows were mainly due to a decrease in net debt instruments from $7.5 billion in 2021 to $6.4 billion in 2022, and a decrease in net investments in electricity, gas, steam and air conditioning supply from $2.0 billion in 2021 to $51.5 million in 2022, and in financial and insurance activities from $362.2 million in 2021 to $240.8 million in 2022. However, this was offset by an increase in net investments in manufacturing activities from a net inflow of $550.6 million to $752.6 million, construction from a net inflow of $51.5 million in 2021 to a net inflow of $160.7 million in 2022, as well as a agriculture, forestry and fishing from a net inflow of $35,000 in 2021 to a net inflow of $3.7 million in 2022.

The contribution of new equity investments to net inflows of foreign direct investment decreased to $1.8 billion in 2022 from $3.4 billion in 2021. Foreign direct investment decreased primarily as a result of decreases in new equity investments of foreign direct investment from the ASEAN countries and other Asian countries to net inflows of $651.7 million and $699.3 million, respectively, in 2022 from net inflows of $2.6 billion and $737.9 million, respectively, in 2021. These were partially offset by increases in net inflows from the European Union and the Americas, from a net outflow of $121.3 million and inflow of $157.1 million in 2021, to a net inflow of $28.7 million and $259.2 million in 2022, respectively. Reinvestment of earnings in the Republic increased to $1.2 billion in 2022, compared with $1.1 billion in 2021.

In 2023, according to preliminary data, net inflows of foreign direct investment were $8.9 billion, 6.6% lower than the $9.5 billion recorded in 2022. The lower inflows were mainly due to a decrease in inflows for net equity other than reinvestment of earnings, which decreased from $2.0 billion in 2022 to $1.3 billion in 2023, and in the financial and insurance activities industry, from an inflow of $255.9 million for 2022 to an outflow of $65.5 million for 2023. This decrease was similarly observed for the real estate activities industry, which had a decreased net inflow from $160.9 million for 2022, to $69.7 million for 2023, as well as for real estate activities, which inflows decreased from $353.8 million for 2022, to $89.8 million for 2023. However, these were slightly offset by an increase in net inflows for manufacturing activities, which increased from $737.5 million in 2022 to $931.8 million in 2023.

In 2023, according to preliminary data, the contribution of new equity investments to net inflows of foreign direct investment decreased to $1.3 billion in 2023 from $2.0 billion in 2022. Foreign direct investment decreased primarily as a result of decreases in new equity investments of foreign direct investment from the ASEAN countries and the Americas to net inflows of $224.6 million and $127.3 million, respectively, in 2023 from net inflows of $673.1 million and $260.0 million, respectively, in 2022. These were partially offset by increases in net inflows from the European Union, from a net outflow of $26.2 million in 2022 to a net inflow of $64.0 million in 2023. Reinvestment of earnings in the Republic decreased to $1,239.3 million in 2023, compared with $1,285.5 million in 2022.

In the first month of 2024, according to preliminary data, net inflows of foreign direct investment were $0.9 billion, 89.9% higher than the $0.5 billion recorded in the first month of 2023. The higher inflows were mainly due to an increase in inflows for net debt instruments, which increased from $0.3 billion in the first month of 2023 to $0.8 billion in the first month of 2024, and in the construction industry, from an inflow of $2.6 million for the first month of 2023 to an inflow of $20.1 million for the first month of 2024. This increase was similarly observed for the real estate activities industry, of which inflows increased from $9.5 million for the first month of 2023, to $11.4 million for the first month of 2024. However, these were partially offset by a reversal in net inflows for wholesale and retail trade, repair of motor vehicles and motorcycle activities, from an inflow of $7.8 million in the first month of 2023 to an outflow of $79.5 million in the first month of 2024.

In the first month of 2024, according to preliminary data, the contribution of new equity investments to net inflows of foreign direct investment decreased to an outflow of $11.3 million in the first month of 2024 from an inflow of $92.8 million in the first month of 2023. Foreign direct investment decreased primarily as a result of decreases in new equity investments of foreign direct investment from Asia and the Middle East to a net outflow of $25.8 million and a net inflow of $0.2 million, in the first month of 2024, respectively, from net inflows of $86.8 million and $0.5 million, in the first month of 2023, respectively. These were partially offset by increases in net inflows from the European Union, from a net outflow of $7.4 million in the first month of 2023 to a net inflow of $0.5 million in the first month of 2024. Reinvestment of earnings in the Republic increased to $98.7 million in the first month of 2024, compared with $84.8 million in the first month of 2023.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2019	2020	2021	2022	2023	2024(1)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(2)	590.4	813.1	801.6	789.8	760.9	741.3
Gold	8,015.9	11,650.3	9,332.8	9,282.3	10,557.2	10,531.5
Special Drawing Rights (“SDR”)	1,181.9	1,232.9	3,938.9	3,764.8	3,809.6	3,767.6
Foreign investments	75,303.8	93,644.5	91,624.5	81,369.5	87,854.8	87,944.0
Foreign exchange(3)	2,747.5	2,821.6	3,096.6	942.8	770.7	1,083.2

Total	87,839.5	110,117.4	108,794.4	96,149.2	103,753.2	104,067.5

Total as number of months of imports of goods and services	7.6	12.3	9.7	7.2	7.9	7.7
Total as a % of short-term debt(4)
Original maturity	510.5	775.0	721.0	578.5	606.9	592.6
Residual maturity	396.5	520.2	545.8	384.3	352.3	365.9

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of March 31, 2024.
(2)	The reserve position in the IMF refers to the country’s claim on the 1MF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months.

The gross international reserves controlled by the Bangko Sentral constitute substantially all of the Philippines’ official international reserves. The Bangko Sentral occasionally enters into options with respect to gold, foreign exchange and foreign securities for purposes of managing yield or market risk. It also enters into financial swap contracts to optimize yield on its gold reserves.

As of December 31, 2019, gross international reserves were $87.8 billion, an increase of 10.9% from the $79.2 billion recorded as of December 31, 2018. This increase was primarily attributable to an increase of 12.8% in foreign investments to $75.3 billion as of December 31, 2019 from $66.7 billion as of December 31, 2018, partially offset by a 1.7% decrease in gold reserves to $8.0 billion as of December 31, 2019 from $8.2 billion as of December 31, 2018. The level of gross international reserves as of December 31, 2019 was sufficient to cover approximately 7.6 months of imports of goods and services and payments of primary income, and was also equivalent to 5.1 times the Republic’s short-term debt based on original maturity and 4.0 times based on residual maturity. Net international reserves at the end of 2019 were $87.8 billion.

As of December 31, 2020, gross international reserves were $110.1 billion, an increase from the $87.8 billion recorded as of December 31, 2019. This increase was mainly due to an increase of $18.3 billion in foreign investments to $93.6 billion as of December 31, 2020 from $75.3 billion as of December 31, 2019. The level of gross international reserves as of December 31, 2020 was sufficient to cover approximately 12.3 months of imports of goods and payments of services and income, and was equivalent to 7.8 times the Republic’s short-term debt based on original maturity and 5.0 times based on residual maturity. Net international reserves at the end of December 2020 were $110.1 billion.

As of December 31, 2021, gross international reserves were $108.8 billion, a decrease from the $110.1 billion recorded as of December 31, 2020. This decrease was mainly due to a decrease of $2.0 billion in foreign investments to $91.6 billion as of December 31, 2021 from $93.6 billion as of December 31, 2020. The level of gross international reserves as of December 31, 2021 was sufficient to cover approximately 9.6 months of imports of goods and payments of services and income, and was equivalent to 7.2 times the Republic’s short-term debt based on original maturity and 5.3 times based on residual maturity. Net international reserves at the end of December 2021 were $108.8 billion.

As of December 31, 2022, gross international reserves were $96.1 billion, a decrease from the $108.8 billion recorded as of December 31, 2021. This decrease was mainly due to a decrease of $10.2 billion in foreign investments to $81.4 billion as of December 31, 2022 from $91.6 billion as of December 31, 2021. The level of gross international reserves as of December 31, 2022 was sufficient to cover approximately 7.2 months of imports of goods and payments of services and income, and was equivalent to 5.8 times the Republic’s short-term debt based on original maturity and 3.8 times based on residual maturity. Net international reserves at the end of December 2022 were $96.1 billion.

As of December 31, 2023, gross international reserves were $103.8 billion, an increase from the $96.1 billion recorded as of December 31, 2022. This increase was mainly due to an increase of $6.1 billion in foreign investments to $87.5 billion as of December 31, 2023 from $81.4 billion as of December 31, 2022. The level of gross international reserves as of December 31, 2023 was sufficient to cover approximately 7.8 months of imports of goods and payments of services and income, and was equivalent to 5.9 times the Republic’s short-term debt based on original maturity and 3.8 times based on residual maturity. Net international reserves at the end of December 2023 were $103.7 billion.

Preliminary data indicates that gross international reserves were $104.1 billion as of March 31, 2024, an increase from the $101.5 billion recorded as of March 31, 2023. This increase was mainly due to an increase of $2.5 billion in foreign investments to $87.9 billion as of March 31, 2024 from $85.4 billion as of March 31, 2023. The level of gross international reserves as of March 31, 2024 was sufficient to cover approximately 7.7 months of imports of goods and payments of services and income, and was equivalent to 6.0 times the Republic’s short-term debt based on original maturity and 3.9 times based on residual maturity. Net international reserves at the end of March 2024 were $104.0 billion.

Monetary System

Monetary Policy

In 1993, the Government established the Bangko Sentral, the Republic’s central bank, pursuant to the New Central Bank Act. The Bangko Sentral replaced the old Central Bank of the Philippines. The Bangko Sentral functions as an independent central monetary authority responsible for policies in the areas of money, banking and credit, as authorized under the New Central Bank Act. The New Central Bank Act prohibits the Bangko Sell-tat from engaging in quasi-fiscal activities, commercial banking or development banking or financing, all of which had contributed to substantial deficits at the old Central Bank of the Philippines.

The Bangko Sentral’s primary objectives are to maintain price stability, monetary stability and the convertibility of the peso. To achieve its price stability objective, the Bangko Sentral undertakes monetary management mainly through adjustments to policy rates and the conduct of open market operations, including the purchase and sale of Government securities, rediscounting transactions and adjustments in reserve requirements.

The Bangko Sentral’s functions include:

•	conducting monetary policy;

•	issuing the national currency;

•	managing foreign currency reserves;

•	acting as depository for the Government, its political subdivisions and instrumentalities and GOCCs; and

•	regulating banks and quasi-banks in the Philippines.

The Government owns all of the capital stock of the Bangko Sentral. A seven-member Monetary Board consisting of the Bangko Sentral’s Governor, a member of the Cabinet designated by the President, and five full-time private sector representatives governs the Bangko Sentral. The President appoints each of the seven Monetary Board members, except the Cabinet representative, to six-year terms.

Philippine law requires the Bangko Sentral to maintain international reserves adequate to meet any foreseeable net demands for foreign currencies.

On February 14, 2019, then President Duterte signed Republic Act No. 11211, a law amending the New Central Bank Act by, among others, increasing the capitalization, as well as the powers of the Bangko Sentral. Under this law, the Bangko Sentral’s capitalization was increased from ₱50 billion to ₱200 billion, a measure that provides more funds either for absorbing losses or for investment. The law also expands the Bangko Sentral’s supervisory powers to cover more types of financial institutions, including money service businesses, credit granting businesses and payment system operators.

In addition, the Bangko Sentral is empowered to demand the forfeiture of profits from unauthorized financial transactions, as well as impose additional administrative and criminal sanctions. Finally, the Bangko Sentral was given the authority to issue debt papers for more flexibility in determining the timing and size of its monetary operations.

As of December 31, 2021, Bangko Sentral, according to restated audited financial information, had total assets of ₱7,575.9 billion, of which international reserves accounted for ₱5,505.4 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consisted mainly of currency in circulation and deposits from banks and quasi-banks.

As of December 31, 2022, Bangko Sentral, according to audited financial information, had total assets of ₱7,247.9 billion, of which international reserves accounted for ₱5,653.1 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consisted mainly of currency in circulation and deposits from banks and quasi-banks.

As of December 31, 2023, Bangko Sentral, according to unaudited preliminary financial information, had total assets of ₱7,563.7 billion, of which international reserves accounted for ₱5,707.6 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consisted mainly of currency in circulation and deposits from banks and quasi-banks.

Money Supply

The following table presents certain information regarding the Philippines’ money supply. In July 2013, the Bangko Sentral adopted a new system for compiling and reporting monetary statistics called the Standardized Reporting Forms (“SRF”) format as part of the Bangko Sentral’s adherence to international best practices in statistical compilation. The adoption of the SRF system did not result in any change to overall monetary balances. However, the Bangko Sentral has, in connection with the adoption of the SRF, also implemented certain recommendations from the IMF pertaining to the inclusion of unsecured subordinated debt and accrued interest expense, which has given rise to minor changes in amounts previously reported.

	Money Supply (SRF-based)
	As of December 31,
	2019	2020	2021	2022	2023(1)		2024(2)
	(₱ in billions, except percentages)
M1(3)
Currency in circulation	1,395.8	1,731.8	1,876.8	2,020.0	2,116.4		1,979.0
Current account deposits	3,104.5	3,724.1	4,323.3	4,603.3	4,750.1		4,668.3
Total	4,500.3	5,455.9	6,200.1	6,623.3	6,866.5		6,647.3
percentage increase(4)	15.7%	21.2%	13.6%	6.8%	3.7	%(7)	2.9	(7)
M2(5)	12,293.2	13,564.2	14,769.5	15,918.1	16,936.2		16,474.0
percentage increase(4)	10.9%	10.3%	8.9%	7.8%	6.4	%(7)	5.4	(7)
M3(5)	12,976.3	14,222.0	15,343.4	16,405.9	17,428.2		16,914.4
percentage increase(4)	11.5%	9.6%	7.9%	6.9%	6.2	%(7)	5.0	(7)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of February 29, 2024.
(3)	Consists of currency in circulation and demand deposits.
(4)	Period-on-period.
(5)	Consists of M1, savings deposits and time deposits.
(6)	Consists of M2 and deposit substitutes.
(7)	Year-on-year changes.

As of December 31, 2019, the Republic’s money supply (M3) was ₱13.0 trillion, an increase of 11.3% from the ₱11.6 trillion recorded as of December 31, 2018. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 10.6% compared to the level recorded as of December 31, 2018. The increase in domestic claims was primarily driven by an 8.1% increase in claims on other sectors, particularly claims on the private sector, which increased by 7.7% compared to the level as of December 31, 2018. Net claims on the central Government also increased by 23.8% as of December 31, 2019, compared to the level as of December 31, 2018. From December 31, 2018 to December 31, 2019, the Bangko Sentral’s net foreign asset position increased by 8.9% from ₱4.7 trillion to ₱4.9 trillion and the net foreign asset position of other depository corporations increased by 23.3% from ₱0.4 trillion to ₱0.5 trillion.

As of December 31, 2020, the Republic’s money supply (M3) was ₱14.2 trillion, an increase of 9.6% from the ₱13.0 trillion as of December 31, 2019. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 4.7% compared to the level as of December 31, 2019. This increase was primarily driven by an increase in net claims on Central Government, which increased by 30.6% compared to the level as of December 31, 2019. The Bangko Sentral’s net foreign asset position increased by 20.5% to ₱5.3 trillion as of December 31, 2020 and the net foreign asset position of other depository corporations also increased by 72.8% to ₱0.8 trillion as of December 31, 2020.

As of December 31, 2021, the Republic’s money supply (M3) was ₱15.3 trillion, an increase of 7.9% from the ₱.2 trillion as of December 31, 2020. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 8.2% compared to the level as of December 31, 2020. This increase was primarily driven by an increase in net claims on Central Government, which increased by 21.9% compared to the level as of December 31, 2020. The Bangko Sentral’s net foreign asset position increased by 6.5% to ₱6.5 trillion as of December 31, 2021 and the net foreign asset position of other depository corporations also increased by 15.9% to ₱0.9 trillion as of December 31, 2021.

As of December 31, 2022, according to preliminary data, the Republic’s money supply (M3) was ₱16.4 trillion, an increase of 6.8% from the ₱15.3 trillion as of December 31, 2021. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 12.8% compared to the level as of December 31, 2021. This increase was primarily driven by an increase in net claims on Central Government, which increased by 20.8% compared to the level as of December 31, 2021. The Bangko Sentral’s net foreign asset position decreased by 3.5% to ₱.3 trillion as of December 31, 2022 and the net foreign asset position of other depository corporations decreased by 4.1% to ₱0.9 trillion as of December 31, 2022.

As of December 31, 2023, according to preliminary data, the Republic’s money supply (M3) was ₱17.4 trillion, an increase of 5.7% from the ₱16.4 trillion as of December 31, 2022. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 11.5% compared to the level as of December 31, 2022. This increase was primarily driven by an increase in net claims on Central Government, which increased by 16.5% compared to the level as of December 31, 2022. The Bangko Sentral’s net foreign asset position decreased by 1.0% to ₱6.5 trillion as of December 31, 2023 and the net foreign asset position of other depository corporations decreased by 6.0% to ₱775.1 billion as of December 31, 2023.

As of February 29, 2024, according to preliminary data, the Republic’s money supply (M3) was ₱16.9 trillion, an increase of 5.0% from the ₱16.1 trillion as of February 29, 2023. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 9.5% compared to the level as of February 29, 2023. This increase was primarily driven by an increase in net claims on Central Government, which increased by 12.1% compared to the level as of February 29, 2023. The Bangko Sentral’s net foreign asset position increased by 3.6% to ₱6.6 trillion as of February 29, 2024 and the net foreign asset position of other depository corporations decreased by 10.0% to ₱808.2 billion as of February 29, 2024.

In 2020, 2021 and 2022, the average 91-day T-bill rate was 2.02%, 1.1% and 1.9% respectively. In 2023, the average 91-day T-bill rate was 5.4%. As of April 1, 2024, the average 91-day T-bill rate was 5.7%.

The following table presents information regarding domestic interest and deposit rates.

Domestic Interest and Deposit Rates

	Domestic Interest and Deposit Rates
	2019	2020		2021		2022		2023		2024
	(weighted averages per period) (%)
91-day Treasury bill rates	4.7	2.0		1.1		1.9		5.4		5.7	(1)
Bank average lending rates	7.1	7.0	(2)	6.1	(2)	6.0	(2)	7.6	(2)	7.4	(3)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of April 1, 2024.
(2)	Preliminary data.
(3)	Preliminary data as of February 29, 2024.

Monetary Regulation

The Bangko Sentral formally adopted inflation targeting as the framework for monetary policy in January 2002. This policy move is aimed at providing the Bangko Sentral with a more focused and forward-looking approach in the pursuit of its primary mandate, which is to ensure price stability. This approach involves the announcement of an explicit inflation target that the Bangko Sentral seeks to achieve over a given time period. The target inflation rate is set and announced jointly by the Bangko Sentral and the Government through an interagency body. Although the responsibility of achieving the target rests primarily with the Bangko Sentral, this joint announcement reflects active Government participation in achieving the goal of price stability and the inflation target. The Bangko Sentral also created an Advisory Committee which deliberates, discusses and recommends to the Monetary Board the appropriate monetary policy stance that will enable the Bangko Sentral to achieve the desired inflation target.

On June 3, 2016, the Bangko Sentral adopted an interest rate corridor (“IRC”) system in its monetary operations. The primary aim of the adoption of the IRC system was to improve the transmission of monetary policy. By helping to ensure that money market rates move within a reasonably close range around the Monetary Board’s policy rate, the IRC system is expected to help enhance the link between the stance of the Bangko Sentral monetary policy and financial markets and, thereby, impact the real economy. The IRC system consists of the following instruments: standing liquidity facilities, namely, the overnight lending facility and the overnight deposit facility; the overnight reverse repurchase facility; and a term deposit auction facility. The interest rates for the standing liquidity facilities form the upper and lower bound of the corridor while the overnight reverse repurchase rate is set at the middle of the corridor. The interest rates applied on the overnight lending facility and reverse repurchase facility signal the stance of the Bangko Sentral’s monetary policy, while the term deposit facility serves as the main tool for absorbing liquidity.

In connection with the establishment of the IRC system, on June 3, 2016, the Monetary Board set a new overnight lending facility rate of 3.5% (a reduction of the interest rate for the upper bound of the corridor from the previous overnight lending facility rate of 6.0%), adjusted the reverse repurchase rate to 3.0% (a reduction from the previous 4.0%) and set a new overnight deposit facility rate of 2.5% (consistent with the previous Special Deposit Account rate). In doing so, the Monetary Board noted that the shift to the IRC system does not represent a change in the Bangko Sentral’s stance on monetary policy. The IRC reforms are primarily operational in nature and have not materially affected prevailing monetary policy settings upon implementation. In particular, the weighted rate for monetary operations will remain broadly the same as before the implementation of the IRC system. Moreover, the interest rate at the floor of the corridor, where the bulk of the Bangko Sentral’s liquidity absorption with the market currently takes place, is being kept steady at the launch of the IRC system. At the same time, short-term liquidity conditions have remained broadly unchanged as funds continued to be absorbed through monetary operations under the new IRC system.

In March 2019, the Monetary Board decided to keep the reverse repurchase rate at 4.75% and the overnight lending facility rate at 7.75%, citing a more manageable inflation environment. In May 2019, the Monetary Board decided to reduce the reverse repurchase rate to 4.5% and the overnight lending facility rate to 7.5%, citing its assessment that the inflation outlook continues to be manageable, with easing price pressures owing to the decline in food prices amid improved supply conditions. In August 2019, the Monetary Board cut the interest rate on the reverse repurchase rate to 4.25% and the overnight lending facility rate to 4.75%, citing inflation momentum that has eased while growth prospects in the country remained firm on the back of a projected recovery in household spending, as well as the accelerated implementation of the Government’s infrastructure spending program. In September 2019, the Monetary Board cut the interest rate on the reverse repurchase rate further to 4.0% and the overnight lending facility rate to 4.5%, respectively, citing continued deceleration in the inflation momentum and well-anchored inflation expectations. These reverse repurchase and overnight lending facility rates were maintained for the rest of 2019 resulting from continued deceleration in the inflation momentum. Average lending rates over the past five years were an average range of 4.5% to 6.9% in 2015, 4.3% to 6.7% in 2016, 4.1% to 6.5% in 2017, 4.6% to 7.1% in 2018 and 5.5% to 8.0% in 2019.

On February 6, 2020, the Monetary Board cut the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 3.75%. The interest rates on the overnight lending facility rate and deposit facilities were reduced to 4.25% and 3.25%, respectively. On March 19, 2020, the Monetary Board further cut the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 3.25%. The interest rates on the overnight lending facility rate and deposit facilities were reduced to 3.75% and 2.75%, respectively.

During the COVID-19 pandemic, the Bangko Sentral entered into a zero-interest “cash advance” reverse repurchase transaction with the BTr amounting to ₱300.0 billion for a period of three months, commencing on March 27, 2020, as approved by the Monetary Board on March 23, 2020. On June 29, 2020, the Monetary Board approved the renewal for another three months. The renewed transaction matured on September 29, 2020.

On April 16, 2020, the Monetary Board assessed the impact of the COVID-19 pandemic on the Philippine economy, and decided to cut the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 2.75%. The interest rates on the overnight lending facility rate and deposit facilities were reduced to 3.25% and 2.25%, respectively. On June 25, 2020, the Monetary Board decided to cut the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 2.25%. The interest rates on the overnight deposit and overnight lending facility rate were reduced to 1.75% and 2.75%, respectively. On August 20, 2020, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.25% and the overnight deposit and overnight lending facility rate at 1.75% and 2.75%, respectively. On October 1, 2020, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.25%. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.75% and 2.75%, respectively. On November 19, 2020, the Monetary Board decided to cut the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 2.0%, citing its assessment that with a benign inflation environment and stable inflation expectations, there is enough policy space for a reduction in the policy rate at this time to uplift market sentiment and nurture the country’s economic recovery amid increased downside risks to growth. The interest rates on the overnight deposit and lending facilities were likewise reduced to 1.5% and 2.5%, respectively. On December 17, 2020, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.0%. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.5% and 2.5%, respectively.

On February 11, 2021, March 25, 2021, May 12, 2021, June 24, 2021, August 12, 2021, September 23, 2021, November 18, 2021 and December 16, 2021, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.0%, citing a manageable inflation environment and that the prevailing monetary policy settings remain appropriate to support the Government’s broader efforts to facilitate the recovery of the economy. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.5% and 2.5%, respectively.

On March 24, 2022, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.0%. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.5% and 2.5%, respectively. On May 19, 2022, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 2.25%, effective on May 20, 2022. The increases in the interest rates since May 2022 aim to anchor inflation expectations and temper mounting risks to the inflation outlook, including easing depreciation pressures on the peso. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 1.75% and 2.75%, respectively. On June 23, 2022, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 2.5%, effective on June 24, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 2.0% and 3.0%, respectively. On July 14, 2022, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 75 basis points to 3.25%, effective on July 14, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 2.75% and 3.75%, respectively. On August 18, 2022, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 3.75%, effective on August 19, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 3.25% and 4.25%, respectively. The Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 5.5%, effective on December 16, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 5.0% and 6.0%, respectively.

On February 16, 2023, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 6.0%, effective February 17, 2023. Accordingly, the interest rates on the overnight deposit and lending facilities were set to 5.5% and 6.5%, respectively. On March 23, 2023, the Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 6.25%, effective March 24, 2023. Accordingly, the interest rates on the overnight deposit and lending facilities were set to 5.75% and 6.75%, respectively. On May 18, 2023, June 22, 2023, August 17, 2023 and September 21, 2023, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 6.25% citing emerging upside risks to the inflation outlook. Accordingly, the interest rates on the overnight deposit and lending facilities were retained at 5.75% and 6.75%, respectively. On October 26, 2023, the Monetary Board decided to take off-cycle action to raise the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 6.50%, effective October 27, 2023. Accordingly, the interest rates on the overnight deposit and lending facilities were set to 6.0% and 7.0%, respectively. On November 16, 2023, December 14, 2023 and February 15, 2024, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 6.50%. Accordingly, the interest rates on the overnight deposit and lending facilities were maintained at 6.0% and 7.0%, respectively.

Foreign Exchange System

The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the peso. The Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Exchange Rates of Peso per U.S. Dollar
Year	Period End	Period Average(1)
2019	50.744	51.796
2020	48.036	49.624
2021	50.774	49.255
2022	56.120	54.478
2023	55.567	55.630
2024(2)	56.187	56.065

Sources: Reference Exchange Rate Bulletin; Treasury Department; Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.
(2)	Preliminary data for the two months ended February 29, 2024.

Foreign exchange may be freely sold and purchased outside the banking system and deposited in foreign currency accounts. Both residents and non-residents may maintain foreign currency deposit accounts with authorized banks in the Philippines, and residents may maintain deposits overseas without restriction. However, foreign exchange may not be purchased from the domestic banking system for deposit in these overseas accounts.

Payments related to foreign loans registered with the Bangko Sentral and foreign investments approved by or registered with the Bangko Sentral may be serviced with foreign exchange purchased from authorized agent banks in the Philippines. The Bangko Sentral must approve and register all outgoing investments by residents exceeding $60 million per investor per year if the funds will be sourced from the Philippine banking system. For a discussion of the Bangko Sentral’s loan approval regime, see “The Philippine Financial System—Foreign Currency Loans.”

While the Government imposes no currency requirements for outgoing payments, all exchange proceeds from exports, services and investments must be obtained in any of 22 prescribed currencies. Authorized agent banks may convert the acceptable currencies to pesos.

Individual or corporate non-residents may open peso bank accounts without the Bangko Sentral’s approval. The export or electronic transfer out of the Philippines of peso amounts exceeding ₱50,000 requires prior authorization from the Bangko Sentral.

Since it allowed the free float of the peso on July 11, 1997, the Bangko Sentral has intervened minimally in the foreign exchange market. It has, however, adopted measures related to foreign exchange trading aimed to reduce currency speculation and combat money laundering and has issued and may continue to issue regulations to support foreign exchange liberalization.

In 2019, the average exchange rate was ₱51.796 per U.S. dollar, compared to ₱52.661 per U.S. dollar in 2018. The appreciation of the peso against the U.S. dollar in 2019 was primarily attributable to easing inflation, robust inflows of remittances, the dovish stance of the US Federal Reserve and improving market sentiment over the trade negotiations between the United States and China and, later in the year, market expectation of a US Federal Reserve rate cut.

In 2020, the average exchange rate was ₱49.624 per U.S. dollar, compared to ₱51.796 per U.S. dollar in 2019. The appreciation of the peso against the U.S. dollar in 2020 was partly attributable to the decrease in the Republic’s imports as compared to its exports, which improved its balance of payment position. The Republic’s access to foreign loans and bonds on favorable terms, which increased its foreign reserves, also helped sustain confidence in the peso.

In 2021, the average exchange rate was ₱49.255 per U.S. dollar, compared to ₱49.624 per U.S. dollar in 2020. The appreciation of the peso against the U.S. dollar in 2021 was primarily attributable to prospects of earlier U.S. monetary policy normalization, as well as uncertainties in growth outlook due to the ongoing health crisis.

In 2022, the average exchange rate was ₱54.478 per U.S. dollar, compared to ₱49.255 per U.S. dollar in 2021. The depreciation of the peso against the U.S. dollar in 2022 was primarily attributable to the strengthening of the U.S. dollar against all other currencies following changes to U.S. monetary policy.

In 2023, the average exchange rate was ₱55.630 per U.S. dollar, compared to ₱54.478 per U.S. dollar in 2022. The appreciation of the peso against the U.S. dollar in 2023 was primarily attributable to certain changes to domestic monetary policy, as well as a decline in domestic inflation.

In the two months ended February 29, 2024, the average exchange rate was ₱56.065 per U.S. dollar, compared to ₱54.783 per U.S. dollar in the two months ended February 28, 2023. The appreciation of the peso against the U.S. dollar in the two months ended February 29, 2024 was primarily attributable to the broad strengthening of the U.S. dollar amid expected delays in the policy easing cycle of the U.S. Federal Reserve in light of continued high inflation and labor market tightness.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2019	2020	2021	2022	2023(2)		2024(3)
	(₱ in billions)
Banks
Universal/Commercial banks	17,216	18,527	19,761	22,376	24,316		24,141
Thrift banks	1,204	1,192	1,338	1,028	1,104		1,090
Digital banks	—	—	—	—	91		95
Rural banks	291	308	341	403	415	(4)	426	(4)

Total banks	18,712	20,028	21,440	23,807	25,926		25,752

Non-bank financial institutions(5)	4,446	4,674	4,917	5,057	5,197	(4)	5,117	(4)

Total assets	23,158	24,702	26,357	28,864	31,123		30,869

Source: Bangko Sentral.

Notes:

(1)	Excludes assets of the Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Preliminary data.
(3)	Preliminary data as of February 29, 2024, unless otherwise indicated.
(4)	Preliminary data as of September 30, 2023.
(5)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), Government Non-bank Financial Institutions, Authorized Agent Banks Forex Corporations, and Private and Government Insurance Companies (i.e., SSS and GSIS).

The Philippine financial system consists of banks and non-bank financial institutions. Banks include all financial institutions that lend funds obtained from the public primarily through the receipt of deposits and deposit substitutes. Non-banks include financial institutions other than banks which lend, invest or place funds, or at which evidences of indebtedness or equity are deposited with or acquired by them, either for their own account or for the account of others. Non-bank financial institutions may have quasi-banking functions. Quasi-banking functions include borrowing money to relend or purchase receivables and other obligations by issuing, endorsing or accepting debt or other instruments or by entering into repurchase agreements with 20 or more lenders at any one time.

The Bangko Sentral, through its supervision and examination sector, supervises all banks and non-banks with quasi-banking functions or those with trust authorities such as investment management activities. This includes subsidiaries and affiliates of banks and quasi-banks engaged in related activities and those non-bank financial institutions placed under the effective supervision of the Bangko Sentral through special laws such as pawnshops and non-stock savings and loan associations. The Monetary Board serves as the main policy-making body and has the ultimate supervisory authority.

Structure of the Financial System

The Philippine financial system consists of universal banks, commercial banks, thrift banks, rural banks, cooperative banks, Islamic banks, digital banks, and non-bank financial institutions. Each type of bank participates in distinct business activities and geographic markets.

Commercial banks may:

•	accept drafts and issue letters of credit;

•	discount and negotiate promissory notes, drafts, bills of exchange and other evidence of indebtedness;

•	accept or create demand deposits;

•	receive other types of deposits and deposit substitutes;

•	buy and sell foreign exchange and gold or silver bullion;

•	acquire marketable bonds and other debt securities; and

•	lend money on a secured or unsecured basis.

Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities, may also engage in investment banking activities, invest in non-allied enterprises and own up to 100% of the equity in a thrift bank, a rural bank, a financial allied enterprise or a non-financial allied enterprise. In the case of a publicly listed universal bank, it may also own up to 100% of the voting stock of only one other universal bank or commercial bank. As of August 30, 2023, according to preliminary data, the Republic had 45 operating universal and commercial banks.

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of Bangko Sentral’s Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2019		2020		2021		2022		2023		2024(2)
	(₱ in billions, except percentages)
Total	9,508.8	100%	9,442.2	100%	9,892.2	100%	11,206.2	100%	12,283.6	100%	11,997.9	100%
Agriculture, Forestry and Fishing	221.9	2.3%	211.4	2.2%	200.6	2.0%	207.1	1.9%	214.8	1.8%	212.9	1.8%
Mining and Quarrying	48.0	0.5%	43.5	0.5%	37.3	0.4%	39.3	0.4%	44.9	0.4%	46.1	0.4%
Manufacturing	1,048.7	11.0%	933.2	9.9%	1,088.8	11.0%	1,260.4	11.5%	1,271.6	10.9%	1,239.4	10.3%
Electricity, Gas, Steam and Air conditioning Supply	1,006.4	10.6%	1,044.0	11.1%	1,046.4	10.6%	1,197.7	11.0%	1,273.4	10.9%	1,278.2	10.7%
Water Supply, Sewerage, Waste Management and Remediation Activities	106.0	1.1%	103.7	1.1%	109.7	1.1%	135.8	1.2%	177.3	1.5%	176.5	1.5%
Construction	368.7	3.9%	375.6	4.0%	383.5	3.9%	448.0	4.1%	492.4	4.2%	474.0	4.0%
Wholesale and Retail Trade and Repair of Motor Vehicles and Motorcycles	1,193.9	12.6%	1,112.6	11.8%	1,125.8	11.4%	1,269.7	11.6%	1,371.4	11.6%	1,305.2	10.9%
Accommodation and Food Service Activities	153.7	1.6%	162.4	1.7%	150.7	1.5%	149.8	1.4%	151.7	1.3%	143.4	1.2%
Transportation and Storage	287.9	3.0%	302.2	3.2%	330.0	3.3%	347.4	3.2%	381.9	3.3%	406.0	3.4%
Information and Communication	357.3	3.8%	376.1	4.0%	482.0	4.9%	589.0	5.4%	630.9	5.4%	618.2	5.2%
Financial and Insurance Activities	923.8	9.7%	881.0	9.3%	970.6	9.8%	1,039.0	9.5%	987.2	8.5%	978.7	8.2%
Real Estate Activities	1,677.8	17.6%	1,768.1	18.7%	1,930.9	19.5%	2,187.9	20.0%	2,428.3	20.8%	2,377.0	19.8%
Professional, Scientific and Technical Activities	68.1	0.7%	54.6	0.6%	57.8	0.6%	42.4	0.4%	37.7	0.3%	37.7	0.3%
Administrative and Support Service Activities	41.6	0.4%	37.6	0.4%	31.1	0.3%	39.9	0.4%	43.9	0.4%	46.7	0.4%

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2019		2020		2021		2022		2023		2024(2)
	(₱ in billions, except percentages)
Public Administration and Defense; Compulsory Social Security	142.4	1.5%	144.6	1.5%	152.6	1.5%	170.3	1.6%	192.7	1.6%	193.5	1.6%
Education	42.9	0.5%	39.9	0.4%	34.8	0.4%	33.9	0.3%	31.0	0.3%	29.5	0.2%
Human Health and Social Work Activities	59.9	0.6%	89.3	0.9%	93.2	0.9%	96.7	0.9%	101.8	0.9%	100.9	0.8%
Arts, Entertainment and Recreation	146.8	1.5%	150.1	1.6%	162.4	1.6%	174.2	1.6%	173.3	1.5%	196.2	1.6%
Other Service Activities	100.2	1.1%	65.0	0.7%	67.8	0.7%	84.3	0.8%	95.1	0.8%	93.9	0.8%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	79.8	0.8%	86.3	0.9%	67.3	0.7%	69.2	0.6%	18.4	0.2%	15.8	0.1%
Others(3)	1,433.0	15.1%	1,400.8	14.8%	1,368.8	13.8%	1,624.4	12.2%	2,1817.6	13.4%	2,208.0	18.4%

Source: Bangko Sentral.

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of February 29, 2024.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Rural and cooperative banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and, in general, the people in the rural communities. As of January 31, 2024, according to preliminary data, the Republic had 388 operating rural and cooperative banks.

Thrift banks invest their capital and the savings of depositors in:

•	financing for homebuilding and home development;

•	readily marketable debt securities;

•	commercial papers and accounts receivables, drafts, bills of exchange, acceptances or notes arising out of commercial transactions; or

•

short-term working capital and medium and long-term loans to small and medium-sized businesses and individuals engaged in agriculture, services, industry, housing and other financial and allied services in its market.

As of January 31, 2024, according to preliminary data, the Republic had 42 operating thrift banks (including microfinance-oriented banks).

As of January 31, 2024, there were five microfinance rural banks with 137 branches. Meanwhile, there were 16 microfinance-oriented branches of thrift banks and two microfinance-oriented branches of rural banks. Microfinance-oriented banks are required at all times to hold at least 50% of their gross loan portfolio in microfinance loans. Microfinance loans are loans with principal amounts of up to ₱150,000. The loan ceiling can be further increased to ₱300,000 in the case of loans to growing microenterprises, or “Microfinance Plus,” and housing microfinance loans.

The specialized Government banks are Al-Amanah Islamic Investment Bank of the Philippines (AIIBP), Development Bank of the Philippines, and Land Bank of the Philippines. AIIBP promotes the development of the Autonomous Region in Muslim Mindanao (ARMM) by offering banking, financing and investment services based on Islamic banking principles and rulings. LBP was founded in 1963 in conjunction with the passage of the Agricultural Land Reform Code to finance the acquisition and distribution of agricultural estates for division and resale to small landholders. Currently, it focuses on providing financing for countryside development and poverty alleviation while striving to operate in a sustainable manner with no budgetary support from the Government. To achieve this goal, LBP maintains commercial banking operations, the profits of which are reinvested in the bank’s developmental programs and initiatives. LBP’s loan portfolio prioritizes farmers and fishermen, small and medium enterprises and microenterprises, livelihood loans and agribusiness, agri-infrastructure and other agri-and environment-related projects, socialized housing, schools and hospitals.

DBP, originally founded in 1935 as the National Loan and Investment Board and reorganized into DBP in 1958, is the primary development financial institution in the Republic. Under its charter updated in 1998, DBP is classified as a development bank and may perform all the other functions of a thrift bank. Its mission is to raise the level of competitiveness of the Republic’s economy for sustainable growth and to support infrastructure development, responsible entrepreneurship, efficient social services and protection of the environment. DBP provides banking services that cater to the medium- and long-term needs of agricultural and industrial enterprises in the Republic with an emphasis on small- and medium-scale industries.

Meanwhile, digital banks were recognized in Bangko Sentral Circular No. 1105 dated December 2, 2020 as a separate and distinct class from the existing bank classifications. They offer financial products and services that are processed end-to-end through a digital platform and/or electronic channels with no physical branches/ sub-branches or branch-lite units offering financial products and services. To date, the Bangko Sentral has approved a total of six digital banks — two of which are converting banks while the rest are new market players. All of the approved digital banks have already commenced operations in 2022 after they were issued a Certificate of Authority to Operate by the Bangko Sentral. The Bangko Sentral has issued a moratorium on the grant of additional digital bank licenses. This will allow the Bangko Sentral to closely monitor the banks’ performance and impact on the banking system including their contribution to increasing competition and expanding financial inclusion. Nonetheless, the limit on the number of digital bank licenses may be modified or lifted at any point, subject to review and approval of the Monetary Board.

Non-bank financial institutions are primarily long-term financing institutions, though they also facilitate short-term placements in other financial institutions. As of January 31, 2024, according to preliminary data, the Bangko Sentral regulated or supervised five non-bank financial institutions with quasi-banking functions. The Bangko Sentral also supervised or regulated 1,320 non-bank financial institutions without quasi-banking functions, according to preliminary data as of January 31, 2024.

Non-Performing Loans

In view of the effects of the COVID-19 pandemic, the Bayanihan to Heal As One Act mandated, among other things, the grant of debt repayment moratorium to borrowers in the Republic. As a result of the Bayanihan to Heal as One Act and the disruptive economic impact of the COVID-19 pandemic, the Philippine banking industry experienced a significant increase in non-performing loans (“NPLs”) between December 31, 2019 and December 31, 2021. The full implementation of the Financial Institutions Strategic Transfer (“FIST”) Act in February 2021 is intended to reinforce banks’ capital and liquidity position by allowing them to dispose non-performing assets to FIST Corporations, special purpose vehicles and eligible individuals. Moreover, the FIST Act is expected to enhance the financial institutions’ risk-bearing capacity and strengthen their capability to provide financial services to productive sectors of the economy.

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2019	2020	2021	2022	2023	2024(2)
	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	7,682.5	7,711.6	8,061.1	9,260.2	9,983.6	9,905.8
Non-performing loans	111.9	244.6	290.8	233.5	251.3	261.5
Ratio of non-performing loans to total loans	1.5%	3.2%	3.6%	2.5%	2.5%	2.6%
Other Private Commercial banks
Total loans	360.2	361.0	387.0	238.7	265.3	144.9
Non-performing loans	11.0	17.6	19.7	13.2	14.9	11.2
Ratio of non-performing loans to total loans	3.1%	4.9%	5.1%	5.5%	5.6%	7.7%
Government banks(3)
Total loans	1,305.9	1,321.3	1,434.5	1,748.8	2,033.6	1,841.1
Non-performing loans	28.6	36.3	55.1	86.7	106.9	109.4
Ratio of non-performing loans to total loans	2.2%	2.8%	3.9%	5.0%	5.3%	5.9%
Foreign banks(3)
Total loans	605.4	525.5	574.5	554.9	568.9	510.1
Non-performing loans	5.0	10.2	6.1	3.1	6.6	7.2
Ratio of non-performing loans to total loans	0.8%	2.0%	1.1%	0.6%	1.2%	1.4%
Total loans	9,954.0	9,919.5	10,457.1	11,802.5	12,851.5	12,401.9
Total non-performing loans	156.5	308.8	371.6	336.5	379.8	389.4
Ratio of non-performing loans to total loans	1.6%	3.1%	3.6%	2.9%	3.0%	3.1%

Source: Bangko Sentral.

Notes:

(1)	Include transactions of local banks’ foreign offices but exclude banks under liquidation.
(2)	Preliminary data as of January 31, 2024.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.

As of December 31, 2019, the gross non-performing loan ratio was 1.6%, which was higher than the ratio of 1.3% recorded as of December 31, 2018. Gross non-performing loans increased by 37.9% to ₱156.5 billion as of December 31, 2019 from the ₱113.5 billion recorded as of December 31, 2018, primarily due to declining asset quality and growing gross loan portfolio. The U/KB industry’s total loan portfolio increased by 10.4% to ₱9,954.0 billion as of December 31, 2019 from the ₱9,017.8 billion recorded as of December 31, 2018.

As of December 31, 2020, the gross non-performing loan ratio was 3.1%, which was higher than the ratio of 1.6% recorded as of December 31, 2019. Non-performing loans increased significantly by 97.3% to ₱308.8 billion as of December 31, 2020 from the ₱156.5 billion recorded as of December 31, 2019, primarily due to the effects of the then ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers which resulted in declining asset quality and tempered credit growth. The banking system’s total loan portfolio decreased by 0.4% to ₱9,919.5 billion as of December 31, 2020 from the ₱9,954.0 billion recorded as of December 31, 2019.

As of December 31, 2021, the gross non-performing loan ratio was 3.6%, which was higher than the ratio of 3.1% recorded as of December 31, 2020. Non-performing loans increased by 20.3% to ₱371.6 billion as of December 31, 2021 from the ₱308.8 billion recorded as of December 31, 2020, primarily due to the effects of the then ongoing global COV1D-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers which resulted in declining asset quality and tempered credit growth. The U/KB industry’s total loan portfolio increased by 5.4% to ₱10,457.1 billion as of December 31, 2021 from the ₱,919.5 billion recorded as of December 31, 2020.

As of December 31, 2022, the gross non-performing loan ratio was 2.9%, which was lower than the ratio of 3.6% recorded as of December 31, 2021. Non-performing loans decreased by 10.4% to ₱336.5 billion as of December 31, 2022 from the ₱371.6 billion recorded as of December 31, 2021, primarily due to easing of the effects of the then ongoing global COVID-19 pandemic and the gradual reopening of the economy. The U/KB industry’s total loan portfolio increased by 12.9% to ₱11,802.5 billion as of December 31, 2022 from the ₱10,457.1 billion recorded as of December 31, 2021.

As of December 31, 2023, the gross non-performing loan ratio was 3.0%, which was higher than the ratio of 2.9% recorded as of December 31, 2022. Non-performing loans increased by 12.9% to ₱379.8 billion as of December 31, 2023 from the ₱336.5 billion recorded as of December 31, 2022, primarily due to inflation and rising interest rates which weighed down borrowers’ capacity to pay. The U/KB industry’s total loan portfolio increased by 8.9% to ₱12,851.5 billion as of December 31, 2023 from the ₱11,802.5 billion recorded as of December 31, 2022.

As of January 31, 2024, according to preliminary data, the gross non-performing loan ratio was 3.1%, which was higher than the ratio of 3.0% recorded as of January 31, 2023. Non-performing loans increased by 13.9% to ₱389.4 billion as of January 31, 2024 from the ₱342.0 billion recorded as of January 31, 2023, primarily due to inflation and rising interest rates which weighed down borrowers’ capacity to pay. The U/KB industry’s total loan portfolio increased by 7.8% to ₱12,401.9 billion as of January 31, 2024 from the ₱11,508.6 billion recorded as of January 31, 2023.

Financial Sector Reforms

The Government has undertaken a number of reforms in the financial sector intended to reduce bank holdings of non-performing assets and improve the health of the banking industry in general.

The Bangko Sentral continues to build on its existing regulatory framework to align with international standards and best practices while considering domestic conditions in the Republic.

In November 2017, as part of the Bangko Sentral’s strategic initiatives to modernize the Republic’s retail payment system, increase the adoption of greater use of e-payments and to shift the Republic from a cash-heavy country to a cash-lite country, the Bangko Sentral launched the Philippine EFT System and Operations Network (“PESONet”). PESONet is an automated clearing house to allow businesses, the Government and individuals to conveniently initiate electronic funds transfers and recurring payments from accounts maintained in the Bangko Sentral supervised financial institutions.

On August 22, 2019, Republic Act No. 11439 (“Islamic Banking Act”) was signed into law. The Islamic Banking Act provides for the organization, regulation and powers of Islamic banks to be established in the Philippines. On December 27, 2019, the Bangko Sentral issued the preliminary implementing regulations under the Islamic Banking Act consisting of (a) Circular No. 1069 on the Guidelines on the Establishment of Islamic Banks and Islamic Banking Units (IB/IBUs), and (b) Circular No. 1070 on the Shari’ah Governance Framework. Moreover, the Bangko Sentral Task Force on Islamic Banking continues to conduct policy studies to implement the provisions covering prudential reporting, liquidity and capital adequacy framework, leverage ratio framework and customized training modules for Islamic banks until 2021.

On May 25, 2021, the Bangko Sentral issued Circular No. 1116 on the Guidelines on the Management of Liquidity Risk by Islamic Banks and Islamic Banking Units. On March 23, 2022, the Bangko Sentral issued Circular No. 1139 on the Guidelines for Reporting Islamic Banking and Finance Transactions/Arrangements. On April 19, 2023, the Bangko Sentral issued Circular No. 1173 on the Modified Minimum Capitalization of Conventional Banks with Islamic Banking Unit. In line with the foregoing, the Bureau of Internal Revenue issued Revenue Regulations No. 17-2020 which implemented the tax neutrality provisions of the Islamic Banking Act. Under the issuance, Islamic banking transactions must have a parity of tax treatment of equivalent conventional banking transactions with the provisions of the National Internal Revenue Code, as amended, such that Islamic banking transactions are taxed no more heavily (and no more lightly) than conventional banking transactions.

Amid the COVID-19 pandemic, the Bangko Sentral issued monetary, as well as regulatory and operational relief measures to assist the Bangko Sentral supervised financial institutions endure the effects of the COVID-19 crisis, as well as to continue their support to households and business enterprises. These time-bound measures provide incentives for the Bangko Sentral supervised financial institutions to extend financial relief to their borrowers, make credit available to consumers and particularly micro, small and medium enterprises, promote continued access to credit/financial services, support continued delivery of financial services to enable consumers to complete financial transactions during the ECQ period, and support the level of domestic liquidity.

Cognizant of the risks posed by climate-related and sustainability issues to the stability of the financial system, as well as the inherent role of the Bangko Sentral as the regulator to “lead by example”, the Sustainable Central Banking Program was pursued as part of Bangko Sentral’s Strategy Map for 2020-2023. The Bangko Sentral rolled out a two-pronged approach to sustainable finance: (1) by increasing capacity building and awareness initiatives; and (2) by mainstreaming sustainable finance through the issuance of enabling regulations. In particular, the Sustainable Finance Framework was issued which sets out the expectations of the Bangko Sentral on the integration of sustainability principles, including environmental and social risk areas, in the corporate governance and risk management frameworks, and in the strategic objectives and operations of banks.

Through its Digital Payments Transformation Roadmap 2020-2023, the Bangko Sentral is also focused on fostering an efficient, inclusive, safe and secure digital payments ecosystem. This roadmap identifies two key strategic objectives: (1) converting 50% of the total volume of retail payments into digital form and expanding the number of the financially included individuals in the Republic to 70% of all Filipino adults by 2023, and (2) increasing the availability of more innovative digital financial products and services designed to be responsive to the needs of Filipino consumers. Further, the roadmap is anchored on (1) digital payments streams, (2) digital finance infrastructure and (3) digital governance standards.

In line with this, the Bangko Sentral, under Circular No. 1105 dated December 2, 2020, introduced digital banks as a new bank classification distinct from the existing categories of banks (i.e., universal bank, commercial bank, thrift banks, rural banks, cooperative banks, and Islamic Banks). The said circular embodied the guidelines on the establishment of digital banks. The regulatory framework for digital banks is seen to support the expansion of the adoption and use of digital financial services in the Republic. This is included among the priority policy initiatives under the three-year Digital Payments Transformation Roadmap.

In June 2021, the Financial Action Task Force (“FATF”), an intergovernmental body developing and promoting policies to combat money laundering and terrorist financing, placed the Philippines on its list of jurisdictions with strategic deficiencies in their anti-money laundering (“AML”) and combating terrorism financing (“CFT”) legal and regulatory framework, also commonly referred to as the FATF’s “gray list”. As of the date of this annual report, the Philippines is considered to be compliant with 37 out of 40 FATF recommendations. The Republic is committed to continuing its work with the FATF to strengthen its strategic AML/CFT legal and regulatory framework with the objective of securing its removal from the FATF’s gray list at the earliest possible date.

Foreign Currency Loans

Bangko Sentral imposes a combination of prior approval, registration and reporting requirements on all non-peso denominated loans. The regime is as follows:

Type of Loan	Requirements

• Public sector loans, except short-term foreign currency deposit loans for trade financing and short-term normal interbank borrowings.	• Prior approval and reporting requirements.

• Private sector loans guaranteed by government corporations and/or governmental financial institutions or covered by foreign exchange guarantees issued by authorized agent banks.

• Loans with maturities exceeding one year to be obtained by private non-bank financial institutions intended for relending to public or private sector enterprises.

• Other loans if to be serviced using foreign exchange purchased from an authorized agent bank or its subsidiary/affiliate foreign exchange corporation.

• Private sector loans which are specifically exempt from the prior approval requirement, and which will be serviced with foreign exchange purchased from the banking system.	• Subsequent registration and reporting requirements.

•  All private sector loans of resident borrowers from banks operating in the Philippines, provided that the obligations (i) are not publicly-guaranteed; and (ii) are reported by the creditor bank to the Bangko Sentral using the prescribed forms to be serviced with foreign exchange not purchased from the banking system.

• Reporting requirements.

The Philippine Securities Markets

History and Development

The securities industry in the Philippines began with the opening of the Manila Stock Exchange in 1927. In 1936, the Government established the Philippine SEC to oversee the industry and protect investors. Subsequently, the Makati Stock Exchange opened in 1963 and merged with the Manila Stock Exchange to form the Philippine Stock Exchange in 1994.

In June 1998, the Philippine SEC granted the Philippine Stock Exchange self-regulatory organization status, empowering it to supervise and discipline its members, including by examining a member’s books of account and conducting audits.

To broaden the range of securities eligible for listing, the Philippine Stock Exchange established a board for small- and medium-sized enterprises with an authorized capital of ₱20.0 million to ₱99.9 million of which at least 25% must be subscribed and fully paid.

In August 2001, the Philippine Stock Exchange completed its conversion to a publicly held stock corporation. As its first shareholders, each of the 184 member-brokers subscribed and fully paid for 50,000 shares. The listing of its shares on the Philippine Stock Exchange took effect in December 2003 and 40% of the unissued shares were sold through a private placement in February 2004.

As of December 31, 2022, the Philippine Stock Exchange had 286 listed companies and 122 active trading participants.

The PSEi closed at 6,628.75 points on April 26, 2024.

In addition to the Philippine Stock Exchange, the Philippine Dealing and Exchange Corporation (“PDEX”), which deals mainly with trading of foreign exchange and fixed-income securities, was granted self-regulatory organization status by the Philippine SEC in 2006. The PDEX registered a trading volume of ₱4.9 trillion of both Government and corporate securities in 2022, a 6.7% decrease from the ₱5.2 trillion registered in 2021. For 2023, the PDEX registered a trading volume of ₱4.5 trillion of both Government and corporate securities.

Government Securities Market

The Bureau of the Treasury currently conducts weekly public offerings of treasury bills with maturities of 91 days, 182 days and 364 days, as well as treasury bonds with maturities ranging from two years to 28.5 years.

As of December 31, 2019, outstanding Government securities amounted to ₱5.1 trillion, 49.9% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of December 31, 2020, outstanding Government securities amounted to ₱6.7 trillion, 51.2% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of December 31, 2021, outstanding Government securities amounted to ₱8.2 trillion, 50.3% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of December 31, 2022, outstanding Government securities amounted to ₱9.2 trillion, 49.7% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of December 31, 2023, outstanding Government securities amounted to ₱10.0 trillion, 54.4% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of February 29, 2024, outstanding Government securities amounted to ₱10.6 trillion, 53.6% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Public Finance

The Consolidated Financial Position

The consolidated public sector financial position measures the overall financial standing of the Republic’s public sector. It consists of the public sector borrowing requirement and the aggregate deficit or surplus of the Social Security System and the Government Service Insurance System, the Bangko Sentral, the GFIs and the local government units. The public sector borrowing requirement reflects the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation’s accounts, the Oil Price Stabilization Fund and the major GOCCs.

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

	Consolidated Public Sector Financial Position of the Republic As of December 31,
	2018	2019	2020	2021	2022	2023(1)

	(₱ in billions, except percentages)
Public sector borrowing requirement:
National Government	(558.3)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(551.7)
CB Restructuring	(0.0)	(0.0)	(0.0)	0.0	0.0	0.0
Monitored Government-owned corporations	5.5	(0.7)	(1.5)	37.2	31.9	33.1
Adjustment of net lending and equity to GOCCs	5.4	20.5	22.1	16.4	25.6	(0.8)
Other adjustments	0.0	0.0	0.0	0.0	0.0	0.0

Total public sector borrowing requirement	(547.3)	(640.4)	(1,350.8)	(1,616.4)	(1,556.7)	(519.4)

As a percentage of GDP	(3.0)%	(3.3)%	(7.5)%	(8.3)%	(7.1)%	(4.5)%
Other public sector:
Social Security System and Government Service Insurance System	63.2	103.6	84.1	190.6	209.4	137.6
Bangko Sentral(2)	37.0	42.8	7.9	19.0	47.2	20.3
Government financial institutions	20.5	25.4	25.9	29.5	42.2	26.8
Local government units	271.3	269.6	272.3	284.6	428.6	271.1
Timing adjustment of interest payments to the Bangko Sentral	0.0	0.0	0.0	0.0	0.0	0.0
Other adjustments	0.0	0.0	0.0	0.0	0.0	0.0

Total other public sector	392.0	444.0	374.4	523.6	727.5	455.8

Consolidated public sector financial position	(155.3)	(196.4)	(976.4)	(1,092.8)	(829.2)	(63.6)

As a percentage of GDP	(0.9)%	(1.0)%	(5.4)%	(5.6)%	(3.8)%	(0.6)%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)	Preliminary data as of June 30, 2023.
(2)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

In 2018, the consolidated public sector financial position of the Republic recorded a deficit of ₱155.3 billion, a significant increase from the deficit of ₱10.2 billion recorded in 2017. The increase in deficit was largely due to an increase in the Government’s borrowing requirements, which borrowing requirement of ₱350.6 billion in 2017 increased further to ₱558.3 billion in 2018. The deficit in 2018 was equivalent to 0.9% of the Republic’s GDP in 2018 at current prices.

In 2019, the consolidated public sector financial position of the Republic recorded a deficit of ₱196.4 billion, an increase from the deficit of ₱155.3 billion recorded in 2018. The increase in deficit was largely due to an increase in the National Government’s borrowing requirements, which borrowing requirement increased from ₱558.3 billion in 2018 to ₱660.2 billion in 2019. The deficit in 2019 was equivalent to 1.0% of the Republic’s GDP in 2019 at current prices.

In 2020, the consolidated public sector financial position of the Republic recorded a deficit of ₱976.4 billion, a significant increase from the ₱196.4 billion deficit recorded in 2019. The increase in the public sector deficit was largely due to a significant increase in expenditures and decrease in tax revenues, primarily due to the then ongoing global COVID-19 pandemic. This increased the National Government’s borrowing requirements, which borrowing requirement increased from ₱660.2 billion in 2019 to ₱1,371.4 billion in 2020. The deficit in 2020 was equivalent to 5.4% of the Republic’s GDP in 2020 at current prices.

In 2021, the consolidated public sector financial position of the Republic recorded a deficit of ₱1,092.0 billion, an increase from the ₱976.4 billion deficit recorded in 2020. The increase in the public sector deficit was largely due to a significant increase in expenditures and decrease in tax revenues, primarily due to the then ongoing global COVID-19 pandemic. This increased the National Government’s borrowing requirements, which borrowing requirement increased from ₱1,371.4 billion in 2020 to ₱1,670.1 billion in 2021. The deficit in 2021 was equivalent to 5.5% of the Republic’s GDP in 2021 at current prices.

In 2022, the consolidated public sector financial position of the Republic recorded a deficit of ₱830.0 billion, a decrease from the ₱1,092.0 billion deficit recorded in 2021. The decrease in the public sector deficit was largely due to an increase in inflows from local government units and a decrease in the National Government’s borrowing requirements, which borrowing requirement decreased from ₱1,670.1 billion in 2021 to ₱1,614.1 billion in 2022 respectively. The deficit in 2022 was equivalent to 3.8% of the Republic’s GDP in 2022 at current prices.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures(1)
	Actual						Budget
	2019	2020	2021	2022	2023	2024(2)	2022	2023

	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	2,175.5	1,951.0	2,078.1	2,335.7	2,517.0	591.8	2,392.6	2,639.2
Bureau of Customs	630.3	537.7	643.6	862.4	883.2	218.9	721.5	874.2
Others Government offices(3)	21.8	15.7	21.0	22.2	29.1	9.7	25.4	24.6

Total tax revenues	2,827.7	2,504.4	2,742.7	3,220.3	3,429.3	820.3	3,139.6	3,537.9
As a percentage of GDP (at current market prices)	14.5%	14.0%	14.1%	14.6%	14.1%	N/A	14.3%	20.6%
Non-tax revenues:
Bureau of the Treasury income	146.5	219.7	125.3	154.8	227.6	72.3	63.4	58.3
Fees and charges	55.4	23.1	31.7	101.0	68.5	1.7	41.7	28.0
Privatizations	0.9	0.5	0.3	1.6	0.9	0.2	0.5	0.5
Others (including Foreign grants)	107.0	108.3	105.5	67.8	97.8	39.2	58.9	104.2

Total non-tax revenues	309.6	351.3	262.5	324.1	394.2	113.4	164.5	191.1

Total revenues	3,137.5	2,856.0	3,005.5	3,545.5	3,824.1	933.7	3,304.1	3,729.0

Expenditures
Allotment to local government units	618.0	804.5	892.7	1,103.3	926.1	259.9	825.9	610.7
Interest payments
Foreign	110.6	101.4	96.1	119.4	192.6	54.1	110.3	152.4
Domestic	250.3	279.1	333.3	383.5	435.7	138.9	402.3	458.2

Total interest payments	360.9	380.4	429.4	502.9	628.3	193.0	512.6	610.7

Tax expenditures	27.3	33.1	36.7	39.8	31.7	6.4	14.5	14.5
Subsidy	201.5	229.0	184.8	200.4	163.5	19.6	172.3	214.5
Equity and net lending	20.4	34.9	65.4	38.4	27.3	(0.2)	40.9	31.1
Others	2,569.6	2,745.4	3,066.6	3,275.0	3,559.3	727.7	3,388.4	3,412.9

Total expenditures	3,797.7	4,227.4	4,675.6	5,159.6	5,336.2	1,206.4	4,954.6	5,228.4

Surplus/(Deficit)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(272.6)	(1,650.5)	(1,499.4)
Financing
Net domestic borrowings	691.4	1,894.3	1,920.7	1,576.8	1,518.3	712.7	1,646.9	1,651.5
Gross domestic borrowings	693.8	1,998.7	2,010.6	1,643.4	1,519.4	713.1	1,650.3	1,653.5
Less: Amortization	2.4	104.4	89.9	66.6	1.1	0.4	3.4	2.0
Net foreign borrowings	184.8	600.8	331.5	389.6	351.3	23.9	428.3	431.0

Total net financing requirement	876.3	2,495.1	2,252.2	1,966.4	1,869.6	736.6	2,075.2	2,082.5

Change in cash	(224.6)	701.7	66.1	(119.1)	284.0	763.9

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Preliminary data as of March 31, 2024.
(3)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.

Revenues

Sources

The Government derives its revenues from both tax and non-tax sources. The main sources of revenue include income taxes, value-added taxes, excise taxes and customs duties. The main sources of non-tax revenue consist of interest on deposits, amounts earned from GOCCs and privatization receipts.

Total Government revenues in 2019 were ₱3,137.5 billion, a 10.1% increase over the ₱2,850.2 billion recorded in 2018. This was primarily the result of higher actual collection by the BIR against its program targets. In 2019, Bureau of Internal Revenue collections were ₱2,175.5 billion, an 11.5% increase from the ₱1,951.9 billion recorded in 2018. The Bureau of Customs recorded collections of ₱630.3 billion in 2019, a 6.3% increase from the ₱593.1 billion recorded in 2018. Non-tax revenues were ₱309.3 billion in 2019, an 8.8% increase from the ₱284.3 billion recorded in 2018.

Total Government revenues in 2020 were ₱2,856.0 billion, a 9.0% decrease over the ₱3,137.5 billion recorded in 2019. This was primarily the result of lower collection by the Bureau of Internal Revenue and the Bureau of Customs in 2020 as a result of the economic effects of the COVID-19 pandemic, which effect was partially offset by an increase in the collection of non-tax revenues in 2020 as compared to the same period in 2019. In 2020, the Bureau of Internal Revenue collections were ₱1,951.0 billion, a 10.3% decrease from the ₱2,175.5 billion recorded in 2019. The Bureau of Customs recorded collections of ₱537.7 billion in 2020, a 14.7% decrease from the ₱630.3 billion recorded in 2019. Non-tax revenues were ₱351.3 billion in 2020, a 13.5% increase from the ₱309.6 billion recorded in 2019.

Total Government revenues in 2021 were ₱3,005.5 billion, a 5.2% increase over the ₱2,856.0 billion recorded in 2020. This was primarily the result of higher actual collection by the BIR against its program targets. In 2021, Bureau of Internal Revenue collections were ₱2,078.1 billion, a 6.5% increase from the ₱1,951.0 billion recorded in 2020. The Bureau of Customs recorded collections of ₱643.6 billion in 2021, a 19.7% increase from the ₱537.7 billion recorded in 2020. Other tax revenues were ₱21.0 billion in the 2021, a 33.8% decrease from the ₱15.7 billion recorded in 2020. Non-tax revenues were ₱262.5 billion in 2020, a 25.3% decrease from the ₱351.3 billion recorded in 2020.

Total Government revenues in 2022 were ₱3,545.5 billion, a 18.0% increase over the ₱3,005.5 billion recorded in 2021. In 2022, Bureau of Internal Revenue collections were ₱2,335.7 billion, a 12.4% increase from the ₱2,078.1 billion recorded in 2021. The Bureau of Customs recorded collections of ₱862.4 billion in 2022, a 34.0% increase from the ₱643.6 billion recorded in 2021. Non-tax revenues were ₱324.1 billion in 2022, a 23.5% increase from the ₱262.5 billion recorded in 2021.

Total Government revenues in 2023 were ₱3,824.1 billion, a 7.9% increase over the ₱3,545.5 billion recorded in 2022. In 2023, Bureau of Internal Revenue collections were ₱2,517.0 billion, a 7.8% increase from the ₱2,335.7 billion recorded in 2022. The Bureau of Customs recorded collections of ₱883.2 billion in 2023, a 2.4% increase from the ₱862.4 billion recorded in 2022. Non-tax revenues were ₱394.2 billion in 2023, a 21.6% increase from the ₱324.1 billion recorded in 2022.

Total Government revenues in the first three months of 2024 were ₱933.7 billion, a 14.0% increase over the ₱818.7 billion recorded in the first three months of 2023. In the first three months of 2024, Bureau of Internal Revenue collections were ₱591.8 billion, a 17.1% increase from the ₱505.2 billion recorded in the first three months of 2023. The Bureau of Customs recorded collections of ₱218.9 billion in the first three months of 2024, a 2.4% increase from the ₱213.8 billion recorded in the first three months of 2023. Non-tax revenues were ₱113.4 billion in the first three months of 2024, a 23.8% increase from the ₱91.6 billion recorded in the first three months of 2023.

Expenditures

Total Government expenditures in 2019 were ₱3,797.7 billion, an 11.4% increase over the ₱3,408.4 billion recorded in 2018. This increase was primarily due to higher disbursements in subsidy and allotment to local government units, as well as higher disbursements of other national Government expenditures. Total expenditures in 2019 were 0.7% higher than the program target of ₱3,769.7 billion for the year.

Total Government expenditures in 2020 were ₱4,227.4 billion, an 11.3% increase over the ₱3,797.7 billion recorded in 2019. This increase was primarily due to higher disbursements relating to the Government’s efforts to contain the COVID-19 pandemic. Total expenditures in 2020 were 2.5% lower than the program target of ₱4,335.2 billion for the year.

Total Government expenditures in 2021 were ₱4,675.6 billion, a 10.6% increase over the ₱4,227.4 billion recorded in 2020. This increase was primarily due to higher disbursements relating to the Government’s efforts to contain the COVID-19 pandemic.

Total Government expenditures in the 2022 were ₱5,159.6 billion, a 10.4% increase over the ₱4,675.6 billion recorded in 2021. This increase was primarily due to higher disbursements relating to the Government’s efforts to address the effects of the COVID-19 pandemic.

Total Government expenditures in 2023 were ₱5,336.2 billion, a 3.4% increase over the ₱5,159.6 billion recorded in 2022. This increase was primarily due to higher disbursements in allotment to local government units and other national Government expenditures. Total expenditures in 2023 were 2.1% higher than the program target of ₱5,228.4 billion for the year.

Total Government expenditures in the first three months of 2024 were ₱1,206.4 billion, a 10.7% increase over the ₱1,089.6 billion recorded in the first three months of 2023. This increase was primarily due to higher disbursements in allotment to local government units and other national Government expenditures.

The Government Budget

The Budget Process

The Administrative Code of 1987 requires the Government to formulate and implement a national budget. The President submits the budget to Congress within 30 days of the opening of each regular session of Congress, which occurs on the fourth Monday of each July. The House of Representatives reviews the budget and transforms it into a general appropriations bill. The Senate then reviews the budget. A conference committee composed of members of both houses of Congress then formulates a common version of the bill. Once both houses approve the budget, the bill goes to the President for signing as a general appropriations act.

Prior to fiscal year 2019, the Government formulated budgets with an obligation-based appropriations system. Obligation-based appropriations authorize the delivery of goods and services, as well as the payment of obligations for so long as there is an existing valid contract. There is no time limit within which the appropriation must be spent, or the goods/services provided. As a consequence, the Government must provide funds to pay the supplier upon acceptance of deliveries even beyond the validity of the appropriation.

Starting in fiscal year 2019, the Government adopted a cash-based appropriations system in order to encourage the timely completion of projects. Cash-based appropriations authorize agencies to incur contractual obligations and disburse payments for goods delivered and services rendered and inspected only within the fiscal year.

2024 Budget

On December 21, 2023, President Marcos signed into law Republic Act No. 11975, or the General Appropriations Act for 2024. The 2024 budget set program expenditures at ₱5.768 trillion, 9.5% higher than the ₱5.268 trillion 2023 budget.

The 2024 budget is the Republic’s main fiscal stimulus that will fund programs, activities, and/or projects to support the country’s economic growth in 2024 and ensure the seamless delivery of government programs and services, which are much needed to pursue social and economic transformation, as well as prioritizing expenditures on education, health, agriculture, social safety nets, and continuing the legacy of infrastructure development. The social services sector received the highest allocation in the 2024 budget amounting to ₱2,116.4 billion to ensure unimpeded delivery of health, education, and social protection programs. The economic services sector, on the other hand, received the second highest share with ₱1,775.3 billion as the Government continues to push for infrastructure development. The 2024 budget for (i) defense was ₱278.1 billion, (ii) general public service was ₱898.6 billion and (iii) debt burden was ₱699.2 billion.

Debt

External Debt

For foreign borrowings by the private sector, Bangko Sentral approval is required if the loans (i) are guaranteed by the public sector; or (ii) will be serviced with foreign exchange from the Philippine banking system.

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt As of December 31,
	2018	2019	2020	2021	2022	2023(1)

	($ in millions, except percentages)
By Maturity:
Short-term(2)	16,068	17,208	14,209	15,090	16,619	17,096
Medium and long-term	62,892	66,410	84,279	91,339	94,649	108,298

Total	78,960	83,618	98,488	106,428	111,268	125,394

By Debtor(3)
Banking system	22,672	23,943	21,559	23,539	23,673	24,239
Public sector(4)	56,287	59,675	76,929	82,889	87,596	101,155

Total	78,960	83,618	98,488	106,428	111,268	125,394

By Creditor Type:
Banks and financial institutions	26,529	26,478	24,006	23,695	25,446	28,664
Suppliers	3,015	4,187	3,136	3,687	3,994	4,328
Multilateral	13,746	14,428	21,407	27,125	29,375	33,105
Bilateral	10,931	10,963	12,752	12,508	12,835	15,196
Bond holders/note holders	22,684	25,449	35,028	36,940	36,817	40,946
Others	2,054	2,112	2,160	2,474	2,802	3,154

Total	78,960	83,618	98.488	106,428	111,268	125,394

Ratios:
Debt service burden to exports of goods, and services & primary income	6.6%	6.7%	6.7%	7.5%	6.3%	10.2%
Debt service burden to GNI	2.1%	2.1%	1.9%	2.2%	2.0%	3.0	%(5)
External debt to GNI	20.6%	20.2%	25.3%	26.1%	26.0%	25.9	%(5)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2023.
(2)	Debt with original maturity of one year or less.
(3)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(4)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(5)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from 2019 to March 2024.

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Improving Fiscal Management Project	WB	450 million	March 2019
Social Welfare Development and Reform Project II (Additional Financing)	WB	300 million	June 2019
Local Governance Reform Program (Subprogram 1)	ADB	300 million	December 2019
Facilitating Youth School-to-Work Transition Program (Subprogram 2)	ADB	400 million	December 2019
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 1 DPL	WB	400 million	December 2019
Philippines-Korea Project Preparation Facility	KEXIM-EDCF	50 million	January 2020
Metro Manila Priority Bridges Seismic Improvement Project II	JICA	4,409 million	March 2020
COVID-19 Active Response and Expenditure Support Program	ADB	1,500 million	April 2020
Social Protection Support Project	ADB	200 million	April 2020
Third Disaster Risk Management Development Policy Loan	WB	500 million	April 2020
Philippines COVID-19 Emergency Response Project	WB	100 million	April 2020
Support to Capital Market Generated Infrastructure Financing, Subprogram 1	ADB	400 million	June 2020
Expanded Social Assistance Program	ADB	500 million	June 2020
COVID-19 Active Response and Expenditure Support Program	AIIB	750 million	June 2020
Expanding Private Participation in Infrastructure Program, Subprogram 2	Agence Frangaise de Développement	EUR 150 million	June 2020
Inclusive Finance Development Program, Subprogram 2	Agence Frangaise de Développement	EUR 100 million	June 2020

Program Loan	Creditor	Amount	Date Signed
Davao City Bypass Construction Project II	JICA	YEN 35 billion	June 2020
Cebu-Mactan Bridge (4th Bridge) and Coastal Road Construction Project	JICA	YEN 119 billion	June 2020
Emergency COVID-19 Response Development Policy Loan	WB	500 million	June 2020
Local Governance Reform Project	ADB	27 million	July 2020
COVID-19 Crisis Response Emergency Support Loan	JICA	YEN 50 billion	July 2020
Support to Parcelization of Lands for Individual Titling Project	WB	370 million	July 2020
Competitive and Inclusive Agriculture Development Program, Subprogram 1	ADB	400 million	August 2020
Inclusive Development Program, Subprogram 2	ADB	300 million	August 2020
Disaster Resilience Improvement Program	ADB	500 million	September 2020
Post Disaster Standby Loan (Phase 2)	JICA	YEN 50 billion	September 2020
Angat Water Transmission Improvement Project - Additional Financing	ADB	126 million	October 2020
Program Loan for COVID-19 Emergency Response Program	KEXIM-EDCF	100 million	October 2020
Philippines Beneficiary FIRST Social Protection Project	WB	600 million	November 2020
Philippines Customs Modernization Project	WB	88 million	December 2020
Additional Financing for the KALAHI-CIDSS
National Community Driven Development Project	WB	300 million	December 2020
Promoting Competitiveness and Enhancing
Resilience to Natural Disasters Subprogram 2 Development Policy Loan	WB	600 million	December 2020
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million	December 2020
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million	December 2020
EDSA Greenways Project	ADB	123 million	December 2020
EDSA Greenways Project	AIF	15 million	December 2020
Maritime Safety Enhancement Project	KEXIM-EDCF	105 million	January 2021
Additional Financing for the COVID-19 Emergency Response Project	WB	500 million	March 2021
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility	ADB	400 million	March 2021
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility	AIIB	300 million	March 2021
Safe Philippines Project, Phase 1	CEXIM	276 million	June 2021
Philippine Rural Development Project – Second Additional Financing	WB	280 million	July 2021
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million	July 2021

Program Loan	Creditor	Amount	Date Signed
Facilitating Youth School to Work Program, Subprogram 3	ADB	400 million	August 2021
Philippines Seismic Risk Reduction and Resilience Project	WB	300 million	September 2021
Local Governance Reform Program, Subprogram 2	ADB	400 million	November 2021
Philippines Fourth Disaster Risk Management Development Policy Loan with a Catastrophe- Deferred Drawdown Option	WB	500 million	November 2021
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility – Additional Financing	ADB	250 million	December 2021
Disaster Risk Reduction Enhancement At Local Level Program	Agence Frangaise de Developpement	EUR 250 million	December 2021
Metro Manila Bridges Project	ADB	175 million	December 2021
Build Universal Health Care Program, Subprogram 1	ADB	600 million	December 2021
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 3 Development Policy Loan	WB	600 million	December 2021
Program Loan for COVID-19 Emergency Response Program	KEXIM-EDCF	100 million	December 2021
Second Health System Enhancement to Address and Limit COVID-19 under the Asia Pacific Vaccine Access Facility – Additional Financing	AIIB	250 million	December 2021
Philippines COVID-19 Emergency Response Project – AF2	WB	300 million	December 2021
Metro Manila Subway Project, Phase I (2nd Tranche Loan)	JICA	YEN 253 billion	February 2022
Engineering Service for the Panay-Guimaras- Negros Island Bridges Project	KEXIM-EDCF	56 million	April 2022
COVID-19 Crisis Response Emergency Support Loan II	JICA	YEN 30 billion	April 2022
Samal Island-Davao City Connector Project	CEXIM	RMB 2 billion	May 2022
Climate Change Action Program, Subprogram 1	ADB	250 million	June 2022
Support to Capital Market Generated Infrastructure Financing, Subprogram 2	ADB	400 million	June 2022
South Commuter Railway Project (Tranche 1)	ADB	1,750 million	June 2022
Climate Change Action Program, Subprogram 1	Agence Frangaise de Développement	EUR 150 million	December 2022
(Government Concessional Loan Agreement) Three Priority Bridges Crossing Pasig-Markina River and Manggahan Floodway Bridges Construction Project (Contract Package 1)	CEXIM	CNY 406 million	January 2023

Program Loan	Creditor	Amount	Date Signed
(Preferential Buyer’s Credit Loan Agreement) Three Priority Bridges Crossing Pasig-Markina River and Manggahan Floodway Bridges Construction Project (Contract Package 1)	CEXIM	59 million	January 2023
(Government Concessional Loan Agreement) Three Priority Bridges Crossing Pasig-Markina River and Manggahan Floodway Bridges Construction Project (Contract Package 2)	CEXIM	CNY 278 million	January 2023
(Preferential Buyer’s Credit Loan Agreement) Three Priority Bridges Crossing Pasig-Markina River and Manggahan Floodway Bridges Construction Project (Contract Package 2)	CEXIM	42 million	January 2023
Competitive and Inclusive Agriculture Development Program, Subprogram 2	ADB	500 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	ADB	500 million	February 2023
Second Philippines Financial Sector Reform Development Policy Loan	WB	600 million	February 2023
North-South Commuter Railway Project (Malolos-Tutuban) (II)	JICA	JPY 107 billion	February 2023
North-South Commuter Railway Extension Project	JICA	JPY 270 billion	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	AIIB	500 million	May 2023
Metro Rail Transit Line 3 Rehabilitation Project (II)	JICA	JPY 17.399 billion	May 2023
Philippines First Sustainable Recovery Development Policy Loan	WB-IBRD	750 million	June 2023
Davao Public Transport Modernization Project	ADB	1,014.69 million	July 2023
Davao Public Transport Modernization Project	AIF	10 million	July 2023
Davao Public Transport Modernization Project	GCF	50 million	July 2023
Philippine Rural Development Project Scale-up	WB-IBRD	600 million	July 2023
Post Disaster Stand-by Loan Phase 3 (PDSL 3)	Japan-JICA	212.19 million	August 2023
Integrated Flood Resilience and Adaptation Project - Phase 1	ADB	303.24 million	September 2023
Inclusive Finance Development Program, Subprogram 3	ADB	300 million	November 2023
Philippines First Digital Transformation Development Policy Loan	WB-IBRD	600 million	November 2023
Domestic Resource Mobilization Program, Subprogram 1	ADB	400 million	December 2023
Bataan-Cavite Interlink Bridge Project, Tranche 1	ADB	650 million	December 2023
Build Universal Health Care Program, Subprogram 2	ADB	EUR equivalent of 450 million	December 2023
Inclusive Finance Development Program, Subprogram 3	AIIB	300 million	December 2023
Domestic Resource Mobilization, Subprogram 1	AIIB	400 million	December 2023
Philippines Disaster Risk Management and Climate Development Policy Loan with a Catastrophe Deferred Drawdown Option	WB-IBRD	500 million	December 2023
Philippines First Digital Transformation Development Policy Loan	AIIB	EUR equivalent of USD400 million	January 2024
Build Universal Health Care Program, Subprogram 2	AIIB	EUR equivalent of USD400 million	January 2024

Source: International Finance Group, Department of Finance.

Public Sector Debt

The following table presents the Republic’s outstanding consolidated public sector debt as of the dates indicated.

	Outstanding Consolidated Public Sector Debt(1)
	2019	2020	2021	2022	2023(2)

	(₱ in billions, except percentages)
Consolidated non-financial public sector debt:
Domestic	4,280.4	5,771.3	7,097.2	8,021.7	8,472.8
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,553.5

Total	7,009.3	8,973.0	10,690.1	12,248.3	13,026.3

Financial public corporations
Bangko Sentral:(3)
Domestic	3,868.3	4,868.7	4,664.8	4,580.9	4,243.8
Foreign	193.2	183.5	330.2	340.4	345.6

Total	4,061.5	5,052.3	4,995.0	4,921.3	4,589.3

GFIs:(4)
Domestic	33.1	56.0	43.6	30.2	33.8
Foreign	130.7	113.9	104.2	117.7	77.4
Total	163.8	169.9	147.8	147.9	111.2
Domestic	3,901.4	4,924.7	4,708.4	4,611.1	4,277.6
Foreign	323.9	297.4	434.4	458.0	423.0

Total	4,225.3	5,222.1	5,142.8	5,069.2	4,700.5

Less: Intrasector-debt holdings
Domestic:
Government securities held by GFIs and Bangko Sentral	908.7	2,131.5	2,539.1	2,640.8	2,497.2
Government deposits at Bangko Sentral	159.9	798.6	907.6	431.8	608.2
GFIs deposits at Bangko Sentral	502.7	740.1	698.6	638.2	412.6
GOCC deposits at Bangko Sentral	0.2	0.0	0.0	0.0	0.0
GOCC loans/other debt held by GFIs	161.2	183.6	189.4	195.4	195.5
GFIs loans/other debt held by Bangko Sentral	53.3	36.0	36.0	27.6	27.3
Local governments debt held by GFIs	87.8	93.9	120.0	160.0	175.8

Total	1,874.1	3,983.7	4,490.6	4,093.9	3,918.0

Foreign:
Government’s securities held by Bangko Sentral	85.9	92.4	87.5	78.6	75.7

Total	1,960.0	4,076.1	4,578.1	4,172.5	3,993.7

Total public sector:
Domestic	6,307.7	6,712.4	7,315.0	8,538.9	8,832.3
Foreign	2,966.9	3,406.7	3,939.8	4,606.1	4,900.7

Total	9,274.6	10,119.1	11,254.8	13,145.0	13,733.1

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated public sector comprises the general government sector, non-financial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Preliminary data as of September 30, 2023.
(3)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.
(4)	Comprises all liabilities of DBP, LBP, and Trade & Investment Development Corporation.

The following table presents the Republic’s outstanding consolidated non-financial public sector debt as of the dates indicated.

	Outstanding Consolidated Non-financial Public Sector Debt(1) As of December 31,
	2019	2020	2021	2022	2023(2)

	(₱ in billions, except percentages)
Total(3)	7,009.3	8,973.0	10,690.1	12,248.3	13,026.3
Domestic	4,280.4	5,773.1	7,097.2	8,021.7	8,472.8
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,553.5
National Government	7,731.3	9,795.0	11,728.5	13,418.9	14,268.7
Domestic	5,127.6	6,694.7	8,170.4	9,208.4	9,734.4
Foreign	2,603.7	3,100.3	3,558.1	4,210.5	4,534.3
Non-financial public corporations (major GOCCs)(4)	430.2	399.7	367.3	347.4	314.4
Domestic(4)	236.7	234.2	246.7	236.7	205.9
Foreign(4)	193.6	165.5	120.6	110.7	108.5
Extrabudgetary: NIA and PNR	1.2	1.1	1.0	0.9	0.8
Domestic	0.1	0.0	0.0	0.0	0.0
Foreign	1.2	1.0	1.0	0.9	0.8
Local government units(5)	107.2	113.1	136.6	174.5	189.1
Domestic	107.2	113.1	136.6	174.5	189.1
Foreign	0.0	0.0	0.0	0.0	0.0
Less: Government debt held by Bond Sinking Funds)(6)	562.0	640.0	698.6	706.3	678.5
Domestic	497.4	579.5	616.7	616.3	593.8
Foreign	64.6	60.5	81.9	90.0	84.7
Intra-sector debt holdings (domestic)	623.4	638.2	801.2	952.5	1,050.0
Government debt held by SSIs	613.9	628.6	791.9	943.8	1,041.8
Government debt held by LGUs	0.01	0.01	0.00	0.00	0.0
LGU loans held by MDFO	9.5	9.6	9.3	8.7	8.2
Government debt held by GOCCs	25.1	11.2	9.7	8.8	2.4
Onlending from National Government to GOCCs	45.3	41.8	28.9	20.3	10.3
Intra-sector debt holdings (external)	4.9	4.7	4.9	5.4	5.5
GOCCs debt held by National Government	4.9	4.7	4.9	5.4	5.5
Total (as % of GDP)	47.5%	56.4%	58.0%	59.7%	53.7%
Domestic (as % of GDP)	32.3%	37.4%	37.7%	38.8%	35.0%
Foreign (as % of GDP)	15.2%	19.0%	20.3%	20.9%	18.8%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated non-financial public sector comprises the general government sector and non-financial public corporations. The consolidated non-financial public sector does not include financial public corporations.

(2)	Preliminary data as of September 30, 2023.
(3)	Government debt under the revised methodology excludes contingent obligations.
(4)	Excludes extrabudgetary items (MA and PNR).
(5)	Borrowings from private banks guaranteed by the LGUs since the fourth quarter of 2016.
(6)	Including Securities Stabilization Fund and adjustment in the Government debt held by the Bond Sinking Fund.

As of December 31, 2019, the outstanding consolidated public sector debt was ₱9.3 trillion, equivalent to 47.5% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 49.0% as of December 31, 2018. As of December 31, 2019, total outstanding consolidated General Government (“GG”) debt was ₱6.7 trillion, reflecting a 5.9% increase over the ₱6.3 trillion recorded as of December 31, 2018. Total domestic debt increased by 7.3% to ₱4.1 trillion as of December 31, 2019 from ₱3.8 trillion as of December 31, 2018. Foreign debt increased by 3.7% to ₱2.5 trillion as of December 31, 2019 from ₱2.4 trillion as of December 31, 2018. The overall increase in Government debt was attributed to an increase in borrowings and issuances of securities by the Government during the period from December 31, 2018 to December 31, 2019.

As of December 31, 2020, the outstanding consolidated public sector debt was ₱10.1 trillion, equivalent to 56.4% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 47.5% as of December 31, 2019. As of December 31, 2020, total outstanding consolidated GG debt was ₱8.6 trillion, reflecting a 29.7% increase over the ₱6.7 trillion recorded as of December 31, 2019. Total domestic debt increased by 35.9% to ₱5.6 trillion as of December 31, 2020 from ₱4.1 trillion as of December 31, 2019. Foreign debt increased by 2.0% to ₱3.0 trillion as of December 31, 2019 from ₱2.5 trillion as of December 31, 2019. The overall increase in Government debt was attributed to an increase in borrowings and issuances of securities by the Government during the period from December 31, 2019 to December 31, 2020.

As of December 31, 2021, the outstanding consolidated public sector debt was ₱11.3 trillion, equivalent to 58.0% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 56.4% as of December 31, 2020. As of December 31, 2021, total outstanding consolidated GG debt was ₱10.4 trillion, reflecting a 20.1% increase over the ₱8.6 trillion recorded as of December 31, 2020. Total domestic debt increased by 23.2% to ₱6.9 trillion as of December 31, 2021 from ₱5.6 trillion as of December 31, 2020. Foreign debt increased by 14.4% to ₱3.5 trillion as of December 31, 2021 from ₱.0 trillion as of December 31, 2020. The overall increase in Government debt was attributed to an increase in borrowings and issuances of securities by the Government during the period from December 31, 2020 to December 31, 2021.

As of December 31, 2022, the outstanding consolidated public sector debt was ₱13.1 trillion, equivalent to 59.7% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 58.0% as of December 31, 2021. As of December 31, 2022, total outstanding consolidated GG debt was ₱11.9 trillion, reflecting a 15.1% increase over the ₱10.4 trillion recorded as of December 31, 2021. Total domestic debt increased by 13.4% to ₱7.8 trillion as of December 31, 2022 from ₱6.9 trillion as of December 31, 2021. Foreign debt increased by 18.5% to ₱4.1 trillion as of December 31, 2022 from ₱3.5 trillion as of December 31, 2021.

As of September 30, 2023, the outstanding consolidated public sector debt was ₱13.7 trillion, equivalent to 58.0% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 57.1% as of September 30, 2022. As of September 30, 2023, total outstanding consolidated GG debt was ₱12.7 trillion, reflecting a 5.8% increase over the ₱12.0 trillion recorded as of September 30, 2022. Total domestic debt increased by 4.7% to ₱8.3 trillion as of September 30, 2023 from ₱7.9 trillion as of September 30, 2022. Foreign debt increased by 8.1% to ₱4.4 trillion as of September 30, 2023 from ₱4.1 trillion as of September 30, 2022.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2019	2020	2021	2022	2023	2024(3)

	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	7,240,159	8,838,966	10,932,406	13,008,499	14,071,375	14,608,481
Domestic	4,636,469	5,738,647	7,374,271	8,798,026	9,473,038	10,006,478
External (U.S.$)	51,252	64,562	69,803	75,436	82,976	81,924
Short-term debt)(5)
Domestic	491,131	956,040	796,143	410,361	544,892	570,217

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	15,178,698

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data as of February 29, 2024.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2019	2020	2021	2022	2023	2024(3)

	(₱ in millions)
Loans
Direct	156	156	156	156	156	156
Assumed(4)	792	792	0	0	0	0
Total loans	948	948	156	156	156	156
Securities
Treasury bills	486,170	949,478	796,143	410,361	529,892	570,217
Treasury notes/bonds	4,640,482	5,744,261	7,374,115	8,797,870	9,487,882	10,006,323

Total securities	5,126,652	6,693,739	8,170,258	9,208,231	10,017,930	10,576,696

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	15,178,698

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of February 29, 2024. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of March 1, 2024, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

	Direct Domestic Debt Service Requirements of the Republic(1)
Year	Principal Repayments	Interest Payments	Total(2)

	(₱ in millions)		(₱ in millions)	($ in millions)
2019	344,475	250,298	594,773	11,721
2020	440,401	279,056	719,457	14,977
2021	537,450	333,335	870,785	17,150
2022	659,834	383,452	1,043,286	18,590
2023	854,165	435,742	1,289,907	23,214
2024(3)	1,003,356	543,968	1,547,324	26,678
2025(3)	984,889	622,713	1,607,602	27,717

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)

Amounts in pesos were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For the period from 2024 to 2025, amounts in pesos were translated into U.S. dollars using the Bangko Sentral’s reference exchange rates as of December 31, 2023.

(3)	Projection based on outstanding balance as of December 31, 2023.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2)
	As of December 31,
	2019	2020	2021	2022	2023	2024(3)

	($ in millions)
Loans
Multilateral	12,793	19,275	22,574	25,155	28,890	29,938
Bilateral	6,484	8,042	8,308	8,581	9,254	8,947
Commercial	5	2	1	1	0	0

Total loans	19,282	27,319	30,883	33,737	38,144	38,885
Securities:
Euro Bonds	841	2,387	4,609	4,320	3,811	3,729
Yen Bonds	3,184	2,388	1,687	1,787	1,615	1,517
Philippine Peso Notes	2,553	2,700	1,679	981	967	975
Chinese Yuan Bonds	569	607	392	0	0	0

U.S. Dollar Bonds	24,823	29,161	30,553	34,611	37,418	35,918
Total securities	31,970	37,243	38,920	41,699	44,832	43,039

Total	51,252	64,562	69,803	75,436	82,976	81,924

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of February 29, 2024.

The following table sets out, by designated currency and the equivalent amount in U.S. dollars, the outstanding direct external debt of the Republic as of the date indicated.

	Summary of Outstanding Direct External Debt of the Republic by Currency(1)
	As of February 29, 2024
	Amount in Original Currency	Equivalent Amount in $(2)	% of Total

	(in millions, unless otherwise indicated, except percentages)
U.S. dollar	66,573	66,573	81.3%
Japanese yen	1,249,066	8,322	10.3%
Euro	5,117	5,529	6.7%
Peso	54,794	975	1.2%
Other currencies	—	525	0.6%

Total	—	81,924	100.0%

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of March 1, 2024, which was the next business day following the end of the period indicated.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
Year	Principal Repayments	Interest Payments	Total

	($ in millions)
2019(2)	2,702	2,179	4,881
2020(2)	2,949	2,110	5,059
2021(2)	4,671	1,893	6,564
2022(2)	2,325	2,128	4,453
2023(2)	2,180	2,466	5,646
2024(3) (4)	4,100	3,784	7,884
2025(3) (4)	3,714	3,885	7,599

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on December 31, 2023.
(4)	Projection based on outstanding balance as of December 31, 2023.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2) As of December 31,					As of February 29,(1)(3)
	2019	2020	2021	2022	2023	2024

	(in billions)
Total (₱)	488.7	458.3	423.9	399.0	349.4	344.9
Domestic (₱)	260.8	254.4	195.1	205.8	181.8	181.9
External (₱)	228.0	203.9	228.8	193.3	167.7	163.0
External ($)(4)	4.5	4.2	4.5	3.5	3.0	2.9

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of February 29, 2024.
(4)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of the next business day following the end of the period indicated.

The Government monitors and manages contractual contingent liabilities, which broadly comprise debt guarantees issued to GOCCs and contractual obligations stipulated under the Republic’s public-private partnership initiative. The Government, through the Bureau of the Treasury, in its financial statements, discloses with regards to contingent liabilities only the outstanding amount of Government direct guaranteed and assumed GFI guaranteed debts, broken down on a monthly basis.

Contingent liabilities corresponding to projects under the public-private partnership initiative are excluded from the disclosure described above partly because the extent of the Government’s exposure cannot yet be established in the absence of complete data regarding these projects.

In relation to the above, reporting of contingent liabilities exist in various levels of the Government. For example, the Public-Private Partnership Center reports those liabilities related to projects that the Government has carried out through the public-private partnership initiative. Other contingent liability amounts that originate from various sources are disclosed by other entities. For example, the Home Guaranty Corporation discloses the amount of guarantees it has issued, the Philippine Deposit Insurance Corporation discloses liabilities for the deposit insurance fund and social security institutions disclose unfunded pension liabilities.

The Government publishes annually a Fiscal Risks Statement (the “FRS”) that includes a more thorough discussion of contingent liabilities. It includes potential fiscal risks stemming not only from potential calls on the guarantees described above, but also potential claims arising from other sources of contingent liabilities such as public-private partnership contracts. According to the FRS for 2023, contingent liabilities arising from public-private partnerships for 2022 is estimated to be about ₱529.61 billion.

Payment History of Foreign Debt

The Republic has in the past engaged in various debt restructuring, as well as debt buyback, debt-to-equity, debt-for-debt, debt-for-nature and other debt reduction arrangements to reduce its debt. The Republic intends to maintain various efforts to manage its debt portfolio to improve yield and maturity profiles. The Republic may utilize proceeds from debt issues for the purpose of repurchasing outstanding debt through a variety of methods, including public auctions and repurchases of debt securities in the open markets.

While there have been a number of rescheduling of the Republic’s debt to its bilateral creditors in the past few years, the Republic has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2022(3)	Outstanding Balance as of December 31, 2023(4)	Outstanding Balance as of February 29, 2024(5)

	($ in millions)
U.S. dollar bonds	42,811.4	34,611	37,418	35,918
Chinese Yuan Bond	344.0	0	0	0
Euro Bonds	4,364.3	4,215	4,320	3,729
Japanese yen bonds	1,806.2	1,693	1,787	1,517

Total foreign-currency bonds	49,325.9	40,519	43,525	41,164

Sources: Bureau of the Treasury; Department of Finance

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.
(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of September 4, 2023. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2023, which was the next business day following the end of the period indicated.

(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 2, 2024, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of March 1, 2024, which was the next business day following the end of the period indicated.

DEBT TABLES OF THE REPUBLIC OF THE PHILIPPINES

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
GRAND TOTAL							6,339,262,540.96		3,025,740,085.13

I. NG-GUARANTEED DEBT							6,253,749,128.63		2,940,226,672.80

A. LOANS							4,774,735,128.63		1,503,272,672.80

EURO							153,739,173.50		72,545,090.49

FIXED			1.500	30.08.1996	31.03.2024	5,157,960.05	5,697,482.67	11,987.59	13,241.49
FIXED			0.400	10.11.2004	31.03.2032	13,500,000.00	14,912,100.00	1,885,181.00	2,082,370.93
FIXED			0.400	10.11.2004	31.03.2032			58,518.00	64,638.98
FIXED			0.400	10.11.2004	31.03.2033			552,292.00	610,061.74
FIXED			0.400	10.11.2004	30.06.2033			1,009,603.00	1,115,207.47
FIXED			0.400	10.11.2004	30.09.2033			1,088,780.00	1,202,666.39
FIXED			0.400	10.11.2004	31.12.2033			310,220.00	342,669.01
FIXED			0.400	10.11.2004	31.03.2034			606,858.00	670,335.35
FIXED			0.400	10.11.2004	30.06.2034			146,328.00	161,633.91
FIXED			0.400	10.11.2004	30.09.2034			239,910.00	265,004.59
FIXED			0.400	10.11.2004	30.12.2034			219,164.00	242,088.55
FIXED			0.400	10.11.2004	30.06.2035			618,677.00	683,390.61
FIXED			2.991	31.01.2007	30.06.2025	2,536,050.00	2,801,320.83	317,006.25	350,165.10
FIXED			0.750	17.09.1991	31.12.2031	8,819,784.95	9,742,334.46	369,499.90	408,149.59
FIXED			0.750	30.12.2003	31.12.2039	25,564,594.06	28,238,650.60	6,822,678.95	7,536,331.17
FIXED			0.750	27.12.1996	30.12.2036	4,703,885.30	5,195,911.70	2,044,144.87	2,257,962.42
FIXED			0.750	21.12.2004	30.12.2044	5,112,918.81	5,647,730.12	3,582,918.81	3,957,692.12
FIXED			0.750	21.12.2004	30.12.2045	5,287,649.52	5,840,737.66	3,879,649.52	4,285,460.86
FIXED			0.750	08.11.1999	30.12.2039	14,699,641.58	16,237,224.09	7,842,194.90	8,662,488.49
FIXED			0.750	30.06.2009	30.06.2049	10,200,000.00	11,266,920.00	2,939,000.55	3,246,420.01
FIXED			0.750	04.12.2000	30.12.2040	9,356,641.43	10,335,346.12	5,302,096.91	5,856,696.25
FIXED			0.750	15.03.2004	30.12.2043	7,500,000.00	8,284,500.00	5,000,000.00	5,523,000.00
FIXED			0.750	29.12.2005	30.12.2045	15,000,000.00	16,569,000.00	11,000,000.00	12,150,600.00
FIXED			0.750	20.12.2007	30.12.2047	4,741,730.27	5,237,715.26	3,793,730.27	4,190,554.46
FIXED			0.750	07.04.2010	30.06.2050	7,000,000.00	7,732,200.00	6,035,000.00	6,666,261.00
JAPANESE YEN							2,583,204,211.58		992,463,539.55

SOFR	0.600	1.266	1.866	15.05.2002	15.08.2026	3,676,050,000.00	26,096,278.95	268,444,452.00	1,905,687.16
SOFR	0.000	0.000	0.000	27.04.2009	15.09.2040	4,520,780,200.00	32,093,018.64	1,581,455,344.00	11,226,751.49
SOFR	0.500	0.510	1.010	03.10.2006	15.06.2026	11,710,000,000.00	83,129,290.00	1,458,703,927.00	10,355,339.18
FIXED			3.000	20.12.1994	20.12.2024	22,499,999,999.00	159,727,499.99	1,097,558,000.00	7,791,564.24
FIXED			3.000	20.12.1994	20.12.2024	15,000,000,000.00	106,485,000.00	619,500,000.00	4,397,830.50
FIXED			2.500	30.08.1995	20.08.2025	6,131,000,000.00	43,523,969.00	134,296,000.00	953,367.30
FIXED			2.100	30.08.1995	20.08.2025			52,756,000.00	374,514.84
FIXED			2.500	30.08.1995	20.08.2025	1,352,000,000.00	9,597,848.00	99,676,000.00	707,599.92
FIXED			2.100	30.08.1995	20.08.2025			32,072,000.00	227,679.13
FIXED			2.700	29.03.1996	20.03.2026	24,712,000,000.00	175,430,488.00	1,784,470,000.00	12,667,952.53
FIXED			2.300	29.03.1996	20.03.2026			726,055,000.00	5,154,264.45

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			2.700	29.05.1996	20.03.2026	10,494,000,000.00	74,496,906.00	1,248,780,000.00	8,865,089.22
FIXED			2.300	29.05.1996	20.03.2026			30,490,000.00	216,448.51
FIXED			2.500	29.03.1996	20.03.2026	5,158,000,000.00	36,616,642.00	597,615,000.00	4,242,468.89
FIXED			2.100	29.03.1996	20.03.2026			19,260,000.00	136,726.74
FIXED			2.300	18.03.1997	20.03.2027	876,000,000.00	6,218,724.00	85,848,000.00	609,434.95
FIXED			2.500	18.03.1997	20.03.2027	7,228,000,000.00	51,311,572.00	477,120,000.00	3,387,074.88
FIXED			2.100	18.03.1997	20.03.2027			243,803,000.00	1,730,757.50
FIXED			2.500	18.03.1997	20.03.2027	1,034,000,000.00	7,340,366.00	49,833,000.00	353,764.47
FIXED			2.100	18.03.1997	20.03.2027			86,373,000.00	613,161.93
FIXED			2.500	18.03.1997	20.03.2027	2,746,000,000.00	19,493,854.00	60,459,000.00	429,198.44
FIXED			2.100	18.03.1997	20.03.2027			30,828,000.00	218,847.97
FIXED			2.200	10.09.1998	20.09.2028	14,555,000,000.00	103,325,945.00	3,238,830,000.00	22,992,454.17
FIXED			0.750	10.09.1998	20.09.2038			501,990,000.00	3,563,627.01
FIXED			2.200	10.09.1998	20.09.2028	19,990,000,000.00	141,909,010.00	4,627,640,000.00	32,851,616.36
FIXED			0.750	10.09.1998	20.09.2038			201,660,000.00	1,431,584.34
FIXED			2.200	10.09.1998	20.09.2028	6,072,000,000.00	43,105,128.00	120,860,000.00	857,985.14
FIXED			1.700	10.09.1998	20.09.2028			856,550,000.00	6,080,648.45
FIXED			0.750	10.09.1998	20.09.2038			1,013,460,000.00	7,194,552.54
FIXED			0.750	28.12.1999	20.12.2039	35,350,000,000.00	250,949,650.00	18,497,152,000.00	131,311,282.05
FIXED			0.750	28.12.1999	20.12.2039	20,529,000,000.00	145,735,371.00	10,769,248,000.00	76,450,891.55
FIXED			0.950	31.08.2000	20.08.2040	16,450,000,000.00	116,778,550.00	7,918,770,000.00	56,215,348.23
FIXED			0.750	31.08.2000	20.08.2040			815,490,000.00	5,789,163.51
FIXED			0.950	14.09.2001	20.09.2041	59,037,000,000.00	419,103,663.00	32,327,388,000.00	229,492,127.41
FIXED			0.750	14.09.2001	20.09.2041			1,983,744,000.00	14,082,598.66
FIXED			1.400	30.09.2008	20.09.2038	24,846,000,000.00	176,381,754.00	5,560,950,000.00	39,477,184.05
FIXED			0.650	30.09.2008	20.09.2048			13,934,400,000.00	98,920,305.60
FIXED			0.010	30.09.2008	20.09.2048			175,600,000.00	1,246,584.40
FIXED			1.400	25.12.2009	20.11.2039	14,608,000,000.00	103,702,192.00	2,512,096,000.00	17,833,369.50
FIXED			0.650	25.12.2009	20.11.2049			6,027,372,000.00	42,788,313.83
FIXED			0.010	25.12.2009	20.11.2049			183,820,000.00	1,304,938.18
FIXED			1.400	09.11.2009	20.11.2039	30,380,000,000.00	215,667,620.00	15,074,944,000.00	107,017,027.46
FIXED			0.010	09.11.2009	20.11.2039			65,856,000.00	467,511.74
FIXED			1.400	12.01.2017	20.01.2042	4,928,000,000.00	34,983,872.00	2,610,072,000.00	18,528,901.13
KOREAN WON							25,655,097.00		13,466,555.91

FIXED			2.500	07.05.2004	20.05.2034	33,189,000,000.00	25,655,097.00	17,421,159,000.00	13,466,555.91
UNITED STATES DOLLAR							2,012,136,646.54		424,797,486.85

FIXED			3.000	07.01.2010	21.01.2030	116,602,000.00	116,602,000.00	49,976,450.43	49,976,450.43
FIXED			2.000	20.11.2018	21.01.2039	211,214,646.54	211,214,646.54	67,592,477.10	67,592,477.10
LIBOR-BASED	0.000	0.840	0.840	28.03.2019	17.05.2024	1,100,000,000.00	1,100,000,000.00	110,130,600.00	110,130,600.00
SOFR	0.500	1.266	1.766	27.05.2016	15.03.2041	123,300,000.00	123,300,000.00	62,969,896.84	62,969,896.84
INTEREST FREE				19.05.2016	15.03.2041	60,000,000.00	60,000,000.00	14,945,751.31	14,945,751.31
SOFR	0.500	5.500	6.000	13.10.2020	01.02.2045	126,020,000.00	126,020,000.00	15,027,647.17	15,027,647.17
SOFR	0.760	4.382	5.142	31.05.2012	15.05.2037	275,000,000.00	275,000,000.00	104,154,664.00	104,154,664.00
B. BONDS							1,479,014,000.00		1,436,954,000.00

UNITED STATES DOLLAR							1,479,014,000.00		1,436,954,000.00

FIXED			9.625	05.05.1998	15.05.2028	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			7.390	02.12.2009	02.12.2024	579,014,000.00	579,014,000.00	579,014,000.00	579,014,000.00
FIXED			7.390	23.11.2009	02.12.2024	600,000,000.00	600,000,000.00	557,940,000.00	557,940,000.00

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
II. GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT							85,513,412.33		85,513,412.33

CANADIAN DOLLAR							202,332.21		202,332.21

INTEREST FREE				30.06.1986	31.12.2024	267,807.00	202,332.21	267,807.00	202,332.21
EURO							359,254.35		359,254.35

INTEREST FREE				30.06.1986	31.12.2024	325,234.79	359,254.35	325,234.79	359,254.35
BRITISH POUND							343.76		343.76

INTEREST FREE				30.06.1986	31.12.2024	270.00	343.76	270.00	343.76
JAPANESE YEN							19,459.78		19,459.78

INTEREST FREE				30.06.1986	31.12.2024	2,741,200.00	19,459.78	2,741,200.00	19,459.78
SAUDI RIYAL							7,290,452.26		7,290,452.26

INTEREST FREE				30.06.1986	31.12.2024	5,918,966.00	1,578,600.07	5,918,966.00	1,578,600.07
INTEREST FREE				30.06.1986	31.12.2024	18,456,608.00	4,922,414.27	18,456,608.00	4,922,414.27
INTEREST FREE				30.06.1986	31.12.2024	2,960,000.00	789,437.92	2,960,000.00	789,437.92
UNITED STATES DOLLAR							77,641,569.98		77,641,569.98

INTEREST FREE				30.06.1986	31.12.2024	8,333,333.32	8,333,333.32	8,333,333.32	8,333,333.32
INTEREST FREE				30.06.1986	31.12.2024	5,215,433.52	5,215,433.52	5,215,433.52	5,215,433.52
INTEREST FREE				30.06.1986	31.12.2024	33,088,000.00	33,088,000.00	33,088,000.00	33,088,000.00
INTEREST FREE				30.06.1986	31.12.2024	7,511,546.63	7,511,546.63	7,511,546.63	7,511,546.63
INTEREST FREE				30.06.1986	31.12.2024	18,598,000.00	18,598,000.00	18,598,000.00	18,598,000.00
INTEREST FREE				30.06.1986	31.12.2024	509,091.00	509,091.00	509,091.00	509,091.00
INTEREST FREE				30.06.1986	31.12.2024	514,525.51	514,525.51	514,525.51	514,525.51
INTEREST FREE				30.06.1986	31.12.2024	2,180,000.00	2,180,000.00	2,180,000.00	2,180,000.00
INTEREST FREE				30.06.1986	31.12.2024	717,440.00	717,440.00	717,440.00	717,440.00
INTEREST FREE				30.06.1986	31.12.2024	974,200.00	974,200.00	974,200.00	974,200.00

1/	Original currencies converted using BSP reference rate prevailing on 2 January 2024

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
GRAND TOTAL							108,166,877,693.31		82,975,335,235.09

I. NG DIRECT EXTERNAL LOANS							58,890,867,145.06		38,142,885,020.17

A. AVAILED BY GOVERNMENT AGENCIES							58,191,029,117.38		37,944,711,412.82

CANADIAN DOLLAR							4,782,409.95		73,405.46

INTEREST FREE				15.11.1974	30.09.2024	6,330,000.00	4,782,409.95	97,159.50	73,405.46
CHINA YUAN							595,207,888.30		95,837,526.30

FIXED			2.000	11.05.2006	21.03.2026	400,000,000.00	56,355,600.00	66,535,521.35	9,374,123.07
FIXED			2.000	15.01.2007	21.09.2026	800,000,000.00	112,711,200.00	159,999,999.92	22,542,239.99
FIXED			2.000	31.05.2022	21.03.2042	2,340,814,593.53	329,795,027.27	351,122,189.03	49,469,254.09
FIXED			1.500	04.01.2023	21.09.2042	405,759,294.82	57,167,021.29	60,863,894.22	8,575,053.19
FIXED			1.500	04.01.2023	21.09.2042	278,084,447.65	39,179,039.74	41,712,667.15	5,876,855.96
EURO							2,335,536,539.06		1,836,925,983.06

FIXED			0.263	23.04.2020	15.04.2030	231,632,000.00	255,860,707.20	225,913,355.68	249,543,892.68
FIXED			0.135	23.04.2020	15.04.2025	463,263,000.00	511,720,309.80	370,487,473.16	409,240,462.85
FIXED			0.750	14.02.2002	30.06.2042	6,828,167.68	7,542,394.02	4,144,167.68	4,577,647.62
FIXED			0.750	26.06.2002	30.06.2042	7,464,861.47	8,245,685.98	4,555,861.47	5,032,404.58
FIXED			0.750	20.12.2007	30.12.2047	10,000,000.00	11,046,000.00	7,864,536.60	8,687,167.13
FIXED			0.750	24.12.2008	30.12.2048	4,000,000.00	4,418,400.00	3,339,663.86	3,688,992.70
LIBOR-BASED	0.000	5.060	5.060	26.10.2015	01.05.2034	22,800,000.00	25,184,880.00	11,428,857.31	12,624,315.78
LIBOR-BASED	0.000	5.060	5.060	26.10.2015	01.11.2033	27,310,000.00	30,166,626.00	11,461,655.39	12,660,544.54
FIXED			4.400	11.12.2001	18.10.2024	23,986,986.00	26,496,024.74	1,998,915.50	2,208,002.06
FIXED			3.650	28.02.2002	31.10.2024	36,279,013.93	40,073,798.79	2,015,500.67	2,226,322.04
FIXED			3.450	28.02.2002	17.05.2025	18,168,208.54	20,068,603.15	2,271,026.04	2,508,575.36
FIXED			3.000	08.04.1988	31.12.2024	4,344,796.99	4,799,262.76	650.51	718.55
FIXED			2.500	22.01.1992	31.12.2024	1,017,361.58	1,123,777.60	12,245.62	13,526.51
FIXED			2.000	07.12.1990	31.12.2024	10,518,982.19	11,619,267.73	30,358.25	33,533.72
FIXED			2.000	07.12.1990	31.12.2025			19,382.44	21,409.84
FIXED			2.000	07.12.1990	31.12.2024	2,881,286.42	3,182,668.98	2,368.20	2,615.91
FIXED			1.400	13.09.1994	31.03.2024	2,689,415.88	2,970,728.78	617.00	681.54
FIXED			1.400	13.09.1994	31.12.2025	15,568,940.42	17,197,451.59	116,024.12	128,160.24
FIXED			1.400	13.09.1994	31.12.2028			163,849.97	180,988.68
FIXED			1.500	18.12.1995	30.06.2024	743,803.27	821,605.09	1,688.99	1,865.66
FIXED			1.500	18.12.1995	31.03.2024	3,658,776.41	4,041,484.42	2,419.01	2,672.04
FIXED			1.500	18.12.1995	30.09.2024			2,550.00	2,816.73
FIXED			1.500	18.12.1995	31.03.2025			2,763.00	3,052.01
FIXED			1.500	18.12.1995	30.06.2025			17,334.02	19,147.16
FIXED			1.500	18.12.1995	30.06.2024	3,099,676.12	3,423,902.24	6,900.03	7,621.77
FIXED			1.500	18.12.1995	31.12.2024			4,110.01	4,539.92
FIXED			1.500	18.12.1995	30.09.2025			804.00	888.10
FIXED			1.500	18.12.1995	31.12.2025			804.00	888.10
FIXED			1.500	18.12.1995	31.03.2026			123,880.00	136,837.85

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			1.500	18.12.1995	31.12.2026			13,650.01	15,077.80
FIXED			1.500	18.12.1995	30.06.2027			3,010.00	3,324.85
FIXED			1.500	18.12.1995	30.09.2027			8,632.00	9,534.91
FIXED			1.500	18.12.1995	31.12.2027			4,368.00	4,824.89
FIXED			1.500	18.12.1995	30.09.2029			33,000.00	36,451.80
FIXED			1.500	18.12.1995	31.12.2029			249,192.00	275,257.48
FIXED			1.500	15.01.1997	31.03.2024	5,497,311.79	6,072,330.60	47,252.00	52,194.56
FIXED			1.500	15.01.1997	30.06.2024			22,048.02	24,354.24
FIXED			1.500	15.01.1997	30.09.2024			41,589.97	45,940.28
FIXED			1.500	15.01.1997	31.12.2024			1,778.00	1,963.98
FIXED			1.500	15.01.1997	31.03.2025			3,612.01	3,989.83
FIXED			1.500	15.01.1997	30.06.2025			12,693.00	14,020.69
FIXED			1.500	15.01.1997	30.09.2025			3,807.99	4,206.31
FIXED			1.500	15.01.1997	31.12.2025			4,352.01	4,807.23
FIXED			1.500	15.01.1997	31.03.2026			6,755.01	7,461.58
FIXED			1.500	15.01.1997	30.06.2026			47,315.00	52,264.15
FIXED			1.500	15.01.1997	30.09.2024	9,144,059.29	10,100,527.89	92,788.17	102,493.81
FIXED			1.500	15.01.1997	31.12.2024			1,529.99	1,690.03
FIXED			1.500	15.01.1997	31.03.2025			10,239.04	11,310.04
FIXED			1.500	15.01.1997	30.06.2025			194,559.10	214,909.98
FIXED			1.500	15.01.1997	30.09.2025			55,876.06	61,720.70
FIXED			0.470	22.01.1998	31.12.2029	3,298,662.49	3,643,702.59	287,272.39	317,321.08
FIXED			0.470	22.01.1998	30.06.2030			21,932.83	24,227.00
FIXED			0.470	22.01.1998	30.09.2030			1,311.80	1,449.01
FIXED			0.470	22.01.1998	31.12.2031			659,648.00	728,647.18
FIXED			0.470	22.01.1998	31.03.2032			25,721.00	28,411.42
FIXED			0.470	22.01.1998	30.06.2032			155,887.31	172,193.12
FIXED			0.470	22.01.1998	30.09.2032			60,876.00	67,243.63
FIXED			0.470	22.01.1998	31.12.2029	741,169.01	818,695.29	66,703.61	73,680.81
FIXED			0.470	22.01.1998	31.03.2030			34,918.00	38,570.42
FIXED			0.470	22.01.1998	30.06.2030			25,712.17	28,401.66
FIXED			0.470	22.01.1998	30.09.2030			21,816.20	24,098.17
FIXED			0.470	22.01.1998	31.12.2030			40,964.00	45,248.83
FIXED			0.470	22.01.1998	31.03.2031			7,830.00	8,649.02
FIXED			0.470	22.01.1998	30.06.2031			15,420.00	17,032.93
FIXED			0.470	22.01.1998	30.09.2031			15,904.00	17,567.56
FIXED			0.470	22.01.1998	30.06.2032			21,684.49	23,952.69
INTEREST FREE				27.11.2007	15.05.2024	5,387,110.80	5,950,602.59	224,462.95	247,941.77
FIXED			0.300	06.11.2009	10.02.2040	15,708,268.88	17,351,353.80	15,708,015.38	17,351,073.79
LIBOR-BASED	1.100	3.770	4.870	15.02.2010	30.11.2029	150,000,000.00	165,690,000.00	60,000,000.00	66,276,000.00
FIXED			1.000	12.01.2012	28.01.2031	20,493,740.00	22,637,385.20	10,978,789.10	12,127,170.44
FIXED			0.150	10.02.2011	11.04.2034	26,190,016.00	28,929,491.67	22,424,181.82	24,769,751.24
FIXED			2.210	16.04.2014	31.03.2034	110,269,793.43	121,804,013.82	89,064,063.93	98,380,165.02
FIXED			1.440	26.02.2015	31.03.2041	50,893,963.00	56,217,471.53	2,916,666.67	3,221,750.00
INTEREST FREE				01.04.2016	14.06.2039	20,493,740.00	22,637,385.20	20,493,704.00	22,637,345.44
FIXED			0.940	04.04.2016	30.09.2035	50,000,000.00	55,230,000.00	42,857,142.84	47,339,999.98

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			1.820	27.10.2017	01.09.2037	100,000,000.00	110,460,000.00	100,000,000.00	110,460,000.00
FIXED			0.250	09.06.2020	31.03.2040	150,000,000.00	165,690,000.00	150,000,000.00	165,690,000.00
FIXED			0.250	09.06.2020	31.03.2040	100,000,000.00	110,460,000.00	100,000,000.00	110,460,000.00
LIBOR-BASED	0.350	3.770	4.120	14.12.2021	30.11.2031	250,000,000.00	276,150,000.00	250,000,000.00	276,150,000.00
LIBOR-BASED	0.350	3.000	3.350	29.12.2022	31.12.2033	150,000,000.00	165,690,000.00	150,000,000.00	165,690,000.00
JAPANESE YEN							16,023,794,578.14		6,976,293,224.92

FIXED			3.000	20.12.1994	20.12.2024	9,620,000,000.00	68,292,380.00	466,206,000.00	3,309,596.39
FIXED			3.000	20.12.1994	20.12.2024	4,616,000,000.00	32,768,984.00	210,900,000.00	1,497,179.10
FIXED			3.000	20.12.1994	20.12.2024	11,754,000,000.00	83,441,646.00	573,358,000.00	4,070,268.44
FIXED			2.700	30.08.1995	20.08.2025	6,151,000,000.00	43,665,949.00	490,740,000.00	3,483,763.26
FIXED			2.300	30.08.1995	20.08.2025			76,676,000.00	544,322.92
FIXED			2.700	30.08.1995	20.08.2025	4,040,000,000.00	28,679,960.00	322,784,000.00	2,291,443.62
FIXED			2.300	30.08.1995	20.08.2025			56,908,000.00	403,989.89
FIXED			2.500	30.08.1995	20.08.2025	8,312,000,000.00	59,006,888.00	727,364,000.00	5,163,557.04
FIXED			2.100	30.08.1995	20.08.2025			81,240,000.00	576,722.76
FIXED			2.700	30.08.1995	20.08.2025	18,391,000,000.00	130,557,709.00	1,560,796,000.00	11,080,090.80
FIXED			2.300	30.08.1995	20.08.2025			232,040,000.00	1,647,251.96
FIXED			2.700	30.08.1995	20.08.2025	5,579,000,000.00	39,605,321.00	457,916,000.00	3,250,745.68
FIXED			2.300	30.08.1995	20.08.2025			55,496,000.00	393,966.10
FIXED			2.700	30.08.1995	20.08.2025	6,386,000,000.00	45,334,214.00	513,332,000.00	3,644,143.87
FIXED			2.300	30.08.1995	20.08.2025			91,844,000.00	652,000.56
FIXED			2.700	30.08.1995	20.08.2025	12,895,000,000.00	91,541,605.00	1,023,940,000.00	7,268,950.06
FIXED			2.300	30.08.1995	20.08.2025			195,004,000.00	1,384,333.40
FIXED			2.700	30.08.1995	20.08.2025	4,765,000,000.00	33,826,735.00	330,548,000.00	2,346,560.25
FIXED			2.300	30.08.1995	20.08.2025			44,432,000.00	315,422.77
FIXED			2.700	30.08.1995	20.08.2025	9,551,000,000.00	67,802,549.00	634,020,000.00	4,500,907.98
FIXED			2.300	30.08.1995	20.08.2025			237,180,000.00	1,683,740.82
FIXED			2.700	30.08.1995	20.08.2025	2,872,000,000.00	20,388,328.00	122,600,000.00	870,337.40
FIXED			2.300	30.08.1995	20.08.2025			54,540,000.00	387,179.46
FIXED			2.500	29.03.1996	20.03.2026	6,911,000,000.00	49,061,189.00	726,340,000.00	5,156,287.66
FIXED			2.100	29.03.1996	20.03.2026			116,430,000.00	826,536.57
FIXED			2.300	29.03.1996	20.03.2026	305,000,000.00	2,165,195.00	27,705,000.00	196,677.80
FIXED			2.700	18.03.1997	20.03.2027	5,746,000,000.00	40,790,854.00	578,487,000.00	4,106,679.21
FIXED			2.300	18.03.1997	20.03.2027			126,385,000.00	897,207.12
FIXED			2.700	18.03.1997	20.03.2027	7,683,000,000.00	54,541,617.00	1,063,587,000.00	7,550,404.11
FIXED			2.300	18.03.1997	20.03.2027			210,133,000.00	1,491,734.17
FIXED			2.700	18.03.1997	20.03.2027	6,339,868,462.00	45,006,726.21	984,725,000.00	6,990,562.78
FIXED			2.300	18.03.1997	20.03.2027			97,678,000.00	693,416.12
FIXED			2.500	18.03.1997	20.03.2027	9,411,000,000.00	66,808,689.00	1,369,410,000.00	9,721,441.59
FIXED			2.100	18.03.1997	20.03.2027			154,014,000.00	1,093,345.39
FIXED			2.500	18.03.1997	20.03.2027	7,979,000,000.00	56,642,921.00	1,061,214,000.00	7,533,558.19
FIXED			2.100	18.03.1997	20.03.2027			185,241,000.00	1,315,025.86
FIXED			2.700	18.03.1997	20.03.2027	11,122,000,000.00	78,955,078.00	1,188,768,000.00	8,439,064.03
FIXED			2.300	18.03.1997	20.03.2027			443,597,000.00	3,149,095.10
FIXED			2.200	10.09.1998	20.09.2028	5,849,000,000.00	41,522,051.00	1,027,360,000.00	7,293,228.64
FIXED			0.750	10.09.1998	20.09.2038			434,700,000.00	3,085,935.30
FIXED			2.200	10.09.1998	20.09.2028	13,564,000,000.00	96,290,836.00	2,385,560,000.00	16,935,090.44
FIXED			0.750	10.09.1998	20.09.2038			978,990,000.00	6,949,850.01
FIXED			2.200	10.09.1998	20.09.2028	5,728,000,000.00	40,663,072.00	452,970,000.00	3,215,634.03
FIXED			0.750	10.09.1998	20.09.2038			234,750,000.00	1,666,490.25

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			2.200	10.09.1998	20.09.2028	4,328,000,000.00	30,724,472.00	575,680,000.00	4,086,752.32
FIXED			0.750	10.09.1998	20.09.2038			303,840,000.00	2,156,960.16
FIXED			1.700	10.09.1998	20.09.2028	458,000,000.00	3,251,342.00	6,390,000.00	45,362.61
FIXED			0.750	10.09.1998	20.09.2038			153,660,000.00	1,090,832.34
FIXED			1.700	10.09.1998	20.09.2028	6,734,000,000.00	47,804,666.00	1,208,050,000.00	8,575,946.95
FIXED			0.750	10.09.1998	20.09.2038			647,190,000.00	4,594,401.81
FIXED			1.700	10.09.1998	20.09.2028	3,201,000,000.00	22,723,899.00	8,840,000.00	62,755.16
FIXED			0.750	10.09.1998	20.09.2038			1,061,760,000.00	7,537,434.24
FIXED			2.200	10.09.1998	20.09.2028	14,136,000,000.00	100,351,464.00	2,463,780,000.00	17,490,374.22
FIXED			0.750	10.09.1998	20.09.2038			704,130,000.00	4,998,618.87
FIXED			1.700	10.09.1998	20.09.2028	2,428,000,000.00	17,236,372.00	271,820,000.00	1,929,650.18
FIXED			0.750	10.09.1998	20.09.2038			187,110,000.00	1,328,293.89
FIXED			0.750	10.03.1999	20.03.2039	36,300,000,000.00	257,693,700.00	18,447,511,000.00	130,958,880.59
FIXED			1.800	28.12.1999	20.12.2029	7,210,000,000.00	51,183,790.00	1,445,820,000.00	10,263,876.18
FIXED			0.750	28.12.1999	20.12.2039			805,600,000.00	5,718,954.40
FIXED			1.300	28.12.1999	20.12.2029	951,000,000.00	6,751,149.00	30,720,000.00	218,081.28
FIXED			0.750	28.12.1999	20.12.2039			177,248,000.00	1,258,283.55
FIXED			1.800	28.12.1999	20.12.2029	6,078,000,000.00	43,147,722.00	1,589,868,000.00	11,286,472.93
FIXED			0.750	28.12.1999	20.12.2039			305,120,000.00	2,166,046.88
FIXED			1.800	28.12.1999	20.12.2029	16,990,000,000.00	120,612,010.00	3,145,728,000.00	22,331,523.07
FIXED			1.300	28.12.1999	20.12.2029			63,324,000.00	449,537.08
FIXED			0.750	28.12.1999	20.12.2039			718,368,000.00	5,099,694.43
FIXED			1.800	28.12.1999	20.12.2029	15,384,000,000.00	109,211,016.00	3,848,412,000.00	27,319,876.79
FIXED			0.750	28.12.1999	20.12.2039			1,102,784,000.00	7,828,663.62
FIXED			1.800	28.12.1999	20.12.2029	5,852,000,000.00	41,543,348.00	1,362,732,000.00	9,674,034.47
FIXED			0.750	28.12.1999	20.12.2039			454,144,000.00	3,223,968.26
FIXED			1.800	28.12.1999	20.12.2029	7,434,000,000.00	52,773,966.00	1,928,208,000.00	13,688,348.59
FIXED			0.750	28.12.1999	20.12.2039			443,264,000.00	3,146,731.14
FIXED			1.800	28.12.1999	20.12.2029	5,068,000,000.00	35,977,732.00	918,348,000.00	6,519,352.45
FIXED			0.750	28.12.1999	20.12.2039			339,840,000.00	2,412,524.16
FIXED			0.750	28.12.1999	20.12.2039	4,714,000,000.00	33,464,686.00	131,808,000.00	935,704.99
FIXED			1.300	28.12.1999	20.12.2029	9,013,000,000.00	63,983,287.00	1,971,396,000.00	13,994,940.20
FIXED			0.750	28.12.1999	20.12.2039			470,688,000.00	3,341,414.11
FIXED			0.750	28.12.1999	20.12.2039	1,167,000,000.00	8,284,533.00	506,336,000.00	3,594,479.26
FIXED			1.000	07.04.2000	20.04.2040	8,929,000,000.00	63,386,971.00	4,146,912,000.00	29,438,928.29
FIXED			0.750	07.04.2000	20.04.2040			606,144,000.00	4,303,016.26
FIXED			0.950	31.08.2000	20.08.2040	14,724,000,000.00	104,525,676.00	7,178,624,000.00	50,961,051.78
FIXED			0.750	31.08.2000	20.08.2040			804,168,000.00	5,708,788.63
FIXED			0.950	31.08.2000	20.08.2040	3,549,000,000.00	25,194,351.00	1,642,540,000.00	11,660,391.46
FIXED			0.750	31.08.2000	20.08.2040			311,712,000.00	2,212,843.49
FIXED			2.200	30.05.2001	20.05.2031	8,294,000,000.00	58,879,106.00	2,290,815,000.00	16,262,495.69
FIXED			0.750	30.05.2001	20.05.2041			867,055,000.00	6,155,223.45
FIXED			0.750	30.05.2001	20.05.2041	5,543,000,000.00	39,349,757.00	164,780,000.00	1,169,773.22
FIXED			2.200	30.05.2001	20.05.2031	11,743,000,000.00	83,363,557.00	2,078,865,000.00	14,757,862.64
FIXED			0.750	30.05.2001	20.05.2041			348,110,000.00	2,471,232.89
FIXED			2.200	30.05.2001	20.05.2031	6,205,000,000.00	44,049,295.00	1,250,775,000.00	8,879,251.73

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.750	30.05.2001	20.05.2041			594,650,000.00	4,221,420.35
FIXED			2.200	30.05.2001	20.05.2031	5,210,000,000.00	36,985,790.00	1,051,650,000.00	7,465,663.35
FIXED			0.750	30.05.2001	20.05.2041			512,610,000.00	3,639,018.39
FIXED			2.200	30.05.2001	20.05.2031	6,515,000,000.00	46,249,985.00	1,694,610,000.00	12,030,036.39
FIXED			0.750	30.05.2001	20.05.2041			565,635,000.00	4,015,442.87
FIXED			1.700	30.05.2001	20.05.2031	2,789,000,000.00	19,799,111.00	961,725,000.00	6,827,285.78
FIXED			0.750	30.05.2001	20.05.2041			84,735,000.00	601,533.77
FIXED			1.700	30.05.2001	20.05.2031	6,309,000,000.00	44,787,591.00	1,892,865,000.00	13,437,448.64
FIXED			0.750	30.05.2001	20.05.2041			643,790,000.00	4,570,265.21
FIXED			0.750	30.05.2001	20.05.2041	2,034,000,000.00	14,439,366.00	1,122,065,000.00	7,965,539.44
FIXED			2.200	28.03.2002	20.03.2032	6,723,000,000.00	47,726,577.00	2,415,530,000.00	17,147,847.47
FIXED			0.750	28.03.2002	20.03.2042			484,219,000.00	3,437,470.68
FIXED			1.700	28.03.2002	20.03.2032	6,790,000,000.00	48,202,210.00	2,232,848,000.00	15,850,987.95
FIXED			0.750	28.03.2002	20.03.2042			814,888,000.00	5,784,889.91
FIXED			0.950	28.03.2002	20.03.2042	18,488,000,000.00	131,246,312.00	9,889,545,000.00	70,205,879.96
FIXED			0.750	28.03.2002	20.03.2042			1,229,954,000.00	8,731,443.45
FIXED			2.200	28.03.2002	20.03.2032	22,049,000,000.00	156,525,851.00	4,368,501,916.00	31,011,995.10
FIXED			1.800	28.03.2002	20.03.2032			1,323,079,949.00	9,392,544.56
FIXED			2.200	28.03.2002	20.03.2032	3,224,000,000.00	22,887,176.00	954,669,000.00	6,777,195.23
FIXED			0.750	28.03.2002	20.03.2042			416,879,000.00	2,959,424.02
FIXED			2.200	11.12.2003	20.12.2033	2,365,097,269.00	16,789,825.51	1,152,880,000.00	8,184,295.12
FIXED			2.200	30.03.2004	20.03.2034	6,223,000,000.00	44,177,077.00	2,115,267,000.00	15,016,280.43
FIXED			2.200	16.12.2003	20.12.2033	3,717,000,000.00	26,386,983.00	1,544,240,000.00	10,962,559.76
FIXED			0.750	27.02.2007	20.02.2047	8,529,000,000.00	60,547,371.00	7,022,975,000.00	49,856,099.53
FIXED			1.500	18.12.2007	20.12.2037	7,604,000,000.00	53,980,796.00	4,349,184,000.00	30,874,857.22
FIXED			0.010	18.12.2007	20.12.2037			739,816,000.00	5,251,953.78
FIXED			1.500	18.12.2007	20.12.2037	11,802,000,000.00	83,782,398.00	6,719,440,000.00	47,701,304.56
FIXED			0.750	18.12.2007	20.12.2047			241,440,000.00	1,713,982.56
FIXED			0.010	18.12.2007	20.12.2037			882,028,000.00	6,261,516.77
FIXED			1.400	20.03.2009	20.03.2039	9,293,000,000.00	65,971,007.00	7,026,398,000.00	49,880,399.40
FIXED			1.400	15.03.2010	20.03.2040	9,220,000,000.00	65,452,780.00	7,420,974,000.00	52,681,494.43
LIBOR-BASED	0.500	0.069	0.569	15.03.2010	20.01.2025	13,830,000,000.00	98,179,170.00	1,659,600,000.00	11,781,500.40
FIXED			0.010	26.05.2010	20.05.2050	9,912,000,000.00	70,365,288.00	7,067,179,000.00	50,169,903.72
FIXED			1.400	31.03.2011	20.03.2036	40,847,000,000.00	289,972,853.00	24,375,975,000.00	173,045,046.53
FIXED			0.010	31.03.2011	20.03.2036			827,225,000.00	5,872,470.28
FIXED			0.300	30.03.2012	20.09.2052	9,244,000,000.00	65,623,156.00	8,506,701,000.00	60,389,070.40
FIXED			0.010	30.03.2012	20.03.2052			54,203,309.00	384,789.29
FIXED			1.400	30.03.2012	20.03.2042	22,796,000,000.00	161,828,804.00	19,030,173,000.00	135,095,198.13
FIXED			0.010	30.03.2012	20.03.2042			905,094,000.00	6,425,262.31
FIXED			1.400	30.03.2012	20.03.2042	4,591,000,000.00	32,591,509.00	3,578,973,000.00	25,407,129.33
FIXED			0.010	30.03.2012	20.03.2042			348,762,000.00	2,475,861.44
FIXED			1.400	30.03.2012	20.03.2042	6,063,000,000.00	43,041,237.00	4,667,180,000.00	33,132,310.82
FIXED			0.010	30.03.2012	20.03.2042			606,356,000.00	4,304,521.24
FIXED			0.200	30.03.2012	20.03.2052	11,836,000,000.00	84,023,764.00	10,056,795,000.00	71,393,187.71
FIXED			0.010	30.03.2012	20.03.2052			946,200,000.00	6,717,073.80
FIXED			1.400	30.03.2012	20.03.2042	7,546,000,000.00	53,569,054.00	5,620,337,000.00	39,898,772.36

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.010	30.03.2012	20.03.2042			1,141,709,000.00	8,104,992.19
FIXED			1.400	30.03.2012	20.03.2042	6,187,000,000.00	43,921,513.00	3,670,474,000.00	26,056,694.93
FIXED			0.010	30.03.2012	20.03.2042			738,150,000.00	5,240,126.85
FIXED			1.400	10.10.2012	20.10.2042	7,775,000,000.00	55,194,725.00	7,206,092,000.00	51,156,047.11
FIXED			0.200	27.03.2013	20.03.2053	43,252,000,000.00	307,045,948.00	20,332,351,728.00	144,339,364.92
FIXED			0.010	27.03.2013	20.03.2053			3,109,907,518.00	22,077,233.47
FIXED			0.200	27.03.2013	20.03.2053	10,782,000,000.00	76,541,418.00	9,087,888,000.00	64,514,916.91
FIXED			0.010	27.03.2013	20.03.2053			1,340,539,000.00	9,516,486.36
FIXED			0.100	14.12.2013	20.12.2053	18,732,000,000.00	132,978,468.00	13,028,096,000.00	92,486,453.50
FIXED			0.010	14.12.2013	20.12.2053			241,715,218.00	1,715,936.33
FIXED			0.010	31.01.2014	20.03.2054	50,000,000,000.00	354,950,000.00	15,000,000,000.00	106,485,000.00
FIXED			0.010	31.01.2014	20.08.2054			10,000,000,000.00	70,990,000.00
FIXED			0.010	31.01.2014	20.02.2055			25,000,000,000.00	177,475,000.00
FIXED			0.010	26.03.2015	20.03.2055	7,929,000,000.00	56,287,971.00	98,513,253.00	699,345.58
FIXED			0.300	26.03.2015	20.03.2055	11,576,000,000.00	82,178,024.00	10,247,000,000.00	72,743,453.00
FIXED			0.010	26.03.2015	20.03.2055			894,574,338.00	6,350,583.23
FIXED			0.010	25.08.2015	20.08.2055	9,783,000,000.00	69,449,517.00	377,169,861.00	2,677,528.84
FIXED			0.100	25.08.2015	20.08.2055	23,906,000,000.00	169,708,694.00	9,367,133,998.00	66,497,284.25
FIXED			0.010	25.08.2015	20.08.2055			1,091,569,622.00	7,749,052.75
FIXED			0.100	27.11.2015	20.11.2055	241,991,000,000.00	1,717,894,109.00	121,299,570,786.00	861,105,653.01
FIXED			0.010	27.11.2015	20.11.2055			11,554,299,531.00	82,023,972.37
FIXED			0.100	26.10.2016	20.10.2056	16,455,000,000.00	116,814,045.00	14,636,876,000.00	103,907,182.72
FIXED			0.010	26.10.2016	20.10.2056			386,556,997.00	2,744,168.12
FIXED			0.300	13.11.2017	20.11.2057	15,928,000,000.00	113,072,872.00	3,575,071,549.00	25,379,432.93
FIXED			0.010	13.11.2017	20.11.2057			1,133,691,266.00	8,048,074.30
FIXED			1.500	28.02.2018	20.02.2048	9,399,000,000.00	66,723,501.00	5,427,173,793.00	38,527,506.76
FIXED			0.010	28.02.2018	20.02.2048			290,792,917.00	2,064,338.92
FIXED			0.100	16.03.2018	20.03.2058	104,530,000,000.00	742,058,470.00	89,241,706,365.00	633,526,873.49
FIXED			0.010	16.03.2018	20.03.2058			9,138,000,000.00	64,870,662.00
FIXED			0.100	08.10.2018	20.10.2058	4,376,000,000.00	31,065,224.00	3,548,263,580.00	25,189,123.15
FIXED			0.010	08.10.2018	20.10.2058			108,978,299.00	773,636.94
FIXED			0.100	08.11.2018	20.11.2058	38,101,000,000.00	270,478,999.00	36,548,323,972.00	259,456,551.88
FIXED			0.010	08.11.2018	20.11.2058			959,573,485.00	6,812,012.17
FIXED			0.100	21.01.2019	20.01.2059	167,199,000,000.00	1,186,945,701.00	51,166,775,974.00	363,232,942.64
FIXED			0.010	21.01.2019	20.01.2059			16,746,967,467.00	118,886,722.05
FIXED			0.100	21.01.2019	20.01.2059	37,905,000,000.00	269,087,595.00	14,314,118,238.00	101,615,925.37
FIXED			0.010	21.01.2019	20.01.2059			820,175,959.00	5,822,429.13
FIXED			0.010	01.07.2020	20.07.2035	50,000,000,000.00	354,950,000.00	50,000,000,000.00	354,950,000.00
FIXED			0.100	16.06.2020	20.06.2060	34,830,000,000.00	247,258,170.00	490,714,555.00	3,483,582.63
FIXED			0.010	15.09.2020	20.10.2060	50,000,000,000.00	354,950,000.00	10,000,000,000.00	70,990,000.00
FIXED			0.010	15.09.2020	20.01.2061			10,000,000,000.00	70,990,000.00
FIXED			0.010	15.09.2020	20.06.2061			20,000,000,000.00	141,980,000.00
FIXED			0.010	15.09.2020	20.08.2061			10,000,000,000.00	70,990,000.00
FIXED			0.100	10.02.2022	20.02.2062	253,307,000,000.00	1,798,226,393.00	66,314,953,591.00	470,769,855.54
FIXED			0.010	10.02.2022	20.02.2062			4,047,486,400.00	28,733,105.95
FIXED			0.010	25.04.2022	20.04.2037	30,000,000,000.00	212,970,000.00	29,970,000,000.00	212,757,030.00
FIXED			0.100	09.02.2023	20.02.2063	270,000,000,000.00	1,916,730,000.00	3,435,313,417.00	24,387,289.95
FIXED			0.100	26.05.2023	20.05.2063	17,399,900,000.00	123,521,890.10	5,370,456,574.00	38,124,871.22
FIXED			0.010	26.05.2023	20.05.2063			126,781,357.00	900,020.85
FIXED			1.430	26.08.2009	25.09.2029	23,554,524,203.00	167,213,567.32	6,077,514,323.00	43,144,274.18

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			3.000	12.08.1994	20.08.2024	11,433,000,000.00	81,162,867.00	475,110,000.00	3,372,805.89
FIXED			3.000	07.12.1994	20.12.2024	7,056,000,000.00	50,090,544.00	310,074,000.00	2,201,215.33
FIXED			3.000	07.12.1994	20.12.2024	6,630,000,000.00	47,066,370.00	271,538,000.00	1,927,648.26
FIXED			3.000	20.12.1994	20.12.2024	5,513,000,000.00	39,136,787.00	251,902,000.00	1,788,252.30
FIXED			3.000	20.12.1994	20.12.2024	10,756,000,000.00	76,356,844.00	15,614,000.00	110,843.79
FIXED			3.000	20.12.1994	20.12.2024	2,896,000,000.00	20,558,704.00	59,462,000.00	422,120.74
FIXED			3.000	20.12.1994	20.12.2024	457,000,000.00	3,244,243.00	10,432,000.00	74,056.77
KOREAN WON							744,836,861.51		363,363,046.93

FIXED			2.500	24.02.1998	20.12.2030	21,172,000,000.00	16,365,956.00	8,067,249,410.00	6,235,983.79
FIXED			1.500	15.12.2005	20.12.2035	23,041,000,000.00	17,810,693.00	13,568,304,000.00	10,488,298.99
INTEREST FREE				13.07.2009	20.07.2049	14,953,000,000.00	11,558,669.00	1,209,468,000.00	934,918.76
FIXED			0.100	13.07.2009	20.07.2049			9,455,420,000.00	7,309,039.66
INTEREST FREE				13.07.2009	20.07.2049	32,274,000,000.00	24,947,802.00	3,149,276,000.00	2,434,390.35
FIXED			0.100	13.07.2009	20.07.2049			15,694,120,000.00	12,131,554.76
FIXED			0.150	13.10.2011	20.10.2051	14,323,000,000.00	11,071,679.00	10,777,472,280.00	8,330,986.07
INTEREST FREE				23.08.2012	20.08.2052	77,117,000,000.00	59,611,441.00	5,284,438,000.00	4,084,870.57
FIXED			0.100	23.08.2012	20.08.2052			70,328,248,000.00	54,363,735.70
INTEREST FREE				09.08.2012	20.08.2052	235,988,000,000.00	182,418,724.00	12,284,690,000.00	9,496,065.37
FIXED			0.075	09.08.2012	20.08.2052			101,875,667,730.00	78,749,891.16
INTEREST FREE				19.08.2013	20.08.2053	22,424,000,000.00	17,333,752.00	2,808,509,810.00	2,170,978.08
FIXED			0.075	19.08.2013	20.08.2053			15,877,333,080.00	12,273,178.47
INTEREST FREE				17.10.2013	20.10.2053	89,144,000,000.00	68,908,312.00	5,976,733,760.00	4,620,015.20
FIXED			0.075	17.10.2013	20.10.2053			82,119,461,430.00	63,478,343.69
INTEREST FREE				28.04.2016	20.04.2056	120,536,000,000.00	93,174,328.00	4,501,241,540.00	3,479,459.71
FIXED			0.075	28.04.2016	20.04.2056			92,637,890,630.00	71,609,089.46
INTEREST FREE				04.06.2018	20.06.2058	184,838,086,650.00	142,879,840.98	1,929,349,980.00	1,491,387.53
INTEREST FREE				23.01.2020	20.01.2060	58,207,217,690.00	44,994,179.27	3,205,440,160.00	2,477,805.24
INTEREST FREE				18.04.2022	20.04.2062	69,549,140,050.00	53,761,485.26	9,318,310,940.00	7,203,054.36
SPECIAL DRAWING RIGHTS							210,013,302.63		77,538,581.81

FIXED			1.000	24.04.1986	15.05.2026	39,807,621.26	53,408,691.22	5,685,621.26	7,628,227.48
FIXED			1.000	21.01.1998	01.03.2024	9,269,975.84	12,437,248.49	239,975.84	321,968.39
FIXED			1.000	15.04.1998	15.05.2024	5,618,668.14	7,538,398.48	144,268.14	193,560.24
FIXED			0.750	06.03.1996	15.09.2035	6,150,000.00	8,251,270.50	1,574,108.96	2,111,934.77
FIXED			0.750	29.04.1998	15.03.2038	11,000,000.00	14,758,370.00	4,750,968.91	6,374,232.46
FIXED			0.750	08.04.2002	01.10.2041	11,600,000.00	15,563,372.00	5,566,141.68	7,467,925.31
FIXED			0.750	04.06.2008	15.04.2048	16,150,000.00	21,667,970.50	12,652,901.73	16,976,018.66
SOFR	0.470	2.220	2.690	02.09.2009	15.10.2028	10,685,000.00	14,335,743.95	2,863,984.65	3,842,522.29
SOFR	0.000	2.690	2.690	12.04.2013	01.11.2032	13,250,000.00	17,777,127.50	5,327,790.71	7,148,136.96
FIXED			0.750	25.09.2000	15.01.2040	6,000,000.00	8,050,020.00	3,317,587.68	4,451,107.86
FIXED			0.750	29.11.2000	15.01.2040	4,500,000.00	6,037,515.00	2,845,964.22	3,818,344.82
FIXED			0.750	08.05.1996	01.01.2036	10,150,000.00	13,617,950.50	4,102,805.53	5,504,611.10
FIXED			0.750	11.11.2005	15.04.2045	12,350,000.00	16,569,624.50	8,720,468.89	11,699,991.50
UNITED STATES DOLLAR							38,276,857,537.78		28,594,679,644.34

SOFR	0.790	5.008	5.798	01.03.1999	01.10.2025	53,000,000.00	53,000,000.00	6,079,475.51	6,079,475.51
SOFR	0.820	5.354	6.174	18.07.2000	15.08.2024	75,000,000.00	75,000,000.00	190,661.47	190,661.47
SOFR	0.820	5.491	6.311	21.07.2000	15.02.2025	75,000,000.00	75,000,000.00	10,124,102.71	10,124,102.71
SOFR	0.820	5.354	6.174	16.11.2000	15.08.2025	25,000,000.00	25,000,000.00	3,633,777.53	3,633,777.53
SOFR	0.790	5.392	6.182	22.10.2000	15.09.2025	75,000,000.00	75,000,000.00	12,647,394.74	12,647,394.74
SOFR	0.790	5.240	6.030	10.01.2005	15.11.2030	13,000,000.00	13,000,000.00	7,317,364.40	7,317,364.40
SOFR	0.790	5.240	6.030	28.03.2007	15.11.2031	33,800,000.00	33,800,000.00	13,347,436.73	13,347,436.73

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.390	5.240	5.630	08.12.2008	15.11.2033	45,144,750.20	45,144,750.20	34,258,063.56	34,258,063.56
SOFR	0.420	5.354	5.774	02.03.2009	15.08.2033	31,100,000.00	31,100,000.00	17,831,200.59	17,831,200.59
SOFR	0.420	5.234	5.654	16.09.2009	01.09.2024	250,000,000.00	250,000,000.00	33,688,287.50	33,688,287.50
SOFR	0.390	5.240	5.630	08.12.2009	15.11.2024	225,000,000.00	225,000,000.00	30,319,458.75	30,319,458.75
SOFR	0.520	5.231	5.751	14.09.2010	01.09.2035	400,000,000.00	400,000,000.00	321,720,077.77	321,720,077.77
SOFR	0.490	5.264	5.754	22.02.2011	01.12.2025	200,000,000.00	200,000,000.00	51,395,646.00	51,395,646.00
SOFR	0.590	5.264	5.854	13.01.2012	01.12.2026	300,000,000.00	300,000,000.00	110,351,991.00	110,351,991.00
SOFR	0.590	5.264	5.854	12.03.2012	01.12.2036	62,000,000.00	62,000,000.00	51,822,489.16	51,822,489.16
SOFR	0.590	5.085	5.675	04.07.2012	15.04.2027	350,000,000.00	350,000,000.00	146,770,288.00	146,770,288.00
SOFR	0.720	5.343	6.063	22.03.2013	15.08.2032	100,000,000.00	100,000,000.00	48,209,999.36	48,209,999.36
SOFR	0.590	5.264	5.854	27.09.2013	01.12.2032	300,000,000.00	300,000,000.00	14,258,859.20	14,258,859.20
SOFR	0.790	5.264	6.054	23.12.2013	01.12.2045	500,000,000.00	500,000,000.00	460,000,000.00	460,000,000.00
FIXED			0.250	27.09.2013	01.12.2052	100,000,000.00	100,000,000.00	7,263,978.76	7,263,978.76
SOFR	0.790	5.285	6.075	26.03.2014	15.12.2045	372,103,895.00	372,103,895.00	298,889,898.62	298,889,898.62
SOFR	0.620	5.350	5.970	14.02.2014	01.02.2029	250,000,000.00	250,000,000.00	203,368,730.00	203,368,730.00
SOFR	0.690	5.264	5.954	12.02.2015	01.12.2029	350,000,000.00	350,000,000.00	294,884,054.50	294,884,054.50
SOFR	0.690	5.264	5.954	10.02.2015	01.12.2034	300,000,000.00	300,000,000.00	222,817,411.98	222,817,411.98
SOFR	0.690	5.392	6.082	07.12.2015	15.09.2030	300,000,000.00	300,000,000.00	266,926,275.00	266,926,275.00
SOFR	0.690	5.392	6.082	07.12.2015	15.09.2030	300,000,000.00	300,000,000.00	266,926,275.00	266,926,275.00
SOFR	0.890	5.264	6.154	29.04.2016	01.12.2040	400,000,000.00	400,000,000.00	377,477,068.00	377,477,068.00
SOFR	0.690	5.264	5.954	15.12.2016	01.12.2031	250,000,000.00	250,000,000.00	231,366,422.50	231,366,422.50
SOFR	0.690	5.240	5.930	06.11.2017	15.05.2032	300,000,000.00	300,000,000.00	281,972,745.00	281,972,745.00
SOFR	0.690	5.216	5.906	06.12.2017	01.11.2032	300,000,000.00	300,000,000.00	285,740,604.00	285,740,604.00
SOFR	0.790	5.088	5.878	08.11.2017	15.10.2042	100,000,000.00	100,000,000.00	65,295,936.56	65,295,936.56
SOFR	0.890	5.000	5.890	10.01.2018	15.11.2047	380,000,000.00	380,000,000.00	144,892,983.52	144,892,983.52
SOFR	0.690	5.240	5.930	28.08.2018	15.05.2033	300,000,000.00	300,000,000.00	289,017,003.00	289,017,003.00
SOFR	0.890	5.240	6.130	17.12.2018	15.11.2050	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	0.890	5.175	6.065	17.12.2018	15.11.2050	100,000,000.00	100,000,000.00	6,793,613.45	6,793,613.45
SOFR	0.690	5.240	5.930	09.10.2018	15.05.2033	300,000,000.00	300,000,000.00	289,017,003.00	289,017,003.00
SOFR	0.890	4.002	4.892	03.06.2019	15.05.2044	300,000,000.00	300,000,000.00	176,500,000.00	176,500,000.00
SOFR	0.890	4.951	5.841	11.07.2019	01.04.2049	1,300,000,000.00	1,300,000,000.00	907,550,070.50	907,550,070.50
SOFR	0.690	5.216	5.906	20.11.2019	01.11.2034	300,000,000.00	300,000,000.00	296,497,758.00	296,497,758.00
SOFR	0.690	5.285	5.975	13.12.2019	15.06.2034	400,000,000.00	400,000,000.00	392,457,964.00	392,457,964.00
SOFR	0.890	5.190	6.080	13.12.2019	01.12.2047	200,000,000.00	200,000,000.00	80,856,913.03	80,856,913.03
SOFR	0.890	5.262	6.152	13.12.2019	15.11.2047	23,300,000.00	23,300,000.00	5,464,152.41	5,464,152.41
SOFR	0.790	4.890	5.680	23.04.2020	15.04.2030	250,000,000.00	250,000,000.00	243,827,877.50	243,827,877.50
SOFR	0.790	4.890	5.680	23.04.2020	15.04.2025	500,000,000.00	500,000,000.00	399,867,325.00	399,867,325.00
SOFR	0.890	4.822	5.712	28.04.2020	15.04.2049	200,000,000.00	200,000,000.00	200,000,000.00	200,000,000.00
SOFR	0.690	4.957	5.647	04.06.2020	15.04.2035	400,000,000.00	400,000,000.00	397,828,068.00	397,828,068.00
SOFR	0.890	5.216	6.106	15.06.2020	01.05.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.890	4.995	5.885	01.07.2020	15.06.2048	26,532,604.00	26,532,604.00	2,277,999.53	2,277,999.53
SOFR	0.720	5.354	6.074	20.08.2020	15.02.2035	400,000,000.00	400,000,000.00	397,828,068.00	397,828,068.00
SOFR	0.720	5.354	6.074	27.08.2020	15.08.2035	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	0.920	5.338	6.258	08.09.2020	15.08.2049	125,000,000.00	125,000,000.00	96,181,288.28	96,181,288.28
SOFR	0.720	5.227	5.947	15.09.2020	01.09.2036	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.720	5.227	5.947	19.03.2021	01.03.2031	400,000,000.00	400,000,000.00	393,446,825.14	393,446,825.14

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.720	5.120	5.840	13.08.2021	15.07.2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.720	5.354	6.074	19.11.2021	15.08.2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.690	5.240	5.930	16.12.2021	15.11.2036	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	0.690	5.240	5.930	01.06.2022	15.05.2037	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.690	5.240	5.930	01.06.2022	15.05.2037	250,000,000.00	250,000,000.00	250,000,000.00	250,000,000.00
SOFR	0.890	5.302	6.192	16.06.2022	01.06.2050	1,750,000,000.00	1,750,000,000.00	388,080,077.75	388,080,077.75
SOFR	0.890	5.167	6.057	15.12.2022	01.12.2050	100,000,000.00	100,000,000.00	78,523.47	78,523.47
SOFR	0.690	5.264	5.954	06.02.2023	01.12.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.690	5.264	5.954	06.02.2023	01.06.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.720	5.353	6.073	03.11.2023	01.09.2038	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			5.140	07.01.2010	01.10.2034	405,000,000.00	405,000,000.00	297,108,000.32	297,108,000.32
SOFR	0.750	5.540	6.290	23.01.2007	15.11.2026	250,000,000.00	250,000,000.00	62,350,000.00	62,350,000.00
SOFR	0.750	4.910	5.660	29.08.2007	15.05.2027	50,000,000.00	50,000,000.00	727,750.00	727,750.00
SOFR	0.750	4.440	5.190	29.08.2007	15.05.2027			436,650.00	436,650.00
SOFR	0.750	3.730	4.480	29.08.2007	15.05.2027			291,100.00	291,100.00
SOFR	0.750	4.160	4.910	29.08.2007	15.05.2027			1,558,321.05	1,558,321.05
SOFR	0.750	4.100	4.850	29.08.2007	15.05.2027			729,713.66	729,713.66
SOFR	0.750	3.350	4.100	29.08.2007	15.05.2027			700,944.25	700,944.25
SOFR	0.750	3.600	4.350	29.08.2007	15.05.2027			1,454,636.97	1,454,636.97
SOFR	0.750	2.580	3.330	29.08.2007	15.05.2027			216,147.84	216,147.84
SOFR	0.750	2.350	3.100	29.08.2007	15.05.2027			1,237,456.59	1,237,456.59
SOFR	0.750	1.940	2.690	29.08.2007	15.05.2027			4,141,122.24	4,141,122.24
SOFR	0.750	2.280	3.030	29.08.2007	15.05.2027			2,176,631.93	2,176,631.93
SOFR	0.750	2.900	3.650	29.08.2007	15.05.2027			838,012.85	838,012.85
SOFR	0.750	2.750	3.500	29.08.2007	15.05.2027			46,470.36	46,470.36
FIXED			4.870	16.12.2008	15.11.2033	200,000,000.00	200,000,000.00	133,400,000.00	133,400,000.00
SOFR	0.750	3.670	4.420	24.10.2008	15.11.2032	232,000,000.00	232,000,000.00	348,232.00	348,232.00
SOFR	0.750	4.170	4.920	24.10.2008	15.11.2032			1,801,200.00	1,801,200.00
SOFR	0.750	4.140	4.890	24.10.2008	15.11.2032			21,858.79	21,858.79
SOFR	0.750	3.510	4.260	24.10.2008	15.11.2032			1,189,064.04	1,189,064.04
SOFR	0.750	3.730	4.480	24.10.2008	15.11.2032			4,103,766.02	4,103,766.02
SOFR	0.750	2.660	3.410	24.10.2008	15.11.2032			3,640,946.29	3,640,946.29
SOFR	0.750	2.470	3.220	24.10.2008	15.11.2032			5,585,108.53	5,585,108.53
SOFR	0.750	2.090	2.840	24.10.2008	15.11.2032			7,678,610.70	7,678,610.70
SOFR	0.750	2.530	3.280	24.10.2008	15.11.2032			14,004,141.20	14,004,141.20
SOFR	0.750	3.230	3.980	24.10.2008	15.11.2032			8,645,659.96	8,645,659.96
SOFR	0.750	2.980	3.730	24.10.2008	15.11.2032			10,642,239.58	10,642,239.58
SOFR	0.750	2.710	3.460	24.10.2008	15.11.2032			9,593,663.21	9,593,663.21
SOFR	0.750	2.520	3.270	24.10.2008	15.11.2032			7,207,078.33	7,207,078.33
SOFR	0.750	2.410	3.160	24.10.2008	15.11.2032			9,095,837.79	9,095,837.79
SOFR	0.750	1.880	2.630	24.10.2008	15.11.2032			8,131,702.73	8,131,702.73
SOFR	0.750	2.290	3.040	24.10.2008	15.11.2032			9,072,333.99	9,072,333.99
SOFR	0.750	2.550	3.300	24.10.2008	15.11.2032			9,166,506.85	9,166,506.85
SOFR	0.750	2.600	3.350	24.10.2008	15.11.2032			2,009,060.09	2,009,060.09
FIXED			6.100	12.05.2009	15.09.2033	10,000,000.00	10,000,000.00	5,980,024.05	5,980,024.05
SOFR	0.750	5.810	6.560	30.06.2005	15.04.2025	16,000,000.00	16,000,000.00	47,234.00	47,234.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.750	5.640	6.390	30.06.2005	15.04.2025			5,562.48	5,562.48
SOFR	0.750	5.600	6.350	30.06.2005	15.04.2025			734.62	734.62
SOFR	0.750	5.630	6.380	30.06.2005	15.04.2025			11,578.30	11,578.30
SOFR	0.750	4.480	5.230	30.06.2005	15.04.2025			26,592.80	26,592.80
SOFR	0.750	4.770	5.520	30.06.2005	15.04.2025			17,114.23	17,114.23
SOFR	0.750	3.590	4.340	30.06.2005	15.04.2025			49,477.43	49,477.43
SOFR	0.750	3.820	4.570	30.06.2005	15.04.2025			83,220.51	83,220.51
SOFR	0.750	4.130	4.880	30.06.2005	15.04.2025			46,223.78	46,223.78
SOFR	0.750	2.770	3.520	30.06.2005	15.04.2025			64,944.50	64,944.50
SOFR	0.750	3.680	4.430	30.06.2005	15.04.2025			184,350.63	184,350.63
SOFR	0.750	2.460	3.210	30.06.2005	15.04.2025			110,182.20	110,182.20
SOFR	0.750	2.270	3.020	30.06.2005	15.04.2025			216,287.81	216,287.81
SOFR	0.750	1.850	2.600	30.06.2005	15.04.2025			126,185.12	126,185.12
SOFR	0.750	1.940	2.690	30.06.2005	15.04.2025			76,178.35	76,178.35
SOFR	0.750	2.600	3.350	30.06.2005	15.04.2025			45,370.37	45,370.37
SOFR	0.750	2.540	3.290	30.06.2005	15.04.2025			230,459.34	230,459.34
SOFR	0.750	5.380	6.130	30.03.2007	15.11.2026	11,000,000.00	11,000,000.00	24,940.00	24,940.00
SOFR	0.750	4.890	5.640	30.03.2007	15.11.2026			61,134.70	61,134.70
SOFR	0.750	4.430	5.180	30.03.2007	15.11.2026			12,766.31	12,766.31
SOFR	0.750	3.710	4.460	30.03.2007	15.11.2026			9,099.99	9,099.99
SOFR	0.750	4.120	4.870	30.03.2007	15.11.2026			29,083.35	29,083.35
SOFR	0.750	4.060	4.810	30.03.2007	15.11.2026			124,994.63	124,994.63
SOFR	0.750	3.290	4.040	30.03.2007	15.11.2026			157,866.58	157,866.58
SOFR	0.750	3.540	4.290	30.03.2007	15.11.2026			78,471.78	78,471.78
SOFR	0.750	2.530	3.280	30.03.2007	15.11.2026			284,555.20	284,555.20
SOFR	0.750	2.300	3.050	30.03.2007	15.11.2026			97,096.43	97,096.43
SOFR	0.750	1.890	2.640	30.03.2007	15.11.2026			275,208.28	275,208.28
SOFR	0.750	2.220	2.970	30.03.2007	15.11.2026			338,867.23	338,867.23
SOFR	0.750	2.820	3.570	30.03.2007	15.11.2026			177,721.22	177,721.22
SOFR	0.750	5.380	6.130	03.05.2007	15.11.2026	83,752,000.00	83,752,000.00	124,700.00	124,700.00
SOFR	0.750	4.890	5.640	03.05.2007	15.11.2026			498,800.00	498,800.00
SOFR	0.750	4.430	5.180	03.05.2007	15.11.2026			87,290.00	87,290.00
SOFR	0.750	3.710	4.460	03.05.2007	15.11.2026			421,486.00	421,486.00
SOFR	0.750	4.120	4.870	03.05.2007	15.11.2026			715,646.67	715,646.67
SOFR	0.750	4.060	4.810	03.05.2007	15.11.2026			608,165.02	608,165.02
SOFR	0.750	3.290	4.040	03.05.2007	15.11.2026			521,834.52	521,834.52
SOFR	0.750	3.540	4.290	03.05.2007	15.11.2026			1,138,203.72	1,138,203.72
SOFR	0.750	2.530	3.280	03.05.2007	15.11.2026			1,148,565.95	1,148,565.95
SOFR	0.750	2.300	3.050	03.05.2007	15.11.2026			2,156,303.07	2,156,303.07
SOFR	0.750	1.890	2.640	03.05.2007	15.11.2026			2,326,707.84	2,326,707.84
SOFR	0.750	2.220	2.970	03.05.2007	15.11.2026			2,940,899.02	2,940,899.02
SOFR	0.750	2.820	3.570	03.05.2007	15.11.2026			2,362,587.21	2,362,587.21
SOFR	0.750	2.690	3.440	03.05.2007	15.11.2026			1,627,937.20	1,627,937.20
SOFR	0.750	2.530	3.280	03.05.2007	15.11.2026			1,716,298.00	1,716,298.00
SOFR	0.750	2.370	3.120	03.05.2007	15.11.2026			1,468,008.69	1,468,008.69
SOFR	0.750	5.470	6.220	24.08.2004	15.04.2024	60,000,000.00	60,000,000.00	30,818.15	30,818.15

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.750	5.560	6.310	24.08.2004	15.04.2024			20,377.41	20,377.41
SOFR	0.750	6.050	6.800	24.08.2004	15.04.2024			31,773.61	31,773.61
SOFR	0.750	5.880	6.630	24.08.2004	15.04.2024			90,248.80	90,248.80
SOFR	0.750	5.840	6.590	24.08.2004	15.04.2024			36,386.31	36,386.31
SOFR	0.750	5.860	6.610	24.08.2004	15.04.2024			4,570.13	4,570.13
SOFR	0.750	4.660	5.410	24.08.2004	15.04.2024			424,677.52	424,677.52
SOFR	0.750	4.990	5.740	24.08.2004	15.04.2024			380,197.99	380,197.99
SOFR	0.750	5.430	6.180	30.06.2005	15.12.2024	18,995,000.00	18,995,000.00	7,844.88	7,844.88
SOFR	0.750	5.840	6.590	30.06.2005	15.12.2024			61,950.00	61,950.00
SOFR	0.750	5.350	6.100	30.06.2005	15.12.2024			30,275.25	30,275.25
SOFR	0.750	6.160	6.910	30.06.2005	15.12.2024			38,664.39	38,664.39
SOFR	0.750	5.140	5.890	30.06.2005	15.12.2024			79,299.90	79,299.90
SOFR	0.750	5.180	5.930	30.06.2005	15.12.2024			91,781.20	91,781.20
SOFR	0.750	3.220	3.970	30.06.2005	15.12.2024			78,219.57	78,219.57
SOFR	0.750	4.640	5.390	30.06.2005	15.12.2024			114,008.79	114,008.79
SOFR	0.750	4.000	4.750	30.06.2005	15.12.2024			165,003.83	165,003.83
SOFR	0.750	3.640	4.390	30.06.2005	15.12.2024			133,666.03	133,666.03
SOFR	0.750	3.520	4.270	30.06.2005	15.12.2024			247,797.29	247,797.29
SOFR	0.750	3.090	3.840	30.06.2005	15.12.2024			138,666.43	138,666.43
SOFR	0.750	2.320	3.070	30.06.2005	15.12.2024			65,498.41	65,498.41
SOFR	0.750	1.980	2.730	30.06.2005	15.12.2024			10,996.54	10,996.54
SOFR	0.750	6.180	6.930	03.10.2006	15.06.2026	200,000,000.00	200,000,000.00	525,566.79	525,566.79
SOFR	0.750	5.200	5.950	03.10.2006	15.06.2026			1,886,035.06	1,886,035.06
SOFR	0.750	5.240	5.990	03.10.2006	15.06.2026			7,502,250.69	7,502,250.69
SOFR	0.750	3.240	3.990	03.10.2006	15.06.2026			5,052,795.39	5,052,795.39
SOFR	0.750	4.750	5.500	03.10.2006	15.06.2026			1,829,484.98	1,829,484.98
SOFR	0.750	4.170	4.920	03.10.2006	15.06.2026			5,921,325.79	5,921,325.79
SOFR	0.750	3.800	4.550	03.10.2006	15.06.2026			5,533,557.18	5,533,557.18
SOFR	0.750	3.730	4.480	03.10.2006	15.06.2026			3,833,803.96	3,833,803.96
SOFR	0.750	3.310	4.060	03.10.2006	15.06.2026			627,757.81	627,757.81
SOFR	0.750	2.460	3.210	03.10.2006	15.06.2026			6,008,290.51	6,008,290.51
SOFR	0.750	2.110	2.860	03.10.2006	15.06.2026			163,898.41	163,898.41
SOFR	0.750	1.950	2.700	03.10.2006	15.06.2026			1,940,787.99	1,940,787.99
SOFR	0.750	2.440	3.190	03.10.2006	15.06.2026			714,445.82	714,445.82
SOFR	0.750	6.180	6.930	03.10.2006	15.06.2026	110,000,000.00	110,000,000.00	57,117.50	57,117.50
SOFR	0.750	5.200	5.950	03.10.2006	15.06.2026			1,331,287.06	1,331,287.06
SOFR	0.750	3.240	3.990	03.10.2006	15.06.2026			2,417,132.88	2,417,132.88
SOFR	0.750	4.170	4.920	03.10.2006	15.06.2026			4,081,795.95	4,081,795.95
SOFR	0.750	3.730	4.480	03.10.2006	15.06.2026			80,414.56	80,414.56
SOFR	0.750	3.310	4.060	03.10.2006	15.06.2026			6,608,315.02	6,608,315.02
SOFR	0.750	2.110	2.860	03.10.2006	15.06.2026			6,421,349.06	6,421,349.06
SOFR	0.750	1.950	2.700	03.10.2006	15.06.2026			752,517.49	752,517.49
FIXED			4.990	28.06.2010	15.05.2035	250,000,000.00	250,000,000.00	191,725,000.00	191,725,000.00
FIXED			4.960	31.08.2010	01.05.2035	30,000,000.00	30,000,000.00	22,495,359.65	22,495,359.65
FIXED			5.920	07.08.2009	01.05.2034	70,360,000.00	70,360,000.00	40,628,574.01	40,628,574.01
FIXED			5.330	03.12.2010	01.05.2035	59,124,000.00	59,124,000.00	43,938,072.00	43,938,072.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	1.140	5.307	6.447	12.05.2011	01.01.2036	10,000,000.00	10,000,000.00	2,060,974.20	2,060,974.20
FIXED			5.300	15.06.2011	01.10.2036	250,000,000.00	250,000,000.00	209,625,000.00	209,625,000.00
SOFR	1.140	5.138	6.278	23.09.2011	15.10.2036	500,000,000.00	500,000,000.00	2,167,000.00	2,167,000.00
FIXED			5.320	23.09.2011	15.10.2036			431,233,000.00	431,233,000.00
FIXED			5.330	30.01.2013	15.07.2037	100,000,000.00	100,000,000.00	93,339,999.98	93,339,999.98
FIXED			5.320	02.04.2014	15.02.2039	479,000,000.00	479,000,000.00	430,541,837.03	430,541,837.03
FIXED			5.310	20.04.2013	15.05.2038	300,000,000.00	300,000,000.00	280,620,000.00	280,620,000.00
FIXED			5.400	23.12.2013	01.12.2038	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.320	10.04.2014	15.03.2039	300,000,000.00	300,000,000.00	295,200,000.00	295,200,000.00
FIXED			5.300	08.09.2014	15.04.2044	501,250,000.00	501,250,000.00	328,660,746.67	328,660,746.67
FIXED			5.270	14.10.2014	15.05.2039	116,000,000.00	116,000,000.00	26,545,635.42	26,545,635.42
FIXED			5.410	14.10.2014	15.05.2039	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	1.440	5.138	6.578	20.01.2016	15.10.2041	500,000,000.00	500,000,000.00	2,500,000.00	2,500,000.00
FIXED			5.840	20.01.2016	15.10.2043			496,256,250.00	496,256,250.00
SOFR	1.640	5.138	6.778	20.01.2016	15.04.2044			3,110.00	3,110.00
SOFR	1.640	5.138	6.778	20.01.2016	15.04.2044			1,240,640.00	1,240,640.00
FIXED			5.580	29.04.2016	15.01.2041	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
FIXED			5.490	02.03.2018	15.05.2041	170,000,000.00	170,000,000.00	155,637,684.86	155,637,684.86
FIXED			5.580	19.12.2017	15.04.2042	207,603,205.00	207,603,205.00	32,908,702.03	32,908,702.03
SOFR	1.440	5.310	6.750	19.12.2017	15.04.2042			6,477,845.74	6,477,845.74
SOFR	1.250	5.361	6.611	14.02.2019	15.03.2042	40,700,000.00	40,700,000.00	101,750.00	101,750.00
FIXED			5.560	02.04.2019	15.10.2037	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
FIXED			5.710	28.11.2019	15.05.2044	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			5.480	19.12.2019	15.12.2038	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
FIXED			5.770	10.04.2020	01.04.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.760	28.04.2020	15.04.2049	100,000,000.00	100,000,000.00	86,681,834.57	86,681,834.57
SOFR	1.640	5.321	6.961	28.04.2020	15.04.2049			544,469.62	544,469.62
FIXED			5.780	03.06.2020	15.05.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.760	14.07.2020	15.06.2049	370,000,000.00	370,000,000.00	126,347,020.47	126,347,020.47
FIXED			5.700	10.11.2020	15.09.2049	600,000,000.00	600,000,000.00	349,505,226.00	349,505,226.00
SOFR	1.550	5.346	6.896	10.11.2020	15.09.2049			1,856,762.82	1,856,762.82
FIXED			5.760	03.12.2020	15.10.2049	88,280,000.00	88,280,000.00	4,475,180.77	4,475,180.77
FIXED			5.130	21.12.2020	15.06.2031	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
FIXED			5.770	21.12.2020	01.12.2049	300,000,000.00	300,000,000.00	267,070,980.55	267,070,980.55
SOFR	1.340	5.390	6.730	21.12.2020	01.12.2049			29,181,544.89	29,181,544.89
FIXED			5.260	19.03.2021	01.09.2039	500,000,000.00	500,000,000.00	465,710,228.80	465,710,228.80
SOFR	1.100	3.819	4.919	19.03.2021	01.09.2039			438,795.40	438,795.40
FIXED			5.630	19.07.2021	15.06.2046	280,000,000.00	280,000,000.00	157,020,984.01	157,020,984.01
SOFR	1.490	5.320	6.810	19.07.2021	15.06.2046			21,317,130.31	21,317,130.31
FIXED			5.360	19.07.2021	15.12.2039	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
FIXED			5.620	08.09.2021	15.03.2050	300,000,000.00	300,000,000.00	30,000,000.00	30,000,000.00
SOFR	1.550	5.346	6.896	08.09.2021	15.03.2050			751,699.26	751,699.26
SOFR	1.190	5.239	6.429	29.11.2021	15.11.2039	500,000,000.00	500,000,000.00	2,500,000.00	2,500,000.00
FIXED			5.350	29.11.2021	15.11.2039			80,000,000.00	80,000,000.00
FIXED			5.340	29.11.2021	15.11.2039			120,000,000.00	120,000,000.00
FIXED			5.430	29.11.2021	15.11.2040			297,500,000.00	297,500,000.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			5.350	16.12.2021	01.06.2040	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
FIXED			5.540	25.06.2022	15.02.2047	178,100,000.00	178,100,000.00	46,724,135.82	46,724,135.82
SOFR	1.400	5.310	6.710	25.06.2022	15.02.2047			9,791,929.83	9,791,929.83
FIXED			5.350	08.02.2023	15.06.2041	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	1.640	5.215	6.855	25.06.2023	15.05.2052	176,020,000.00	176,020,000.00	8,714,631.46	8,714,631.46
SOFR	1.640	5.215	6.855	25.06.2023	15.04.2052	100,000,000.00	100,000,000.00	8,766,714.37	8,766,714.37
SOFR	1.190	5.312	6.502	25.06.2023	15.11.2041	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
SOFR	1.640	0.000	1.640	07.07.2023	15.06.2052	600,000,000.00	600,000,000.00	26,227,639.50	26,227,639.50
SOFR	1.478	5.302	6.780	18.06.2019	10.06.2044	202,040,000.00	202,040,000.00	20,232,832.18	20,232,832.18
FIXED			3.000	31.08.1983	16.11.2024	13,500,000.00	13,500,000.00	8,938.64	8,938.64
FIXED			3.000	30.07.1983	16.04.2025	7,800,000.00	7,800,000.00	72,054.36	72,054.36
FIXED			3.000	29.07.1983	01.10.2024	1,000,000.00	1,000,000.00	3,118.89	3,118.89
FIXED			3.000	26.03.1984	10.10.2024	2,300,000.00	2,300,000.00	17,416.91	17,416.91
FIXED			1.000	09.08.2001	31.12.2031	40,000,000.00	40,000,000.00	7,267,521.93	7,267,521.93
FIXED			1.000	09.08.2001	27.01.2032			5,575,429.54	5,575,429.54
FIXED			1.000	11.07.2002	27.12.2032	20,000,000.00	20,000,000.00	5,036,963.74	5,036,963.74
FIXED			1.000	11.07.2002	13.02.2033			2,089,207.13	2,089,207.13
FIXED			1.000	17.07.2003	31.12.2033	40,000,000.00	40,000,000.00	14,569,268.42	14,569,268.42
FIXED			1.000	17.07.2003	14.01.2034			896,815.38	896,815.38
FIXED			1.000	09.08.2004	31.12.2034	20,000,000.00	20,000,000.00	2,796,446.28	2,796,446.28
FIXED			1.000	09.08.2004	03.03.2035			6,177,893.15	6,177,893.15
FIXED			1.000	10.08.2005	21.03.2036	20,000,000.00	20,000,000.00	9,712,476.42	9,712,476.42
FIXED			1.000	14.07.2006	31.12.2037	20,000,000.00	20,000,000.00	5,122,655.23	5,122,655.23
FIXED			1.000	14.07.2006	14.01.2038			5,991,233.27	5,991,233.27
INTEREST FREE				21.04.1978	15.12.2027	28,000,000.00	28,000,000.00	2,582,348.37	2,582,348.37
INTEREST FREE				27.06.1979	01.06.2029	40,000,000.00	40,000,000.00	5,316,829.91	5,316,829.91
SOFR	5.199	1.350	6.549	02.11.2017	15.10.2035	10,333,000.00	10,333,000.00	5,940,069.17	5,940,069.17
FIXED			4.000	17.12.2008	15.07.2028	30,000,000.00	30,000,000.00	637,488.93	637,488.93
FIXED			4.000	17.12.2008	15.07.2028	10,000,000.00	10,000,000.00	3,333,400.00	3,333,400.00
FIXED			4.200	20.07.2012	15.01.2032	30,000,000.00	30,000,000.00	15,719,079.90	15,719,079.90
SOFR	5.311	1.350	6.661	06.05.2019	15.04.2037	62,900,000.00	62,900,000.00	20,156,489.87	20,156,489.87
LIBOR-BASED	0.000	5.987	5.987	03.06.1994	01.06.2024	15,000,000.00	15,000,000.00	125,000.00	125,000.00
LIBOR-BASED	0.000	5.987	5.987	03.06.1994	01.06.2024			250,000.00	250,000.00
FIXED			1.500	05.07.1996	17.03.2027	25,753,878.00	25,753,878.00	4,397,003.76	4,397,003.76
FIXED			1.000	22.09.2000	26.02.2031	7,014,271.00	7,014,271.00	2,566,196.72	2,566,196.72
FIXED			0.300	28.05.2002	10.09.2032	4,398,146.88	4,398,146.88	1,930,893.87	1,930,893.87
FIXED			0.300	28.05.2002	10.09.2032	6,779,174.50	6,779,174.50	2,976,223.17	2,976,223.17
FIXED			0.300	28.05.2002	10.09.2032	18,558,684.00	18,558,684.00	8,147,715.14	8,147,715.14
FIXED			0.300	12.12.2002	10.03.2033	12,937,310.99	12,937,310.99	5,995,339.25	5,995,339.25
FIXED			0.200	31.05.2006	15.09.2042	13,495,424.00	13,495,424.00	10,256,522.24	10,256,522.24
FIXED			3.000	09.11.2009	21.01.2030	89,153,766.00	89,153,766.00	38,498,644.47	38,498,644.47
SOFR	0.940	6.710	7.650	19.12.2017	15.04.2042	207,603,205.00	207,603,205.00	33,008,015.90	33,008,015.90
FIXED			2.000	10.04.2018	21.07.2038	62,086,837.82	62,086,837.82	62,086,837.80	62,086,837.80
SOFR	0.840	5.239	6.079	05.06.2020	15.05.2032	750,000,000.00	750,000,000.00	708,300,000.00	708,300,000.00
FIXED			2.000	29.08.2019	21.07.2040	219,776,242.63	219,776,242.63	28,628,420.00	28,628,420.00
FIXED			1.500	29.10.2020	20.10.2050	100,000,000.00	100,000,000.00	100,000,000.00	100,000,000.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.940	5.010	5.950	26.03.2021	15.03.2033	300,000,000.00	300,000,000.00	295,627,653.30	295,627,653.30
FIXED			1.500	17.12.2021	20.12.2051	100,000,000.00	100,000,000.00	100,000,000.00	100,000,000.00
FIXED			2.500	04.01.2023	21.01.2043	58,508,945.16	58,508,945.16	8,776,341.77	8,776,341.77
FIXED			2.500	04.01.2023	21.01.2043	42,370,197.60	42,370,197.60	6,355,529.64	6,355,529.64
SOFR	0.940	5.201	6.141	06.03.2023	01.12.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			3.000	01.08.1978	06.01.2024	883,000.00	883,000.00	10,787.61	10,787.61
INTEREST FREE				14.05.1974	15.04.2024	9,500,000.00	9,500,000.00	142,500.00	142,500.00
INTEREST FREE				27.06.1979	15.02.2029	22,000,000.00	22,000,000.00	3,170,884.94	3,170,884.94
B. ON-LENT TO GOCCs/GFIs							699,838,027.68		198,173,607.35

EURO							10,579,080.08		4,437,513.99

INTEREST FREE				11.03.1996	31.12.2025	3,264,014.04	3,605,429.91	341,349.36	377,054.50
INTEREST FREE				04.08.2004	31.12.2038	6,313,280.98	6,973,650.17	3,675,954.63	4,060,459.48
JAPANESE YEN							689,258,947.60		193,736,093.36

FIXED			3.000	20.12.1994	20.12.2024	9,795,000,000.00	69,534,705.00	454,876,000.00	3,229,164.72
FIXED			3.000	20.12.1994	20.12.2024	6,212,000,000.00	44,098,988.00	113,538,000.00	806,006.26
FIXED			2.700	18.03.1997	20.03.2027	26,344,000,000.00	187,016,056.00	4,389,497,000.00	31,161,039.20
FIXED			2.300	18.03.1997	20.03.2027			67,816,000.00	481,425.78
FIXED			0.750	10.09.1998	20.09.2038	23,668,000,000.00	168,019,132.00	6,627,660,000.00	47,049,758.34
FIXED			1.000	07.04.2000	20.04.2040	22,262,000,000.00	158,037,938.00	10,120,671,000.00	71,846,643.43
FIXED			0.750	07.04.2000	20.04.2040			991,254,000.00	7,036,912.15
FIXED			1.000	07.04.2000	20.04.2040	8,266,000,000.00	58,680,334.00	4,022,073,000.00	28,552,696.23
FIXED			0.750	07.04.2000	20.04.2040	—	—	449,097,000.00	3,188,139.60
FIXED			3.000	16.08.1995	31.07.2025	545,400,000.00	3,871,794.60	54,135,462.00	384,307.64
II. NG-ISSUED EXTERNAL DEBT SECURITIES							49,276,010,548.25		44,832,450,214.91

EURO							3,810,870,000.00		3,810,870,000.00

FIXED			0.875	17.05.2019	17.05.2027	750,000,000.00	828,450,000.00	750,000,000.00	828,450,000.00
FIXED			0.700	03.02.2020	03.02.2029	600,000,000.00	662,760,000.00	600,000,000.00	662,760,000.00
FIXED			0.250	28.04.2021	28.04.2025	650,000,000.00	717,990,000.00	650,000,000.00	717,990,000.00
FIXED			1.200	28.04.2021	28.04.2033	650,000,000.00	717,990,000.00	650,000,000.00	717,990,000.00
FIXED			1.750	28.04.2021	28.04.2041	800,000,000.00	883,680,000.00	800,000,000.00	883,680,000.00
JAPANESE YEN							1,615,022,500.00		1,615,022,500.00

FIXED			0.990	15.08.2018	15.08.2028	40,800,000,000.00	289,639,200.00	40,800,000,000.00	289,639,200.00
FIXED			0.280	15.08.2019	15.08.2024	21,000,000,000.00	149,079,000.00	21,000,000,000.00	149,079,000.00
FIXED			0.430	15.08.2019	14.08.2026	17,900,000,000.00	127,072,100.00	17,900,000,000.00	127,072,100.00
FIXED			0.590	15.08.2019	15.08.2029	22,700,000,000.00	161,147,300.00	22,700,000,000.00	161,147,300.00
FIXED			0.001	13.04.2021	12.04.2024	55,000,000,000.00	390,445,000.00	55,000,000,000.00	390,445,000.00
FIXED			0.760	22.04.2022	22.04.2027	52,000,000,000.00	369,148,000.00	52,000,000,000.00	369,148,000.00
FIXED			0.950	22.04.2022	20.04.2029	5,000,000,000.00	35,495,000.00	5,000,000,000.00	35,495,000.00
FIXED			1.220	22.04.2022	22.04.2032	7,100,000,000.00	50,402,900.00	7,100,000,000.00	50,402,900.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 31 DECEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			1.830	22.04.2022	22.04.2042	6,000,000,000.00	42,594,000.00	6,000,000,000.00	42,594,000.00
PHILIPPINE PESO							988,307,048.25		988,307,048.25

FIXED			6.250	14.01.2011	14.01.2036	54,770,000,000.00	988,307,048.25	54,770,000,000.00	988,307,048.25
UNITED STATES DOLLAR							42,861,811,000.00		38,418,250,666.66

FIXED			9.500	21.10.1999	21.10.2024	1,006,294,000.00	1,006,294,000.00	347,796,000.00	347,796,000.00
FIXED			10.625	16.03.2000	16.03.2025	1,000,000,000.00	1,000,000,000.00	480,463,000.00	480,463,000.00
FIXED			10.625	24.09.2003	16.03.2025	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			10.625	16.09.2004	16.03.2025	700,000,000.00	700,000,000.00	700,000,000.00	700,000,000.00
FIXED			9.500	02.02.2005	02.02.2030	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			9.500	16.05.2005	02.02.2030	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			7.750	11.01.2006	14.01.2031	1,500,000,000.00	1,500,000,000.00	859,940,000.00	859,940,000.00
FIXED			7.750	14.07.2006	14.01.2031	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
FIXED			7.750	25.09.2006	14.01.2031	434,506,000.00	434,506,000.00	434,506,000.00	434,506,000.00
FIXED			7.500	25.09.2006	25.09.2024	774,204,000.00	774,204,000.00	192,529,666.66	192,529,666.66
FIXED			6.375	15.01.2007	15.01.2032	1,000,000,000.00	1,000,000,000.00	522,248,000.00	522,248,000.00
FIXED			6.375	05.02.2008	15.01.2032	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			6.375	23.10.2009	23.10.2034	1,000,000,000.00	1,000,000,000.00	53,324,000.00	53,324,000.00
FIXED			6.375	13.01.2010	23.10.2034	850,000,000.00	850,000,000.00	850,000,000.00	850,000,000.00
FIXED			6.375	06.10.2010	23.10.2034	946,807,000.00	946,807,000.00	946,807,000.00	946,807,000.00
FIXED			5.500	30.03.2011	30.03.2026	1,500,000,000.00	1,500,000,000.00	1,049,678,000.00	1,049,678,000.00
FIXED			6.375	23.10.2011	23.10.2034	50,000,000.00	50,000,000.00	50,000,000.00	50,000,000.00
FIXED			5.000	13.01.2012	13.01.2037	1,500,000,000.00	1,500,000,000.00	1,330,959,000.00	1,330,959,000.00
FIXED			4.200	21.01.2014	21.01.2024	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			3.950	20.01.2015	20.01.2040	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.700	01.03.2016	01.03.2041	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.700	02.02.2017	02.02.2042	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.000	01.02.2018	01.02.2028	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.750	14.01.2019	14.01.2029	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			2.457	05.05.2020	05.05.2030	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00
FIXED			2.950	05.05.2020	05.05.2045	1,350,000,000.00	1,350,000,000.00	1,350,000,000.00	1,350,000,000.00
FIXED			2.650	10.12.2020	10.12.2045	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			1.648	10.12.2020	10.06.2031	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00
FIXED			1.950	06.07.2021	06.01.2032	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			3.200	06.07.2021	06.07.2046	2,250,000,000.00	2,250,000,000.00	2,250,000,000.00	2,250,000,000.00
FIXED			3.229	29.03.2022	29.03.2027	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			3.556	29.03.2022	29.03.2032	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			4.200	29.03.2022	29.03.2047	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00
FIXED			5.170	13.10.2022	13.10.2027	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.609	13.10.2022	13.04.2033	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			5.950	13.10.2022	13.10.2047	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			4.625	17.01.2023	17.07.2028	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.000	17.01.2023	17.07.2033	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00
FIXED			5.500	17.01.2023	17.01.2048	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00
FIXED			5.045	06.12.2023	06.06.2029	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00

1/	Original currencies converted using BSP reference rate prevailing on 2 January 2024

DOMESTIC GOVERNMENT SECURITIES (1)

As of December 31, 2023

(In Million Pesos)

INTEREST RATE BASIS	INTEREST RATE (PER ANNUM)	YEAR CONTRACTED	YEAR OF MATURITY	ORIGINAL AMOUNT ISSUED	OUTSTANDING AS OF 31-Dec-23
I. ACTUAL OBLIGATIONS					10,017,774.31

A. TREASURY BILLS					529,892.30

AUCTION	Various		2023-2024		355,324.00
CB-BOL	Various		2023-2024		174,568.30

B. BONDS					55,047.52

TreasuryBonds (CB-BoL)	Floating Rate	2018	2043	50,000.00	50,000.00	PISD2543L027

AgrarianReform Bonds	Floating Rate				5,047.52

C. FIXED RATE T/BONDS					4,924,491.93

3 Year				91,283.00	91,283.00

Fixed Rate	4.2500%	2022	2025	25,791.00	25,791.00	PIBD0325D270
Fixed Rate	4.2500%	2022	2025	35,000.00	35,000.00	PIBD0325D270
Fixed Rate	4.2500%	2022	2025	9,305.00	9,305.00	PIBD0325D270
Fixed Rate	6.2500%	2023	2026	21,187.00	21,187.00	PH0000057473

3.5 Year				45,000.00	45,000.00

Fixed Rate	5.2500%	2022	2026	45,000.00	45,000.00	PIBD0326H014

5 Year				402,188.00	402,188.00

Fixed Rate	4.2500%	2019	2024	30,000.00	30,000.00	PIBD0524J762
Fixed Rate	4.2500%	2020	2024	40,000.00	40,000.00	PIBD0524J762
Fixed Rate	4.2500%	2020	2024	50,000.00	50,000.00	PIBD0524J762
Fixed Rate	3.3750%	2021	2026	35,000.00	35,000.00	PIBD0526D772
Fixed Rate	3.3750%	2021	2026	50,000.00	50,000.00	PIBD0526D772
Fixed Rate	3.3750%	2021	2026	35,000.00	35,000.00	PIBD0526D772
Fixed Rate	3.3750%	2021	2026	35,000.00	35,000.00	PIBD0526D772
Fixed Rate	3.3750%	2021	2026	35,000.00	35,000.00	PIBD0526D772
Fixed Rate	3.3750%	2022	2026	22,126.00	22,126.00	PIBD0526D772
Fixed Rate	3.3750%	2022	2026	35,000.00	35,000.00	PIBD0526D772
Fixed Rate	3.3750%	2022	2026	13,035.00	13,035.00	PIBD0526D772
Fixed Rate	3.3750%	2022	2026	22,027.00	22,027.00	PIBD0526D772

7 Year				1,360,722.00	1,360,722.00

Fixed Rate	4.5000%	2017	2024	6,071.00	6,071.00	PIBD0724D595
Fixed Rate	4.5000%	2017	2024	4,026.00	4,026.00	PIBD0724D595
Fixed Rate	4.5000%	2017	2024	15,000.00	15,000.00	PIBD0724D595
Fixed Rate	4.5000%	2017	2024	15,000.00	15,000.00	PIBD0724D595
Fixed Rate	4.5000%	2017	2024	15,000.00	15,000.00	PIBD0724D595
Fixed Rate	5.7500%	2018	2025	7,932.00	7,932.00	PIBD0725D618
Fixed Rate	5.7500%	2018	2025	4,915.00	4,915.00	PIBD0725D618
Fixed Rate	5.7500%	2018	2025	7,612.00	7,612.00	PIBD0725D618
Fixed Rate	5.7500%	2018	2025	5,730.00	5,730.00	PIBD0725D618
Fixed Rate	5.7500%	2018	2025	30,000.00	30,000.00	PIBD0725D618
Fixed Rate	5.7500%	2018	2025	17,474.00	17,474.00	PIBD0725D618
Fixed Rate	5.7500%	2022	2025	22,850.00	22,850.00	PIBD0725D618
Fixed Rate	6.2500%	2019	2026	30,000.00	30,000.00	PIBD0726B627
Fixed Rate	6.2500%	2019	2026	20,000.00	20,000.00	PIBD0726B627
Fixed Rate	6.2500%	2019	2026	20,000.00	20,000.00	PIBD0726B627
Fixed Rate	6.2500%	2019	2026	20,000.00	20,000.00	PIBD0726B627
Fixed Rate	6.2500%	2019	2026	10,399.00	10,399.00	PIBD0726B627
Fixed Rate	6.2500%	2019	2026	20,000.00	20,000.00	PIBD0726B627
Fixed Rate	6.2500%	2020	2026	27,203.00	27,203.00	PIBD0726B627
Fixed Rate	6.2500%	2022	2026	25,189.00	25,189.00	PIBD0726B627
Fixed Rate	6.2500%	2022	2026	35,000.00	35,000.00	PIBD0726B627
Fixed Rate	6.2500%	2023	2026	25,000.00	25,000.00	PIBD0726B627
Fixed Rate	3.6250%	2021	2028	60,000.00	60,000.00	PIBD0728D649
Fixed Rate	3.6250%	2021	2028	45,000.00	45,000.00	PIBD0728D649
Fixed Rate	3.6250%	2021	2028	42,000.00	42,000.00	PIBD0728D649
Fixed Rate	3.6250%	2021	2028	52,971.00	52,971.00	PIBD0728D649
Fixed Rate	3.6250%	2021	2028	61,000.00	61,000.00	PIBD0728D649
Fixed Rate	3.7500%	2021	2028	55,000.00	55,000.00	PIBD0728H654
Fixed Rate	3.7500%	2021	2028	40,000.00	40,000.00	PIBD0728H654

INTEREST RATE BASIS	INTEREST RATE (PER ANNUM)	YEAR CONTRACTED	YEAR OF MATURITY	ORIGINAL AMOUNT ISSUED	OUTSTANDING AS OF 31-Dec-23
Fixed Rate	3.7500%	2021	2028	40,000.00	40,000.00	PIBD0728H654
Fixed Rate	3.7500%	2021	2028	35,578.00	35,578.00	PIBD0728H654
Fixed Rate	3.7500%	2021	2028	19,315.00	19,315.00	PIBD0728H654
Fixed Rate	3.7500%	2022	2028	35,000.00	35,000.00	PIBD0728H654
Fixed Rate	3.7500%	2022	2028	15,699.00	15,699.00	PIBD0728H654
Fixed Rate	3.7500%	2022	2028	35,000.00	35,000.00	PIBD0728H654
Fixed Rate	6.5000%	2022	2029	20,108.00	20,108.00	PIBD0729E673
Fixed Rate	6.5000%	2022	2029	19,551.00	19,551.00	PIBD0729E673
Fixed Rate	6.5000%	2022	2029	35,000.00	35,000.00	PIBD0729E673
Fixed Rate	6.5000%	2023	2029	30,000.00	30,000.00	PIBD0729E673
Fixed Rate	6.5000%	2023	2029	25,000.00	25,000.00	PIBD0729E673
Fixed Rate	7.0000%	2022	2029	24,125.00	24,125.00	PIBD0729J687
Fixed Rate	7.0000%	2023	2029	37,675.00	37,675.00	PIBD0729J687
Fixed Rate	7.0000%	2023	2029	30,000.00	30,000.00	PIBD0729J687
Fixed Rate	7.0000%	2023	2029	30,000.00	30,000.00	PIBD0729J687
Fixed Rate	7.0000%	2023	2029	23,629.00	23,629.00	PIBD0729J687
Fixed Rate	7.0000%	2023	2029	20,000.00	20,000.00	PIBD0729J687
Fixed Rate	6.0000%	2023	2030	25,000.00	25,000.00	PIBD0730D690
Fixed Rate	6.0000%	2023	2030	25,000.00	25,000.00	PIBD0730D690
Fixed Rate	6.3750%	2023	2030	24,793.00	24,793.00	PH0000057218
Fixed Rate	6.3750%	2023	2030	9,877.00	9,877.00	PH0000057218
Fixed Rate	6.3750%	2023	2030	30,000.00	30,000.00	PH0000057218
Fixed Rate	6.3750%	2023	2030	30,000.00	30,000.00	PH0000057218

10 Year				1,851,835.00	1,851,835.00

Fixed Rate	4.7500%	2017	2027	9,723.00	9,723.00	PIBD1027E617
Fixed Rate	4.7500%	2017	2027	15,000.00	15,000.00	PIBD1027E617
Fixed Rate	4.7500%	2017	2027	15,000.00	15,000.00	PIBD1027E617
Fixed Rate	4.7500%	2017	2027	15,000.00	15,000.00	PIBD1027E617
Fixed Rate	4.7500%	2017	2027	10,213.00	10,213.00	PIBD1027E617
Fixed Rate	4.7500%	2020	2027	40,000.00	40,000.00	PIBD1027E617
Fixed Rate	4.7500%	2021	2027	40,000.00	40,000.00	PIBD1027E617
Fixed Rate	4.7500%	2021	2027	49,000.00	49,000.00	PIBD1027E617
Fixed Rate	4.7500%	2021	2027	55,000.00	55,000.00	PIBD1027E617
Fixed Rate	4.7500%	2022	2027	25,100.00	25,100.00	PIBD1027E617
Fixed Rate	6.2500%	2018	2028	7,990.00	7,990.00	PIBD1028C635
Fixed Rate	6.2500%	2018	2028	10,000.00	10,000.00	PIBD1028C635
Fixed Rate	6.2500%	2018	2028	4,080.00	4,080.00	PIBD1028C635
Fixed Rate	6.2500%	2018	2028	15,000.00	15,000.00	PIBD1028C635
Fixed Rate	6.2500%	2018	2028	38,136.00	38,136.00	PIBD1028C635
Fixed Rate	6.2500%	2023	2028	25,000.00	25,000.00	PIBD1028C635
Fixed Rate	6.2500%	2023	2028	26,606.00	26,606.00	PIBD1028C635
Fixed Rate	6.8750%	2019	2029	40,000.00	40,000.00	PIBD1029A644
Fixed Rate	6.8750%	2019	2029	20,000.00	20,000.00	PIBD1029A644
Fixed Rate	6.8750%	2019	2029	20,000.00	20,000.00	PIBD1029A644
Fixed Rate	6.8750%	2019	2029	20,000.00	20,000.00	PIBD1029A644
Fixed Rate	6.8750%	2019	2029	20,000.00	20,000.00	PIBD1029A644
Fixed Rate	6.8750%	2019	2029	20,000.00	20,000.00	PIBD1029A644
Fixed Rate	6.8750%	2020	2029	45,000.00	45,000.00	PIBD1029A644
Fixed Rate	6.8750%	2022	2029	40,000.00	40,000.00	PIBD1029A644
Fixed Rate	6.8750%	2022	2029	45,000.00	45,000.00	PIBD1029A644
Fixed Rate	6.8750%	2023	2029	25,000.00	25,000.00	PIBD1029A644
Fixed Rate	6.8750%	2023	2029	30,000.00	30,000.00	PIBD1029A644
Fixed Rate	6.8750%	2023	2029	30,000.00	30,000.00	PIBD1029A644
Fixed Rate	2.8750%	2020	2030	30,000.00	30,000.00	PIBD1030G655
Fixed Rate	2.8750%	2020	2030	30,000.00	30,000.00	PIBD1030G655
Fixed Rate	2.8750%	2021	2030	30,000.00	30,000.00	PIBD1030G655
Fixed Rate	2.8750%	2021	2030	30,000.00	30,000.00	PIBD1030G655
Fixed Rate	2.8750%	2021	2030	45,000.00	45,000.00	PIBD1030G655
Fixed Rate	4.0000%	2021	2031	40,000.00	40,000.00	PIBD1031G662
Fixed Rate	4.0000%	2021	2031	42,000.00	42,000.00	PIBD1031G662
Fixed Rate	4.0000%	2021	2031	35,000.00	35,000.00	PIBD1031G662
Fixed Rate	4.0000%	2021	2031	37,950.00	37,950.00	PIBD1031G662
Fixed Rate	4.0000%	2021	2031	35,000.00	35,000.00	PIBD1031G662
Fixed Rate	4.8750%	2022	2032	40,000.00	40,000.00	PIBD1032A675
Fixed Rate	4.8750%	2022	2032	35,000.00	35,000.00	PIBD1032A675
Fixed Rate	4.8750%	2022	2032	35,000.00	35,000.00	PIBD1032A675
Fixed Rate	4.8750%	2022	2032	17,559.00	17,559.00	PIBD1032A675
Fixed Rate	4.8750%	2022	2032	35,000.00	35,000.00	PIBD1032A675
Fixed Rate	7.2500%	2022	2032	34,892.00	34,892.00	PIBD1032F689
Fixed Rate	7.2500%	2022	2032	55,000.00	55,000.00	PIBD1032F689
Fixed Rate	7.2500%	2022	2032	50,000.00	50,000.00	PIBD1032F689
Fixed Rate	6.7500%	2022	2032	45,000.00	45,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	35,000.00	35,000.00	PIBD1032I695

INTEREST RATE BASIS	INTEREST RATE (PER ANNUM)	YEAR CONTRACTED	YEAR OF MATURITY	ORIGINAL AMOUNT ISSUED	OUTSTANDING AS OF 31-Dec-23
Fixed Rate	6.7500%	2023	2032	35,000.00	35,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	25,000.00	25,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	25,000.00	25,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	25,000.00	25,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	25,000.00	25,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	25,000.00	25,000.00	PIBD1032I695
Fixed Rate	6.7500%	2023	2032	23,586.00	23,586.00	PIBD1032I695
Fixed Rate	7.5000%	2022	2032	35,000.00	35,000.00	PIBD1032J701
Fixed Rate	6.6250%	2023	2033	30,000.00	30,000.00	PH0000057374
Fixed Rate	6.6250%	2023	2033	30,000.00	30,000.00	PH0000057374
Fixed Rate	6.6250%	2023	2033	30,000.00	30,000.00	PH0000057374
Fixed Rate	6.6250%	2023	2033	30,000.00	30,000.00	PH0000057374
Fixed Rate	6.6250%	2023	2033	20,000.00	20,000.00	PH0000057374

13 Year				44,475.00	44,475.00

Fixed Rate	6.2500%	2023	2036	19,475.00	19,475.00	PIBD1336D016
Fixed Rate	6.2500%	2023	2036	25,000.00	25,000.00	PIBD1336D016

15 Year				30,000.00	30,000.00

Fixed Rate	7.0000%	2023	2038	30,000.00	30,000.00	PH0000057200

20 Year				661,770.47	661,770.47

Fixed Rate	12.3750%	2004	2024	2,228.68	2,228.68	PIBD2024F075
Fixed Rate	11.1375%	2004	2024	258.30	258.30	TEBD2024F075
Fixed Rate	12.8750%	2004	2024	2,380.82	2,380.82	PIBD2024H086
Fixed Rate	11.5875%	2004	2024	60.00	60.00	TEBD2024H086
Fixed Rate	13.7500%	2004	2024	3,080.85	3,080.85	PIBD2024K091
Fixed Rate	12.3750%	2004	2024	15.90	15.90	TEBD2024K091
Fixed Rate	12.1250%	2005	2025	3,128.46	3,128.46	PIBD2025D103
Fixed Rate	10.9125%	2005	2025	90.00	90.00	TEBD2025D103
Fixed Rate	12.1250%	2005	2025	2,343.96	2,343.96	PIBD2025J116
Fixed Rate	10.9125%	2005	2025	29.00	29.00	TEBD2025J116
Fixed Rate	10.2500%	2006	2026	7,977.73	7,977.73	PIBD2026A122
Fixed Rate	8.0000%	2006	2026	12,072.25	12,072.25	PIBD2026L139
Fixed Rate	8.6250%	2007	2027	7,521.93	7,521.93	PIBD2027I140
Fixed Rate	8.6250%	2022	2027	30,640.00	30,640.00	PIBD2027I140
Fixed Rate	8.6250%	2022	2027	22,969.00	22,969.00	PIBD2027I140
Fixed Rate	9.5000%	2008	2028	17,032.29	17,032.29	PIBD2028L151
Fixed Rate	8.7500%	2010	2030	72,412.57	72,412.57	PIBD2030E166
Fixed Rate	5.8750%	2012	2032	35,530.27	35,530.27	PIBD2032B183
Fixed Rate	5.7500%	2012	2032	20,254.12	20,254.12	PIBD2032I195
Fixed Rate	3.6250%	2013	2033	89,250.35	89,250.35	PIBD2033C206
Fixed Rate	3.6250%	2021	2033	38,090.00	38,090.00	PIBD2033C206
Fixed Rate	5.2500%	2017	2037	15,000.00	15,000.00	PIBD2037E214
Fixed Rate	5.2500%	2017	2037	15,000.00	15,000.00	PIBD2037E214
Fixed Rate	6.5000%	2018	2038	8,853.00	8,853.00	PIBD2038B224
Fixed Rate	6.5000%	2018	2038	4,260.00	4,260.00	PIBD2038B224
Fixed Rate	6.5000%	2018	2038	4,120.00	4,120.00	PIBD2038B224
Fixed Rate	6.5000%	2023	2038	25,000.00	25,000.00	PIBD2038B224
Fixed Rate	6.7500%	2019	2039	31,504.00	31,504.00	PIBD2039A232
Fixed Rate	6.7500%	2019	2039	20,000.00	20,000.00	PIBD2039A232
Fixed Rate	6.7500%	2019	2039	20,000.00	20,000.00	PIBD2039A232
Fixed Rate	6.7500%	2019	2039	12,271.00	12,271.00	PIBD2039A232
Fixed Rate	6.7500%	2023	2039	20,000.00	20,000.00	PIBD2039A232
Fixed Rate	5.1250%	2021	2041	16,799.00	16,799.00	PIBD2041G241
Fixed Rate	8.1250%	2022	2042	27,597.00	27,597.00	PIBD2042K253
Fixed Rate	8.1250%	2023	2042	49,000.00	49,000.00	PIBD2042K253
Fixed Rate	8.1250%	2023	2042	25,000.00	25,000.00	PIBD2042K253

25 Year				437,121.41	437,121.41

Fixed Rate	18.2500%	2000	2025	6,112.75	6,112.75	PIBD2525K015
Fixed Rate	12.5000%	2005	2030	5,665.24	5,665.24	PIBD2530G029
Fixed Rate	11.2500%	2005	2030	100.20	100.20	TEBD2530G029
Fixed Rate	11.2500%	2006	2031	11,044.89	11,044.89	PIBD2531A032
Fixed Rate	10.1250%	2006	2031	255.00	255.00	TEBD2531A032
Fixed Rate	9.3750%	2006	2031	6,175.06	6,175.06	PIBD2531J042
Fixed Rate	8.5000%	2007	2032	46,008.30	46,008.30	PIBD2532K057
Fixed Rate	9.2500%	2009	2034	28,054.60	28,054.60	PIBD2534K062
Fixed Rate	9.2500%	2022	2034	40,000.00	40,000.00	PIBD2534K062
Fixed Rate	9.2500%	2022	2034	35,000.00	35,000.00	PIBD2534K062
Fixed Rate	8.0000%	2010	2035	62,220.40	62,220.40	PIBD2535I071
Fixed Rate	8.0000%	2022	2035	26,139.00	26,139.00	PIBD2535I071
Fixed Rate	8.0000%	2023	2035	40,000.00	40,000.00	PIBD2535I071

INTEREST RATE BASIS	INTEREST RATE (PER ANNUM)	YEAR CONTRACTED	YEAR OF MATURITY	ORIGINAL AMOUNT ISSUED	OUTSTANDING AS OF 31-Dec-23
Fixed Rate	8.0000%	2023	2035	35,000.00	35,000.00	PIBD2535I071
Fixed Rate	8.0000%	2023	2035	25,000.00	25,000.00	PIBD2535I071
Fixed Rate	7.6250%	2011	2036	32,186.37	32,186.37	PIBD2536I097
Fixed Rate	5.7500%	2012	2037	38,159.60	38,159.60	PIBD2537H103

28.5 Year				97.05	97.05

Fixed Rate	12.8400%	1996	2025	97.05	97.05	PISD3025G011

D. RETAIL T-BONDS				3,245,360.02	3,245,360.02

3 Year				463,321.67	463,321.67

Fixed Rate	2.3750%	2021	2024	463,321.67	463,321.67	PIID0324C115

5 Year				1,210,056.09	1,210,056.09

Fixed Rate	6.2500%	2019	2024	235,916.44	235,916.44	PIID0524C129
Fixed Rate	2.6250%	2020	2025	516,340.79	516,340.79	PIID0525H130
Fixed Rate	4.8750%	2022	2027	457,798.87	457,798.87	PIID0527C159

5.5 Year				1,064,237.65	1,064,237.65

Fixed Rate	4.6250%	2021	2027	360,025.37	360,025.37	PIID0527L140
Fixed Rate	5.7500%	2022	2028	420,448.62	420,448.62	PIID0528I160
Fixed Rate	6.1250%	2023	2028	283,763.66	283,763.66	PIID0528B176

10 Year				100,125.71	100,125.71

Fixed Rate	3.5000%	2016	2026	100,125.71	100,125.71	PIID1026I057

15 Year				95,805.24	95,805.24

Fixed Rate	6.2500%	2011	2026	53,270.55	53,270.55	PIID1526J019
Fixed Rate	5.3750%	2012	2027	42,534.69	42,534.69	PIID1527C023

20 Year				132,682.04	132,682.04

Fixed Rate	5.8750%	2012	2032	132,682.04	132,682.04	PIID2032C014

25 Year				179,131.62	179,131.62

Fixed Rate	6.1250%	2012	2037	179,131.62	179,131.62	PIID2537J015

E. BENCHMARK BONDS				1,089,747.55	1,089,747.55

10 Year				408,135.85	408,135.85

Fixed Rate	4.125%	2014	2024	119,476.33	119,476.33	PIBD1024H595
Fixed Rate	3.625%	2015	2025	121,479.52	121,479.52	PIBD1025I608
Fixed Rate	3.625%	2016	2025	22,180.00	22,180.00	PIBD1025I608
Fixed Rate	3.625%	2020	2025	30,000.00	30,000.00	PIBD1025I608
Fixed Rate	3.625%	2020	2025	30,000.00	30,000.00	PIBD1025I608
Fixed Rate	3.625%	2020	2025	35,000.00	35,000.00	PIBD1025I608
Fixed Rate	3.625%	2021	2025	50,000.00	50,000.00	PIBD1025I608

20 Year				255,837.15	255,837.15

Fixed Rate	8.000%	2011	2031	255,837.15	255,837.15	PIBD2031G171

25 Year				425,774.54	425,774.54

Fixed Rate	8.125%	2010	2035	163,216.53	163,216.53	PIBD2535L086
Fixed Rate	8.125%	2022	2035	45,000.00	45,000.00	PIBD2535L086
Fixed Rate	4.625%	2015	2040	142,558.01	142,558.01	PIBD2540I116
Fixed Rate	4.625%	2021	2040	40,000.00	40,000.00	PIBD2540I116
Fixed Rate	4.625%	2021	2040	35,000.00	35,000.00	PIBD2540I116

F. RETAIL DOLLAR BONDS				$2,855.30	158,234.99

5 Year				$1,113.71	61,719.53

Fixed Rate	1.3750%	2021	2026	1,113.71	61,719.53	RODB0526J014

5.5 Year				$1,261.86	69,929.67

Fixed Rate	5.7500%	2023	2029	1,261.86	69,929.67	PH0000057598

10 Year				$479.73	26,585.79

Fixed Rate	2.2500%	2021	2031	479.73	26,585.79	RODB1031J014

G. TOKENIZED BONDS				15,000.00	15,000.00

1 Year				15,000.00	15,000.00

Fixed Rate	6.5000%	2023	2024	15,000.00	15,000.00	PH0000057820
II. NG GUARANTEED					0.00

********************

(1)	Excludes government securities issued offshore by the Republic.
(2)	Retail Dollar Bonds converted to Pesos using BSP reference rate as of January 02, 2024: US$/P=P55.418

DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES (OTHER THAN SECURITIES) 1/

AS OF 31 DECEMBER 2023

	INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
	RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
TOTAL									156,295,719.74	2,820,306.03

I. NATIONAL GOVERNMENT DIRECT DOMESTIC DEBT									156,295,719.74	2,820,306.03

PHILIPPINE PESO									156,295,719.74	2,820,306.03

	INTEREST FREE				1953	Upon Demand			79,145,577.96	1,428,156.52
	INTEREST FREE				1953	Upon Demand			48,146,311.86	868,784.72
	INTEREST FREE				1953	Upon Demand			29,003,829.92	523,364.79

1/	Excludes government securities and debt guaranteed by the Republic
2/	Original currencies converted using BSP reference rate prevailing on 2 January 2024

GUARANTEED DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES (OTHER THAN SECURITIES) 1/

AS OF 31 DECEMBER 2023

	INTEREST			INTEREST RATE + SPREAD (per annum)				ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
	RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY		(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
TOTAL								337,219,820,000.00	6,085,023,277.64	181,760,012,028.91	3,279,586,382.26

	I. NG-GUARANTEED DOMESTIC DEBT							337,000,000,000.00	6,081,056,696.38	181,623,942,654.13	3,277,345,675.67

	PHILIPPINE PESO							337,000,000,000.00	6,081,056,696.38	181,623,942,654.13	3,277,345,675.67

	FLOATING			5.761	2017	2025	PHP	15,000,000,000.00	270,670,179.36	4,500,000,000.00	81,201,053.81
	FLOATING			5.942	2017	2025	PHP	8,000,000,000.00	144,357,428.99	2,800,000,000.00	50,525,100.15
	FLOATING			5.914	2017	2025	PHP	7,000,000,000.00	126,312,750.37	2,800,000,000.00	50,525,100.15
	FLOATING			5.789	2018	2026	PHP	8,000,000,000.00	144,357,428.99	4,000,000,000.00	72,178,714.50
	FLOATING			5.778	2018	2026	PHP	8,000,000,000.00	144,357,428.99	1,950,000,000.00	35,187,123.32
	FLOATING			5.923	2018	2026	PHP	14,000,000,000.00	252,625,500.74	9,800,000,000.00	176,837,850.52
	FIXED			2.747	2020	2025	PHP	43,000,000,000.00	775,921,180.84	29,240,000,000.00	527,626,402.97
	FLOATING			6.653	2021	2026	PHP	48,000,000,000.00	866,144,573.97	35,040,000,000.00	632,285,538.99
	FLOATING			6.500	2022	2026	PHP	53,000,000,000.00	956,367,967.09	42,400,000,000.00	765,094,373.67
	FLOATING			6.500	2023	2026	PHP	43,000,000,000.00	775,921,180.84	31,000,000,000.00	559,385,037.35
	FLOATING			3 Months PDST-F + 1.00%	2009	2024	PHP	75,000,000,000.00	1,353,350,896.82	6,700,000,000.00	120,899,346.78
	FIXED			4.000			PHP			10,393,942,654.13	187,555,354.83
	FLOATING			3-month BVAL + 0.18%	2023	2026	PHP	15,000,000,000.00	270,670,179.36	1,000,000,000.00	18,044,678.62
	II. NG-GUARANTEED DOMESTIC LIABILITIES ASSUMED PER PROC. 50							219,820,000.00	3,966,581.26	136,069,374.78	2,240,706.59

	PHILIPPINE PESO							219,820,000.00	3,966,581.26	136,069,374.78	2,240,706.59

	INTEREST FREE				1986	Upon Demand	PHP	6,830,000.00	123,245.16	6,826,408.78	123,180.35
	INTEREST FREE				1986	Upon Demand	PHP	30,000,000.00	541,340.36	30,000,000.00	541,340.36
	INTEREST FREE				1986	Upon Demand	PHP	12,340,000.00	222,671.33	12,344,259.00	222,748.19
	INTEREST FREE				1986	Upon Demand	PHP	17,410,000.00	314,157.85	17,411,986.00	57,996.40
	INTEREST FREE				1986	Upon Demand	PHP	35,440,000.00	639,503.41	14,523,999.00	262,080.89
	INTEREST FREE				1986	Upon Demand	PHP	6,620,000.00	119,455.77	6,622,014.00	119,492.11
	INTEREST FREE				1986	Upon Demand	PHP	6,260,000.00	112,959.69	6,264,525.00	113,041.34
	INTEREST FREE				1986	Upon Demand	PHP	5,200,000.00	93,832.33	5,200,323.00	93,838.16
	INTEREST FREE				1986	Upon Demand	PHP	3,440,000.00	62,073.69	3,442,320.00	62,115.56
	INTEREST FREE				1986	Upon Demand	PHP	1,120,000.00	20,210.04	1,121,733.00	20,241.31
	INTEREST FREE				1986	Upon Demand	PHP	19,190,000.00	346,277.38	19,186,222.00	346,209.21
	INTEREST FREE				1986	Upon Demand	PHP	31,970,000.00	576,888.38	910,000.00	57,996.40
	INTEREST FREE				1986	Upon Demand	PHP	32,300,000.00	582,843.12	4,710,883.00	85,006.37
	INTEREST FREE				1986	Upon Demand	PHP	7,690,000.00	138,763.58	3,490,677.00	62,988.14
	INTEREST FREE				1986	Upon Demand	PHP	4,010,000.00	72,359.16	4,014,025.00	72,431.79

1/	Excludes securities issued by GOCCs
2/	Original currencies converted using BSP reference rate prevailing on 2 January 2024

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
GRAND TOTAL							6,182,341,142.48		3,006,098,485.67

I. NG-GUARANTEED DEBT							6,096,850,840.59		2,920,608,183.78

A. LOANS							4,617,836,840.59		1,483,654,183.78

EURO							147,128,082.85		71,255,420.58

FIXED			1.500	30.08.1996	31.03.2024	5,157,960.05	5,452,479.57	11,986.45	12,670.88
FIXED			0.400	10.11.2004	31.03.2032	13,500,000.00	14,270,850.00	1,885,181.00	1,992,824.84
FIXED			0.400	10.11.2004	31.03.2032			58,518.00	61,859.38
FIXED			0.400	10.11.2004	31.03.2033			552,292.00	583,827.87
FIXED			0.400	10.11.2004	30.06.2033			1,062,740.00	1,123,422.45
FIXED			0.400	10.11.2004	30.09.2033			1,088,780.00	1,150,949.34
FIXED			0.400	10.11.2004	31.12.2033			325,731.00	344,330.24
FIXED			0.400	10.11.2004	31.03.2034			606,858.00	641,509.59
FIXED			0.400	10.11.2004	30.06.2034			153,296.00	162,049.20
FIXED			0.400	10.11.2004	30.09.2034			239,910.00	253,608.86
FIXED			0.400	10.11.2004	30.12.2034			229,126.00	242,209.09
FIXED			0.400	10.11.2004	30.06.2035			645,576.00	682,438.39
FIXED			2.991	31.01.2007	30.06.2025	2,536,050.00	2,680,858.46	422,675.00	446,809.74
FIXED			0.750	17.09.1991	31.12.2031	8,819,784.95	9,323,394.67	392,508.03	414,920.24
FIXED			0.750	30.12.2003	31.12.2039	25,564,594.06	27,024,332.38	7,035,887.66	7,437,636.85
FIXED			0.750	27.12.1996	30.12.2036	4,703,885.30	4,972,477.15	2,122,372.53	2,243,560.00
FIXED			0.750	21.12.2004	30.12.2044	5,112,918.81	5,404,866.47	3,667,918.81	3,877,356.97
FIXED			0.750	21.12.2004	30.12.2045	5,287,649.52	5,589,574.31	3,967,649.52	4,194,202.31
FIXED			0.750	08.11.1999	30.12.2039	14,699,641.58	15,538,991.11	8,087,103.71	8,548,877.33
FIXED			0.750	30.06.2009	30.06.2049	10,200,000.00	10,782,420.00	2,996,628.01	3,167,735.47
FIXED			0.750	04.12.2000	30.12.2040	9,356,641.43	9,890,905.66	5,458,040.93	5,769,695.07
FIXED			0.750	15.03.2004	30.12.2043	7,500,000.00	7,928,250.00	5,125,000.00	5,417,637.50
FIXED			0.750	29.12.2005	30.12.2045	15,000,000.00	15,856,500.00	11,250,000.00	11,892,375.00
FIXED			0.750	20.12.2007	30.12.2047	4,741,730.27	5,012,483.07	3,872,730.27	4,093,863.17
FIXED			0.750	07.04.2010	30.06.2050	7,000,000.00	7,399,700.00	6,148,000.00	6,499,050.80
JAPANESE YEN							2,434,012,251.20		953,431,226.01

SOFR	0.600	1.266	1.866	15.05.2002	15.08.2026	3,676,050,000.00	24,589,098.45	268,444,452.00	1,795,624.94
SOFR	0.000	0.000	0.000	27.04.2009	15.09.2040	4,520,780,200.00	30,239,498.76	1,581,455,344.00	10,578,354.80
SOFR	0.500	0.510	1.010	03.10.2006	15.06.2026	11,710,000,000.00	78,328,190.00	1,748,397,538.00	11,695,031.13
FIXED			3.000	20.12.1994	20.12.2024	22,499,999,999.00	150,502,499.99	1,646,337,000.00	11,012,348.19
FIXED			3.000	20.12.1994	20.12.2024	15,000,000,000.00	100,335,000.00	929,250,000.00	6,215,753.25
FIXED			2.500	30.08.1995	20.08.2025	6,131,000,000.00	41,010,259.00	134,296,000.00	898,305.94
FIXED			2.100	30.08.1995	20.08.2025			52,756,000.00	352,884.88
FIXED			2.500	30.08.1995	20.08.2025	1,352,000,000.00	9,043,528.00	99,676,000.00	666,732.76
FIXED			2.100	30.08.1995	20.08.2025			32,072,000.00	214,529.61
FIXED			2.700	29.03.1996	20.03.2026	24,712,000,000.00	165,298,568.00	1,784,470,000.00	11,936,319.83
FIXED			2.300	29.03.1996	20.03.2026			726,055,000.00	4,856,581.90

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			2.700	29.05.1996	20.03.2026	10,494,000,000.00	70,194,366.00	1,248,780,000.00	8,353,089.42
FIXED			2.300	29.05.1996	20.03.2026			30,490,000.00	203,947.61
FIXED			2.500	29.03.1996	20.03.2026	5,158,000,000.00	34,501,862.00	597,615,000.00	3,997,446.74
FIXED			2.100	29.03.1996	20.03.2026			19,260,000.00	128,830.14
FIXED			2.300	18.03.1997	20.03.2027	876,000,000.00	5,859,564.00	85,848,000.00	574,237.27
FIXED			2.500	18.03.1997	20.03.2027	7,228,000,000.00	48,348,092.00	477,120,000.00	3,191,455.68
FIXED			2.100	18.03.1997	20.03.2027			243,803,000.00	1,630,798.27
FIXED			2.500	18.03.1997	20.03.2027	1,034,000,000.00	6,916,426.00	49,833,000.00	333,332.94
FIXED			2.100	18.03.1997	20.03.2027			86,373,000.00	577,749.00
FIXED			2.500	18.03.1997	20.03.2027	2,746,000,000.00	18,367,994.00	60,459,000.00	404,410.25
FIXED			2.100	18.03.1997	20.03.2027			30,828,000.00	206,208.49
FIXED			2.200	10.09.1998	20.09.2028	14,555,000,000.00	97,358,395.00	3,238,830,000.00	21,664,533.87
FIXED			0.750	10.09.1998	20.09.2038			501,990,000.00	3,357,811.11
FIXED			2.200	10.09.1998	20.09.2028	19,990,000,000.00	133,713,110.00	4,627,640,000.00	30,954,283.96
FIXED			0.750	10.09.1998	20.09.2038			201,660,000.00	1,348,903.74
FIXED			2.200	10.09.1998	20.09.2028	6,072,000,000.00	40,615,608.00	120,860,000.00	808,432.54
FIXED			1.700	10.09.1998	20.09.2028			856,550,000.00	5,729,462.95
FIXED			0.750	10.09.1998	20.09.2038			1,013,460,000.00	6,779,033.94
FIXED			0.750	28.12.1999	20.12.2039	35,350,000,000.00	236,456,150.00	19,075,188,000.00	127,593,932.53
FIXED			0.750	28.12.1999	20.12.2039	20,529,000,000.00	137,318,481.00	11,105,787,000.00	74,286,609.24
FIXED			0.950	31.08.2000	20.08.2040	16,450,000,000.00	110,034,050.00	7,918,770,000.00	52,968,652.53
FIXED			0.750	31.08.2000	20.08.2040			815,490,000.00	5,454,812.61
FIXED			0.950	14.09.2001	20.09.2041	59,037,000,000.00	394,898,493.00	32,327,388,000.00	216,237,898.33
FIXED			0.750	14.09.2001	20.09.2041			1,983,744,000.00	13,269,263.62
FIXED			1.400	30.09.2008	20.09.2038	24,846,000,000.00	166,194,894.00	5,560,950,000.00	37,197,194.55
FIXED			0.650	30.09.2008	20.09.2048			13,934,400,000.00	93,207,201.60
FIXED			0.010	30.09.2008	20.09.2048			175,600,000.00	1,174,588.40
FIXED			1.400	25.12.2009	20.11.2039	14,608,000,000.00	97,712,912.00	2,590,599,000.00	17,328,516.71
FIXED			0.650	25.12.2009	20.11.2049			6,143,283,000.00	41,092,419.99
FIXED			0.010	25.12.2009	20.11.2049			187,355,000.00	1,253,217.60
FIXED			1.400	09.11.2009	20.11.2039	30,380,000,000.00	203,211,820.00	15,546,036,000.00	103,987,434.80
FIXED			0.010	09.11.2009	20.11.2039			67,914,000.00	454,276.75
FIXED			1.400	12.01.2017	20.01.2042	4,928,000,000.00	32,963,392.00	2,610,072,000.00	17,458,771.61
KOREAN WON							24,559,860.00		13,505,546.12

FIXED			2.500	07.05.2004	20.05.2034	33,189,000,000.00	24,559,860.00	18,250,738,000.00	13,505,546.12
UNITED STATES DOLLAR							2,012,136,646.54		445,461,991.07

FIXED			3.000	07.01.2010	21.01.2030	116,602,000.00	116,602,000.00	49,976,450.43	49,976,450.43
FIXED			2.000	20.11.2018	21.01.2039	211,214,646.54	211,214,646.54	31,682,392.76	31,682,392.76
LIBOR-BASED	0.000	0.840	0.840	28.03.2019	17.05.2024	1,100,000,000.00	1,100,000,000.00	165,121,960.00	165,121,960.00
SOFR	0.500	1.266	1.766	27.05.2016	15.03.2041	123,300,000.00	123,300,000.00	62,969,896.84	62,969,896.84
FIXED				19.05.2016	15.09.2041	60,000,000.00	60,000,000.00	13,716,811.62	13,716,811.62
SOFR	0.500	5.500	6.000	13.10.2020	01.02.2045	126,020,000.00	126,020,000.00	13,978,899.42	13,978,899.42
SOFR	0.760	4.382	5.142	31.05.2012	15.05.2037	275,000,000.00	275,000,000.00	108,015,580.00	108,015,580.00

EXTERNAL GUARANTEED DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
B. BONDS							1,479,014,000.00		1,436,954,000.00

UNITED STATES DOLLAR							1,479,014,000.00		1,436,954,000.00

FIXED			9.625	05.05.1998	15.05.2028	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			7.390	02.12.2009	02.12.2024	579,014,000.00	579,014,000.00	579,014,000.00	579,014,000.00
FIXED			7.390	23.11.2009	02.12.2024	600,000,000.00	600,000,000.00	557,940,000.00	557,940,000.00
II. GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT							85,490,301.89		85,490,301.89

CANADIAN DOLLAR							197,366.80		197,366.80

INTEREST FREE				30.06.1986	31.12.2024	267,807.00	197,366.80	267,807.00	197,366.80
EURO							343,805.70		343,805.70

INTEREST FREE				30.06.1986	31.12.2024	325,234.79	343,805.70	325,234.79	343,805.70
BRITISH POUND							329.40		329.40

INTEREST FREE				30.06.1986	31.12.2024	270.00	329.40	270.00	329.40
JAPANESE YEN							18,335.89		18,335.89

INTEREST FREE				30.06.1986	31.12.2024	2,741,200.00	18,335.89	2,741,200.00	18,335.89
SAUDI RIYAL							7,288,894.13		7,288,894.13

INTEREST FREE				30.06.1986	31.12.2024	5,918,966.00	1,578,262.69	5,918,966.00	1,578,262.69
INTEREST FREE				30.06.1986	31.12.2024	18,456,608.00	4,921,362.24	18,456,608.00	4,921,362.24
INTEREST FREE				30.06.1986	31.12.2024	2,960,000.00	789,269.20	2,960,000.00	789,269.20
UNITED STATES DOLLAR							77,641,569.98		77,641,569.98

INTEREST FREE				30.06.1986	31.12.2024	8,333,333.32	8,333,333.32	8,333,333.32	8,333,333.32
INTEREST FREE				30.06.1986	31.12.2024	5,215,433.52	5,215,433.52	5,215,433.52	5,215,433.52
INTEREST FREE				30.06.1986	31.12.2024	33,088,000.00	33,088,000.00	33,088,000.00	33,088,000.00
INTEREST FREE				30.06.1986	31.12.2024	7,511,546.63	7,511,546.63	7,511,546.63	7,511,546.63
INTEREST FREE				30.06.1986	31.12.2024	18,598,000.00	18,598,000.00	18,598,000.00	18,598,000.00
INTEREST FREE				30.06.1986	31.12.2024	509,091.00	509,091.00	509,091.00	509,091.00
INTEREST FREE				30.06.1986	31.12.2024	514,525.51	514,525.51	514,525.51	514,525.51
INTEREST FREE				30.06.1986	31.12.2024	2,180,000.00	2,180,000.00	2,180,000.00	2,180,000.00
INTEREST FREE				30.06.1986	31.12.2024	717,440.00	717,440.00	717,440.00	717,440.00
INTEREST FREE				30.06.1986	31.12.2024	974,200.00	974,200.00	974,200.00	974,200.00

1/	Original currencies converted using BSP reference rate prevailing on 2 October 2023

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
GRAND TOTAL							102,674,042,579.32		80,029,227,568.86

I. NG DIRECT EXTERNAL LOANS							54,676,845,944.84		36,475,591,267.71

A. AVAILED BY GOVERNMENT AGENCIES							54,017,270,722.67		36,283,235,127.70

CANADIAN DOLLAR							4,665,045.42		71,604.03

INTEREST FREE				15.11.1974	30.09.2024	6,330,000.00	4,665,045.42	97,159.50	71,604.03
CHINA YUAN							484,181,609.96		78,990,648.28

FIXED			2.000	11.05.2006	21.03.2026	400,000,000.00	54,697,200.00	66,535,521.35	9,098,266.80
FIXED			2.000	15.01.2007	21.09.2026	800,000,000.00	109,394,400.00	159,999,999.92	21,878,879.99
FIXED			2.000	31.05.2022	21.03.2042	2,340,814,593.53	320,090,009.96	351,122,189.03	48,013,501.49
EURO							2,242,556,735.62		1,874,095,821.01

FIXED			0.263	23.04.2020	15.04.2030	231,632,000.00	244,858,187.20	231,632,000.00	244,858,187.20
FIXED			0.135	23.04.2020	15.04.2025	463,263,000.00	489,715,317.30	463,263,000.00	489,715,317.30
FIXED			0.750	14.02.2002	30.06.2042	6,828,167.68	7,218,056.05	4,256,167.68	4,499,194.85
FIXED			0.750	26.06.2002	30.06.2042	7,464,861.47	7,891,105.06	4,678,861.47	4,946,024.46
FIXED			0.750	20.12.2007	30.12.2047	10,000,000.00	10,571,000.00	8,027,536.60	8,485,908.94
FIXED			0.750	24.12.2008	30.12.2048	4,000,000.00	4,228,400.00	3,405,663.86	3,600,127.27
LIBOR-BASED	0.000	5.060	5.060	14.10.2015	01.05.2034	22,800,000.00	24,101,880.00	12,188,857.31	12,884,841.06
LIBOR-BASED	0.000	5.060	5.060	26.10.2015	01.11.2033	27,310,000.00	28,869,401.00	12,034,738.39	12,721,921.95
FIXED			4.400	11.12.2001	18.10.2024	23,986,986.00	25,356,642.90	2,998,373.25	3,169,580.36
FIXED			3.650	28.02.2002	31.10.2024	36,279,013.93	38,350,545.63	3,023,251.06	3,195,878.70
FIXED			3.450	28.02.2002	17.05.2025	18,168,208.54	19,205,613.25	3,028,034.73	3,200,935.51
FIXED			3.000	08.04.1988	31.12.2024	4,344,796.99	4,592,884.90	976.17	1,031.91
FIXED			2.500	09.02.1990	31.12.2023	4,153,865.01	4,391,050.70	9,310.23	9,841.84
FIXED			2.500	22.01.1992	31.12.2023	1,017,361.58	1,075,452.93	12,391.15	13,098.68
FIXED			2.500	22.01.1992	31.12.2024			18,368.43	19,417.27
FIXED			2.000	07.12.1990	31.12.2023	10,518,982.19	11,119,616.07	119,323.98	126,137.38
FIXED			2.000	07.12.1990	31.12.2024			45,537.45	48,137.64
FIXED			2.000	07.12.1990	31.12.2025			24,228.03	25,611.45
FIXED			2.000	07.12.1990	31.12.2023	729,010.47	770,636.97	10,830.51	11,448.93
FIXED			2.000	07.12.1990	30.12.2023	2,881,286.42	3,045,807.87	38,129.16	40,306.34
FIXED			2.000	07.12.1990	31.12.2024			3,552.27	3,755.10
FIXED			2.000	07.12.1990	31.12.2023	2,167,469.20	2,291,231.69	40,782.71	43,111.40
FIXED			1.400	13.09.1994	31.03.2024	2,689,415.88	2,842,981.53	617.04	652.27
FIXED			1.400	13.09.1994	31.12.2025	15,568,940.42	16,457,926.92	145,030.43	153,311.67
FIXED			1.400	13.09.1994	31.12.2028			180,235.28	190,526.71
FIXED			1.500	18.12.1995	30.06.2024	743,803.27	786,274.44	3,377.77	3,570.64
FIXED			1.500	18.12.1995	31.12.2023	3,658,776.41	3,867,692.54	2,442.84	2,582.33
FIXED			1.500	18.12.1995	31.03.2024			2,419.01	2,557.14
FIXED			1.500	18.12.1995	30.09.2024			2,550.00	2,695.61
FIXED			1.500	18.12.1995	31.03.2025			2,763.00	2,920.77
FIXED			1.500	18.12.1995	30.06.2025			23,112.02	24,431.72

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			1.500	18.12.1995	30.06.2024	3,099,676.12	3,276,667.63	13,800.03	14,588.01
FIXED			1.500	18.12.1995	31.12.2024			6,165.01	6,517.03
FIXED			1.500	18.12.1995	30.09.2025			804.00	849.91
FIXED			1.500	18.12.1995	31.12.2025			1,005.00	1,062.39
FIXED			1.500	18.12.1995	31.03.2026			123,880.00	130,953.55
FIXED			1.500	18.12.1995	31.12.2026			15,925.01	16,834.33
FIXED			1.500	18.12.1995	30.06.2027			3,440.00	3,636.42
FIXED			1.500	18.12.1995	30.09.2027			8,632.00	9,124.89
FIXED			1.500	18.12.1995	31.12.2027			4,914.00	5,194.59
FIXED			1.500	18.12.1995	30.09.2029			33,000.00	34,884.30
FIXED			1.500	18.12.1995	31.12.2029			269,958.00	285,372.60
FIXED			1.500	15.01.1997	31.03.2024	5,497,311.79	5,811,208.29	47,252.12	49,950.22
FIXED			1.500	15.01.1997	30.06.2024			44,096.02	46,613.90
FIXED			1.500	15.01.1997	30.09.2024			41,589.97	43,964.76
FIXED			1.500	15.01.1997	31.12.2024			2,667.00	2,819.29
FIXED			1.500	15.01.1997	31.03.2025			3,612.01	3,818.26
FIXED			1.500	15.01.1997	30.06.2025			16,924.00	17,890.36
FIXED			1.500	15.01.1997	30.09.2025			3,807.99	4,025.43
FIXED			1.500	15.01.1997	31.12.2025			5,440.01	5,750.63
FIXED			1.500	15.01.1997	31.03.2026			6,755.01	7,140.72
FIXED			1.500	15.01.1997	30.06.2026			56,778.00	60,020.02
FIXED			1.500	15.01.1997	30.09.2024	9,144,059.29	9,666,185.08	92,788.29	98,086.50
FIXED			1.500	15.01.1997	31.12.2024			2,294.99	2,426.03
FIXED			1.500	15.01.1997	31.03.2025			10,239.04	10,823.69
FIXED			1.500	15.01.1997	30.06.2025			259,412.10	274,224.53
FIXED			1.500	15.01.1997	30.09.2025			55,876.06	59,066.58
FIXED			0.470	22.01.1998	31.12.2029	3,298,662.49	3,487,016.12	311,211.77	328,981.96
FIXED			0.470	22.01.1998	30.06.2030			23,619.98	24,968.68
FIXED			0.470	22.01.1998	30.09.2030			1,311.80	1,386.70
FIXED			0.470	22.01.1998	31.12.2031			700,876.00	740,896.02
FIXED			0.470	22.01.1998	31.03.2032			25,721.00	27,189.67
FIXED			0.470	22.01.1998	30.06.2032			165,057.02	174,481.78
FIXED			0.470	22.01.1998	30.09.2032			60,876.00	64,352.02
FIXED			0.470	22.01.1998	31.12.2029	741,169.01	783,489.76	72,262.23	76,388.40
FIXED			0.470	22.01.1998	31.03.2030			34,918.00	36,911.82
FIXED			0.470	22.01.1998	30.06.2030			27,690.02	29,271.12
FIXED			0.470	22.01.1998	30.09.2030			21,816.20	23,061.91
FIXED			0.470	22.01.1998	31.12.2030			43,890.00	46,396.12
FIXED			0.470	22.01.1998	31.03.2031			7,830.00	8,277.09
FIXED			0.470	22.01.1998	30.06.2031			16,448.00	17,387.18
FIXED			0.470	22.01.1998	30.09.2031			15,904.00	16,812.12
FIXED			0.470	22.01.1998	30.06.2032			22,959.78	24,270.78
INTEREST FREE				27.11.2007	15.05.2024	5,387,110.80	5,694,714.83	448,925.90	474,559.57
FIXED			0.300	06.11.2009	10.02.2040	15,708,268.88	16,605,211.03	15,708,015.38	16,604,943.06
LIBOR-BASED	1.100	3.770	4.870	15.02.2010	30.11.2029	150,000,000.00	158,565,000.00	65,000,000.00	68,711,500.00
FIXED			1.000	12.01.2012	28.01.2031	20,493,740.00	21,663,932.55	10,978,789.10	11,605,677.96

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.150	10.02.2011	11.04.2034	26,190,016.00	27,685,465.91	23,492,000.00	24,833,393.20
FIXED			2.210	16.04.2014	31.03.2034	110,269,793.43	116,566,198.63	89,064,063.93	94,149,621.98
FIXED			1.440	26.02.2015	31.03.2041	50,893,963.00	53,800,008.29	2,916,666.67	3,083,208.34
INTEREST FREE				01.04.2016	14.06.2039	20,493,740.00	21,663,932.55	20,493,704.00	21,663,894.50
FIXED			0.940	04.04.2016	30.09.2035	50,000,000.00	52,855,000.00	42,857,142.84	45,304,285.70
FIXED			1.820	27.10.2017	01.09.2037	100,000,000.00	105,710,000.00	100,000,000.00	105,710,000.00
FIXED			0.250	09.06.2020	31.03.2040	150,000,000.00	158,565,000.00	150,000,000.00	158,565,000.00
FIXED			0.250	09.06.2020	31.03.2040	100,000,000.00	105,710,000.00	100,000,000.00	105,710,000.00
LIBOR-BASED	0.350	3.770	4.120	14.12.2021	30.11.2031	250,000,000.00	264,275,000.00	250,000,000.00	264,275,000.00
LIBOR-BASED	0.350	3.000	3.350	29.12.2022	31.12.2033	150,000,000.00	158,565,000.00	150,000,000.00	158,565,000.00
JAPANESE YEN							13,059,338,648.27		6,376,179,206.59

FIXED			3.000	20.12.1994	20.12.2024	9,620,000,000.00	64,348,180.00	699,309,000.00	4,677,677.90
FIXED			3.000	20.12.1994	20.12.2024	4,616,000,000.00	30,876,424.00	316,350,000.00	2,116,065.15
FIXED			3.000	20.12.1994	20.12.2024	11,754,000,000.00	78,622,506.00	860,037,000.00	5,752,787.49
FIXED			2.700	30.08.1995	20.08.2025	6,151,000,000.00	41,144,039.00	490,740,000.00	3,282,559.86
FIXED			2.300	30.08.1995	20.08.2025			76,676,000.00	512,885.76
FIXED			2.700	30.08.1995	20.08.2025	4,040,000,000.00	27,023,560.00	322,784,000.00	2,159,102.18
FIXED			2.300	30.08.1995	20.08.2025			56,908,000.00	380,657.61
FIXED			2.500	30.08.1995	20.08.2025	8,312,000,000.00	55,598,968.00	727,364,000.00	4,865,337.80
FIXED			2.100	30.08.1995	20.08.2025			81,240,000.00	543,414.36
FIXED			2.700	30.08.1995	20.08.2025	18,391,000,000.00	123,017,399.00	1,560,796,000.00	10,440,164.44
FIXED			2.300	30.08.1995	20.08.2025			232,040,000.00	1,552,115.56
FIXED			2.700	30.08.1995	20.08.2025	5,579,000,000.00	37,317,931.00	457,916,000.00	3,063,000.12
FIXED			2.300	30.08.1995	20.08.2025			55,496,000.00	371,212.74
FIXED			2.700	30.08.1995	20.08.2025	6,386,000,000.00	42,715,954.00	513,332,000.00	3,433,677.75
FIXED			2.300	30.08.1995	20.08.2025			91,844,000.00	614,344.52
FIXED			2.700	30.08.1995	20.08.2025	12,895,000,000.00	86,254,655.00	1,023,940,000.00	6,849,134.66
FIXED			2.300	30.08.1995	20.08.2025			195,004,000.00	1,304,381.76
FIXED			2.700	30.08.1995	20.08.2025	4,765,000,000.00	31,873,085.00	330,548,000.00	2,211,035.57
FIXED			2.300	30.08.1995	20.08.2025			44,432,000.00	297,205.65
FIXED			2.700	30.08.1995	20.08.2025	9,551,000,000.00	63,886,639.00	634,020,000.00	4,240,959.78
FIXED			2.300	30.08.1995	20.08.2025			237,180,000.00	1,586,497.02
FIXED			2.700	30.08.1995	20.08.2025	2,872,000,000.00	19,210,808.00	122,600,000.00	820,071.40
FIXED			2.300	30.08.1995	20.08.2025			54,540,000.00	364,818.06
FIXED			2.500	29.03.1996	20.03.2026	6,911,000,000.00	46,227,679.00	726,340,000.00	4,858,488.26
FIXED			2.100	29.03.1996	20.03.2026			116,430,000.00	778,800.27
FIXED			2.300	29.03.1996	20.03.2026	305,000,000.00	2,040,145.00	27,705,000.00	185,318.75
FIXED			2.700	18.03.1997	20.03.2027	5,746,000,000.00	38,434,994.00	578,487,000.00	3,869,499.54
FIXED			2.300	18.03.1997	20.03.2027			126,385,000.00	845,389.27
FIXED			2.700	18.03.1997	20.03.2027	7,683,000,000.00	51,391,587.00	1,063,587,000.00	7,114,333.44
FIXED			2.300	18.03.1997	20.03.2027			210,133,000.00	1,405,579.64
FIXED			2.700	18.03.1997	20.03.2027	6,339,868,462.00	42,407,380.14	984,725,000.00	6,586,825.53
FIXED			2.300	18.03.1997	20.03.2027			97,678,000.00	653,368.14
FIXED			2.500	18.03.1997	20.03.2027	9,411,000,000.00	62,950,179.00	1,369,410,000.00	9,159,983.49
FIXED			2.100	18.03.1997	20.03.2027			154,014,000.00	1,030,199.65

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			2.500	18.03.1997	20.03.2027	7,979,000,000.00	53,371,531.00	1,061,214,000.00	7,098,460.45
FIXED			2.100	18.03.1997	20.03.2027			185,241,000.00	1,239,077.05
FIXED			2.700	18.03.1997	20.03.2027	11,122,000,000.00	74,395,058.00	1,188,768,000.00	7,951,669.15
FIXED			2.300	18.03.1997	20.03.2027			443,597,000.00	2,967,220.33
FIXED			2.200	10.09.1998	20.09.2028	5,849,000,000.00	39,123,961.00	1,027,360,000.00	6,872,011.04
FIXED			0.750	10.09.1998	20.09.2038			434,700,000.00	2,907,708.30
FIXED			2.200	10.09.1998	20.09.2028	13,564,000,000.00	90,729,596.00	2,385,560,000.00	15,957,010.84
FIXED			0.750	10.09.1998	20.09.2038			978,990,000.00	6,548,464.11
FIXED			2.200	10.09.1998	20.09.2028	5,728,000,000.00	38,314,592.00	452,970,000.00	3,029,916.33
FIXED			0.750	10.09.1998	20.09.2038			234,750,000.00	1,570,242.75
FIXED			2.200	10.09.1998	20.09.2028	4,328,000,000.00	28,949,992.00	575,680,000.00	3,850,723.52
FIXED			0.750	10.09.1998	20.09.2038			303,840,000.00	2,032,385.76
FIXED			1.700	10.09.1998	20.09.2028	458,000,000.00	3,063,562.00	6,390,000.00	42,742.71
FIXED			0.750	10.09.1998	20.09.2038			153,660,000.00	1,027,831.74
FIXED			1.700	10.09.1998	20.09.2028	6,734,000,000.00	45,043,726.00	1,208,050,000.00	8,080,646.45
FIXED			0.750	10.09.1998	20.09.2038			647,190,000.00	4,329,053.91
FIXED			1.700	10.09.1998	20.09.2028	3,201,000,000.00	21,411,489.00	8,840,000.00	59,130.76
FIXED			0.750	10.09.1998	20.09.2038			1,061,760,000.00	7,102,112.64
FIXED			2.200	10.09.1998	20.09.2028	14,136,000,000.00	94,555,704.00	2,463,780,000.00	16,480,224.42
FIXED			0.750	10.09.1998	20.09.2038			704,130,000.00	4,709,925.57
FIXED			1.700	10.09.1998	20.09.2028	2,428,000,000.00	16,240,892.00	271,820,000.00	1,818,203.98
FIXED			0.750	10.09.1998	20.09.2038			187,110,000.00	1,251,578.79
FIXED			0.750	10.03.1999	20.03.2039	36,300,000,000.00	242,810,700.00	18,447,511,000.00	123,395,401.08
FIXED			1.800	28.12.1999	20.12.2029	7,210,000,000.00	48,227,690.00	1,566,305,000.00	10,477,014.15
FIXED			0.750	28.12.1999	20.12.2039			830,775,000.00	5,557,053.98
FIXED			1.300	28.12.1999	20.12.2029	951,000,000.00	6,361,239.00	33,280,000.00	222,609.92
FIXED			0.750	28.12.1999	20.12.2039			182,787,000.00	1,222,662.24
FIXED			1.800	28.12.1999	20.12.2029	6,078,000,000.00	40,655,742.00	1,722,357,000.00	11,520,845.97
FIXED			0.750	28.12.1999	20.12.2039			314,655,000.00	2,104,727.30
FIXED			1.800	28.12.1999	20.12.2029	16,990,000,000.00	113,646,110.00	3,407,872,000.00	22,795,255.81
FIXED			1.300	28.12.1999	20.12.2029			68,601,000.00	458,872.09
FIXED			0.750	28.12.1999	20.12.2039			740,817,000.00	4,955,324.91
FIXED			1.800	28.12.1999	20.12.2029	15,384,000,000.00	102,903,576.00	4,169,113,000.00	27,887,196.86
FIXED			0.750	28.12.1999	20.12.2039			1,137,246,000.00	7,607,038.49
FIXED			1.800	28.12.1999	20.12.2029	5,852,000,000.00	39,144,028.00	1,476,293,000.00	9,874,923.88
FIXED			0.750	28.12.1999	20.12.2039			468,336,000.00	3,132,699.50
FIXED			1.800	28.12.1999	20.12.2029	7,434,000,000.00	49,726,026.00	2,088,892,000.00	13,972,598.59
FIXED			0.750	28.12.1999	20.12.2039			457,116,000.00	3,057,648.92
FIXED			1.800	28.12.1999	20.12.2029	5,068,000,000.00	33,899,852.00	994,877,000.00	6,654,732.25
FIXED			0.750	28.12.1999	20.12.2039			350,460,000.00	2,344,226.94
FIXED			0.750	28.12.1999	20.12.2039	4,714,000,000.00	31,531,946.00	135,927,000.00	909,215.70
FIXED			1.300	28.12.1999	20.12.2029	9,013,000,000.00	60,287,957.00	2,135,679,000.00	14,285,556.83
FIXED			0.750	28.12.1999	20.12.2039			485,397,000.00	3,246,820.53
FIXED			0.750	28.12.1999	20.12.2039	1,167,000,000.00	7,806,063.00	522,159,000.00	3,492,721.55
FIXED			1.000	07.04.2000	20.04.2040	8,929,000,000.00	59,726,081.00	4,272,576,000.00	28,579,260.86
FIXED			0.750	07.04.2000	20.04.2040			624,512,000.00	4,177,360.77

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.950	31.08.2000	20.08.2040	14,724,000,000.00	98,488,836.00	7,178,624,000.00	48,017,815.94
FIXED			0.750	31.08.2000	20.08.2040			804,168,000.00	5,379,079.75
FIXED			0.950	31.08.2000	20.08.2040	3,549,000,000.00	23,739,261.00	1,642,540,000.00	10,986,950.06
FIXED			0.750	31.08.2000	20.08.2040			311,712,000.00	2,085,041.57
FIXED			2.200	30.05.2001	20.05.2031	8,294,000,000.00	55,478,566.00	2,443,536,000.00	16,344,812.30
FIXED			0.750	30.05.2001	20.05.2041			891,828,000.00	5,965,437.49
FIXED			0.750	30.05.2001	20.05.2041	5,543,000,000.00	37,077,127.00	169,488,000.00	1,133,705.23
FIXED			2.200	30.05.2001	20.05.2031	11,743,000,000.00	78,548,927.00	2,217,456,000.00	14,832,563.18
FIXED			0.750	30.05.2001	20.05.2041			358,056,000.00	2,395,036.58
FIXED			2.200	30.05.2001	20.05.2031	6,205,000,000.00	41,505,245.00	1,334,160,000.00	8,924,196.24
FIXED			0.750	30.05.2001	20.05.2041			611,640,000.00	4,091,259.96
FIXED			2.200	30.05.2001	20.05.2031	5,210,000,000.00	34,849,690.00	1,121,760,000.00	7,503,452.64
FIXED			0.750	30.05.2001	20.05.2041			527,256,000.00	3,526,815.38
FIXED			2.200	30.05.2001	20.05.2031	6,515,000,000.00	43,578,835.00	1,807,584,000.00	12,090,929.38
FIXED			0.750	30.05.2001	20.05.2041			581,796,000.00	3,891,633.44
FIXED			1.700	30.05.2001	20.05.2031	2,789,000,000.00	18,655,621.00	1,025,840,000.00	6,861,843.76
FIXED			0.750	30.05.2001	20.05.2041			87,156,000.00	582,986.48
FIXED			1.700	30.05.2001	20.05.2031	6,309,000,000.00	42,200,901.00	2,019,056,000.00	13,505,465.58
FIXED			0.750	30.05.2001	20.05.2041			662,184,000.00	4,429,348.78
FIXED			0.750	30.05.2001	20.05.2041	2,034,000,000.00	13,605,426.00	1,154,124,000.00	7,719,935.44
FIXED			2.200	28.03.2002	20.03.2032	6,723,000,000.00	44,970,147.00	2,415,530,000.00	16,157,480.17
FIXED			0.750	28.03.2002	20.03.2042			484,219,000.00	3,238,940.89
FIXED			1.700	28.03.2002	20.03.2032	6,790,000,000.00	45,418,310.00	2,232,848,000.00	14,935,520.27
FIXED			0.750	28.03.2002	20.03.2042			814,888,000.00	5,450,785.83
FIXED			0.950	28.03.2002	20.03.2042	18,488,000,000.00	123,666,232.00	9,889,545,000.00	66,151,166.51
FIXED			0.750	28.03.2002	20.03.2042			1,229,954,000.00	8,227,162.31
FIXED			2.200	28.03.2002	20.03.2032	22,049,000,000.00	147,485,761.00	4,368,501,916.00	29,220,909.32
FIXED			1.800	28.03.2002	20.03.2032			1,323,079,949.00	8,850,081.78
FIXED			2.200	28.03.2002	20.03.2032	3,224,000,000.00	21,565,336.00	954,669,000.00	6,385,780.94
FIXED			0.750	28.03.2002	20.03.2042			416,879,000.00	2,788,503.63
FIXED			2.200	11.12.2003	20.12.2033	2,365,097,269.00	15,820,135.63	1,210,524,000.00	8,097,195.04
FIXED			2.200	30.03.2004	20.03.2034	6,223,000,000.00	41,625,647.00	2,115,267,000.00	14,149,020.96
FIXED			2.200	16.12.2003	20.12.2033	3,717,000,000.00	24,863,013.00	1,621,452,000.00	10,845,892.43
FIXED			0.750	27.02.2007	20.02.2047	8,529,000,000.00	57,050,481.00	7,022,975,000.00	46,976,679.78
FIXED			1.500	18.12.2007	20.12.2037	7,604,000,000.00	50,863,156.00	4,504,512,000.00	30,130,680.77
FIXED			0.010	18.12.2007	20.12.2037			766,238,000.00	5,125,365.98
FIXED			1.500	18.12.2007	20.12.2037	11,802,000,000.00	78,943,578.00	6,959,420,000.00	46,551,560.38
FIXED			0.750	18.12.2007	20.12.2047			246,470,000.00	1,648,637.83
FIXED			0.010	18.12.2007	20.12.2037			913,529,000.00	6,110,595.48
FIXED			1.400	20.03.2009	20.03.2039	9,293,000,000.00	62,160,877.00	7,026,398,000.00	46,999,576.22
FIXED			1.400	15.03.2010	20.03.2040	9,220,000,000.00	61,672,580.00	7,420,974,000.00	49,638,895.09
LIBOR-BASED	0.000	0.010	0.010	15.03.2010	20.01.2025	13,830,000,000.00	92,508,870.00	1,659,600,000.00	11,101,064.40
FIXED			0.010	26.05.2010	20.05.2050	9,912,000,000.00	66,301,368.00	7,200,522,000.00	48,164,291.66
FIXED			1.400	31.03.2011	20.03.2036	40,847,000,000.00	273,225,583.00	24,375,975,000.00	163,050,896.78
FIXED			0.010	31.03.2011	20.03.2036			827,225,000.00	5,533,308.03
FIXED			0.300	30.03.2012	20.03.2052	9,244,000,000.00	61,833,116.00	7,785,291,034.00	52,075,811.73

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.010	30.03.2012	20.03.2052			53,821,461.00	360,011.75
FIXED			1.400	30.03.2012	20.03.2042	22,796,000,000.00	152,482,444.00	19,030,173,000.00	127,292,827.20
FIXED			0.010	30.03.2012	20.03.2042			905,094,000.00	6,054,173.77
FIXED			1.400	30.03.2012	20.03.2042	4,591,000,000.00	30,709,199.00	3,578,973,000.00	23,939,750.40
FIXED			0.010	30.03.2012	20.03.2042			348,762,000.00	2,332,869.02
FIXED			1.400	30.03.2012	20.03.2042	6,063,000,000.00	40,555,407.00	4,667,180,000.00	31,218,767.02
FIXED			0.010	30.03.2012	20.03.2042			606,356,000.00	4,055,915.28
FIXED			0.200	30.03.2012	20.03.2052	11,836,000,000.00	79,171,004.00	10,056,795,000.00	67,269,901.76
FIXED			0.010	30.03.2012	20.03.2052			946,200,000.00	6,329,131.80
FIXED			1.400	30.03.2012	20.03.2042	7,546,000,000.00	50,475,194.00	5,620,337,000.00	37,594,434.19
FIXED			0.010	30.03.2012	20.03.2042			1,141,709,000.00	7,636,891.50
FIXED			1.400	30.03.2012	20.03.2042	6,187,000,000.00	41,384,843.00	3,670,474,000.00	24,551,800.59
FIXED			0.010	30.03.2012	20.03.2042			738,150,000.00	4,937,485.35
FIXED			1.400	10.10.2012	20.10.2042	7,775,000,000.00	52,006,975.00	7,395,726,000.00	49,470,011.21
FIXED			0.200	27.03.2013	20.03.2053	43,252,000,000.00	289,312,628.00	20,269,480,728.00	135,582,556.59
FIXED			0.010	27.03.2013	20.03.2053			3,104,087,284.00	20,763,239.84
FIXED			0.200	27.03.2013	20.03.2053	10,782,000,000.00	72,120,798.00	9,087,888,000.00	60,788,882.83
FIXED			0.010	27.03.2013	20.03.2053			1,340,539,000.00	8,966,865.37
FIXED			0.100	14.12.2013	20.12.2053	18,732,000,000.00	125,298,348.00	13,325,076,000.00	89,131,433.36
FIXED			0.010	14.12.2013	20.12.2053			251,875,218.00	1,684,793.33
FIXED			0.010	31.01.2014	20.03.2054	50,000,000,000.00	334,450,000.00	15,000,000,000.00	100,335,000.00
FIXED			0.010	31.01.2014	20.08.2054			10,000,000,000.00	66,890,000.00
FIXED			0.010	31.01.2014	20.02.2055			25,000,000,000.00	167,225,000.00
FIXED			0.010	26.03.2015	20.03.2055	7,929,000,000.00	53,037,081.00	98,513,253.00	658,955.15
FIXED			0.300	26.03.2015	20.03.2055	11,576,000,000.00	77,431,864.00	9,931,277,249.00	66,430,313.52
FIXED			0.010	26.03.2015	20.03.2055			894,574,338.00	5,983,807.75
FIXED			0.010	25.08.2015	20.08.2055	9,783,000,000.00	65,438,487.00	377,169,861.00	2,522,889.20
FIXED			0.100	25.08.2015	20.08.2055	23,906,000,000.00	159,907,234.00	8,470,223,387.00	56,657,324.24
FIXED			0.010	25.08.2015	20.08.2055			1,058,229,472.00	7,078,496.94
FIXED			0.100	27.11.2015	20.11.2055	241,991,000,000.00	1,618,677,799.00	115,020,487,531.00	769,372,041.09
FIXED			0.010	27.11.2015	20.11.2055			10,725,146,042.00	71,740,501.87
FIXED			0.100	26.10.2016	20.10.2056	16,455,000,000.00	110,067,495.00	14,636,876,000.00	97,906,063.56
FIXED			0.010	26.10.2016	20.10.2056			345,277,454.00	2,309,560.89
FIXED			0.300	13.11.2017	20.11.2057	15,928,000,000.00	106,542,392.00	1,639,413,657.00	10,966,037.95
FIXED			0.010	13.11.2017	20.11.2057			1,133,691,266.00	7,583,260.88
FIXED			1.500	28.02.2018	20.02.2048	9,399,000,000.00	62,869,911.00	5,189,297,152.00	34,711,208.65
FIXED			0.010	28.02.2018	20.02.2048			290,792,917.00	1,945,113.82
FIXED			0.100	16.03.2018	20.03.2058	104,530,000,000.00	699,201,170.00	88,762,284,155.00	593,730,918.71
FIXED			0.010	16.03.2018	20.03.2058			9,138,000,000.00	61,124,082.00
FIXED			0.100	08.10.2018	20.10.2058	4,376,000,000.00	29,271,064.00	3,251,926,590.00	21,752,136.96
FIXED			0.010	08.10.2018	20.10.2058			108,978,299.00	728,955.84
FIXED			0.100	08.11.2018	20.11.2058	38,101,000,000.00	254,857,589.00	36,035,613,931.00	241,042,221.58
FIXED			0.010	08.11.2018	20.11.2058			814,100,739.00	5,445,519.84
FIXED			0.100	21.01.2019	20.01.2059	167,199,000,000.00	1,118,394,111.00	51,166,775,974.00	342,254,564.49
FIXED			0.010	21.01.2019	20.01.2059			12,551,604,600.00	83,957,683.17
FIXED			0.100	21.01.2019	20.01.2059	37,905,000,000.00	253,546,545.00	12,813,358,153.00	85,708,552.69

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.010	21.01.2019	20.01.2059			820,175,959.00	5,486,156.99
FIXED			0.010	01.07.2020	20.07.2035	50,000,000,000.00	334,450,000.00	50,000,000,000.00	334,450,000.00
FIXED			0.010	15.09.2020	20.10.2060	50,000,000,000.00	334,450,000.00	10,000,000,000.00	66,890,000.00
FIXED			0.010	15.09.2020	20.01.2061			10,000,000,000.00	66,890,000.00
FIXED			0.010	15.09.2020	20.06.2061			20,000,000,000.00	133,780,000.00
FIXED			0.010	15.09.2020	20.08.2061			10,000,000,000.00	66,890,000.00
FIXED			0.100	10.02.2022	20.02.2062	253,307,000,000.00	1,694,370,523.00	56,702,445,557.00	379,282,658.33
FIXED			0.010	10.02.2022	20.02.2062			2,520,738,323.00	16,861,218.64
FIXED			0.010	25.04.2022	20.04.2037	30,000,000,000.00	200,670,000.00	29,970,000,000.00	200,469,330.00
FIXED			0.100	26.05.2023	20.05.2063	17,399,900,000.00	116,387,931.10	4,701,339,828.00	31,447,262.11
FIXED			1.430	26.08.2009	25.09.2029	23,554,524,203.00	157,556,212.39	6,077,514,323.00	40,652,493.31
FIXED			3.000	12.08.1994	20.08.2024	11,433,000,000.00	76,475,337.00	475,110,000.00	3,178,010.79
FIXED			3.000	07.12.1994	20.12.2024	7,056,000,000.00	47,197,584.00	465,111,000.00	3,111,127.48
FIXED			3.000	07.12.1994	20.12.2024	6,630,000,000.00	44,348,070.00	407,307,000.00	2,724,476.52
FIXED			3.000	20.12.1994	20.12.2024	5,513,000,000.00	36,876,457.00	377,853,000.00	2,527,458.72
FIXED			3.000	20.12.1994	20.12.2024	10,756,000,000.00	71,946,884.00	23,421,000.00	156,663.07
FIXED			3.000	20.12.1994	20.12.2024	2,896,000,000.00	19,371,344.00	89,193,000.00	596,611.98
FIXED			3.000	20.12.1994	20.12.2024	457,000,000.00	3,056,873.00	15,648,000.00	104,669.47
KOREAN WON							661,572,805.21		323,356,575.89

FIXED			2.500	24.02.1998	20.12.2030	21,172,000,000.00	15,667,280.00	8,643,481,510.00	6,396,176.32
FIXED			1.500	15.12.2005	20.12.2035	23,041,000,000.00	17,050,340.00	14,133,650,000.00	10,458,901.00
INTEREST FREE				13.07.2009	20.07.2049	14,953,000,000.00	11,065,220.00	1,209,468,000.00	895,006.32
FIXED			0.100	13.07.2009	20.07.2049			9,455,420,000.00	6,997,010.80
INTEREST FREE				13.07.2009	20.07.2049	32,274,000,000.00	23,882,760.00	3,149,276,000.00	2,330,464.24
FIXED			0.100	13.07.2009	20.07.2049			15,694,120,000.00	11,613,648.80
FIXED			0.150	13.10.2011	20.10.2051	14,323,000,000.00	10,599,020.00	10,777,472,280.00	7,975,329.49
INTEREST FREE				23.08.2012	20.08.2052	77,117,000,000.00	57,066,580.00	5,284,380,000.00	3,910,441.20
FIXED			0.100	23.08.2012	20.08.2052			70,328,306,000.00	52,042,946.44
INTEREST FREE				09.08.2012	20.08.2052	235,988,000,000.00	174,631,120.00	12,284,690,000.00	9,090,670.60
FIXED			0.075	09.08.2012	20.08.2052			89,234,160,000.00	66,033,278.40
INTEREST FREE				19.08.2013	20.08.2053	22,424,000,000.00	16,593,760.00	2,808,509,810.00	2,078,297.26
FIXED			0.075	19.08.2013	20.08.2053			14,796,274,830.00	10,949,243.37
INTEREST FREE				17.10.2013	20.10.2053	89,144,000,000.00	65,966,560.00	5,039,776,400.00	3,729,434.54
FIXED			0.075	17.10.2013	20.10.2053			82,119,461,430.00	60,768,401.46
INTEREST FREE				28.04.2016	20.04.2056	120,536,000,000.00	89,196,640.00	4,331,850,150.00	3,205,569.11
FIXED			0.075	28.04.2016	20.04.2056			84,298,780,340.00	62,381,097.45
INTEREST FREE				04.06.2018	20.06.2058	184,838,086,650.00	136,780,184.12	1,929,349,980.00	1,427,718.99
INTEREST FREE				23.01.2020	20.01.2060	58,207,217,690.00	43,073,341.09	1,449,919,070.00	1,072,940.11
SPECIAL DRAWING RIGHTS							205,835,483.17		79,939,368.92

FIXED			1.000	24.04.1986	15.05.2026	39,807,621.26	52,346,225.80	6,823,021.26	8,972,136.50
FIXED			1.000	21.01.1998	01.03.2024	9,269,975.84	12,189,832.83	239,975.84	315,563.43
FIXED			1.000	15.04.1998	15.05.2024	5,618,668.14	7,388,436.23	432,468.14	568,686.95
FIXED			0.750	06.03.1996	15.09.2035	6,150,000.00	8,087,127.00	1,639,698.96	2,156,171.34
FIXED			0.750	29.04.1998	15.03.2038	11,000,000.00	14,464,780.00	4,914,795.91	6,462,858.33

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			0.750	08.04.2002	01.10.2041	11,600,000.00	15,253,768.00	5,720,756.68	7,522,680.62
FIXED			0.750	04.06.2008	15.04.2048	16,150,000.00	21,236,927.00	12,911,123.73	16,977,869.48
SOFR	0.470	2.220	2.690	02.09.2009	15.10.2028	10,685,000.00	14,050,561.30	3,150,384.65	4,142,692.81
SOFR	0.000	2.690	2.690	12.04.2013	01.11.2032	13,250,000.00	17,423,485.00	5,769,457.71	7,586,721.50
FIXED			0.750	25.09.2000	15.01.2040	6,000,000.00	7,889,880.00	3,317,587.68	4,362,561.45
FIXED			0.750	29.11.2000	15.01.2040	4,500,000.00	5,917,410.00	2,845,964.22	3,742,386.03
FIXED			0.750	08.05.1996	01.01.2036	10,150,000.00	13,347,047.00	4,102,805.53	5,395,107.22
FIXED			0.750	11.11.2005	15.04.2045	12,350,000.00	16,240,003.00	8,923,278.89	11,733,933.27
UNITED STATES DOLLAR							37,359,120,395.02		27,550,601,902.99

SOFR	0.790	5.008	5.798	01.03.1999	01.10.2025	53,000,000.00	53,000,000.00	7,424,909.07	7,424,909.07
SOFR	0.790	5.264	6.054	01.03.1999	01.12.2023	24,300,000.00	24,300,000.00	70,671.87	70,671.87
SOFR	0.790	5.167	5.957	01.03.1999	15.12.2023	93,162,000.00	93,162,000.00	3,166,868.57	3,166,868.57
SOFR	0.820	4.930	5.750	18.07.2000	15.08.2024	75,000,000.00	75,000,000.00	190,661.47	190,661.47
SOFR	0.820	4.961	5.781	21.07.2000	15.02.2025	75,000,000.00	75,000,000.00	10,124,102.71	10,124,102.71
SOFR	0.820	4.930	5.750	16.11.2000	15.08.2025	25,000,000.00	25,000,000.00	3,633,777.53	3,633,777.53
SOFR	0.790	5.022	5.812	22.10.2000	15.09.2025	75,000,000.00	75,000,000.00	12,647,394.74	12,647,394.74
SOFR	0.790	5.240	6.030	10.01.2005	15.11.2030	13,000,000.00	13,000,000.00	7,672,576.32	7,672,576.32
SOFR	0.790	5.240	6.030	28.03.2007	15.11.2031	33,800,000.00	33,800,000.00	13,885,405.29	13,885,405.29
SOFR	0.390	5.240	5.630	08.12.2008	15.11.2033	45,144,750.20	45,144,750.20	35,244,780.66	35,244,780.66
SOFR	0.390	5.167	5.557	18.12.2008	15.12.2023	300,000,000.00	300,000,000.00	20,705,973.00	20,705,973.00
SOFR	0.420	4.930	5.350	02.03.2009	15.08.2033	31,100,000.00	31,100,000.00	17,831,200.59	17,831,200.59
SOFR	0.420	4.972	5.392	16.09.2009	01.09.2024	250,000,000.00	250,000,000.00	33,688,287.50	33,688,287.50
SOFR	0.390	5.240	5.630	08.12.2009	15.11.2024	225,000,000.00	225,000,000.00	44,405,154.00	44,405,154.00
SOFR	0.520	4.972	5.492	14.09.2010	01.09.2035	400,000,000.00	400,000,000.00	321,720,077.77	321,720,077.77
SOFR	0.490	5.264	5.754	22.02.2011	01.12.2025	200,000,000.00	200,000,000.00	62,752,216.00	62,752,216.00
SOFR	0.590	5.264	5.854	13.01.2012	01.12.2026	300,000,000.00	300,000,000.00	125,803,104.00	125,803,104.00
SOFR	0.590	5.264	5.854	12.03.2012	01.12.2036	62,000,000.00	62,000,000.00	52,788,081.43	52,788,081.43
SOFR	0.590	5.085	5.675	04.07.2012	15.04.2027	350,000,000.00	350,000,000.00	163,938,194.00	163,938,194.00
SOFR	0.720	4.930	5.650	22.03.2013	15.08.2032	100,000,000.00	100,000,000.00	48,378,966.08	48,378,966.08
SOFR	0.590	5.264	5.854	27.09.2013	01.12.2032	300,000,000.00	300,000,000.00	15,051,017.98	15,051,017.98
SOFR	0.790	5.264	6.054	23.12.2013	01.12.2045	500,000,000.00	500,000,000.00	470,000,000.00	470,000,000.00
FIXED			0.250	27.09.2013	01.12.2052	100,000,000.00	100,000,000.00	7,338,100.99	7,338,100.99
SOFR	0.790	5.167	5.957	26.03.2014	15.12.2045	372,103,895.00	372,103,895.00	305,387,505.07	305,387,505.07
SOFR	0.620	4.886	5.506	14.02.2014	01.02.2029	250,000,000.00	250,000,000.00	203,368,730.00	203,368,730.00
SOFR	0.690	5.264	5.954	12.02.2015	01.12.2029	350,000,000.00	350,000,000.00	303,725,646.00	303,725,646.00
SOFR	0.690	5.264	5.954	10.02.2015	01.12.2034	300,000,000.00	300,000,000.00	232,945,475.96	232,945,475.96
SOFR	0.690	5.011	5.701	07.12.2015	15.09.2030	300,000,000.00	300,000,000.00	266,926,275.00	266,926,275.00
SOFR	0.690	5.011	5.701	07.12.2015	15.09.2030	300,000,000.00	300,000,000.00	266,926,275.00	266,926,275.00
SOFR	0.890	5.264	6.154	29.04.2016	01.12.2040	400,000,000.00	400,000,000.00	381,703,172.00	381,703,172.00
SOFR	0.690	5.264	5.954	15.12.2016	01.12.2031	250,000,000.00	250,000,000.00	234,977,287.50	234,977,287.50
SOFR	0.690	5.240	5.930	06.11.2017	15.05.2032	300,000,000.00	300,000,000.00	285,740,604.00	285,740,604.00
SOFR	0.690	5.216	5.906	06.12.2017	01.11.2032	300,000,000.00	300,000,000.00	289,017,003.00	289,017,003.00
SOFR	0.790	5.088	5.878	08.11.2017	15.10.2042	100,000,000.00	100,000,000.00	64,893,306.99	64,893,306.99
SOFR	0.890	5.000	5.890	10.01.2018	15.11.2047	380,000,000.00	380,000,000.00	127,556,087.52	127,556,087.52
SOFR	0.690	5.240	5.930	28.08.2018	15.05.2033	300,000,000.00	300,000,000.00	291,866,046.00	291,866,046.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.890	5.240	6.130	17.12.2018	15.11.2050	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	0.890	5.175	6.065	17.12.2018	15.11.2050	100,000,000.00	100,000,000.00	5,979,699.12	5,979,699.12
SOFR	0.690	5.240	5.930	09.10.2018	15.05.2033	300,000,000.00	300,000,000.00	291,866,046.00	291,866,046.00
SOFR	0.890	4.002	4.892	03.06.2019	15.05.2044	300,000,000.00	300,000,000.00	176,500,000.00	176,500,000.00
SOFR	0.890	4.951	5.841	11.07.2019	01.04.2049	1,300,000,000.00	1,300,000,000.00	829,437,506.04	829,437,506.04
SOFR	0.690	5.216	5.906	20.11.2019	01.11.2034	300,000,000.00	300,000,000.00	298,371,051.00	298,371,051.00
SOFR	0.690	5.167	5.857	13.12.2019	15.06.2034	400,000,000.00	400,000,000.00	395,330,344.00	395,330,344.00
SOFR	0.890	5.190	6.080	13.12.2019	01.12.2047	200,000,000.00	200,000,000.00	70,840,553.02	70,840,553.02
SOFR	0.890	5.262	6.152	13.12.2019	15.11.2047	23,300,000.00	23,300,000.00	5,464,152.41	5,464,152.41
SOFR	0.790	4.890	5.680	23.04.2020	15.04.2030	250,000,000.00	250,000,000.00	250,000,000.00	250,000,000.00
SOFR	0.790	4.890	5.680	23.04.2020	15.04.2025	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.890	4.822	5.712	28.04.2020	15.04.2049	200,000,000.00	200,000,000.00	200,000,000.00	200,000,000.00
SOFR	0.690	4.957	5.647	04.06.2020	15.04.2035	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.890	5.216	6.106	15.06.2020	01.05.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.890	5.167	6.057	01.07.2020	15.06.2048	26,532,604.00	26,532,604.00	1,723,266.54	1,723,266.54
SOFR	0.720	4.930	5.650	20.08.2020	15.02.2035	400,000,000.00	400,000,000.00	397,828,068.00	397,828,068.00
SOFR	0.720	4.930	5.650	27.08.2020	15.08.2035	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	0.920	4.930	5.850	08.09.2020	15.08.2049	125,000,000.00	125,000,000.00	94,436,042.77	94,436,042.77
SOFR	0.720	4.972	5.692	15.09.2020	01.09.2036	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.720	4.972	5.692	19.03.2021	01.03.2031	400,000,000.00	400,000,000.00	393,446,825.14	393,446,825.14
SOFR	0.720	4.685	5.405	13.08.2021	15.07.2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.720	4.930	5.650	19.11.2021	15.08.2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.690	5.240	5.930	16.12.2021	15.11.2036	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	0.690	5.240	5.930	01.06.2022	15.05.2037	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	0.690	5.240	5.930	01.06.2022	15.05.2037	250,000,000.00	250,000,000.00	250,000,000.00	250,000,000.00
SOFR	0.890	5.302	6.192	16.06.2022	01.06.2050	1,750,000,000.00	1,750,000,000.00	228,411,432.05	228,411,432.05
SOFR	0.690	5.264	5.954	06.02.2023	01.12.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.690	5.264	5.954	06.02.2023	01.06.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	0.940	5.064	6.004	07.01.2010	01.10.2034	405,000,000.00	405,000,000.00	310,594,500.28	310,594,500.28
SOFR	0.750	5.540	6.290	23.01.2007	15.11.2026	250,000,000.00	250,000,000.00	72,775,000.00	72,775,000.00
SOFR	0.750	4.910	5.660	29.08.2007	15.05.2027	50,000,000.00	50,000,000.00	832,000.00	832,000.00
SOFR	0.750	4.440	5.190	29.08.2007	15.05.2027			499,200.00	499,200.00
SOFR	0.750	3.730	4.480	29.08.2007	15.05.2027			332,800.00	332,800.00
SOFR	0.750	4.160	4.910	29.08.2007	15.05.2027			1,781,550.13	1,781,550.13
SOFR	0.750	4.100	4.850	29.08.2007	15.05.2027			834,244.96	834,244.96
SOFR	0.750	3.350	4.100	29.08.2007	15.05.2027			801,354.36	801,354.36
SOFR	0.750	3.600	4.350	29.08.2007	15.05.2027			1,663,013.35	1,663,013.35
SOFR	0.750	2.580	3.330	29.08.2007	15.05.2027			247,110.98	247,110.98
SOFR	0.750	2.350	3.100	29.08.2007	15.05.2027			1,414,721.90	1,414,721.90
SOFR	0.750	1.940	2.690	29.08.2007	15.05.2027			4,734,336.91	4,734,336.91
SOFR	0.750	2.280	3.030	29.08.2007	15.05.2027			2,488,433.87	2,488,433.87
SOFR	0.750	2.900	3.650	29.08.2007	15.05.2027			958,057.98	958,057.98
SOFR	0.750	2.750	3.500	29.08.2007	15.05.2027			53,127.21	53,127.21
SOFR	0.300	5.350	5.650	16.12.2008	15.11.2033	200,000,000.00	200,000,000.00	140,060,000.00	140,060,000.00
SOFR	0.750	3.670	4.420	24.10.2008	15.11.2032	232,000,000.00	232,000,000.00	367,546.00	367,546.00
SOFR	0.750	4.170	4.920	24.10.2008	15.11.2032			1,901,100.00	1,901,100.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.750	4.140	4.890	24.10.2008	15.11.2032			23,071.14	23,071.14
SOFR	0.750	3.510	4.260	24.10.2008	15.11.2032			1,255,013.13	1,255,013.13
SOFR	0.750	3.730	4.480	24.10.2008	15.11.2032			4,331,373.29	4,331,373.29
SOFR	0.750	2.660	3.410	24.10.2008	15.11.2032			3,842,884.16	3,842,884.16
SOFR	0.750	2.470	3.220	24.10.2008	15.11.2032			5,894,875.53	5,894,875.53
SOFR	0.750	2.090	2.840	24.10.2008	15.11.2032			8,104,489.70	8,104,489.70
SOFR	0.750	2.530	3.280	24.10.2008	15.11.2032			14,780,853.19	14,780,853.19
SOFR	0.750	3.230	3.980	24.10.2008	15.11.2032			9,125,174.44	9,125,174.44
SOFR	0.750	2.980	3.730	24.10.2008	15.11.2032			11,232,490.39	11,232,490.39
SOFR	0.750	2.710	3.460	24.10.2008	15.11.2032			10,125,756.79	10,125,756.79
SOFR	0.750	2.520	3.270	24.10.2008	15.11.2032			7,606,804.68	7,606,804.68
SOFR	0.750	2.410	3.160	24.10.2008	15.11.2032			9,600,320.46	9,600,320.46
SOFR	0.750	1.880	2.630	24.10.2008	15.11.2032			8,582,711.55	8,582,711.55
SOFR	0.750	2.290	3.040	24.10.2008	15.11.2032			9,575,513.09	9,575,513.09
SOFR	0.750	2.550	3.300	24.10.2008	15.11.2032			9,674,909.03	9,674,909.03
SOFR	0.750	2.600	3.350	24.10.2008	15.11.2032			2,120,488.63	2,120,488.63
SOFR	1.450	5.050	6.500	12.05.2009	15.09.2033	10,000,000.00	10,000,000.00	5,980,024.05	5,980,024.05
SOFR	0.750	5.810	6.560	30.06.2005	15.04.2025	16,000,000.00	16,000,000.00	63,080.00	63,080.00
SOFR	0.750	5.640	6.390	30.06.2005	15.04.2025			7,428.60	7,428.60
SOFR	0.750	5.600	6.350	30.06.2005	15.04.2025			981.05	981.05
SOFR	0.750	5.630	6.380	30.06.2005	15.04.2025			15,462.60	15,462.60
SOFR	0.750	4.480	5.230	30.06.2005	15.04.2025			35,514.06	35,514.06
SOFR	0.750	4.770	5.520	30.06.2005	15.04.2025			22,855.68	22,855.68
SOFR	0.750	3.590	4.340	30.06.2005	15.04.2025			66,076.07	66,076.07
SOFR	0.750	3.820	4.570	30.06.2005	15.04.2025			111,139.24	111,139.24
SOFR	0.750	4.130	4.880	30.06.2005	15.04.2025			61,730.83	61,730.83
SOFR	0.750	2.770	3.520	30.06.2005	15.04.2025			86,732.00	86,732.00
SOFR	0.750	3.680	4.430	30.06.2005	15.04.2025			246,196.33	246,196.33
SOFR	0.750	2.460	3.210	30.06.2005	15.04.2025			147,146.00	147,146.00
SOFR	0.750	2.270	3.020	30.06.2005	15.04.2025			288,847.77	288,847.77
SOFR	0.750	1.850	2.600	30.06.2005	15.04.2025			168,517.59	168,517.59
SOFR	0.750	1.940	2.690	30.06.2005	15.04.2025			101,734.64	101,734.64
SOFR	0.750	2.600	3.350	30.06.2005	15.04.2025			60,591.15	60,591.15
SOFR	0.750	2.540	3.290	30.06.2005	15.04.2025			307,574.48	307,574.48
FIXED			5.560	26.01.2004	15.10.2023	5,000,000.00	5,000,000.00	2,045.00	2,045.00
FIXED			5.870	26.01.2004	15.10.2023			11,505.55	11,505.55
FIXED			5.830	26.01.2004	15.10.2023			8,952.02	8,952.02
FIXED			5.840	26.01.2004	15.10.2023			1,729.41	1,729.41
FIXED			4.620	26.01.2004	15.10.2023			20,582.72	20,582.72
FIXED			4.980	26.01.2004	15.10.2023			29,413.56	29,413.56
FIXED			3.740	26.01.2004	15.10.2023			18,861.34	18,861.34
FIXED			3.920	26.01.2004	15.10.2023			14,861.80	14,861.80
FIXED			4.170	26.01.2004	15.10.2023			18,515.73	18,515.73
FIXED			2.820	26.01.2004	15.10.2023			21,293.94	21,293.94
FIXED			3.710	26.01.2004	15.10.2023			21,197.85	21,197.85
FIXED			2.560	26.01.2004	15.10.2023			8,167.05	8,167.05

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.750	5.380	6.130	30.03.2007	15.11.2026	11,000,000.00	11,000,000.00	29,110.00	29,110.00
SOFR	0.750	4.890	5.640	30.03.2007	15.11.2026			71,356.53	71,356.53
SOFR	0.750	4.430	5.180	30.03.2007	15.11.2026			14,900.85	14,900.85
SOFR	0.750	3.710	4.460	30.03.2007	15.11.2026			10,621.55	10,621.55
SOFR	0.750	4.120	4.870	30.03.2007	15.11.2026			33,946.18	33,946.18
SOFR	0.750	4.060	4.810	30.03.2007	15.11.2026			145,893.88	145,893.88
SOFR	0.750	3.290	4.040	30.03.2007	15.11.2026			184,262.08	184,262.08
SOFR	0.750	3.540	4.290	30.03.2007	15.11.2026			91,592.34	91,592.34
SOFR	0.750	2.530	3.280	30.03.2007	15.11.2026			332,133.15	332,133.15
SOFR	0.750	2.300	3.050	30.03.2007	15.11.2026			113,331.06	113,331.06
SOFR	0.750	1.890	2.640	30.03.2007	15.11.2026			321,223.49	321,223.49
SOFR	0.750	2.220	2.970	30.03.2007	15.11.2026			395,526.27	395,526.27
SOFR	0.750	2.820	3.570	30.03.2007	15.11.2026			207,436.45	207,436.45
SOFR	0.750	5.380	6.130	03.05.2007	15.11.2026	83,752,000.00	83,752,000.00	145,550.00	145,550.00
SOFR	0.750	4.890	5.640	03.05.2007	15.11.2026			582,200.00	582,200.00
SOFR	0.750	4.430	5.180	03.05.2007	15.11.2026			101,885.00	101,885.00
SOFR	0.750	3.710	4.460	03.05.2007	15.11.2026			491,959.00	491,959.00
SOFR	0.750	4.120	4.870	03.05.2007	15.11.2026			835,303.69	835,303.69
SOFR	0.750	4.060	4.810	03.05.2007	15.11.2026			709,851.00	709,851.00
SOFR	0.750	3.290	4.040	03.05.2007	15.11.2026			609,085.94	609,085.94
SOFR	0.750	3.540	4.290	03.05.2007	15.11.2026			1,328,512.73	1,328,512.73
SOFR	0.750	2.530	3.280	03.05.2007	15.11.2026			1,340,607.63	1,340,607.63
SOFR	0.750	2.300	3.050	03.05.2007	15.11.2026			2,516,839.78	2,516,839.78
SOFR	0.750	1.890	2.640	03.05.2007	15.11.2026			2,715,736.38	2,715,736.38
SOFR	0.750	2.220	2.970	03.05.2007	15.11.2026			3,432,621.07	3,432,621.07
SOFR	0.750	2.820	3.570	03.05.2007	15.11.2026			2,757,614.78	2,757,614.78
SOFR	0.750	2.690	3.440	03.05.2007	15.11.2026			1,900,130.38	1,900,130.38
SOFR	0.750	2.530	3.280	03.05.2007	15.11.2026			2,003,265.24	2,003,265.24
SOFR	0.750	2.370	3.120	03.05.2007	15.11.2026			1,713,461.62	1,713,461.62
SOFR	0.750	5.470	6.220	24.08.2004	15.04.2024	60,000,000.00	60,000,000.00	62,239.03	62,239.03
SOFR	0.750	5.560	6.310	24.08.2004	15.04.2024			41,153.23	41,153.23
SOFR	0.750	6.050	6.800	24.08.2004	15.04.2024			64,168.55	64,168.55
SOFR	0.750	5.880	6.630	24.08.2004	15.04.2024			182,263.67	182,263.67
SOFR	0.750	5.840	6.590	24.08.2004	15.04.2024			73,483.37	73,483.37
SOFR	0.750	5.860	6.610	24.08.2004	15.04.2024			9,229.32	9,229.32
SOFR	0.750	4.660	5.410	24.08.2004	15.04.2024			857,661.79	857,661.79
SOFR	0.750	4.990	5.740	24.08.2004	15.04.2024			767,832.63	767,832.63
SOFR	0.750	5.430	6.180	30.06.2005	15.12.2024	18,995,000.00	18,995,000.00	11,805.34	11,805.34
SOFR	0.750	5.840	6.590	30.06.2005	15.12.2024			93,225.00	93,225.00
SOFR	0.750	5.350	6.100	30.06.2005	15.12.2024			45,559.52	45,559.52
SOFR	0.750	6.160	6.910	30.06.2005	15.12.2024			58,183.79	58,183.79
SOFR	0.750	5.140	5.890	30.06.2005	15.12.2024			119,334.12	119,334.12
SOFR	0.750	5.180	5.930	30.06.2005	15.12.2024			138,116.20	138,116.20
SOFR	0.750	3.220	3.970	30.06.2005	15.12.2024			117,707.94	117,707.94
SOFR	0.750	4.640	5.390	30.06.2005	15.12.2024			171,565.26	171,565.26
SOFR	0.750	4.000	4.750	30.06.2005	15.12.2024			248,304.83	248,304.83

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	0.750	3.640	4.390	30.06.2005	15.12.2024			201,146.42	201,146.42
SOFR	0.750	3.520	4.270	30.06.2005	15.12.2024			372,895.94	372,895.94
SOFR	0.750	3.090	3.840	30.06.2005	15.12.2024			208,671.28	208,671.28
SOFR	0.750	2.320	3.070	30.06.2005	15.12.2024			98,564.79	98,564.79
SOFR	0.750	1.980	2.730	30.06.2005	15.12.2024			16,548.14	16,548.14
SOFR	0.750	6.180	6.930	03.10.2006	15.06.2026	200,000,000.00	200,000,000.00	631,085.04	631,085.04
SOFR	0.750	5.200	5.950	03.10.2006	15.06.2026			2,264,694.90	2,264,694.90
SOFR	0.750	5.240	5.990	03.10.2006	15.06.2026			9,008,480.14	9,008,480.14
SOFR	0.750	3.240	3.990	03.10.2006	15.06.2026			6,067,246.82	6,067,246.82
SOFR	0.750	4.750	5.500	03.10.2006	15.06.2026			2,196,791.30	2,196,791.30
SOFR	0.750	4.170	4.920	03.10.2006	15.06.2026			7,110,152.30	7,110,152.30
SOFR	0.750	3.800	4.550	03.10.2006	15.06.2026			6,644,531.40	6,644,531.40
SOFR	0.750	3.730	4.480	03.10.2006	15.06.2026			4,603,518.07	4,603,518.07
SOFR	0.750	3.310	4.060	03.10.2006	15.06.2026			753,792.96	753,792.96
SOFR	0.750	2.460	3.210	03.10.2006	15.06.2026			7,214,577.00	7,214,577.00
SOFR	0.750	2.110	2.860	03.10.2006	15.06.2026			196,804.34	196,804.34
SOFR	0.750	1.950	2.700	03.10.2006	15.06.2026			2,330,440.74	2,330,440.74
SOFR	0.750	2.440	3.190	03.10.2006	15.06.2026			857,885.35	857,885.35
SOFR	0.750	6.180	6.930	03.10.2006	15.06.2026	110,000,000.00	110,000,000.00	68,585.00	68,585.00
SOFR	0.750	5.200	5.950	03.10.2006	15.06.2026			1,598,570.04	1,598,570.04
SOFR	0.750	3.240	3.990	03.10.2006	15.06.2026			2,902,421.46	2,902,421.46
SOFR	0.750	4.170	4.920	03.10.2006	15.06.2026			4,901,299.54	4,901,299.54
SOFR	0.750	3.730	4.480	03.10.2006	15.06.2026			96,559.41	96,559.41
SOFR	0.750	3.310	4.060	03.10.2006	15.06.2026			7,935,068.70	7,935,068.70
SOFR	0.750	2.110	2.860	03.10.2006	15.06.2026			7,710,565.50	7,710,565.50
SOFR	0.750	1.950	2.700	03.10.2006	15.06.2026			903,600.72	903,600.72
SOFR	0.640	5.239	5.879	28.06.2010	15.05.2035	250,000,000.00	250,000,000.00	200,050,000.00	200,050,000.00
SOFR	0.640	5.215	5.855	31.08.2010	01.05.2035	30,000,000.00	30,000,000.00	23,472,143.40	23,472,143.40
SOFR	1.200	5.390	6.590	07.08.2009	01.05.2034	70,360,000.00	70,360,000.00	42,560,505.40	42,560,505.40
SOFR	0.840	5.215	6.055	03.12.2010	01.05.2035	59,124,000.00	59,124,000.00	45,845,931.97	45,845,931.97
SOFR	1.050	4.677	5.727	12.05.2011	01.01.2036	10,000,000.00	10,000,000.00	2,060,974.20	2,060,974.20
SOFR	1.140	5.064	6.204	15.06.2011	01.10.2036	250,000,000.00	250,000,000.00	217,700,000.00	217,700,000.00
SOFR	0.840	5.138	5.978	23.09.2011	15.10.2036	500,000,000.00	500,000,000.00	2,250,250.00	2,250,250.00
SOFR	0.840	5.138	5.978	23.09.2011	15.10.2036			447,799,750.00	447,799,750.00
SOFR	1.050	4.761	5.811	30.01.2013	15.07.2037	100,000,000.00	100,000,000.00	93,339,999.98	93,339,999.98
SOFR	1.050	4.928	5.978	02.04.2014	15.02.2039	479,000,000.00	479,000,000.00	430,541,837.03	430,541,837.03
SOFR	0.840	5.239	6.079	20.04.2013	15.05.2038	300,000,000.00	300,000,000.00	290,310,000.00	290,310,000.00
SOFR	0.840	5.215	6.055	23.12.2013	01.12.2038	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	1.050	5.010	6.060	10.04.2014	15.03.2039	300,000,000.00	300,000,000.00	295,200,000.00	295,200,000.00
SOFR	0.840	5.138	5.978	08.09.2014	15.04.2044	501,250,000.00	501,250,000.00	336,672,799.63	336,672,799.63
SOFR	0.840	5.242	6.082	14.10.2014	15.05.2039	116,000,000.00	116,000,000.00	26,545,635.42	26,545,635.42
SOFR	0.840	5.239	6.079	14.10.2014	15.05.2039	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	1.140	5.138	6.278	20.01.2016	15.10.2041	500,000,000.00	500,000,000.00	2,500,000.00	2,500,000.00
SOFR	1.340	5.138	6.478	20.01.2016	15.10.2043			496,256,250.00	496,256,250.00
SOFR	1.340	5.138	6.478	20.01.2016	15.04.2044			3,110.00	3,110.00
SOFR	1.340	5.138	6.478	20.01.2016	15.04.2044			1,240,640.00	1,240,640.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
SOFR	1.250	4.761	6.011	29.04.2016	15.01.2041	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
SOFR	1.040	5.239	6.279	02.03.2018	15.05.2041	170,000,000.00	170,000,000.00	155,637,684.86	155,637,684.86
SOFR	1.140	4.976	6.116	19.12.2017	15.04.2042	207,603,205.00	207,603,205.00	31,552,342.03	31,552,342.03
SOFR	1.250	5.010	6.260	14.02.2019	15.03.2042	40,700,000.00	40,700,000.00	101,750.00	101,750.00
SOFR	1.040	5.138	6.178	02.04.2019	15.10.2037	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
SOFR	1.190	5.239	6.429	28.11.2019	15.05.2044	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
SOFR	1.040	5.215	6.255	19.12.2019	15.12.2038	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	1.640	5.064	6.704	10.04.2020	01.04.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	1.340	5.139	6.479	28.04.2020	15.04.2049	100,000,000.00	100,000,000.00	84,973,307.78	84,973,307.78
SOFR	1.340	5.239	6.579	03.06.2020	15.05.2049	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
SOFR	1.340	5.215	6.555	14.07.2020	15.06.2049	370,000,000.00	370,000,000.00	126,347,020.47	126,347,020.47
SOFR	1.200	5.014	6.214	10.11.2020	15.09.2049	600,000,000.00	600,000,000.00	349,505,226.00	349,505,226.00
SOFR	1.340	5.186	6.526	03.12.2020	15.10.2049	88,280,000.00	88,280,000.00	4,475,180.77	4,475,180.77
SOFR	0.640	5.215	5.855	21.12.2020	15.06.2031	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	1.340	5.215	6.555	21.12.2020	01.12.2049	300,000,000.00	300,000,000.00	267,070,980.55	267,070,980.55
SOFR	1.100	4.970	6.070	19.03.2021	01.09.2039	500,000,000.00	500,000,000.00	462,760,148.31	462,760,148.31
SOFR	1.180	5.215	6.395	19.07.2021	15.06.2046	280,000,000.00	280,000,000.00	157,020,984.01	157,020,984.01
SOFR	0.890	5.215	6.105	19.07.2021	15.12.2039	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
SOFR	1.550	5.010	6.560	08.09.2021	15.03.2050	300,000,000.00	300,000,000.00	30,000,000.00	30,000,000.00
SOFR	0.890	5.239	6.129	29.11.2021	15.11.2039	500,000,000.00	500,000,000.00	2,500,000.00	2,500,000.00
SOFR	0.890	5.239	6.129	29.11.2021	15.11.2039			80,000,000.00	80,000,000.00
SOFR	0.890	5.239	6.129	29.11.2021	15.11.2039			120,000,000.00	120,000,000.00
SOFR	1.040	5.239	6.279	29.11.2021	15.11.2040			297,500,000.00	297,500,000.00
SOFR	0.890	5.215	6.105	16.12.2021	01.06.2040	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	1.400	4.928	6.328	25.06.2022	15.02.2047	178,100,000.00	178,100,000.00	46,724,135.82	46,724,135.82
SOFR	0.890	5.215	6.105	08.02.2023	15.06.2041	600,000,000.00	600,000,000.00	600,000,000.00	600,000,000.00
SOFR	0.890	5.312	6.202	25.06.2023	15.11.2041	750,000,000.00	750,000,000.00	1,875,000.00	1,875,000.00
LIBOR-BASED	1.050	5.657	6.707	18.06.2019	10.06.2044	202,040,000.00	202,040,000.00	20,232,832.18	20,232,832.18
FIXED			3.000	31.08.1983	16.11.2024	13,500,000.00	13,500,000.00	13,309.31	13,309.31
FIXED			3.000	28.10.1980	16.12.2023	7,500,000.00	7,500,000.00	92,689.49	92,689.49
FIXED			3.000	04.12.1980	28.10.2023	9,200,000.00	9,200,000.00	12,786.00	12,786.00
FIXED			3.000	30.07.1983	16.04.2025	7,800,000.00	7,800,000.00	95,366.20	95,366.20
FIXED			3.000	29.07.1983	01.10.2024	1,000,000.00	1,000,000.00	3,118.89	3,118.89
FIXED			3.000	26.03.1984	10.10.2024	2,300,000.00	2,300,000.00	25,932.70	25,932.70
FIXED			3.000	30.04.1993	26.11.2023	20,000,000.00	20,000,000.00	833,313.56	833,313.56
FIXED			1.000	09.08.2001	31.12.2031	40,000,000.00	40,000,000.00	8,175,964.66	8,175,964.66
FIXED			1.000	09.08.2001	27.01.2032			5,575,429.54	5,575,429.54
FIXED			1.000	11.07.2002	27.12.2032	20,000,000.00	20,000,000.00	5,596,626.39	5,596,626.39
FIXED			1.000	11.07.2002	13.02.2033			2,089,207.13	2,089,207.13
FIXED			1.000	17.07.2003	31.12.2033	40,000,000.00	40,000,000.00	16,026,195.26	16,026,195.26
FIXED			1.000	17.07.2003	14.01.2034			896,815.38	896,815.38
FIXED			1.000	09.08.2004	31.12.2034	20,000,000.00	20,000,000.00	3,050,668.66	3,050,668.66
FIXED			1.000	09.08.2004	03.03.2035			6,177,893.15	6,177,893.15
FIXED			1.000	10.08.2005	21.03.2036	20,000,000.00	20,000,000.00	9,712,476.42	9,712,476.42
FIXED			1.000	14.07.2006	31.12.2037	20,000,000.00	20,000,000.00	5,488,559.18	5,488,559.18
FIXED			1.000	14.07.2006	14.01.2038			5,991,233.27	5,991,233.27

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
	RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
	INTEREST FREE				21.04.1978	15.12.2027	28,000,000.00	28,000,000.00	2,905,132.37	2,905,132.37
	INTEREST FREE				27.06.1979	01.06.2029	40,000,000.00	40,000,000.00	5,800,177.91	5,800,177.91
	SOFR	5.199	1.350	6.549	11.10.2017	15.10.2035	10,333,000.00	10,333,000.00	6,187,572.17	6,187,572.17
	FIXED			4.000	17.12.2008	15.07.2028	30,000,000.00	30,000,000.00	637,488.93	637,488.93
	FIXED			4.000	17.12.2008	15.07.2028	10,000,000.00	10,000,000.00	3,333,400.00	3,333,400.00
	FIXED			4.200	20.07.2012	15.01.2032	30,000,000.00	30,000,000.00	15,719,079.90	15,719,079.90
	SOFR	5.311	1.350	6.661	15.04.2019	15.04.2037	62,900,000.00	62,900,000.00	17,444,872.58	17,444,872.58
	LIBOR-BASED	0.000	5.235	5.235	03.06.1994	01.06.2024	15,000,000.00	15,000,000.00	250,000.00	250,000.00
	LIBOR-BASED	0.000	5.235	5.235	03.06.1994	01.06.2024			500,000.00	500,000.00
	FIXED			1.500	05.07.1996	17.03.2027	25,753,878.00	25,753,878.00	4,397,003.76	4,397,003.76
	FIXED			1.000	22.09.2000	26.02.2031	7,014,271.00	7,014,271.00	2,566,196.72	2,566,196.72
	FIXED			0.300	28.05.2002	10.09.2032	4,398,146.88	4,398,146.88	1,930,893.87	1,930,893.87
	FIXED			0.300	28.05.2002	10.09.2032	6,779,174.50	6,779,174.50	2,976,223.17	2,976,223.17
	FIXED			0.300	28.05.2002	10.09.2032	18,558,684.00	18,558,684.00	8,147,715.14	8,147,715.14
	FIXED			0.300	12.12.2002	10.03.2033	12,937,310.99	12,937,310.99	5,995,339.25	5,995,339.25
	FIXED			0.200	31.05.2006	15.09.2042	13,495,424.00	13,495,424.00	10,256,522.24	10,256,522.24
	FIXED			3.000	09.11.2009	21.01.2030	89,153,766.00	89,153,766.00	38,498,644.47	38,498,644.47
	SOFR	0.940	6.710	7.650	19.12.2017	15.04.2042	207,603,205.00	207,603,205.00	31,547,571.04	31,547,571.04
	FIXED			2.000	10.04.2018	21.07.2038	62,086,837.82	62,086,837.82	62,086,837.80	62,086,837.80
	SOFR	0.840	5.239	6.079	05.06.2020	15.05.2032	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
	FIXED			2.000	29.08.2019	21.07.2040	219,776,242.63	219,776,242.63	23,457,105.17	23,457,105.17
	FIXED			1.500	29.10.2020	20.10.2050	100,000,000.00	100,000,000.00	100,000,000.00	100,000,000.00
	SOFR	0.940	5.010	5.950	26.03.2021	15.03.2033	300,000,000.00	300,000,000.00	295,627,653.30	295,627,653.30
	FIXED			1.500	17.12.2021	20.12.2051	100,000,000.00	100,000,000.00	100,000,000.00	100,000,000.00
	SOFR	0.940	5.215	6.155	06.03.2023	01.12.2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
	FIXED			3.000	01.08.1978	06.01.2024	883,000.00	883,000.00	10,787.36	10,787.36
	INTEREST FREE				14.05.1974	15.04.2024	9,500,000.00	9,500,000.00	285,000.00	285,000.00
	INTEREST FREE				27.06.1979	15.02.2029	22,000,000.00	22,000,000.00	3,170,884.94	3,170,884.94
B. ON-LENT TO GOCCs/GFIs								659,575,222.17		192,356,140.01

EURO								10,124,158.57		4,749,493.05

	INTEREST FREE				11.03.1996	31.12.2025	3,264,014.04	3,450,389.24	503,719.62	532,482.01
	INTEREST FREE				04.08.2004	31.12.2038	6,313,280.98	6,673,769.32	3,989,226.22	4,217,011.04
JAPANESE YEN								649,451,063.60		187,606,646.96

	FIXED			3.000	20.12.1994	20.12.2024	9,795,000,000.00	65,518,755.00	682,314,000.00	4,563,998.35
	FIXED			3.000	20.12.1994	20.12.2024	6,212,000,000.00	41,552,068.00	170,307,000.00	1,139,183.52
	FIXED			2.700	18.03.1997	20.03.2027	26,344,000,000.00	176,215,016.00	4,389,497,000.00	29,361,345.43
	FIXED			2.300	18.03.1997	20.03.2027			67,816,000.00	453,621.22
	FIXED			0.750	10.09.1998	20.09.2038	23,668,000,000.00	158,315,252.00	6,627,660,000.00	44,332,417.74
	FIXED			1.000	07.04.2000	20.04.2040	22,262,000,000.00	148,910,518.00	10,427,358,000.00	69,748,597.66
	FIXED			0.750	07.04.2000	20.04.2040			1,021,292,000.00	6,831,422.19
	FIXED			1.000	07.04.2000	20.04.2040	8,266,000,000.00	55,291,274.00	4,143,954,000.00	27,718,908.31
	FIXED			0.750	07.04.2000	20.04.2040			462,706,000.00	3,095,040.43

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

	INTEREST		INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			3.000	16.08.1995	31.07.2025	545,400,000.00	3,648,180.60	54,135,462.00	362,112.11
II. NG-ISSUED EXTERNAL DEBT SECURITIES							47,997,196,634.49		43,553,636,301.15

EURO							3,646,995,000.00		3,646,995,000.00

FIXED			0.875	17.05.2019	17.05.2027	750,000,000.00	792,825,000.00	750,000,000.00	792,825,000.00
FIXED			0.700	03.02.2020	03.02.2029	600,000,000.00	634,260,000.00	600,000,000.00	634,260,000.00
FIXED			0.250	28.04.2021	28.04.2025	650,000,000.00	687,115,000.00	650,000,000.00	687,115,000.00
FIXED			1.200	28.04.2021	28.04.2033	650,000,000.00	687,115,000.00	650,000,000.00	687,115,000.00
FIXED			1.750	28.04.2021	28.04.2041	800,000,000.00	845,680,000.00	800,000,000.00	845,680,000.00
JAPANESE YEN							1,521,747,500.00		1,521,747,500.00

FIXED			0.990	15.08.2018	15.08.2028	40,800,000,000.00	272,911,200.00	40,800,000,000.00	272,911,200.00
FIXED			0.280	15.08.2019	15.08.2024	21,000,000,000.00	140,469,000.00	21,000,000,000.00	140,469,000.00
FIXED			0.430	15.08.2019	14.08.2026	17,900,000,000.00	119,733,100.00	17,900,000,000.00	119,733,100.00
FIXED			0.590	15.08.2019	15.08.2029	22,700,000,000.00	151,840,300.00	22,700,000,000.00	151,840,300.00
FIXED			0.001	13.04.2021	12.04.2024	55,000,000,000.00	367,895,000.00	55,000,000,000.00	367,895,000.00
FIXED			0.760	22.04.2022	22.04.2027	52,000,000,000.00	347,828,000.00	52,000,000,000.00	347,828,000.00
FIXED			0.950	22.04.2022	20.04.2029	5,000,000,000.00	33,445,000.00	5,000,000,000.00	33,445,000.00
FIXED			1.220	22.04.2022	22.04.2032	7,100,000,000.00	47,491,900.00	7,100,000,000.00	47,491,900.00
FIXED			1.830	22.04.2022	22.04.2042	6,000,000,000.00	40,134,000.00	6,000,000,000.00	40,134,000.00
PHILIPPINE PESO							966,643,134.49		966,643,134.49

FIXED			6.250	14.01.2011	14.01.2036	54,770,000,000.00	966,643,134.49	54,770,000,000.00	966,643,134.49
UNITED STATES DOLLAR							41,861,811,000.00		37,418,250,666.66

FIXED			9.500	21.10.1999	21.10.2024	1,006,294,000.00	1,006,294,000.00	347,796,000.00	347,796,000.00
FIXED			10.625	16.03.2000	16.03.2025	1,000,000,000.00	1,000,000,000.00	480,463,000.00	480,463,000.00
FIXED			10.625	24.09.2003	16.03.2025	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
FIXED			10.625	16.09.2004	16.03.2025	700,000,000.00	700,000,000.00	700,000,000.00	700,000,000.00
FIXED			9.500	02.02.2005	02.02.2030	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			9.500	16.05.2005	02.02.2030	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			7.750	11.01.2006	14.01.2031	1,500,000,000.00	1,500,000,000.00	859,940,000.00	859,940,000.00
FIXED			7.750	14.07.2006	14.01.2031	450,000,000.00	450,000,000.00	450,000,000.00	450,000,000.00
FIXED			7.750	25.09.2006	14.01.2031	434,506,000.00	434,506,000.00	434,506,000.00	434,506,000.00
FIXED			7.500	25.09.2006	25.09.2024	774,204,000.00	774,204,000.00	192,529,666.66	192,529,666.66
FIXED			6.375	15.01.2007	15.01.2032	1,000,000,000.00	1,000,000,000.00	522,248,000.00	522,248,000.00
FIXED			6.375	05.02.2008	15.01.2032	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			6.375	23.10.2009	23.10.2034	1,000,000,000.00	1,000,000,000.00	53,324,000.00	53,324,000.00
FIXED			6.375	13.01.2010	23.10.2034	850,000,000.00	850,000,000.00	850,000,000.00	850,000,000.00
FIXED			6.375	06.10.2010	23.10.2034	946,807,000.00	946,807,000.00	946,807,000.00	946,807,000.00
FIXED			5.500	30.03.2011	30.03.2026	1,500,000,000.00	1,500,000,000.00	1,049,678,000.00	1,049,678,000.00
FIXED			6.375	23.10.2011	23.10.2034	50,000,000.00	50,000,000.00	50,000,000.00	50,000,000.00
FIXED			5.000	13.01.2012	13.01.2037	1,500,000,000.00	1,500,000,000.00	1,330,959,000.00	1,330,959,000.00
FIXED			4.200	21.01.2014	21.01.2024	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00

EXTERNAL DIRECT DEBT OF THE REPUBLIC OF THE PHILIPPINES

AS OF 30 SEPTEMBER 2023

INTEREST			INTEREST RATE + SPREAD (per annum)			ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
RATE BASIS	SPREAD	RATE		DATE CONTRACTED	DATE OF MATURITY	(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
FIXED			3.950	20.01.2015	20.01.2040	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.700	01.03.2016	01.03.2041	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.700	02.02.2017	02.02.2042	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.000	01.02.2018	01.02.2028	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
FIXED			3.750	14.01.2019	14.01.2029	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			2.457	05.05.2020	05.05.2030	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00
FIXED			2.950	05.05.2020	05.05.2045	1,350,000,000.00	1,350,000,000.00	1,350,000,000.00	1,350,000,000.00
FIXED			2.650	10.12.2020	10.12.2045	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00	1,500,000,000.00
FIXED			1.648	10.12.2020	10.06.2031	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00
FIXED			1.950	06.07.2021	06.01.2032	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			3.200	06.07.2021	06.07.2046	2,250,000,000.00	2,250,000,000.00	2,250,000,000.00	2,250,000,000.00
FIXED			3.229	29.03.2022	29.03.2027	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			3.556	29.03.2022	29.03.2032	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			4.200	29.03.2022	29.03.2047	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00
FIXED			5.170	13.10.2022	13.10.2027	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.609	13.10.2022	13.04.2033	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			5.950	13.10.2022	13.10.2047	750,000,000.00	750,000,000.00	750,000,000.00	750,000,000.00
FIXED			4.625	17.01.2023	17.07.2028	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
FIXED			5.000	17.01.2023	17.07.2033	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00
FIXED			5.500	17.01.2023	17.01.2048	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00	1,250,000,000.00

1/	Original currencies converted using BSP reference rate prevailing on 2 October 2023

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
Total					9,196,993.11

3 Years					91,283.00

PIBD0325D270	07-Apr-22		07-Apr-25	4.2500%	25,791.00
PIBD0325D270	05-May-22	*	07-Apr-25	4.2500%	35,000.00
PIBD0325D270	02-Jun-22	*	07-Apr-25	4.2500%	9,305.00
PH0000057473	07-Sep-23		07-Sep-26	6.2500%	21,187.00
3.5 Years					45,000.00

PIBD0326H014	04-Aug-22		04-Feb-26	5.2500%	45,000.00
5 Years					402,188.00

PIBD0524J762	17-Oct-19		17-Oct-24	4.2500%	30,000.00
PIBD0524J762	05-Mar-20	*	17-Oct-24	4.2500%	40,000.00
PIBD0524J762	28-May-20	*	17-Oct-24	4.2500%	50,000.00
PIBD0526D772	08-Apr-21		08-Apr-26	3.3750%	35,000.00
PIBD0526D772	06-May-21	*	08-Apr-26	3.3750%	50,000.00
PIBD0526D772	02-Sep-21	*	08-Apr-26	3.3750%	35,000.00
PIBD0526D772	14-Oct-21	*	08-Apr-26	3.3750%	35,000.00
PIBD0526D772	04-Nov-21	*	08-Apr-26	3.3750%	35,000.00
PIBD0526D772	13-Jan-22	*	08-Apr-26	3.3750%	22,126.00
PIBD0526D772	03-Feb-22	*	08-Apr-26	3.3750%	35,000.00
PIBD0526D772	17-Mar-22	*	08-Apr-26	3.3750%	13,035.00
PIBD0526D772	13-Apr-22	*	08-Apr-26	3.3750%	22,027.00
7 Years					1,280,722.00

PIBD0724D595	20-Apr-17		20-Apr-24	4.5000%	6,071.00
PIBD0724D595	01-Jun-17	*	20-Apr-24	4.5000%	4,026.00
PIBD0724D595	10-Aug-17	*	20-Apr-24	4.5000%	15,000.00
PIBD0724D595	07-Sep-17	*	20-Apr-24	4.5000%	15,000.00
PIBD0724D595	19-Oct-17	*	20-Apr-24	4.5000%	15,000.00
PIBD0725D618	12-Apr-18		12-Apr-25	5.7500%	7,932.00
PIBD0725D618	17-May-18	*	12-Apr-25	5.7500%	4,915.00
PIBD0725D618	14-Jun-18	*	12-Apr-25	5.7500%	7,612.00
PIBD0725D618	27-Sep-18	*	12-Apr-25	5.7500%	5,730.00
PIBD0725D618	29-Nov-18	*	12-Apr-25	5.7500%	30,000.00
PIBD0725D618	13-Dec-18	*	12-Apr-25	5.7500%	17,474.00
PIBD0725D618	06-Oct-22	*	12-Apr-25	5.7500%	22,850.00
PIBD0726B627	14-Feb-19		14-Feb-26	6.2500%	30,000.00

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
PIBD0726B627	28-Mar-19	*	14-Feb-26	6.2500%	20,000.00
PIBD0726B627	16-May-19	*	14-Feb-26	6.2500%	20,000.00
PIBD0726B627	18-Jul-19	*	14-Feb-26	6.2500%	20,000.00
PIBD0726B627	12-Sep-19	*	14-Feb-26	6.2500%	10,399.00
PIBD0726B627	31-Oct-19	*	14-Feb-26	6.2500%	20,000.00
PIBD0726B627	23-Jan-20	*	14-Feb-26	6.2500%	27,203.00
PIBD0726B627	09-Jun-22	*	14-Feb-26	6.2500%	25,189.00
PIBD0726B627	07-Jul-22	*	14-Feb-26	6.2500%	35,000.00
PIBD0726B627	05-Apr-23	*	14-Feb-26	6.2500%	25,000.00
PIBD0728D649	22-Apr-21		22-Apr-28	3.6250%	60,000.00
PIBD0728D649	20-May-21	*	22-Apr-28	3.6250%	45,000.00
PIBD0728D649	10-Jun-21	*	22-Apr-28	3.6250%	42,000.00
PIBD0728D649	08-Jul-21	*	22-Apr-28	3.6250%	52,971.00
PIBD0728D649	29-Jul-21	*	22-Apr-28	3.6250%	61,000.00
PIBD0728H654	12-Aug-21		12-Aug-28	3.7500%	55,000.00
PIBD0728H654	09-Sep-21	*	12-Aug-28	3.7500%	40,000.00
PIBD0728H654	23-Sep-21	*	12-Aug-28	3.7500%	40,000.00
PIBD0728H654	07-Oct-21	*	12-Aug-28	3.7500%	35,578.00
PIBD0728H654	28-Oct-21	*	12-Aug-28	3.7500%	19,315.00
PIBD0728H654	27-Jan-22	*	12-Aug-28	3.7500%	35,000.00
PIBD0728H654	24-Mar-22	*	12-Aug-28	3.7500%	15,699.00
PIBD0728H654	21-Apr-22	*	12-Aug-28	3.7500%	35,000.00
PIBD0729E673	19-May-22		19-May-29	6.5000%	20,108.00
PIBD0729E673	16-Jun-22	*	19-May-29	6.5000%	19,551.00
PIBD0729E673	22-Sep-22	*	19-May-29	6.5000%	35,000.00
PIBD0729E673	02-Mar-23	*	19-May-29	6.5000%	30,000.00
PIBD0729E673	22-Jun-23	*	19-May-29	6.5000%	25,000.00
PIBD0729J687	13-Oct-22		13-Oct-29	7.0000%	24,125.00
PIBD0729J687	05-Jan-23	*	13-Oct-29	7.0000%	37,675.00
PIBD0729J687	30-Mar-23	*	13-Oct-29	7.0000%	30,000.00
PIBD0729J687	20-Jul-23	*	13-Oct-29	7.0000%	30,000.00
PIBD0729J687	20-Jul-23	*	13-Oct-29	7.0000%	23,629.00
PIBD0730D690	27-Apr-23		27-Apr-30	6.0000%	25,000.00
PIBD0730D690	25-May-23	*	27-Apr-30	6.0000%	25,000.00
PH0000057218	27-Jul-23		27-Jul-30	6.3750%	24,793.00
PH0000057218	14-Sep-23	*	27-Jul-30	6.3750%	9,877.00
10 Years					1,741,835.00

PIBD1027E617	04-May-17		04-May-27	4.7500%	9,723.00
PIBD1027E617	15-Jun-17	*	04-May-27	4.7500%	15,000.00
PIBD1027E617	24-Aug-17	*	04-May-27	4.7500%	15,000.00
PIBD1027E617	21-Sep-17	*	04-May-27	4.7500%	15,000.00
PIBD1027E617	09-Nov-17	*	04-May-27	4.7500%	10,213.00
PIBD1027E617	17-Dec-20	*	04-May-27	4.7500%	40,000.00
PIBD1027E617	21-Jan-21	*	04-May-27	4.7500%	40,000.00
PIBD1027E617	11-Mar-21	*	04-May-27	4.7500%	49,000.00
PIBD1027E617	24-Jun-21	*	04-May-27	4.7500%	55,000.00

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
PIBD1027E617	12-May-22	*	04-May-27	4.7500%	25,100.00
PIBD1028C635	22-Mar-18		22-Mar-28	6.2500%	7,990.00
PIBD1028C635	19-Apr-18	*	22-Mar-28	6.2500%	10,000.00
PIBD1028C635	24-May-18	*	22-Mar-28	6.2500%	4,080.00
PIBD1028C635	08-Nov-18	*	22-Mar-28	6.2500%	15,000.00
PIBD1028C635	06-Dec-18	*	22-Mar-28	6.2500%	38,136.00
PIBD1028C635	08-Jun-23	*	22-Mar-28	6.2500%	25,000.00
PIBD1028C635	03-Aug-23	*	22-Mar-28	6.2500%	26,606.00
PIBD1029A644	10-Jan-19		10-Jan-29	6.8750%	40,000.00
PIBD1029A644	14-Mar-19	*	10-Jan-29	6.8750%	20,000.00
PIBD1029A644	11-Apr-19	*	10-Jan-29	6.8750%	20,000.00
PIBD1029A644	30-May-19	*	10-Jan-29	6.8750%	20,000.00
PIBD1029A644	15-Aug-19	*	10-Jan-29	6.8750%	20,000.00
PIBD1029A644	14-Nov-19	*	10-Jan-29	6.8750%	20,000.00
PIBD1029A644	20-Feb-20	*	10-Jan-29	6.8750%	45,000.00
PIBD1029A644	14-Jul-22	*	10-Jan-29	6.8750%	40,000.00
PIBD1029A644	11-Aug-22	*	10-Jan-29	6.8750%	45,000.00
PIBD1029A644	04-May-23	*	10-Jan-29	6.8750%	25,000.00
PIBD1029A644	31-Aug-23	*	10-Jan-29	6.8750%	30,000.00
PIBD1030G655	09-Jul-20		09-Jul-30	2.8750%	30,000.00
PIBD1030G655	13-Aug-20	*	09-Jul-30	2.8750%	30,000.00
PIBD1030G655	04-Feb-21	*	09-Jul-30	2.8750%	30,000.00
PIBD1030G655	25-Mar-21	*	09-Jul-30	2.8750%	30,000.00
PIBD1030G655	17-Jun-21	*	09-Jul-30	2.8750%	45,000.00
PIBD1031G662	22-Jul-21		22-Jul-31	4.0000%	40,000.00
PIBD1031G662	05-Aug-21	*	22-Jul-31	4.0000%	42,000.00
PIBD1031G662	16-Sep-21	*	22-Jul-31	4.0000%	35,000.00
PIBD1031G662	30-Sep-21	*	22-Jul-31	4.0000%	37,950.00
PIBD1031G662	11-Nov-21	*	22-Jul-31	4.0000%	35,000.00
PIBD1032A675	20-Jan-22		20-Jan-32	4.8750%	40,000.00
PIBD1032A675	10-Feb-22	*	20-Jan-32	4.8750%	35,000.00
PIBD1032A675	31-Mar-22	*	20-Jan-32	4.8750%	35,000.00
PIBD1032A675	28-Apr-22	*	20-Jan-32	4.8750%	17,559.00
PIBD1032A675	26-May-22	*	20-Jan-32	4.8750%	35,000.00
PIBD1032F689	23-Jun-22		23-Jun-32	7.2500%	34,892.00
PIBD1032F689	21-Jul-22	*	23-Jun-32	7.2500%	55,000.00
PIBD1032F689	18-Aug-22	*	23-Jun-32	7.2500%	50,000.00
PIBD1032I695	15-Sep-22		15-Sep-32	6.7500%	45,000.00
PIBD1032I695	26-Jan-23	*	15-Sep-32	6.7500%	35,000.00
PIBD1032I695	23-Feb-23	*	15-Sep-32	6.7500%	35,000.00
PIBD1032I695	09-Mar-23	*	15-Sep-32	6.7500%	25,000.00
PIBD1032I695	13-Apr-23	*	15-Sep-32	6.7500%	25,000.00
PIBD1032I695	11-May-23	*	15-Sep-32	6.7500%	25,000.00
PIBD1032I695	01-Jun-23	*	15-Sep-32	6.7500%	25,000.00
PIBD1032I695	29-Jun-23	*	15-Sep-32	6.7500%	25,000.00
PIBD1032I695	06-Jul-23	*	15-Sep-32	6.7500%	23,586.00
PIBD1032J701	20-Oct-22		20-Oct-32	7.5000%	35,000.00

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
PH0000057374	17-Aug-23		17-Aug-33	6.6250%	30,000.00
PH0000057374	21-Sep-23	*	17-Aug-33	6.6250%	30,000.00
					5,381.15

10 Yr. AR Bonds	various		various	floating rate	5,381.15
13 Years					44,475.00

PIBD1336D016	20-Apr-23		20-Apr-36	6.2500%	19,475.00
PIBD1336D016	18-May-23	*	20-Apr-36	6.2500%	25,000.00
15 Years					30,000.00

PH0000057200	13-Jul-23		13-Jul-38	7.0000%	30,000.00
20 Years					643,498.55

PIBD2023J068	23-Oct-03		23-Oct-23	11.3750%	1,728.09
PIBD2024F075	03-Jun-04		03-Jun-24	12.3750%	2,228.68
TEBD2024F075	03-Jun-04		03-Jun-24	11.1375%	258.30
PIBD2024H086	05-Aug-04		05-Aug-24	12.8750%	2,380.82
TEBD2024H086	05-Aug-04		05-Aug-24	11.5875%	60.00
PIBD2024K091	11-Nov-04		11-Nov-24	13.7500%	3,080.85
TEBD2024K091	11-Nov-04		11-Nov-24	12.3750%	15.90
PIBD2025D103	14-Apr-05		14-Apr-25	12.1250%	3,128.46
TEBD2025D103	14-Apr-05		14-Apr-25	10.9125%	90.00
PIBD2025J116	20-Oct-05		20-Oct-25	12.1250%	2,343.96
TEBD2025J116	20-Oct-05		20-Oct-25	10.9125%	29.00
PIBD2026A122	19-Jan-06		19-Jan-26	10.2500%	7,977.73
PIBD2026L139	07-Dec-06		07-Dec-26	8.0000%	12,072.25
PIBD2027I140	06-Sep-07		06-Sep-27	8.6250%	7,521.93
PIBD2027I140	10-Nov-22	*	06-Sep-27	8.6250%	30,640.00
PIBD2027I140	01-Dec-23	*	06-Sep-27	8.6250%	22,969.00
PIBD2028L151	04-Dec-08		04-Dec-28	9.5000%	17,032.29
PIBD2030E166	27-May-10		27-May-30	8.7500%	72,412.57
PIBD2032B183	02-Feb-12		02-Feb-32	5.8750%	35,530.27
PIBD2032I195	27-Sep-12		27-Sep-32	5.7500%	20,254.12
PIBD2033C206	21-Mar-13		21-Mar-33	3.6250%	89,250.35
PIBD2033C206	01-Jul-21	*	21-Mar-33	3.6250%	38,090.00
PIBD2037E214	18-May-17		18-May-37	5.2500%	15,000.00
PIBD2037E214	29-Jun-17	*	18-May-37	5.2500%	15,000.00
PIBD2038B224	22-Feb-18		22-Feb-38	6.5000%	8,853.00
PIBD2038B224	26-Apr-18	*	22-Feb-38	6.5000%	4,260.00
PIBD2038B224	21-Jun-18	*	22-Feb-38	6.5000%	4,120.00
PIBD2038B224	15-Jun-23	*	22-Feb-38	6.5000%	25,000.00
PIBD2039A232	24-Jan-19		24-Jan-39	6.7500%	31,504.00
PIBD2039A232	13-Jun-19	*	24-Jan-39	6.7500%	20,000.00
PIBD2039A232	01-Aug-19	*	24-Jan-39	6.7500%	20,000.00
PIBD2039A232	28-Nov-19	*	24-Jan-39	6.7500%	12,271.00
PIBD2041G241	15-Jul-21		15-Jul-41	5.1250%	16,799.00

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
PIBD2042K253	24-Nov-22		24-Nov-42	8.1250%	27,597.00
PIBD2042K253	19-Jan-23	*	24-Nov-42	8.1250%	49,000.00
PIBD2042K253	23-Mar-23	*	24-Nov-42	8.1250%	25,000.00
25 Years					437,121.41

PIBD2525K015	29-Nov-00		29-Nov-25	18.2500%	6,112.75
PIBD2530G029	28-Jul-05		28-Jul-30	12.5000%	5,665.24
TEBD2530G029	28-Jul-05		28-Jul-30	11.2500%	100.20
PIBD2531A032	26-Jan-06		26-Jan-31	11.2500%	11,044.89
TEBD2531A032	26-Jan-06		26-Jan-31	10.1250%	255.00
PIBD2531J042	05-Oct-06		05-Oct-31	9.3750%	6,175.06
PIBD2532K057	29-Nov-07		29-Nov-32	8.5000%	46,008.30
PIBD2534K062	05-Nov-09		05-Nov-34	9.2500%	28,054.60
PIBD2534K062	17-Nov-22	*	05-Nov-34	9.2500%	40,000.00
PIBD2534K062	09-Dec-22	*	05-Nov-34	9.2500%	35,000.00
PIBD2535I071	30-Sep-10		30-Sep-35	8.0000%	62,220.40
PIBD2535I071	27-Oct-22	*	30-Sep-35	8.0000%	26,139.00
PIBD2535I071	12-Jan-23	*	30-Sep-35	8.0000%	40,000.00
PIBD2535I071	02-Feb-23	*	30-Sep-35	8.0000%	35,000.00
PIBD2535I071	16-Mar-23	*	30-Sep-35	8.0000%	25,000.00
PIBD2536I097	29-Sep-11		29-Sep-36	7.6250%	32,186.37
PIBD2537H103	16-Aug-12		16-Aug-37	5.7500%	38,159.60
$6.582M Phil. Par Bond Redenominated into 28.5 years					97.05

PISD3025G011	15-Jul-96		06-Jan-25	12.8400%	97.05
Retail Treasury Bonds					3,245,360.02

PIID0324C115	09-Mar-21		09-Mar-24	2.3750%	463,321.67
PIID0524C129	12-Mar-19		12-Mar-24	6.2500%	235,916.44
PIID0525H130	12-Aug-20		12-Aug-25	2.6250%	516,340.79
PIID0527C159	04-Mar-22		04-Mar-27	4.8750%	457,798.87
PIID0527L140	02-Dec-21		02-Jun-27	4.6250%	360,025.37
PIID0528I160	07-Sep-22		07-Mar-28	5.7500%	420,448.62
PIID0528B176	22-Feb-23		22-Aug-28	6.1250%	283,763.66
PIID1026I057	20-Sep-16		20-Sep-26	3.5000%	100,125.71
PIID1526J019	20-Oct-11		20-Oct-26	6.2500%	53,270.55
PIID1527C023	01-Mar-12		01-Mar-27	5.3750%	42,534.69
PIID2032C014	01-Mar-12		01-Mar-32	5.8750%	132,682.04
PIID2537J015	24-Oct-12		24-Oct-37	6.1250%	179,131.62
Benchmark Bonds					1,089,747.55

PIBD1024H595	20-Aug-14		20-Aug-24	4.1250%	119,476.33
PIBD1025I608	09-Sep-15		09-Sep-25	3.6250%	121,479.52
PIBD1025I608	14-Jan-16	*	09-Sep-25	3.6250%	22,180.00
PIBD1025I608	25-Jun-20	*	09-Sep-25	3.6250%	30,000.00
PIBD1025I608	22-Oct-20	*	09-Sep-25	3.6250%	30,000.00
PIBD1025I608	19-Nov-20	*	09-Sep-25	3.6250%	35,000.00

Outstanding Treasury Bonds Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE/ RE-ISSUE* DATE		MATURITY DATE	COUPON RATE	FACE AMOUNT
PIBD1025I608	07-Jan-21	*	09-Sep-25	3.6250%	50,000.00
PIBD2031G171	19-Jul-11		19-Jul-31	8.0000%	255,837.15
PIBD2535L086	16-Dec-10		16-Dec-35	8.1250%	163,216.53
PIBD2535L086	28-Jul-22	*	16-Dec-35	8.1250%	45,000.00
PIBD2540I116	09-Sep-15		09-Sep-40	4.6250%	142,558.01
PIBD2540I116	03-Jun-21	*	09-Sep-40	4.6250%	40,000.00
PIBD2540I116	19-Aug-21	*	09-Sep-40	4.6250%	35,000.00
25 Years P50 B CB-BoL T/Bonds					50,000.00

PISD2543L027	20-Dec-18		20-Dec-43	Floating rate	50,000.00
Retail Dollar Bonds a/					90,284.37

RODB0526J014	08-Oct-21		08-Oct-26	1.3750%	63,102.75
RODB1031J014	08-Oct-21		08-Oct-31	2.2500%	27,181.62

a/	conversion rate used based on BSP reference rate

as of October 02, 2023 : 1US$/P =P56.660

*	reissue date

Outstanding Treasury Bills Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE DATE	MATURITY DATE	AVERAGE RATE	FACE AMOUNT
Total				537,206.30

91-day				126,554.00

PIBL0623D065	05-Jul-23	04-Oct-23	6.1500%	2,954.00
PH0000057135	05-Jul-23	04-Oct-23	6.1500%	5,000.00
PIBL0623D074	12-Jul-23	11-Oct-23	5.9730%	5,000.00
PH0000057127	12-Jul-23	11-Oct-23	5.9730%	5,000.00
PIBL0623D083	19-Jul-23	18-Oct-23	5.8840%	5,000.00
PH0000057119	19-Jul-23	18-Oct-23	5.8840%	5,000.00
PIBL1222J434	26-Jul-23	25-Oct-23	5.6110%	5,000.00
PH0000057101	26-Jul-23	25-Oct-23	5.6110%	5,000.00
PH0000057275	02-Aug-23	31-Oct-23	5.2240%	5,000.00
PH0000057283	02-Aug-23	31-Oct-23	5.2240%	5,000.00
PIBL1222K450	09-Aug-23	08-Nov-23	5.5980%	3,600.00
PH0000057291	09-Aug-23	08-Nov-23	5.5980%	5,000.00
PIBL1222K469	16-Aug-23	15-Nov-23	5.7040%	5,000.00
PH0000057341	16-Aug-23	15-Nov-23	5.7040%	5,000.00
PIBL1222K478	23-Aug-23	22-Nov-23	5.6710%	5,000.00
PH0000057358	23-Aug-23	22-Nov-23	5.6710%	5,000.00
PIBL1222K487	30-Aug-23	29-Nov-23	5.5730%	5,000.00
PH0000057366	30-Aug-23	29-Nov-23	5.5730%	5,000.00
PIBL0623F107	06-Sep-23	06-Dec-23	5.5520%	5,000.00
PH0000057481	06-Sep-23	06-Dec-23	5.5520%	5,000.00
PH0000056871	13-Sep-23	13-Dec-23	5.5750%	5,000.00
PH0000057499	13-Sep-23	13-Dec-23	5.5750%	5,000.00
PH0000056962	20-Sep-23	20-Dec-23	5.5520%	5,000.00
PH0000057507	20-Sep-23	20-Dec-23	5.5520%	5,000.00
PH0000056996	27-Sep-23	27-Dec-23	5.5950%	5,000.00
PH0000057465	27-Sep-23	27-Dec-23	5.5950%	5,000.00
182-day				167,337.00

PIBL0623D065	05-Apr-23	04-Oct-23	5.6740%	2,800.00
PIBL0623D074	12-Apr-23	11-Oct-23	5.7000%	4,300.00
PIBL0623D083	19-Apr-23	18-Oct-23	5.8120%	3,450.00
PIBL1222J434	26-Apr-23	25-Oct-23	5.9930%	3,236.00
PIBL1222K450	10-May-23	08-Nov-23	6.1090%	3,030.00
PIBL1222K469	17-May-23	15-Nov-23	5.9910%	5,000.00
PIBL1222K478	24-May-23	22-Nov-23	5.8980%	5,000.00
PIBL1222K487	31-May-23	29-Nov-23	5.8790%	5,000.00
PIBL0623F107	07-Jun-23	06-Dec-23	5.8910%	5,000.00

Outstanding Treasury Bills Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE DATE	MATURITY DATE	AVERAGE RATE	FACE AMOUNT
PISB0623F021	07-Jun-23	06-Dec-23	5.8910%	30,000.00
PH0000056871	14-Jun-23	13-Dec-23	5.9780%	5,000.00
PH0000056962	21-Jun-23	20-Dec-23	6.0810%	2,901.00
PH0000056996	27-Jun-23	27-Dec-23	6.1440%	2,970.00
PIBL1223A011	05-Jul-23	03-Jan-24	6.2660%	2,670.00
PIBL1223A020	12-Jul-23	10-Jan-24	6.2660%	5,000.00
PIBL1223A039	19-Jul-23	17-Jan-24	6.0950%	5,000.00
PIBL1223A048	26-Jul-23	24-Jan-24	5.8230%	5,000.00
PIBL1223B056	02-Aug-23	31-Jan-24	5.7890%	5,000.00
PIBL1223B065	09-Aug-23	07-Feb-24	5.9900%	3,150.00
PIBL1223B074	16-Aug-23	14-Feb-24	5.9450%	3,830.00
PIBL1223B083	23-Aug-23	21-Feb-24	5.9860%	5,000.00
PIBL1223C091	30-Aug-23	28-Feb-24	5.9930%	5,000.00
PIBL1223C108	06-Sep-23	06-Mar-24	5.9660%	5,000.00
PH0000057531	06-Sep-23	06-Mar-24	5.9660%	30,000.00
PIBL1223C117	13-Sep-23	13-Mar-24	5.9600%	5,000.00
PIBL1223C126	20-Sep-23	20-Mar-24	5.9390%	5,000.00
PIBL1223C135	27-Sep-23	27-Mar-24	5.9680%	5,000.00
364-day				243,315.30

PIBL1222J434	26-Oct-22	25-Oct-23	4.8750%	2,049.00
PIBL1222K450	09-Nov-22	08-Nov-23	5.0000%	2,100.00
PIBL1222K469	16-Nov-22	15-Nov-23	5.1000%	1,400.00
PIBL1222K478	23-Nov-22	22-Nov-23	5.1420%	2,300.00
PIBL1222K487	29-Nov-22	29-Nov-23	5.1500%	2,520.00
PIBL1223A011	04-Jan-23	03-Jan-24	5.2400%	3,650.00
PIBL1223A020	11-Jan-23	10-Jan-24	5.3930%	4,750.00
PIBL1223A039	18-Jan-23	17-Jan-24	5.4480%	5,000.00
PIBL1223A048	25-Jan-23	24-Jan-24	5.4280%	5,000.00
PIBL1223B056	01-Feb-23	31-Jan-24	5.3540%	5,000.00
PIBL1223B065	08-Feb-23	07-Feb-24	5.2920%	5,000.00
PISB1223B014	08-Feb-23	07-Feb-24	5.2920%	24,568.30
PIBL1223B074	15-Feb-23	14-Feb-24	5.2980%	5,000.00
PIBL1223B083	22-Feb-23	21-Feb-24	5.4550%	5,000.00
PIBL1223C091	01-Mar-23	28-Feb-24	5.5770%	5,000.00
PIBL1223C108	08-Mar-23	06-Mar-24	5.7070%	5,000.00
PIBL1223C117	15-Mar-23	13-Mar-24	5.7170%	5,000.00
PIBL1223C126	22-Mar-23	20-Mar-24	5.8640%	4,405.00
PIBL1223C135	29-Mar-23	27-Mar-24	5.9870%	5,000.00
PIBL1223D143	05-Apr-23	03-Apr-24	5.9770%	5,000.00
PIBL1223D152	12-Apr-23	10-Apr-24	5.9910%	5,000.00
PIBL1223D161	19-Apr-23	17-Apr-24	6.0730%	4,225.00
PIBL1223D170	26-Apr-23	24-Apr-24	6.2090%	4,729.00
PIBL1223E188	03-May-23	01-May-24	6.2470%	5,000.00
PIBL1223E197	10-May-23	08-May-24	6.2110%	5,000.00
PIBL1223E204	17-May-23	15-May-24	6.0280%	5,000.00
PIBL1223E213	24-May-23	22-May-24	5.9450%	5,000.00
PIBL1223E222	31-May-23	29-May-24	5.9480%	5,000.00
PIBL1223F230	07-Jun-23	05-Jun-24	5.9800%	5,000.00

Outstanding Treasury Bills Issued by the Nat’l. Government

As of September 30, 2023

In Million Pesos

ISIN	ISSUE DATE	MATURITY DATE	AVERAGE RATE	FACE AMOUNT
PH0000056947	14-Jun-23	11-Jun-24	6.0620%	5,000.00
PH0000056970	21-Jun-23	19-Jun-24	6.1660%	2,641.00
PH0000057002	27-Jun-23	26-Jun-24	6.2190%	2,611.00
PH0000057069	05-Jul-23	03-Jul-24	6.2860%	3,595.00
PH0000057077	12-Jul-23	10-Jul-24	6.3390%	4,417.00
PH0000057085	19-Jul-23	17-Jul-24	6.2256%	5,000.00
PH0000057093	26-Jul-23	24-Jul-24	6.1840%	5,000.00
PH0000057259	02-Aug-23	31-Jul-24	6.2100%	5,000.00
PH0000057267	09-Aug-23	07-Aug-24	6.2940%	5,000.00
PH0000057309	09-Aug-23	07-Aug-24	6.2940%	25,000.00
PH0000057317	16-Aug-23	14-Aug-24	6.3250%	3,355.00
PH0000057325	23-Aug-23	21-Aug-24	6.3340%	5,000.00
PH0000057333	30-Aug-23	28-Aug-24	6.2970%	5,000.00
PH0000057424	06-Sep-23	04-Sep-24	6.1980%	5,000.00
PH0000057432	13-Sep-23	11-Sep-24	6.1900%	5,000.00
PH0000056962	20-Sep-23	18-Sep-24	6.0730%	5,000.00
PH0000057457	27-Sep-23	27-Sep-24	6.1190%	5,000.00

DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES (OTHER THAN SECURITIES) 1/

AS OF 30 SEPTEMBER 2023

	INTEREST			INTEREST RATE + SPREAD (per annum)	DATE CONTRACTED	DATE OF MATURITY	ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
	RATE BASIS	SPREAD	RATE				(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
TOTAL									156,295,719.74	2,758,484.29

	I. NATIONAL GOVERNMENT DIRECT DOMESTIC DEBT								156,295,719.74	2,758,484.29

	PHILIPPINE PESO								156,295,719.74	2,758,484.29

	INTEREST FREE				1953	Upon Demand			79,145,577.96	1,396,851.01
	INTEREST FREE				1953	Upon Demand			48,146,311.86	849,740.77
	INTEREST FREE				1953	Upon Demand			29,003,829.92	511,892.52

1/	Excludes government securities and debt guaranteed by the Republic
2/	Original currencies converted using BSP reference rate prevailing on 2 October 2023

GUARANTEED DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES (OTHER THAN SECURITIES) 1/

AS OF 30 SEPTEMBER 2023

	INTEREST			INTEREST RATE + SPREAD (per annum)	DATE CONTRACTED	DATE OF MATURITY		ORIGINAL AMOUNT CONTRACTED		OUTSTANDING BALANCE
	RATE BASIS	SPREAD	RATE					(IN ORIG. CURR)	(IN US DOLLAR) 1/	(IN ORIG. CURR)	(IN US DOLLAR) 1/
TOTAL								322,219,820,000.00	5,686,901,164.84	191,892,844,125.45	3,386,535,374.01

	I. NG-GUARANTEED DOMESTIC DEBT							322,000,000,000.00	5,683,021,531.94	191,756,774,750.67	3,384,341,241.63

	PHILIPPINE PESO							322,000,000,000.00	5,683,021,531.94	191,756,774,750.67	3,384,341,241.63

	FLOATING			0.500	2017	2025	PHP	30,000,000,000.00	529,474,055.77	11,600,000,000.00	204,729,968.23
	FLOATING			0.400	2018	2026	PHP	30,000,000,000.00	529,474,055.77	18,500,000,000.00	326,509,001.06
	FIXED			2.747	2020	2025	PHP	43,000,000,000.00	758,912,813.27	29,240,000,000.00	516,060,713.03
	FIXED			2.000	2021	2026	PHP	48,000,000,000.00	847,158,489.23	37,440,000,000.00	660,783,621.60
	FLOATING			2.250	2022	2026	PHP	53,000,000,000.00	935,404,165.20	47,700,000,000.00	841,863,748.68
	FLOATING			6.250	2023	2026	PHP	43,000,000,000.00	758,912,813.27	23,000,000,000.00	405,930,109.42
	FLOATING			3 Months PDST-F + 1.00%	2009	2024	PHP	75,000,000,000.00	1,323,685,139.43	13,847,836,861.63	244,402,344.89
	FIXED			4.000			PHP			10,428,937,889.04	184,061,734.72
	II. NG-GUARANTEED DOMESTIC LIABILITIES ASSUMED PER PROC. 50							219,820,000.00	3,879,632.90	136,069,374.78	2,194,132.38

	PHILIPPINE PESO							219,820,000.00	3,879,632.90	136,069,374.78	2,194,132.38

	INTEREST FREE				1986	Upon Demand	PHP	6,830,000.00	120,543.59	6,826,408.78	120,480.21
	INTEREST FREE				1986	Upon Demand	PHP	30,000,000.00	529,474.06	30,000,000.00	529,474.06
	INTEREST FREE				1986	Upon Demand	PHP	12,340,000.00	217,790.33	12,344,259.00	217,865.50
	INTEREST FREE				1986	Upon Demand	PHP	17,410,000.00	307,271.44	17,411,986.00	57,996.40
	INTEREST FREE				1986	Upon Demand	PHP	35,440,000.00	625,485.35	14,523,999.00	256,336.02
	INTEREST FREE				1986	Upon Demand	PHP	6,620,000.00	116,837.27	6,622,014.00	116,872.82
	INTEREST FREE				1986	Upon Demand	PHP	6,260,000.00	110,483.59	6,264,525.00	110,563.45
	INTEREST FREE				1986	Upon Demand	PHP	5,200,000.00	91,775.50	5,200,323.00	91,781.20
	INTEREST FREE				1986	Upon Demand	PHP	3,440,000.00	60,713.03	3,442,320.00	60,753.97
	INTEREST FREE				1986	Upon Demand	PHP	1,120,000.00	19,767.03	1,121,733.00	19,797.62
	INTEREST FREE				1986	Upon Demand	PHP	19,190,000.00	338,686.90	19,186,222.00	338,620.23
	INTEREST FREE				1986	Upon Demand	PHP	31,970,000.00	564,242.85	910,000.00	57,996.40
	INTEREST FREE				1986	Upon Demand	PHP	32,300,000.00	570,067.07	4,710,883.00	83,143.01
	INTEREST FREE				1986	Upon Demand	PHP	7,690,000.00	135,721.85	3,490,677.00	61,607.43
	INTEREST FREE				1986	Upon Demand	PHP	4,010,000.00	70,773.03	4,014,025.00	70,844.07

1/	Excludes securities issued by GOCCs
2/	Original currencies converted using BSP reference rate prevailing on 2 October 2023